Form 10KSB40, Exhibit 13
period 1998-06-30
HOME LOAN FINANCIAL CORP
filed 1998-09-28
CIK 1050894

                                                                      Exhibit 13

                         HOME LOAN FINANCIAL CORPORATION
                                 Coshocton, Ohio

                                  ANNUAL REPORT
                                  June 30, 1998

                         HOME LOAN FINANCIAL CORPORATION
                                 Coshocton, Ohio

                                  ANNUAL REPORT
                                  June 30, 1998











                                    CONTENTS






LETTER TO SHAREHOLDERS...................................................   2

BUSINESS OF HOME LOAN FINANCIAL CORPORATION..............................   3

MARKET PRICE OF THE CORPORATION'S COMMON SHARES AND
  RELATED SHAREHOLDER MATTERS............................................   3

SELECTED CONSOLIDATED FINANCIAL INFORMATION AND
  OTHER DATA.............................................................   5

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS....................................   7

REPORT OF INDEPENDENT AUDITORS ..........................................  20

CONSOLIDATED FINANCIAL STATEMENTS

      Consolidated Balance Sheets .......................................  21

      Consolidated Statements of Income .................................  22

      Consolidated Statements of Shareholders' Equity ...................  23

      Consolidated Statements of Cash Flows .............................  24

      Notes to Consolidated Financial Statements ........................  25

SHAREHOLDER INFORMATION..................................................  40

CORPORATE INFORMATION....................................................  41

     Dear Shareholder:

     On behalf of your directors, officers and employees, it is indeed a pleasure to present our first annual report as a public company. On March 25, 1998, The Home Loan Savings Bank converted from a state-chartered mutual savings and loan to a state-chartered stock savings and loan. In connection with the conversion, Home Loan Financial Corporation was incorporated to become the holding company for The Home Loan Savings Bank and sold 2,248,250 shares at $10 per share in the conversion offering.

     Although our 1998 fiscal year results reflect only one quarter of operations as a stock company, it was a very good year for our Corporation. Net income was $918,928 for fiscal 1998, an increase of approximately $151,500 over fiscal 1997 (adjusting the 1997 results for the effects of the one-time SAIF assessment). We ended the 1998 fiscal year with total assets of $81.9 million compared to $60.4 million for fiscal year end 1997. This increase is primarily a result of the conversion. We begin the 1999 fiscal year with an asset base that is 36% larger than July 1, 1997. Our principal focus in 1999 will be to use our increased asset base to enhance shareholder value and build for the future.

     We recognize that the key to our success as a community bank is the personal relationships that we maintain with our customers. Our customers look to us to handle their transactions in a timely, confidential and accurate fashion. Our success is driven by a dedicated staff of officers and employees as well as our commitment to participate in and support numerous community events.

     On behalf of the Board of Directors, thank you for your support and your investment in Home Loan Financial Corporation.

     SINCERELY,




     Robert C. Hamilton
     Chairman of the Board and President

BUSINESS OF HOME LOAN FINANCIAL CORPORATION

Home Loan Financial Corporation ("Corporation"), a unitary thrift holding company incorporated under the laws of the State of Ohio, owns all of the issued and outstanding common shares of The Home Loan Savings Bank ("Bank"), a savings and loan association incorporated under the laws of the State of Ohio. On March 25, 1998, the Corporation acquired all of the common shares issued by the Bank upon its conversion from a mutual savings and loan association to a stock savings and loan association ("Conversion"). The Corporation's activities have been limited primarily to holding the common shares of the Bank.

Serving the Coshocton, Ohio area since 1882, the Bank conducts business from its main office at 401 Main Street and a full-service branch office at 590 Walnut Street. Both banking facilities are located in Coshocton, Ohio. The principal business of the Bank is the origination of permanent mortgage loans secured by first mortgages on one- to four-family residential real estate located in Coshocton County, Ohio, the Bank's primary market area. The Bank also originates a limited number of loans for the construction of one- to four-family residences and permanent mortgage loans secured by multifamily and nonresidential real estate in its primary market area. In addition to real estate lending, the Bank originates commercial loans and various types of consumer credits, including home improvement loans, education loans, loans secured by savings accounts, motor vehicle loans, unsecured loans and credit cards. For liquidity and interest rate risk management purposes, the Bank invests in interest-bearing deposits in other financial institutions, U.S. Treasury securities and other investments permitted by applicable law. Funds for lending and other investment activities are obtained primarily from savings deposits, which are insured up to applicable limits by the Federal Deposit Insurance Corporation ("FDIC") in the Savings Association Insurance Fund ("SAIF"), principal repayments on loans and maturities of securities.

As a savings and loan holding company, the Corporation is subject to regulation, examination and oversight by the Office of Thrift Supervision of the United States Department of the Treasury ("OTS"). As a savings and loan association incorporated under the laws of the State of Ohio, the Bank is subject to regulation, examination and oversight by the OTS and the State of Ohio Division of Financial Institutions. The Bank is also subject to general oversight by the FDIC. Because the Corporation and the Bank are corporations organized under Ohio law, they are also subject to the provisions of the Ohio Revised Code generally applicable to corporations. The Bank is also a member of the Federal Home Loan Bank of Cincinnati ("FHLB").


MARKET PRICE OF THE CORPORATION'S COMMON SHARES AND
  RELATED SHAREHOLDER MATTERS

The Corporation had 2,248,250 common shares outstanding on August 21, 1998, held of record by approximately 740 shareholders. Price information with respect to the Corporation's common shares is quoted on The Nasdaq National Market. The high and low trading prices for the common shares of the Corporation from March 25, 1998, the date of formation, to June 30, 1998, as quoted by The Nasdaq Stock Market, Inc., and cash dividends paid by quarter are shown below.


QUARTER ENDED

                                              MARCH 31,        JUNE 30,
                                                1998             1998
                                               ------           ------

              High                        $     15.750       $   16.750
              Low                               15.375           14.000
              Cash Dividends                        --               --


OTS regulations impose various restrictions on the ability of associations to make capital distributions, according to ratings of associations based on their capital level and supervisory condition. Capital distributions, for purposes of such regulations, include, without limitation, payments of cash dividends, repurchases and certain other acquisitions by an association of its shares and payments to stockholders of another association in an acquisition of such other association.

For purposes of the capital distribution regulations, each institution is categorized into one of three tiers. The first rating category is Tier 1, consisting of associations that, before and after the proposed capital distribution, meet their fully phased-in capital requirement. Associations in this category may make capital distributions during any calendar year equal to the greater of (i) 100% of net income to date during the calendar year plus 50% of the amount by which the lesser of the association's tangible, core or risk-based capital exceeds its fully phased-in capital requirement for such capital component, as measured at the beginning of the calendar year, or (ii) 75% of its net income over the most recent four quarter period. The second category, Tier 2, consists of associations that, before and after the proposed capital distribution, meet their current minimum, but not fully phased-in, capital requirement. Associations in this category may make capital distributions up to 75% of their net income over the most recent four quarters. Tier 3 associations do not meet their current minimum capital requirement and must obtain OTS approval of any capital distribution. A Tier 1 association deemed to be in need of more than normal supervision by the OTS may be treated as a Tier 2 or a Tier 3 association. The Bank currently meets all of its capital requirements and the OTS has not determined that the Bank is an institution requiring more than normal supervision.

The Bank is also prohibited from declaring or paying any dividends or from repurchasing any of its stock if, as a result, the net worth of the Bank would be reduced below the amount required to be maintained for the Liquidation Account (the account established for the purpose of granting a limited priority claim on the assets of the Bank in the event of complete liquidation to those members of the Bank before the Conversion who maintain a savings account at the Bank after the Conversion). As a subsidiary of the Corporation, the Bank will be required to give the OTS 30 days notice before declaring any dividend. The OTS may object to the dividend during that 30 day period based on safety and soundness concerns. Moreover, the OTS may prohibit any capital distribution otherwise permitted by regulation if the OTS determines that such distribution would constitute an unsafe or unsound practice.



SELECTED CONSOLIDATED FINANCIAL INFORMATION AND OTHER DATA

The following tables set forth certain information concerning the consolidated financial condition, earnings and other data regarding the Corporation at the dates and for the periods indicated. Because the conversion was completed on March 25, 1998, information for the years prior to the 1998 fiscal year end is for the Bank.


Selected Financial Condition                                            At June 30,
----------------------------             --------------------------------------------------------------------------
  and Other Data:                             1998          1997            1996            1995           1994
  --------------                         ------------   -------------    -----------   ------------    ------------
                                                                (Dollars in thousands)
Total amount of:
     Assets                              $     81,915   $      60,401   $     55,366   $     49,102    $     48,255
     Cash and cash equivalents                  7,657           4,681          5,723          2,559           3,023
     Interest-bearing time deposits             2,037              39             41             --              --
     Securities available for sale             14,019           5,004          1,743            753              --
     Securities held to maturity                   --              --          2,252          5,498           8,243
     FHLB stock                                   393             366            341            318             295
     Loans, net (1)                            56,824          49,300         44,294         39,156          35,782
     Deposits                                  48,538          49,235         44,884         39,543          39,558
     Federal Home Loan Bank
       advances                                 1,000              --             --             --              --
     Shareholders' equity (2)                  31,565          10,370          9,768          9,005           8,268
Number of  full-service offices                     2               2              2              2               2



                                                                    Year ended June 30,
                                         --------------------------------------------------------------------------
Selected Operations Data:                     1998          1997            1996            1995           1994
------------------------                 ------------   -------------    -----------   ------------    ------------
                                                                (Dollars in thousands)

INTEREST AND DIVIDEND INCOME             $      5,372   $       4,609   $      4,259   $      3,696    $      3,353

Interest expense                                2,108           1,931          1,703          1,331           1,135
                                         ------------   -------------   ------------   ------------    ------------
Net interest income                             3,264           2,678          2,556          2,365           2,218
Provision for loan losses                         120               6             --              2              13
                                         ------------   -------------   ------------   ------------    ------------
NET INTEREST INCOME AFTER

  provision for loan losses                     3,144           2,672          2,556          2,363           2,205


Noninterest income                                176             175            165            149             162
Noninterest expense                             1,929           1,943          1,532          1,418           1,321
                                         ------------   -------------   ------------   ------------    ------------
Income before income taxes                      1,391             904          1,189          1,094           1,046
Income tax expense                                472             309            419            378             367
Cumulative effect of change in
  accounting principle                             --              --             --             --              58
                                         ------------   -------------   ------------   ------------    ------------
Net income                               $        919   $         595   $        770   $        716    $        737
                                         ============   =============   ============   ============    ============

Earnings per share - basic and
  diluted (3)                            $        .15
                                         ============
Dividends per share                      $         --
                                         ============


                                                             At or for the year ended June 30,
                                         ----------------------------------------------------------------------
Selected Financial Ratios and                 1998          1997            1996            1995           1994
-----------------------------            ------------   -------------    -----------   ------------    --------
  Other Data:
  ----------

Performance Ratios:
     Return on assets (ratio of net
       income to average total assets)         1.37%         1.04%           1.47%           1.47%         1.55%
     Return on equity (ratio of net
       income to average equity) (2)           5.40          5.94            8.20            8.32          9.33
     Interest rate spread (4)                  4.05          4.25            4.45            4.52          4.46
     Net interest margin (5)                   5.09          4.88            5.10            5.04          4.87
     Noninterest expense to average
       assets                                  2.89          3.39            2.93            2.91          2.78
     Efficiency ratio                         56.09         68.09           56.30           56.41         55.52
     Net interest income to
       noninterest expense                   169.14        137.86          166.82          166.78        167.83
     Average interest-earning assets
       to average interest-bearing
       liabilities                             1.32x         1.18x           1.19x           1.18x         1.16x

Capital Ratios:
     Average equity to average
       assets (2)                             25.51%        17.51%          17.95%          17.67%        16.64%
     Shareholders' equity to total
       assets at end of period (2)            38.53         17.17           17.64           18.34         17.13

Asset Quality Ratios and Other Data:
     Nonperforming assets to average
       assets (6)                              0.37          0.06            0.17            0.03          0.06
     Nonperforming assets to total
       assets at end of period (6)             0.30          0.05            0.16            0.03          0.06
     Nonperforming loans to gross
       loans (7)                               0.43          0.07            0.20            0.04          0.08
     Allowance for loan losses to
       gross loans (7)                         0.39          0.24            0.26            0.30          0.34
     Allowance for loan losses to
       nonperforming loans                    91.23        361.27          133.54          734.46        431.09
     Net charge-offs to
       average loans                           0.03          0.01              --            0.02            --
     Amount of nonperforming loans       $  245,000     $  33,000        $ 88,000       $  16,000      $ 28,000
     Amount of nonperforming assets         245,000        33,000          88,000          16,000        28,000

----------

(1)  Loans are shown net of loans in process, net deferred loan fees and costs and the allowance for loan losses.
(2)  Consists solely of retained earnings, unrealized gain (loss) on securities available for sale and excess of additional pension liability over unrecognized prior service cost before June 30, 1998.
(3)  Earnings and dividends per share are not applicable for any of the periods presented before June 30, 1998.
     Earnings per share for 1998 was computed based on net income of the Corporation since its stock issuance on
     March 25, 1998.
(4)  The interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(5)  The net interest margin represents net interest income as a percent of average interest-earning assets.
(6)  Nonperforming assets consist of nonperforming loans and foreclosed assets. Nonperforming loans consist of all accruing loans 90 days or more past due and all nonaccrual loans.
(7)  Gross loans are stated at the unpaid principal balances.


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS

GENERAL

The following is management's analysis of the Corporation's financial condition and results of operations as of and for the year ended June 30, 1998, compared to prior years. This discussion is designed to provide a more comprehensive review of the operating results and financial position than could be obtained from an examination of the financial statements alone. This analysis should be read in conjunction with the consolidated financial statements and related footnotes and the selected financial data included elsewhere in this report.

The Conversion was consummated on March 25, 1998. A total of 2,248,250 common shares of the Corporation were sold at $10.00 per share and net proceeds from the sale were $21,880,273 after deducting the costs of conversion. The Corporation retained 50% of the net proceeds from the sale of common shares. The remainder of the net proceeds was invested in the capital stock issued by the Bank to the Corporation in connection with the Conversion.

FORWARD LOOKING STATEMENTS

When used in this discussion or future filings by the Corporation with the Securities and Exchange Commission, or other public or shareholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "believe" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The Corporation wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made, and to advise readers that various factors, including regional and national economic conditions, changes in levels of market interest rates, credit risks of lending activities and competitive and regulatory factors, could affect the Corporation's financial performance and could cause the Corporation's actual results for future periods to differ materially from those anticipated or projected.

The Corporation is not aware of any trends, events or uncertainties that will have or are reasonably likely to have a material effect on its liquidity, capital resources or operations except as discussed herein. The Corporation is not aware of any current recommendations by regulatory authorities that would have such effect if implemented.

The Corporation does not undertake, and specifically disclaims, any obligation to publicly release the result of any revisions which may be made to any forward-looking statements to reflect occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

FINANCIAL CONDITION

Total assets at June 30, 1998 were $81.9 million compared to $60.4 million at June 30, 1997, an increase of $21.5 million, or 35.6%. The increase in total assets was primarily the result of cash received from the Conversion. A large portion of the proceeds from the conversion were invested in U.S. Treasury and U.S. Government agency securities with relatively short-term maturities. As a result, securities available for sale increased from $5.0 million at June 30, 1997 to $14.0 million at June 30, 1998, an increase of $9.0 million. Management's strategy emphasized investment in securities guaranteed by the U.S. Government and its agencies to mitigate credit risk. The investment strategy also included selecting securities maturing within the next five years with the majority maturing within one year to provide a cash flow stream to fund future loan demand, operations or for reinvestment at a later date. A portion of the Conversion proceeds were invested in federal funds sold, which increased from $1.5 million at June 30, 1997 to $4.8 million at June 30, 1998, and interest-bearing time deposits, which increased by $2.0 million from June 30, 1997. The increase in these asset categories is also part of management's strategy to have the liquidity to fund future loan demand and operations.

Loan growth, which totaled $7.5 million, consisted primarily of one- to four-family residential real estate loans, which increased $4.4 million, home equity loans, which increased $0.8 million, nonresidential real estate loans which increased $1.1 million, and consumer and other loans, which increased $1.3 million. These increases reflect a stable local economy coupled with the interest rate environment during the period. The largest change in the consumer loan portfolio between June 30, 1997 and June 30, 1998 was in automobile and other loans which both increased by $0.5 million. Consumer and other loans represented 18.5% and 19.0% of gross loans at June 30, 1998 and 1997.

Total deposits decreased $0.7 million from $49.2 million at June 30, 1997 to $48.5 million at June 30, 1998. The Corporation experienced a decrease in certificates of deposit of $3.1 million partially offset by a $2.7 million increase in negotiable order of withdrawal ("NOW") accounts, money market accounts and noninterest-bearing demand deposit accounts. The shift between deposit categories resulted from the Corporation being more interest-rate competitive for money market accounts and less interest-rate competitive for certificates of deposit compared to the local market. In addition, customers used funds from certificates of deposit to purchase shares of the Corporation. Generating deposit growth was a lower priority for the Corporation with the expected influx of funds from the Conversion. The certificates of deposit portfolio as a percent of total deposits decreased from 59.3% at June 30, 1997 to 53.8% at June 30, 1998. Almost all certificates of deposit held by the Bank mature in less than three years with the majority maturing in the next year.

Borrowed funds totaled $1.0 million at June 30, 1998 while no borrowings were outstanding at June 30, 1997. The Bank borrowed $1.0 million under a ten year advance from the FHLB to reduce the interest rate risk exposure of originating fixed rate loans. The advance has a fixed rate for a minimum of five years convertible to an adjustable rate after the fifth year at the option of the FHLB. If the convertible option is exercised, the advance may be prepaid at any time without penalty.

The Bank maintains a $5 million cash management arrangement with the FHLB as an additional source of liquidity. Advances are variable rate and can be prepaid at any time without penalty. No advances were outstanding at June 30, 1998 or June 30, 1997 under this line of credit. Additional advances may be obtained from the FHLB to fund future loan growth and leverage excess capital as needed.

RESULTS OF OPERATIONS

The operating results of the Corporation are affected by general economic conditions, the monetary and fiscal policies of federal agencies and the regulatory policies of agencies that regulate financial institutions. The Corporation's cost of funds is influenced by interest rates on competing investments and general market rates of interest. Lending activities are influenced by the demand for real estate loans and other types of loans, which in turn is affected by the interest rates at which such loans are made, general economic conditions and the availability of funds for lending activities.

The Corporation's net income primarily depends upon its net interest income, which is the difference between the interest income earned on interest-earning assets, such as loans and securities, and interest expense incurred on interest-bearing liabilities, such as deposits and borrowings. The level of net interest income is dependent upon the interest rate environment and the volume and composition of interest-earning assets and interest-bearing liabilities. Net income is also affected by provisions for loan losses, service charges, gains on the sale of assets, other income, noninterest expense and income taxes.

COMPARISON OF RESULTS OF OPERATIONS FOR THE YEAR ENDED JUNE 30, 1998 AND JUNE 30, 1997

NET INCOME. The Corporation's net income for the year ended June 30, 1998 was $919,000 compared to $595,000 for the year ended June 30, 1997 an increase of $324,000, or 54.5%. The increase in net income was the result of an increase in net interest income and a reduction in SAIF deposit insurance premiums partially offset by increases in the provision for loan losses and salaries and employee benefits.

NET INTEREST INCOME. Net interest income totaled $3,264,000 for the year ended June 30, 1998 compared to $2,678,000 for the year ended June 30, 1997, an increase of $586,000, or 21.9%. The change in net interest income is attributable to an increase in the ratio of average interest-earning assets to average interest-bearing liabilities partially offset by a decrease in the interest rate spread.

Interest and fees on loans increased $582,000, or 14.0%, from $4,163,000 for the year ended June 30, 1997 to $4,745,000 for the year ended June 30, 1998. The increase in interest income was due to a combination of a higher average balance of loans and an increase in the average yield earned on loans.

Interest earned on securities totaled $390,000 for the year ended June 30, 1998 compared to $265,000 for the year ended June 30, 1997. The increase was a result of higher average balances of securities partially offset by a decrease in the average yield earned.

Dividends on FHLB stock increased slightly over the comparable periods due to an increase in the number of shares of FHLB stock owned combined with an increase in the dividend rate paid by the FHLB.

Interest on interest-bearing deposits and federal funds sold increased $52,000 for the year ended June 30, 1998 compared to the year ended June 30, 1997. This increase was the result of higher average balances of interest-bearing deposits and federal funds sold partially offset by a decrease in the average yield earned.


Interest paid on deposits increased $161,000 for the year ended June 30, 1998 compared to the year ended June 30, 1997. The increase in interest expense was due to an increase in the cost of funds combined with an increase in the average balance of deposits.

Interest on FHLB advances totaled $16,000 for the year ended June 30, 1998. The Corporation borrowed funds for the first time from the FHLB during fiscal 1998. These borrowings were used as a source of short-term liquidity to provide funding for loan demand before the consummation of the Conversion. The Corporation also borrowed $1.0 million on a ten-year advance at the end of fiscal 1998 to reduce the interest rate risk of originating fixed rate loans. The annual interest expense related to this advance, assuming no principal repayment, will be $57,000 during the first five years in which the interest rate is fixed at 5.66%.

PROVISION FOR LOAN LOSSES. The Corporation maintains an allowance for loan losses in an amount that, in management's judgment, is adequate to absorb reasonably foreseeable losses inherent in the loan portfolio. While management utilizes its best judgment and information available, the ultimate adequacy of the allowance is dependent upon a variety of factors, including the performance of the Corporation's loan portfolio, the economy, changes in real estate values and interest rates and the view of the regulatory authorities toward loan classifications. The provision for loan losses is determined by management as the amount to be added to the allowance for loan losses after net charge-offs have been deducted to bring the allowance to a level which is considered adequate to absorb losses inherent in the loan portfolio. The amount of the provision is based on management's quarterly review of the loan portfolio and consideration of such factors as historical loss experience, general prevailing economic conditions, changes in the size and composition of the loan portfolio and specific borrower considerations, including the ability of the borrower to repay the loan and the estimated value of the underlying collateral.

The provision for loan losses for the year ended June 30, 1998 totaled $120,000 compared to $6,000 for the year ended June 30, 1997, an increase of $114,000. Management increased the allowance for loan losses due to growth of the total loan portfolio, an increase in nonresidential real estate and consumer loans and management's decision to raise the nonspecific percentage allocation for nonresidential real estate loans. Previously, the same percentage allocation was used for nonspecific reserves on nonresidential and residential real estate loans. The allowance for loan losses totaled $223,000, or 0.39% of gross loans, at June 30, 1998, compared to $119,000, or 0.24% of gross loans, at June 30, 1997. The Corporation has not experienced significant charge-offs in any of the periods presented. The Corporation's low charge-off history is the product of a variety of factors, including the Corporation's underwriting guidelines, which generally require a loan-to-value or projected completed value ratio of 80% for purchase or construction of one- to four-family residential properties and 75% for commercial real estate and land loans, established income information and defined ratios of debt to income.


NONINTEREST INCOME. Noninterest income includes service fees and other miscellaneous income. For the year ended June 30, 1998, noninterest income totaled $177,000 compared to $175,000 for the year ended June 30, 1997.


NONINTEREST EXPENSE. Noninterest expense decreased $14,000, or 0.7%, for the year ended June 30, 1998 compared to the year ended June 30, 1997. The decrease in noninterest expense was due to a decrease in federal deposit insurance premiums which was almost entirely offset by an increase in salaries and employee benefits.

Federal deposit insurance was $30,000 for the year ended June 30, 1998 compared to $321,000 for the year ended June 30, 1997. Included in the year ended June 30, 1997 was a special deposit insurance assessment of $261,000 resulting from legislation that was enacted into law on September 30, 1996 to recapitalize the SAIF. The SAIF was below the level required by law because a significant portion of the assessments paid into the SAIF by thrifts, like the Bank, were used to pay the cost of prior thrift failures. The legislation called for a one-time assessment of $.657 for each $100 in deposits held as of March 31, 1995. As a result of the recapitalization of the SAIF, the disparity between Bank and thrift insurance assessments was reduced. Thrifts had been paying assessments of $.23 per $100 of deposits, which, for most thrifts, was reduced to $.064 per $100 in deposits in January 1997 and will be reduced to $.024 per $100 in deposits no later than January 2000.

Salaries and employee benefits expense increased $279,000, or 31.4%. The increase is the result of normal annual merit increases, the addition of new employees and the added expense of the Corporation's employee stock ownership plan (ESOP), which totaled $188,000.

INCOME TAX EXPENSE. The volatility of income tax expense is primarily attributable to the change in income before income taxes. The provision for income taxes totaled $472,000 for the year ended June 30, 1998 compared to $309,000 for the year ended June 30, 1997, an increase of $163,000, or 52.8%

COMPARISON OF RESULTS OF OPERATIONS FOR THE YEARS ENDED JUNE 30, 1997 AND JUNE 30, 1996

NET INCOME. Net income for the year ended June 30, 1997 was $595,000, a decrease of $175,000, or 22.7%, from net earnings of $770,000 for the year ended June 30, 1996. The decrease was primarily a result of a special deposit insurance assessment, discussed previously, combined with an increase in salaries and employee benefits expense, which were partially offset by an increase in net interest income.

NET INTEREST INCOME. Net interest income increased $122,000, or 4.8%, from $2,678,000 for the year ended June 30, 1997 compared to $2,556,000 for the year ended June 30, 1996. The increase in net interest income was the result of an increase in the average balance of interest-earning assets, partially offset by a decrease in the rate earned on such assets and an overall increase in the cost of funds for an increased average volume of deposits.

Interest and fees on loans increased $408,000, or 10.9%, from $3,755,000 for the year ended June 30, 1996 to $4,163,000 for the year ended June 30, 1997. The increase in interest income was due to a higher average loan balance partially offset by a decrease in the average yield earned on loans. The average yield declined to 8.81% for the year ended June 30, 1997 from 8.94% for the year ended June 30, 1996.

Interest earned on securities totaled $265,000 for the year ended June 30, 1997 compared to $332,000 for the year ended June 30, 1996. The decrease was a result of a lower average balance of securities combined with a decrease in the yield earned.

Dividends on FHLB stock increased slightly for the year ended June 30, 1997 compared to the year ended June 30, 1996 primarily due to an increase in the number of shares of FHLB stock owned.

Interest on interest-bearing deposits and federal funds sold increased $8,000, or 5.4%, from $149,000 for the year ended June 30, 1996 to $157,000 for the year ended June 30, 1997. The increase was the result of a higher average balance of short-term funds which was partially offset by a decrease in the yield earned from 5.71% for the year ended June 30, 1996 to 5.33% for the year ended June 30, 1997.

Interest paid on deposits totaled $1,931,000 for the year ended June 30, 1997 compared to $1,703,000 for the year ended June 30, 1996, an increase of $228,000, or 13.4%. The increase in interest expense was due to an increase in the average deposit balance combined with an increase in the cost of funds. The average cost of deposits increased from 4.04% for the year ended June 30, 1996 to 4.15% for the year ended June 30, 1997. The increase in the average cost of deposits was the result of several interest rate promotions for certificates of deposit and a general increase in the interest rates paid on certificates of deposit offered by the Bank. Certificates of deposit increased from 54.3% of total deposits at June 30, 1996 to 59.3% of total deposits at June 30, 1997. The yield on certificates of deposits was 5.56% for the year ended June 30, 1996, compared to 5.62% for the year ended June 30, 1997, while the average cost of savings and demand deposit accounts declined from 2.27% to 2.23% over the same periods.

PROVISION FOR LOAN LOSSES. The provision for loan losses for the year ended June 30, 1997 was $6,000. There was no provision for the year ended June 30, 1996. The allowance for loan losses totaled $119,000, or 0.24% of gross loans and 361.3% of total nonperforming loans, at June 30, 1997 compared with $117,000, or 0.26% of gross loans and 133.5% of total nonperforming loans, at June 30, 1996. The increase in the provision for loan losses was the result of a higher balance of loans at June 30, 1997 compared to June 30, 1996.

NONINTEREST INCOME. Noninterest income increased approximately $10,000, or 6.1%, to $175,000 for the year ended June 30, 1997 compared to $165,000 for the year ended June 30, 1996. This increase was primarily due to increases in service charges and other fees.

NONINTEREST EXPENSE. Noninterest expense increased $411,000, or 26.8%, from $1,532,000 for the year ended June 30, 1996 to $1,943,000 for the year ended June 30, 1997. This increase was primarily due to increases in salaries and employee benefits of $103,000, SAIF deposit insurance premiums of $228,000, and other expense of $31,000. The salaries and employee benefits expense increase was primarily due to increases in the short-term incentive plan, salary increases and the addition of one full time equivalent employee. SAIF deposit insurance premiums totaled $321,000 for the year ended June 30, 1997 compared to $93,000 for the year ended June 30, 1996. This increase is due to the special SAIF assessment discussed previously. The increase in other expense was primarily due to increases in professional service fees, printing and office supplies, and credit card and ATM-related expenses, partially offset by decreases in advertising and seminar, and conference expenses.

INCOME TAX EXPENSE. The provision for income taxes totaled $309,000 for the year ended June 30, 1997 compared to $419,000 for the year ended June 30, 1996, resulting in an effective tax rate of 34.2% and 35.3% for the years ended June 30, 1997 and 1996.

YIELDS EARNED AND RATES PAID

The following table sets forth certain information relating to the Corporation's average balance sheet information and reflects the average yield on interest-earning assets and the average cost of interest-bearing liabilities for the periods indicated. Such yields and costs are derived by dividing income or expense by the average balances of interest-earning assets or interest-bearing liabilities for the periods presented. Average balances are derived from month-end balances. Nonaccruing loans have been included in the table as loans carrying a zero yield.

                                                                          Year ended June 30,
                                      -------------------------------------------------------------------------------------
                                                   1998                          1997                      1996
                                      ----------------------------    -------------------------    -------------------------
                                        Average  Interest             Average  Interest           Average   Interest
                                      outstanding earned/  Yield/   outstanding earned/  Yield/ outstanding  earned/ Yield/
                                        balance    paid     rate      balance    paid     rate    balance     paid    rate
                                        -------    ----     ----      -------    ----     ----    -------     ----    ----
                                                                 (Dollars in thousands)
Interest-earning assets:
    Loans (1)                          $  53,212  $4,745     8.92%   $47,225  $  4,163     8.81% $ 42,016  $ 3,755    8.94%
    Securities available  for sale (2)     6,612     390     5.92      3,521       212     6.02     1,001       62    6.18
    Securities held to maturity               --      --      --         845        53     6.29     4,193      270    6.44
    Interest-bearing deposits and federal
      funds sold                           3,992     209     5.23      2,937       156     5.33     2,609      149    5.71
    FHLB stock                               378      27     7.22        352        25     7.03       328       23    6.99
                                       ---------  ------             -------  --------           --------  -------

       Total interest-earning assets   $  64,194   5,371     8.37    $54,880     4,609     8.40  $ 50,147    4,259    8.49
                                       =========  ------             =======  --------           ========  -------

Interest-bearing liabilities:
    Demand deposits                    $   9,437     193     2.05    $ 8,275       154     1.85  $  7,724      152    1.97
    Savings accounts                      11,174     297     2.66     11,840       295     2.49    11,892      294    2.47
    Certificates of deposit               27,878   1,601     5.74     26,383     1,482     5.62    22,592    1,257    5.56
                                       ---------  ------             -------  --------           --------  -------

       Total deposits                     48,489   2,091     4.31     46,498     1,931     4.15    42,208    1,703    4.04

    FHLB advances                            290      16     5.63         --        --      --         --       --     --
                                       ---------  ------             -------  --------           --------  -------

       Total interest-
        bearing liabilities            $  48,779   2,107     4.32    $46,498     1,931     4.15  $ 42,208    1,703    4.04
                                       =========  ------             =======  --------           ========  -------

Net interest income; interest
  rate spread (3)                                 $3,264     4.05%              $2,678     4.25%           $ 2,556    4.45%
                                                  ======     ====               ======     ====            =======    ====

Net earning assets                     $  15,415                     $ 8,382                     $  7,939
                                       =========                     =======                     ========

Net interest margin (4)                                      5.09%                         4.88%                      5.10%
                                                             ====                          ====                       ====

Average interest-earning assets to
  interest-bearing liabilities             1.32x                        1.18x                             1.19x
                                           =====                        =====                             =====

------------------------

(1) Net of deferred loan fees and costs and loans in process and includes nonperforming loans.
(2) Average balance includes unrealized gains and losses. Yield is based on amortized cost.
(3) Interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(4) Net interest margin represents net interest income divided by average interest-earning assets.

The table below describes the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities have affected the Corporation's interest income and expense during the years indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (1) changes in volume (multiplied by prior year rate), (2) changes in rate (multiplied by prior year volume) and (3) total changes in rate and volume. The combined effects of changes in both volume and rate, that are not separately identified, have been allocated proportionately to the change due to volume and the change due to rate:

                                                                           Year ended June 30,
                                                   ---------------------------------------------------------------
                                                            1998 vs. 1997                     1997 vs. 1996
                                                   -------------------------------   -----------------------------
                                                          Increase                         Increase
                                                         (decrease)                       (decrease)
                                                           due to                           due to
                                                   ---------------------             -----------------
                                                     Volume      Rate       Total      Volume     Rate       Total
                                                     ------      ----       -----      ------     ----       -----
                                                                         (In thousands)

Interest income attributable to:
     Loans                                         $     534   $     48   $     582   $   460   $    (52)   $   408
     Securities available for sale                       181         (3)        178       152         (2)       150
     Securities held to maturity                         (53)        --         (53)     (211)        (6)      (217)
     Interest-bearing deposits and federal
       funds sold                                         56         (3)         53        18        (11)         7
     FHLB stock                                            1          1           2         2         --          2
                                                   ---------   --------   ---------   -------   --------    -------

         Total interest-earning assets             $     719   $     43         762   $   421   $    (71)       350
                                                   =========   ========   ---------   =======   ========    -------

Interest expense attributable to:
     Demand deposits                               $      22   $     17   $      39   $    11   $     (9)   $     2
     Savings accounts                                    (17)        19           2        (1)         2          1
     Certificates of deposit                              86         33         119       213         12        225
     Borrowed funds                                       16         --          16        --         --         --
                                                   ---------   --------   ---------   -------   --------    -------

         Total interest-bearing liabilities        $     107   $     69         176   $   223   $      5        228
                                                   =========   ========   ---------   =======   ========    -------

Net interest income                                                       $     586                         $   122
                                                                          =========                         =======


ASSET AND LIABILITY MANAGEMENT

The Bank, like other financial institutions, is subject to interest rate risk to the extent that its interest-earning assets reprice differently than its interest-bearing liabilities. One of the Bank's principal financial objectives is to achieve long-term profitability while reducing its exposure to fluctuations in interest rates. The Bank has sought to reduce exposure of its earnings to changes in market interest rates by managing asset and liability maturities and interest rates primarily through the maintenance of a high level of investments in short-term assets in the portfolio, including one- and three-year adjustable-rate mortgage loans ("ARMs"). In addition, in managing the Bank's portfolio of securities, management primarily purchases U.S. Treasury obligations and U.S. Government agency and federally-sponsored corporation obligations with maturities of five years of less. The Bank does not engage in hedging activities.

As part of its effort to monitor and manage interest rate risk, the Bank uses the "net portfolio value" ("NPV") methodology adopted by the OTS as part of its capital regulations. Although the Bank is not currently subject to NPV regulation because such regulation does not apply to institutions with less than $300 million in assets and risk-based capital in excess of 12%, application of NPV methodology may illustrate the Bank's interest rate risk. Generally, NPV is the discounted present value of the difference between incoming cash flows on interest-earning and other assets and outgoing cash flows on interest-bearing and other liabilities. The application of the methodology attempts to quantify interest rate risk as the change in the NPV that would result from a theoretical basis point (1 basis point equals 0.01%) change in market interest rates. The OTS considers an institution to be subject to interest-rate risk if the NPV would decrease by more than 2% of the present value of the institution's assets with either an increase or a decrease in market rates.

At June 30, 1998, 2% of the present value of the Bank's assets was $1,673,000. The interest rate risk of a 200 basis point decrease in market interest rates (which was greater than the interest rate risk of a 200 basis point increase) was $238,000 at June 30, 1998, which was less than 2% of the present value of the Bank's assets.

Presented below, as of June 30, 1998, is an analysis of the Bank's interest rate risk as measured by changes in NPV for instantaneous and sustained parallel shifts of 100 basis points in market interest rates. As illustrated in the table, the Bank's NPV is more sensitive to a declining interest rate environment. In either instance, however, the percent change is relatively small, ranging from a low of 1.1% decline in NPV with a 200 basis point decline in interest rates to a high of 1.6% increase in NPV with a 200 basis point increase in interest rates. This result is principally attributable to the fact that the Bank's interest-earning assets are very interest-rate sensitive, and the Bank's deposit liabilities, while not as rate sensitive as the assets, are also significantly rate sensitive. Approximately 77.8% of the Bank's loans are adjustable-rate loans or mature within one year, and approximately 78.1% of the Bank's deposits are transaction accounts or certificates of deposit with maturities of one year or less. Also contributing to the rate sensitivity of the Bank's interest-earning assets is the amount of funds invested in overnight deposits and federal funds sold, which constituted approximately 7.1% of total assets and securities maturing within one year, which totaled 11.9% of total assets at June 30, 1998. The unlimited exposure of the Bank's liquid assets to changes in interest rates, compared to the Bank's adjustable-rate loans, which have limits on rate changes, contributes to the decline in NPV in a declining rate environment. The Bank's NPV is also affected by the pace of loan prepayment activity, which usually declines in a rising interest rate environment and increases in a declining rate environment.

                                                                               NPV as % of
                                                                               Portfolio Value
                     Net Portfolio Value                                       Of Assets
                     -------------------------------------------------------   ----------------------------------
Change                                                                                                Basis Point
in Rates                  $ Amount           $ Change           % Change           NPV Ratio          Change
--------                  --------           --------           --------           ---------          ------
(Dollars in thousands)
400                        $21,958           $(213)               (1.0)%             26.80%              29 bp
300                         22,345             174                 0.8               27.03               52
200                         22,523             352                 1.6               27.07               56
100                         22,469             298                 1.3               26.90               39
Static                      22,171              --                 --                26.51               --
(100)                       22,005            (166)               (0.7)              26.23              (28)
(200)                       21,933            (238)               (1.1)              26.03              (48)
(300)                       22,030            (141)               (0.6)              25.96              (55)
(400)                       22,213              42                 0.2               25.97              (54)

As with any method of measuring interest rate risk, certain shortcomings are inherent in the NPV approach. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Further, in the event of a change in interest rates, expected rates of prepayment on loans and early withdrawal levels from certificates of deposit would likely deviate significantly from those assumed in making risk calculations.

LIQUIDITY AND CAPITAL RESOURCES

The Corporation's liquidity, primarily represented by cash and cash equivalents, is a result of its operating, investing and financing activities. These activities are summarized below for the years ended June 30, 1998, 1997 and 1996.

                                                                                    Year Ended June 30,
                                                                        1998              1997             1996
                                                                   -------------     ------------      ------------

Net income                                                         $         919     $        595      $        770
Adjustments to reconcile net income to net
  cash from operating activities                                             365              104                80
                                                                   -------------     ------------      ------------
Net cash from operating activities                                         1,284              699               850
Net cash from investing activities                                       (18,692)          (6,093)           (3,026)
Net cash from financing activities                                        20,384            4,352             5,340
                                                                   -------------     ------------      ------------
Net change in cash and cash equivalents                                    2,976           (1,042)            3,164
Cash and cash equivalents at beginning of period                           4,681            5,723             2,559
                                                                   -------------     ------------      ------------
Cash and cash equivalents at end of period                         $       7,657     $      4,681      $      5,723
                                                                   =============     ============      ============

The Corporation's principal sources of funds are deposits, loan repayments, maturities of securities and other funds provided by operations. The Corporation also has the ability to borrow from the FHLB. While scheduled loan repayments and maturing securities are relatively predictable, deposit flows and early loan prepayments are more influenced by interest rates, general economic conditions and competition. The Corporation maintains investments in liquid assets based upon management's assessment of (1) need for funds, (2) expected deposit flows,
(3) yields available on short-term liquid assets and (4) objectives of the asset/liability management program.

OTS regulations presently require the Bank to maintain an average daily balance of investments in U.S. Treasury, federal agency obligations and other investments in an amount equal to 4% of the sum of the Bank's average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less. The liquidity requirement, which may be changed from time to time by the OTS to reflect changing economic conditions, is intended to provide a source of relatively liquid funds on which the Bank may rely, if necessary, to fund deposit withdrawals or other short-term funding needs. At June 30, 1998, the Bank's regulatory liquidity was 32.12% At such date, the Corporation had commitments to originate fixed-rate commercial and residential real estate loans totaling $134,000, and variable-rate commercial and residential real estate mortgage loans totaling $1,007,000. Loan commitments are generally for 30 days. The Corporation considers its liquidity and capital reserves sufficient to meet its outstanding short- and long-term needs. See Note 14 of the Notes to Consolidated Financial Statements.

The Bank is required by regulations to meet certain minimum capital requirements, which must be generally as stringent as the requirements established for commercial banks. Current capital requirements call for tangible capital of 1.5% of adjusted total assets, core capital (which, for the Bank, consists solely of tangible capital) of 3.0% of adjusted total assets and risk-based capital (which, for the Bank, consists of core capital and general valuation allowances) of 8.0% of risk-weighted assets (assets are weighted at percentage levels ranging from 0% to 100% depending on their relative risk). The following table indicates that the requirement for core capital is 4.0% because that is the level that the OTS prompt corrective action regulations require to be considered adequately capitalized.

The following table summarizes the Bank's regulatory capital requirements and actual capital at June 30, 1998.

                                                                                  Excess of Actual
                                                                                Capital Over Current
                              Actual Capital        Current Requirement              Requirement
                           -------------------      -------------------          ------------------      Applicable
                           Amount      Percent      Amount      Percent          Amount     Percent      Asset Total
                           ------      -------      ------      -------          ------     -------      -----------
                                                             (Dollars in thousands)

Tangible Capital         $   20,526     25.1%      $   1,229      1.5%          $  19,297    23.6%      $    81,940
Core Capital                 20,526     25.1           3,278      4.0              17,248    21.1            81,940
Total Risk-based
  Capital                    20,749     51.3           3,238      8.0              17,511    43.3            40,472

At June 30, 1998, the Bank had no material commitments for capital expenditures.

IMPACT OF NEW ACCOUNTING STANDARDS

STATEMENT OF FINANCIAL ACCOUNTING STANDARDS ("SFAS") NO. 130, "REPORTING COMPREHENSIVE INCOME" SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. SFAS No. 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. It does not require a specific format for that financial statement but requires that an enterprise display an amount representing total comprehensive income for the period in that financial statement.

SFAS No. 130 requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. SFAS No. 130 will be effective in fiscal 1999 and is not expected to have a significant impact on the Corporation's financial statements.

SFAS NO. 131, "DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION" - SFAS No. 131 changes the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about reportable segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. SFAS No. 131 uses a "management approach" to disclose financial and descriptive information about an enterprise's reportable operating segments which is based on reporting information the way that management organizes the segments within the enterprise for making operating decisions and assessing performance. For many enterprises, the management approach will likely result in more segments being reported. In addition, SFAS No. 131 requires significantly more information to be disclosed for each reportable segment than is presently being reported in annual financial statements. SFAS No. 131 also requires selected information to be reported in interim financial statements. SFAS No. 131 will be effective in fiscal 1999 and is not expected to have a significant impact on the Corporation's financial statements.

SFAS NO. 132, "EMPLOYERS' DISCLOSURES ABOUT PENSIONS AND OTHER POSTRETIREMENT BENEFITS" - SFAS No. 132 amends the disclosure requirements of previous pension and other postretirement benefit accounting standards by requiring additional disclosures about such plans as well as eliminating some disclosures no longer considered useful. SFAS No. 132 also allows greater aggregation of disclosures for employers with multiple defined benefit plans. Non-public companies are subject to reduced disclosure requirements, although such entities may elect to follow the full disclosure requirements of SFAS No. 132. SFAS No. 132 will be effective in fiscal 1999 and is not expected to have a significant impact on the Corporation's financial statements.

SFAS NO. 133, "ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES" - SFAS No. 133 requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. The key criterion for hedge accounting is that the hedging relationship must be highly effective in achieving offsetting changes in fair value or cash flows. SFAS No. 133 does not allow hedging of a security which is classified as held to maturity. Upon adoption of SFAS No. 133, companies may reclassify any security from held to maturity to available for sale if they wish to be able to hedge the security in the future. SFAS No. 133 is effective for fiscal years beginning after June 15, 1999 with early adoption encouraged for any fiscal quarter beginning July 1, 1998 or later, with no retroactive application. Management does not expect the adoption of SFAS No. 133 to have a significant impact on the Corporation's financial statements.

IMPACT OF INFLATION AND CHANGING PRICES

The consolidated financial statements and notes included herein have been prepared in accordance with generally accepted accounting principles ("GAAP"). GAAP requires the Corporation to measure financial position and operating results primarily in terms of historic dollars. Changes in the relative value of money due to inflation or recession are generally not considered.

In management's opinion, changes in interest rates affect the financial condition of a financial institution to a far greater degree than changes in the inflation rate. While interest rates are greatly influenced by changes in the inflation rate, they do not change at the same rate or in the same magnitude as the inflation rate. Rather, interest rate volatility is based on changes in the expected rate of inflation, as well as on changes in monetary and fiscal policies.

YEAR 2000 ISSUE

The Bank's lending and deposit activities are almost entirely dependent on computer systems which process and record transactions, although the Bank can effectively operate with manual systems for brief periods when its electronic systems malfunction or cannot be accessed. The Bank uses the services of a nationally recognized data processing service bureau that specializes in data processing for financial institutions. In addition to its basic operating activities, the Bank's facilities and infrastructure, such as security systems and communications equipment, are dependent to varying degrees on computer systems.

The Bank is aware of the potential Year 2000 related problems that may affect the computers that control or operate the Bank's operating systems, facilities and infrastructure. In 1997, the Bank began the process of identifying any Year 2000 related problems that may be experienced by its computer operated or dependent systems. The Bank has contacted the companies that supply or service the Bank's computer operated or dependent systems to obtain confirmation that each system that is material to the operations of the Bank is either currently Year 2000 compliant or is expected to be Year 2000 compliant. With respect to systems that cannot presently be confirmed as Year 2000 compliant, the Bank will continue to work with the appropriate supplier or servicer to ensure that all such systems will be rendered compliant in a timely manner, with minimal expense to the Bank or disruption of the Bank's operations. If, by the end of 1998, any of the Bank's suppliers or servicers are unable to certify Year 2000 compliance with respect to any systems, the failure of which would have a material adverse effect on the Bank's operations, financial condition or results, the Bank would then have sufficient time to identify and contract with suppliers and servicers who are able to certify Year 2000 compliance. The expense of such a change in suppliers or servicers is not expected to be material to the Bank.

In addition to possible expense related to its own systems, the Bank could incur losses if loan payments are delayed due to Year 2000 problems affecting any of the Bank's significant borrowers or impairing the payroll systems of large employers in the Bank's primary market area. Because the Bank's loan portfolio is highly diversified with regard to individual borrowers and types of businesses and the Bank's primary market area is not significantly dependent on one employer or industry, the Bank does not expect any significant or prolonged Year 2000 related difficulties that will affect net earnings or cash flow. At this time, however, the expense that may be incurred by the Bank in connection with Year 2000 issues cannot be determined.

REPORT OF INDEPENDENT AUDITORS



Board of Directors and Shareholders
Home Loan Financial Corporation
Coshocton, Ohio


We have audited the accompanying consolidated balance sheets of Home Loan Financial Corporation as of June 30, 1998 and 1997, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended June 30, 1998. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Home Loan Financial Corporation as of June 30, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended June 30, 1998 in conformity with generally accepted accounting principles.




                                                Crowe, Chizek and Company LLP

Columbus, Ohio
July 24, 1998

                         HOME LOAN FINANCIAL CORPORATION
                           CONSOLIDATED BALANCE SHEETS
                             June 30, 1998 and 1997

------------------------------------------------------------------------------------------------------------------


                                                                                        1998               1997
                                                                                        ----               ----
ASSETS
Cash and due from banks                                                           $    1,323,331    $     1,765,821
Interest-bearing deposits in other banks                                                 533,817            165,228
Overnight deposits                                                                     1,000,000          1,250,000
Federal funds sold                                                                     4,800,000          1,500,000
                                                                                  --------------    ---------------
     Total cash and cash equivalents                                                   7,657,148          4,681,049
Interest-bearing time deposits                                                         2,037,137             38,796
Securities available for sale                                                         14,018,560          5,004,296
Loans, net                                                                            56,824,312         49,300,124
Premises and equipment, net                                                              471,799            524,061
Federal Home Loan Bank stock                                                             393,000            366,000
Accrued interest receivable                                                              475,183            287,014
Other assets                                                                              37,850            199,505
                                                                                  --------------    ---------------

         Total assets                                                             $   81,914,989    $    60,400,845
                                                                                  ==============    ===============


LIABILITIES
Deposits $                                                                            48,537,875    $    49,235,430
Federal Home Loan Bank advances                                                        1,000,000                 --
Accrued interest payable                                                                 480,365            460,029
Accrued expenses and other liabilities                                                   332,115            335,122
                                                                                  --------------    ---------------
     Total liabilities                                                                50,350,355         50,030,581

SHAREHOLDERS' EQUITY
Preferred stock, no par value, 500,000 shares authorized,
  none outstanding                                                                            --                 --
Common stock, no par value, 9,500,000 shares authorized,
  2,248,250 shares issued and outstanding                                                     --                 --
Additional paid-in capital                                                            21,948,437                 --
Retained earnings - substantially restricted                                          11,285,160         10,366,232
Unearned employee stock ownership plan shares                                         (1,678,690)                --
Net unrealized gain on securities available for sale, net of tax                           9,727              4,032
                                                                                  --------------    ---------------
     Total shareholders' equity                                                       31,564,634         10,370,264
                                                                                  --------------    ---------------

         Total liabilities and shareholders' equity                               $   81,914,989    $    60,400,845
                                                                                  ==============    ===============

------------------------------------------------------------------------------------------------------------------

          See accompanying notes to consolidated financial statements.

                        HOME LOAN FINANCIAL CORPORATION
                        CONSOLIDATED STATEMENTS OF INCOME
                    Years ended June 30, 1998, 1997 and 1996


                                                                        1998              1997             1996
                                                                        ----              ----             ----
INTEREST AND DIVIDEND INCOME
     Loans, including fees                                        $    4,744,992    $   4,162,822    $    3,755,408
     Securities                                                          390,494          265,148           331,584
     Dividends on Federal Home Loan Bank stock                            27,258           24,721            22,924
     Interest-bearing deposits and federal funds sold                    208,804          156,639           148,960
                                                                  --------------    -------------    --------------
         Total interest income                                         5,371,548        4,609,330         4,258,876

INTEREST EXPENSE
     Deposits                                                          2,091,597        1,930,924         1,703,208
     Federal Home Loan Bank advances                                      16,363               --                --
                                                                  --------------    -------------    --------------
         Total interest expense                                        2,107,960        1,930,924         1,703,208
                                                                  --------------    -------------    --------------

NET INTEREST INCOME                                                    3,263,588        2,678,406         2,555,668

Provision for loan losses                                                120,000            6,000                --
                                                                  --------------    -------------    --------------

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES                    3,143,588        2,672,406         2,555,668

NONINTEREST INCOME
     Service charges and other fees                                      136,424          139,297           119,461
     Other income                                                         40,113           35,491            45,907
                                                                  --------------    -------------    --------------
         Total noninterest income                                        176,537          174,788           165,368

NONINTEREST EXPENSE
     Salaries and employee benefits                                    1,168,707          889,697           786,868
     Occupancy and equipment                                             137,713          140,893           129,315
     State franchise taxes                                               144,966          138,490           126,389
     Computer processing                                                 103,236           94,951            92,854
     SAIF deposit insurance premiums                                      30,209          320,920            93,368
     Legal, audit and supervisory exam fees                               69,595           75,817            57,334
     Director fees                                                        86,750           78,160            72,810
     Other expense                                                       188,316          203,866           173,050
                                                                  --------------    -------------    --------------
         Total noninterest expense                                     1,929,492        1,942,794         1,531,988
                                                                  --------------    -------------    --------------

INCOME BEFORE INCOME TAXES                                             1,390,633          904,400         1,189,048

Income tax expense                                                       471,705          309,152           419,515
                                                                  --------------    -------------    --------------

NET INCOME                                                        $      918,928    $     595,248    $      769,533
                                                                  ==============    =============    ==============

EARNINGS PER COMMON SHARE                                         $         .15
                                                                  =============

          See accompanying notes to consolidated financial statements.

                       HOME LOAN FINANCIAL CORPORATION
                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                    Years ended June 30, 1998, 1997 and 1996

---------------------------------------------------------------------------------------------------------------------


                                                                                        UNREALIZED
                                                                                      GAIN (LOSS) ON
                                   ADDITIONAL                           UNEARNED        SECURITIES
                                     PAID-IN             RETAINED         ESOP           AVAILABLE
                                     Capital             Earnings        Shares          for Sale           Total
                                     -------             --------        ------          --------           -----
Balance at  July 1, 1995        $            --    $    9,001,451     $          --    $   3,750    $     9,005,201

Net income                                   --           769,533                --           --            769,533

Change in fair value of
  securities available
  for sale                                   --                --                --       (6,638)            (6,638)
                                ---------------    --------------     -------------    ---------    ---------------

Balance at June 30, 1996                     --         9,770,984                --       (2,888)         9,768,096

Net income                                   --           595,248                --           --            595,248

Change in fair value of
  securities available
  for sale                                   --                --                --        6,920              6,920
                                ---------------    --------------     -------------    ---------    ---------------

Balance at June 30, 1997                     --        10,366,232                --        4,032         10,370,264

Net income                                   --           918,928                --           --            918,928

Sale of 2,248,250 shares
  of no par common
  stock, net of
  conversion costs                   21,880,273                --                --           --         21,880,273

Shares purchased under
  employee stock
  ownership plan                             --                --        (1,798,600)          --         (1,798,600)

Commitment to release
  employee stock
  ownership plan
  shares                                 68,164                --           119,910           --            188,074

Change in fair value of
  securities available
  for sale                                   --                --                --        5,695              5,695
                                ---------------    --------------     -------------    ---------    ---------------
Balance at June 30, 1998        $    21,948,437    $   11,285,160     $  (1,678,690)   $   9,727    $    31,564,634
                                ===============    ==============     ==============   =========    ===============

---------------------------------------------------------------------------------------------------------------------

          See accompanying notes to consolidated financial statements.

                       HOME LOAN FINANCIAL CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                    Years ended June 30, 1998, 1997 and 1996

----------------------------------------------------------------------------------------------------------------


                                                                         1998              1997             1996
                                                                         ----              ----             ----
CASH FLOWS FROM OPERATING ACTIVITIES
     Net income                                                   $      918,928    $     595,248    $      769,533
     Adjustments to reconcile net income to net cash
       from operating activities:
         Depreciation                                                     78,174           79,329            67,370
         Securities amortization and accretion                             4,338            2,908            (7,119)
         Provision for loan losses                                       120,000            6,000                --
         FHLB stock dividends                                            (27,000)         (24,600)          (22,800)
         Securities gains                                                   (121)              --                --
         Compensation expense on ESOP shares                             188,074               --                --
         Deferred taxes                                                   40,656           11,334             6,722
         Loss on disposition of assets                                        --               --            12,201
         Net change in accrued interest receivable and
           other assets                                                  (26,514)         (55,519)         (120,250)
         Net change in accrued expenses and other
           liabilities                                                   (26,262)          80,748           153,634
         Net change in deferred loan fees                                 14,040            3,283            (9,589)
                                                                  --------------    -------------    --------------
              Net cash from operating activities                       1,284,313          698,731           849,702

CASH FLOWS FROM INVESTING ACTIVITIES
     Securities available for sale:
         Proceeds from maturities                                      1,500,020          500,000           500,000
         Purchases                                                   (10,509,871)      (3,751,484)       (1,497,363)
     Securities held to maturity:
         Proceeds from maturities                                             --        2,250,000         3,250,000
     Net change in interest-bearing time deposits                     (1,998,341)           1,873           (40,669)
     Net change in loans                                              (7,658,228)      (5,015,491)       (5,128,693)
     Premises and equipment expenditures                                 (25,912)         (77,592)         (109,247)
                                                                  --------------    -------------    --------------
              Net cash from investing activities                     (18,692,332)      (6,092,694)       (3,025,972)

CASH FLOWS FROM FINANCING ACTIVITIES
     Net change in deposits                                             (697,555)       4,351,573         5,340,441
     Proceeds from long-term FHLB advances                             1,000,000               --                --
     Proceeds from issuance of common stock, net
       of conversion costs                                            21,880,273               --                --
     Cash provided to ESOP                                            (1,798,600)              --                --
                                                                  --------------    -------------    --------------
              Net cash from financing activities                      20,384,118        4,351,573         5,340,441
                                                                  --------------    -------------    --------------

Net change in cash and cash equivalents                                2,976,099       (1,042,390)        3,164,171

Cash and cash equivalents at beginning of year                         4,681,049        5,723,439         2,559,268
                                                                  --------------    -------------    --------------

CASH AND CASH EQUIVALENTS AT END OF YEAR                          $    7,657,148    $   4,681,049    $    5,723,439
                                                                  ==============    =============    ==============

Supplemental disclosures of cash flow information
  Cash paid during the year for:
         Interest                                                 $    2,087,624    $   1,895,362    $    1,556,285
         Income taxes                                                    402,849          244,818           417,583

-------------------------------------------------------------------------------
          See accompanying notes to consolidated financial statements.

                         HOME LOAN FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 1998, 1997 and 1996

-------------------------------------------------------------------------------
NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION: The consolidated financial statements include the accounts of Home Loan Financial Corporation (the "Corporation") and its wholly-owned subsidiary, The Home Loan Savings Bank (the "Bank"), a state chartered stock savings and loan association. All significant intercompany accounts and transactions have been eliminated in consolidation.

NATURE OF OPERATIONS: The Corporation's and Bank's revenues, operating income and assets are primarily from the financial institutions industry. The Bank is engaged in the business of residential mortgage lending and consumer banking with operations conducted through its main and branch offices located in Coshocton, Ohio. This community and the contiguous areas are the source of substantially all the Bank's loan and deposit activities.

USE OF ESTIMATES: To prepare financial statements in conformity with generally accepted accounting principles, management makes estimates and assumptions based on available information. These estimates and assumptions affect amounts reported in the financial statements and disclosures provided, and future results could differ. The allowance for loan losses, fair values of financial instruments and status of contingencies are particularly subject to change.

CASH FLOW REPORTING: Cash and cash equivalents are defined as cash, due from banks, overnight deposits and federal funds sold. Cash flows are reported net for customer loan and deposit transactions, interest-bearing deposits with other banks and short-term borrowings with original maturities of 90 days or less.

SECURITIES: Securities are classified as held to maturity and carried at amortized cost when management has the positive intent and ability to hold them to maturity. Securities are classified as available for sale when they might be sold before maturity. Securities available for sale are carried at fair value, with unrealized holding gains and losses reported separately in shareholders' equity, net of tax. Securities are written down to fair value when a decline in fair value is not temporary.

Realized gains or losses on sales are determined based on the amortized cost of the specific security sold. Interest and dividend income includes amortization of purchase premiums and discounts.

LOANS: Loans are reported at the principal balance outstanding, net of deferred loan fees and costs, the allowance for loan losses and loans in process. Interest income is reported on the interest method and includes amortization of net deferred loan fees and costs over the loan term.

Interest income is not reported when full loan repayment is in doubt, typically when payments are past due over 90 days. Payments received on such loans are reported as principal reductions.

ALLOWANCE FOR LOAN LOSSES: The allowance for loan losses is a valuation allowance, increased by the provision for loan losses and decreased by charge-offs less recoveries. Management estimates the allowance balance required based on past loan loss experience, known and inherent risks in the portfolio, information about specific borrower situations and estimated collateral values, economic conditions and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management's judgment, should be charged-off.


-------------------------------------------------------------------------------
                                  (Continued)

                         HOME LOAN FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 1998, 1997 and 1996

-------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loan impairment is reported when full payment under the loan terms is not expected. Impairment is evaluated in total for smaller-balance loans of similar nature such as residential mortgage, consumer and credit card loans, and on an individual basis for other loans. If a loan is impaired, a portion of the allowance is allocated so the loan is reported, net, at the present value of estimated future cash flows using the loan's existing rate or at the fair value of collateral if repayment is expected solely from the collateral. Loans are evaluated for impairment when payments are delayed, typically 90 days or more, or when it is probable that not all principal and interest amounts will be collected according to the original terms of the loan.

PREMISES AND EQUIPMENT: Asset cost is reported net of accumulated depreciation. Depreciation expense is calculated using primarily the straight-line method over the estimated useful lives of the assets which range from 10 to 20 years for buildings and improvements, and 5 to 10 years for furniture and equipment. These assets are reviewed for impairment when events indicate the carrying amount may not be recoverable.

REAL ESTATE OWNED: Real estate acquired in settlement of a loan is initially reported at estimated fair value at acquisition. Any reduction to fair value from the carrying value of the related loan at the time the property is acquired is accounted for as a loan charge-off. After acquisition, a valuation allowance reduces the reported amount to the lower of the initial amount or fair value less costs to sell. Expenses, gains and losses on disposition and changes in the valuation allowance are reported in other expenses.

INCOME TAXES: Income tax expense is the sum of current-year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.

CONCENTRATIONS OF CREDIT RISK: The Corporation grants primarily single-family residential mortgage loans to customers in Coshocton County, Ohio. These customers' ability to honor their contracts is dependent, to a certain extent, on the economic conditions of Coshocton County. The Corporation evaluates each customer's creditworthiness on a case-by-case basis at the time of application. Residential real estate loans comprise approximately 71% and 72% of the Corporation's loan portfolio as of June 30, 1998 and 1997.

FAIR VALUES OF FINANCIAL INSTRUMENTS: Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed separately. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates. The fair value estimates of existing on- and off-balance sheet financial instruments do not include the value of anticipated future business or the values of assets and liabilities not considered financial instruments.

-------------------------------------------------------------------------------

                                  (Continued)

                         HOME LOAN FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 1998, 1997 and 1996

-------------------------------------------------------------------------------


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

EARNINGS PER COMMON SHARE: Basic earnings per common share are computed by dividing net income by the weighted average number of shares outstanding during the year. Diluted earnings per share further assumes the issuance of any potentially dilutive common shares. The Corporation currently has no potentially dilutive common stock equivalents. As more fully discussed in Note 2, the Bank converted from the mutual to stock form of ownership with the concurrent formation of a holding company effective March 25, 1998. Accordingly, earnings per share for 1998 was computed based on net income of the Corporation since March 25, 1998, which totaled $320,978. The weighted average number of shares outstanding during the period ended June 30, 1998 was 2,074,386 which is equal to the weighted average shares outstanding of 2,248,250 less the average unallocated ESOP shares of 173,864. Unreleased ESOP shares are not considered to be outstanding shares for determining the weighted average number of shares used in the earnings per common share calculation. No earnings per common share is shown for the years ended June 30, 1997 and 1996, as prior to March 25, 1998, the Bank was a mutual company. The financial information for the year ended June 30, 1997 and 1996 reflects the Bank before the conversion.

RECLASSIFICATIONS: Reclassifications of certain amounts in the 1997 and 1996 consolidated financial statements have been made to conform to the 1998 presentation.


NOTE 2 -CONSUMMATION OF THE CONVERSION TO A STOCK SAVINGS AND LOAN ASSOCIATION WITH THE CONCURRENT FORMATION OF A HOLDING COMPANY

On November 12, 1997, the Board of Directors of the Bank unanimously adopted a Plan of Conversion to convert from a state-chartered mutual savings and loan association to a state-chartered stock savings and loan association with the concurrent formation of a holding company. The conversion was consummated on March 25, 1998, by amending the Bank's Articles of Incorporation and the sale of the Corporation's common stock in an amount equal to the pro forma market value of the Bank after giving effect to the conversion. Common shares of the Corporation were offered in accordance with the Plan of Conversion. A total of 2,248,250 common shares of the Corporation were sold at $10.00 per share and net proceeds from the sale were $21,880,273 after deducting the costs of conversion.

The Corporation retained 50% of the net proceeds from the sale of common shares. The remainder of the net proceeds was invested in the capital stock issued by the Bank to the Corporation in connection with the Conversion.

At the time of the conversion, the Bank established a liquidation account in an amount equal to its regulatory capital as of September 30, 1997. The liquidation account will be maintained for the benefit of eligible depositors who continue to maintain their accounts at the Bank after the conversion. The liquidation account will be reduced annually to the extent that eligible depositors have reduced their qualifying deposits. Subsequent increases will not restore an eligible account holder's interest in the liquidation account. In the event of a complete liquidation, each eligible depositor will be entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for accounts then held. The Bank may not pay dividends that would reduce shareholders' equity below the required liquidation account balance.


-------------------------------------------------------------------------------
                                  (Continued)

                       HOME LOAN FINANCIAL CORPORATION
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         June 30, 1998, 1997 and 1996

-------------------------------------------------------------------------------


NOTE 2 -CONSUMMATION OF THE CONVERSION TO A STOCK SAVINGS AND LOAN ASSOCIATION WITH THE CONCURRENT FORMATION OF A HOLDING COMPANY
  (Continued)

Under Office of Thrift Supervision ("OTS") regulations, limitations have been imposed on all "capital distributions" by savings institutions, including cash dividends. The regulation establishes a three-tiered system of restrictions, with the greatest flexibility afforded to thrifts that are both well capitalized and given favorable qualitative examination ratings by the OTS.


NOTE 3 - SECURITIES

The amortized cost and estimated fair values of securities at year-end are summarized as follows:

                                                                Gross           Gross
                                              Amortized      Unrealized      Unrealized         Fair
                                                Cost            Gains          Losses           Value
                                                ----            -----          ------           -----
         1998
         ----

         AVAILABLE FOR SALE
              U.S. Treasury notes          $     5,504,113    $   15,154    $      (907)    $    5,518,360
              U.S. Government agencies           8,499,709         2,024         (1,533)         8,500,200
                                           ---------------    ----------    -----------     --------------

                                           $    14,003,822    $   17,178    $    (2,440)    $   14,018,560
                                           ===============    ==========    ===========     ==============

         1997
         ----

         AVAILABLE FOR SALE
              U.S. Treasury notes          $     4,998,188    $   10,477    $    (4,369)    $    5,004,296
                                           ===============    ==========    ===========     ==============

The amortized cost and estimated fair values of securities at June 30, 1998, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                          Amortized            Fair
                                                                            Cost               Value
                                                                            ----               -----
      AVAILABLE FOR SALE
           Due in one year or less                                     $    9,755,879    $     9,766,778
           Due after one year through five years                            4,247,943          4,251,782
                                                                       --------------    ---------------
                                                                       $   14,003,822    $    14,018,560
                                                                       ==============    ===============

During 1998, a U.S. Treasury security classified as available for sale was sold within ninety days of its maturity. Proceeds from this transaction are reflected as a maturity in the Consolidated Statement of Cash Flows. The gain on this transaction was $121. No other securities were sold during 1998, 1997 or 1996.

A security with a par value of $1,000,000 at June 30, 1997 was pledged to secure public deposits and for other purposes. No securities were pledged at June 30, 1998.

-------------------------------------------------------------------------------
                                  (Continued)

                         HOME LOAN FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 1998, 1997 and 1996

-------------------------------------------------------------------------------


NOTE 4 - LOANS

Year-end loans were as follows:

                                                                               1998             1997
                                                                               ----             ----
           Residential real estate loans:
                1 - 4 family                                            $   39,551,521   $    35,155,726
                Home equity                                                  1,527,535           728,416
           Nonresidential real estate                                        4,307,546         3,297,105
           Real estate construction                                          1,368,801           553,833
           Land                                                                686,453           570,542
                                                                        --------------   ---------------
                    Total real estate loans                                 47,441,856        40,305,622
           Consumer and other loans
                Home improvement                                             3,993,214         3,701,588
                Automobile                                                   2,997,589         2,505,823
                Commercial                                                   1,429,324         1,645,091
                Deposit                                                        421,710           219,264
                Credit card                                                    410,624           346,704
                Other                                                        1,527,817         1,047,289
                                                                        --------------   ---------------
                    Total consumer and other                                10,780,278         9,465,759
                                                                        --------------   ---------------
           Total loans                                                      58,222,134        49,771,381
           Less:
                Allowance for loan losses                                     (223,237)         (119,218)
                Loans in process                                            (1,053,746)         (245,240)
                Net deferred loan fees and costs                              (120,839)         (106,799)
                                                                        --------------   ---------------

                                                                        $   56,824,312   $    49,300,124
                                                                        ==============   ===============


Activity in the allowance for loan losses was as follows:

                                                                       1998          1997          1996
                                                                       ----          ----          ----
           Beginning balance                                     $    119,218    $   117,513   $   117,513
           Provision for losses                                       120,000          6,000            --
           Loans charged off                                          (17,848)        (4,500)           --
           Recoveries of previous charge-offs                           1,867            205            --
                                                                 ------------    -----------   -----------

           Ending balance                                        $    223,237    $   119,218   $   117,513
                                                                 ============    ===========   ===========

No loans were on nonaccrual status at June 30, 1998 or 1997. Impaired loans at June 30, 1998 and 1997, and for the three years in the period ended June 30, 1998, were not material.

-------------------------------------------------------------------------------

                                  (Continued)

                         HOME LOAN FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 1998, 1997 and 1996

-------------------------------------------------------------------------------


NOTE 4 - LOANS (Continued)

Certain directors, executive officers and companies with which they are affiliated were loan customers during the year ended June 30, 1998. The following is an analysis of such loans, excluding credit card loans. Credit limits may not exceed $5,000 on credit card loans to directors and officers.

         Balance July 1, 1997                                                                  $   191,772
         New loans                                                                                 306,000
         Repayments                                                                                (15,453)
                                                                                               -----------

         Balance June 30, 1998                                                                 $   482,319
                                                                                               ===========


NOTE 5 - ACCRUED INTEREST RECEIVABLE

Year-end accrued interest receivable was as follows:

                                                                                     1998          1997
                                                                                     ----          ----

         Loans                                                                   $   263,981   $   226,790
         Securities                                                                  182,325        60,224
         Interest-bearing time deposits                                               28,877            --
                                                                                 -----------   -----------

                                                                                 $   475,183   $   287,014
                                                                                 ===========   ===========


NOTE 6 - PREMISES AND EQUIPMENT

Year-end premises and equipment were as follows:

                                                                                     1998          1997
                                                                                     ----          ----
           Land                                                                  $    80,434   $    80,434
           Buildings and improvements                                                665,343       662,470
           Furniture and equipment                                                   464,335       441,296
                                                                                 -----------   -----------
                Total cost                                                         1,210,112     1,184,200
           Accumulated depreciation                                                 (738,313)     (660,139)
                                                                                 -----------   -----------

                                                                                 $   471,799   $   524,061
                                                                                 ===========   ===========

-------------------------------------------------------------------------------
                                  (Continued)

                         HOME LOAN FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 1998, 1997 and 1996

-------------------------------------------------------------------------------



NOTE 7 - DEPOSITS

Year-end deposits consisted of the following:

                                                                                1998             1997
                                                                                ----             ----

         Noninterest-bearing demand deposits                              $    3,141,029    $    1,069,333
         NOW and money market accounts                                         8,253,047         7,650,333
         Savings accounts                                                     11,033,878        11,294,755
         Certificates of deposit                                              26,109,921        29,221,009
                                                                          --------------    --------------

                                                                          $   48,537,875    $   49,235,430
                                                                          ==============    ==============

The aggregate amount of certificates of deposit accounts with balances of $100,000 or more at June 30, 1998 and 1997 was $1,656,673 and $2,481,642.

At June 30, 1998, the scheduled maturities of certificates of deposit were as follows:

         Year ended June 30,        1999                                  $   15,476,322
                                    2000                                       8,344,813
                                    2001                                       2,243,351
                                    2002                                          45,435
                                                                          --------------

                                                                          $   26,109,921
                                                                          ==============


NOTE 8 - BORROWED FUNDS

At June 30, 1998, the Bank had a cash management line of credit enabling it to borrow up to $5,000,000 from the Federal Home Loan Bank of Cincinnati ("FHLB"). The line of credit must be renewed on an annual basis. There were no borrowings outstanding on this line of credit at June 30, 1998 or 1997. As a member of the FHLB system, the Bank has the ability to obtain additional borrowings up to a total of $7,860,000, including the line of credit. The Bank had one fixed-rate borrowing, with an interest rate of 5.66%, totaling $1,000,000 at June 30, 1998. The interest rate is fixed for five years, then convertible to a variable rate at the option of the FHLB. The original term of the borrowing is 120 months with interest due monthly and principal due upon maturity on June 30, 2008. The maximum month-end balance of advances outstanding was $1,000,000 in 1998 and the average balance of borrowings outstanding during 1998 was $290,000. There were no borrowings during 1997. Advances under the borrowing agreements are collateralized by a blanket pledge of the Bank's residential mortgage loan portfolio and its FHLB stock.

-------------------------------------------------------------------------------

                                  (Continued)

                         HOME LOAN FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 1998, 1997 and 1996

-------------------------------------------------------------------------------


NOTE 9 - SAVINGS ASSOCIATION INSURANCE FUND RECAPITALIZATION

Included in SAIF deposit insurance premium expense in the Consolidated Statements of Income for the year ended June 30, 1997 is $260,917 for a special assessment resulting from legislation passed and enacted into law on September 30, 1996 to recapitalize the Savings Association Insurance Fund of the Federal Deposit Insurance Corporation. Thrifts such as the Bank paid a one-time assessment in November 1996 of $0.657 for each $100 in deposits as of March 31, 1995. Because of the recapitalization, the Bank began paying lower deposit insurance premiums in January 1997.


NOTE 10 - INCOME TAXES

Income tax expense for the years ended June 30 consisted of the following components:

                                                                       1998          1997          1996
                                                                       ----          ----          ----

           Current tax expense                                    $   431,049    $   297,818   $   412,793
           Deferred tax expense                                        40,656         11,334         6,722
                                                                  -----------    -----------   -----------

                                                                  $   471,705    $   309,152   $   419,515
                                                                  ===========    ===========   ===========

Year-end sources of gross deferred tax assets and gross deferred tax liabilities are as follows:

                                                                                     1998          1997
                                                                                     ----          ----
         Deferred tax assets:
              Allowance for loan losses                                          $    75,901   $    40,534
              Deferred loan fees                                                      41,085        36,227
              Accrued benefits                                                        27,540        77,995
              Other                                                                    2,639            --
                                                                                 -----------   -----------
                  Total deferred tax assets                                          147,165       154,756
                                                                                 -----------   -----------

         Deferred tax liabilities:
              Depreciation                                                             8,015        10,439
              Federal Home Loan Bank stock                                            77,771        68,591
              Accrual to cash                                                         60,130        34,322
              Security discount accretion                                              1,935         1,434
              Unrealized gain on securities available for sale                         5,011         2,077
                                                                                 -----------   -----------
                  Total deferred tax liabilities                                     152,862       116,863
                                                                                 -----------   -----------

                  Net deferred tax (liability) asset                             $    (5,697)  $    37,893
                                                                                 ===========   ===========

-------------------------------------------------------------------------------

                                  (Continued)

                       HOME LOAN FINANCIAL CORPORATION
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         June 30, 1998, 1997 and 1996

-------------------------------------------------------------------------------

NOTE 10 - INCOME TAXES (Continued)

The difference between the financial statement income tax expense and amounts computed by applying the statutory federal income tax rate of 34% to income before income taxes is as follows:

                                                                       1998          1997          1996
                                                                       ----          ----          ----
         Income taxes computed at the statutory

           tax rate on pretax income                              $   472,815    $   307,496   $   404,276
         Tax effect of:
              ESOP                                                     23,179             --            --
              Nondeductible expenses and other                        (24,289)         1,656        15,239
                                                                  ------------   -----------   -----------

                                                                  $   471,705    $   309,152   $   419,515
                                                                  ===========    ===========   ===========

The Corporation, in accordance with SFAS No. 109, has not recorded a deferred tax liability of approximately $526,000 related to approximately $1,548,000 of cumulative special bad debt deductions, included in retained earnings, arising prior to June 30, 1988, the end of the Bank's base year for purposes of calculating bad debt deduction for tax purposes. If this portion of retained earnings is used in the future for any purposes other than to absorb bad debts, it will be added to future taxable income.

NOTE 11 - PENSION PLAN

Effective July 1, 1995, the Corporation amended its defined benefit pension plan and transferred plan assets into a multi-employer trust. The plan is administered by trustees of the Financial Institutions Retirement Fund. The cost of the plan is set annually as an established percentage of wages. No changes were made regarding benefits the participants will receive under the plan. The Corporation recognizes pension expense equal to contributions made to the plan. Contributions of $83,483, $84,552 and $87,561 were made for the years ended June 30, 1998, 1997 and 1996.

NOTE 12 - PROFIT-SHARING PLAN

The Corporation has a profit-sharing plan covering officers of the Bank. Beginning January 1, 1996, up to 10% of pretax income, excluding nonrecurring items and extraordinary gains or losses not related to operations and before deductions of awards under this plan and the deferred compensation agreement, is contributed. The total contribution is allocated to the officers based upon fixed percentages established by the Board of Directors. No incentive awards are payable unless a minimum return on assets is exceeded. Before January 1, 1996, the contribution was based on the Bank's return on average assets for the year then ended. The plan's expense amounted to $157,911, $128,037 and $104,000 for the years ended June 30, 1998, 1997 and 1996.

In 1994, the Corporation entered into a deferred compensation agreement with an officer of the Bank. The agreement entitled the officer to 5% of the annual increase in equity, not including extraordinary items, for a five-year period ending June 30, 1998. During 1998, under terms of the plan, the officer received a payment of $182,014. Expense recognized under this agreement was $36,014, $38,000 and $36,000 for the years ended June 30, 1998, 1997 and 1996.

-------------------------------------------------------------------------------

                                  (Continued)

                       HOME LOAN FINANCIAL CORPORATION
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         June 30, 1998, 1997 and 1996

-------------------------------------------------------------------------------

NOTE 13 - EMPLOYEE STOCK OWNERSHIP PLAN

The Corporation offers an employee stock ownership plan ("ESOP") for the benefit of substantially all employees of the Corporation and the Bank. The establishment of the ESOP and the purchase by the ESOP of the common shares of the Corporation are subject to the receipt of a favorable determination letter on the qualified status of the ESOP under applicable provisions of the Internal Revenue Code. Although no assurances can be given, the Corporation expects that the ESOP will receive a favorable determination letter.

The ESOP borrowed funds from the Corporation with which to acquire common shares of the Corporation. The loan is secured by the shares purchased with the loan proceeds and will be repaid by the ESOP with funds from the Bank's discretionary contributions to the ESOP and earnings on ESOP assets. The shares purchased with the loan proceeds are held in a suspense account for allocation among participants as the loan is repaid. As payments are made and the shares are released from the suspense account, such shares will be validly issued, fully paid and nonassessible.

Shares pledged as collateral are reported as unearned ESOP shares in the Consolidated Balance Sheet. As shares are released from collateral, the Corporation reports compensation expense equal to the current market price of the shares, and the shares become outstanding for earnings per share computations. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings while dividends on unallocated ESOP shares are recorded as a reduction of debt and accrued interest. ESOP compensation expense was $188,074 for the year ended June 30, 1998. The ESOP shares as of June 30, 1998 were as follows:

         SHARES COMMITTED TO BE RELEASED FOR ALLOCATION                  11,991

         UNRELEASED SHARES                                              167,869
                                                                   -------------
         TOTAL ESOP SHARES                                              179,860
                                                                   =============
         FAIR VALUE OF UNRELEASED SHARES AT JUNE 30, 1998          $  2,476,068
                                                                   =============



NOTE 14 - COMMITMENTS, OFF-BALANCE SHEET RISK AND CONTINGENCIES

Various contingent liabilities are not reflected in the consolidated financial statements, including claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material effect on the Corporation's financial condition or results of operations.

Some financial instruments are used in the normal course of business to meet the financing needs of customers and to reduce exposure to interest rate changes. These financial instruments include commitments to extend credit, standby letters of credit and financial guarantees. These involve, to varying degrees, credit and interest-rate risk more than the amounts reported in the financial statements.

Exposure to credit loss if the other party does not perform is represented by the contractual amount for commitments to extend credit, standby letters of credit and financial guarantees written. The same credit policies are used for commitments and conditional obligations as are used for loans. The amount of collateral obtained, if deemed necessary, on extension of credit is based upon management's credit evaluation and generally consists of residential or commercial real estate.

--------------------------------------------------------------------------------

                                  (Continued)

                       HOME LOAN FINANCIAL CORPORATION
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         June 30, 1998, 1997 and 1996

-------------------------------------------------------------------------------

NOTE 14 - COMMITMENTS, OFF-BALANCE SHEET RISK AND CONTINGENCIES (Continued)

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the commitment. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being used, the total commitments do not necessarily represent future cash requirements. Standby letters of credit and financial guarantees written are conditional commitments to guarantee a customer's performance to a third party.

A summary of the notional or contractual amounts of financial instruments with off-balance sheet risk at year-end follows:

                                                                                  1998             1997
                                                                                  ----             ----

         Lines of credit - variable rate                                    $   1,728,000    $   1,595,000
         1-4 family residential real estate - variable rate                       782,000          446,000
         1-4 family residential real estate - fixed rate                          134,000               --
         Commercial real estate - variable rate                                   225,000          700,000
         Credit card arrangements - fixed rate                                    771,000          671,000

The interest rates on fixed-rate commitments range from 7.13% to 13.90% at June 30, 1998 and were 13.90% at June 30, 1997. The interest rates on variable rate commitments range from 6.75% to 7.00% at June 30, 1998 and 8.00% to 9.50% at June 30, 1997.

The Bank entered into an employment agreement with an officer of the Corporation and Bank. The agreement provides for a term of three years and a salary and performance review by the Board of Directors not less often than annually, as well as inclusion of the employee in any formally established employee benefit, bonus, pension and profit-sharing plans for which senior management personnel are eligible. The agreement provides for extensions for a period of one year on each anniversary date, subject to review and approval of the extension by disinterested members of the Board of Directors of the Bank. The employment agreement also provides for vacation and sick leave in accordance with the Bank's prevailing policies.

NOTE 15 - REGULATORY MATTERS

The Bank is subject to various regulatory capital requirements administered by the federal regulatory agencies. Failure to meet minimum capital requirements can initiate certain mandatory actions that, if undertaken, could have a direct material affect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classifications are also subject to qualitative judgments by the regulators about the Bank's components, risk weightings and other factors. At June 30, 1998 and 1997, management believes the Bank complies with all regulatory capital requirements. Based on the computed regulatory capital ratios, the Bank is considered well capitalized under the Federal Deposit Insurance Act at June 30, 1998 and 1997. Management believes no conditions or events have occurred after June 30, 1998 that would cause the Bank's capital category to change.

--------------------------------------------------------------------------------

                                  (Continued)

                       HOME LOAN FINANCIAL CORPORATION
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         June 30, 1998, 1997 and 1996

-------------------------------------------------------------------------------

NOTE 15 - REGULATORY MATTERS (Continued)

At year-end 1998 and 1997, the Bank's actual capital levels and minimum required levels were:

                                                                             Minimum
                                                                         Required To Be               Minimum
                                                                     Adequately Capitalized       Required To Be
                                                                          Under Prompt           Well Capitalized
                                                                           Corrective         Under Prompt Corrective
                                                   Actual              Action Regulations       Action Regulations
                                               ---------------         ------------------       ------------------
                                               Amount    Ratio          Amount     Ratio         Amount      Ratio
                                               ------    -----          ------     -----         ------      -----
                                                                      (Dollars in thousands)
JUNE 30, 1998

Total capital (to risk-weighted assets)      $  20,749     51.3%       $   3,238     8.0%       $   4,047    10.0%
Tier 1 (core) capital (to
  risk-weighted assets)                         20,526     50.7            1,619     4.0            2,428     6.0
Tier 1 (core) capital (to adjusted
  total assets)                                 20,526     25.1            3,278     4.0            4,098     5.0
Tangible capital (to adjusted total assets)     20,526     25.1            1,299     1.5              N/A

JUNE 30, 1997

Total capital (to risk-weighted assets)      $  10,485     30.7%       $   2,736     8.0%       $   3,420    10.0%
Tier 1 (core) capital (to
  risk-weighted assets)                         10,366     30.3            1,368     4.0            2,052     6.0
Tier 1 (core) capital (to adjusted
  total assets)                                 10,366     17.2            1,812     3.0            3,020     5.0
Tangible capital (to adjusted total assets)     10,366     17.2              906     1.5              N/A

In addition to certain federal income tax considerations, OTS regulations impose limitations on the payment of dividends and other capital distributions by savings associations. Under OTS regulations applicable to converted savings associations, the Bank is not permitted to pay a cash dividend on its common shares if its regulatory capital would, as a result of payment of such dividends, be reduced below the amount required for the Liquidation Account, or below applicable regulatory capital requirements prescribed by the OTS.

OTS regulations applicable to all savings and loan associations provide that a savings association which immediately prior to, and on a pro forma basis after giving effect to, a proposed capital distribution (including a dividend) has total capital (as defined by OTS regulations) that is equal to or greater than the amount of its capital requirements is generally permitted without OTS approval (but subsequent to 30 days' prior notice to the OTS) to make capital distributions, including dividends, during a calendar year in an amount not to exceed the greater of (1) 100% of its net earnings to date during the calendar year, plus an amount equal to one-half of the amount by which its total capital to assets ratio exceeded its required capital to assets ratio at the beginning of the calendar year, or (2) 75% of its net earnings for the most recent four-quarter period. Savings associations that meet the capital requirements but have been notified by the OTS that they are in need of more than normal supervision will be subject to restrictions on dividends. A savings association that fails to meet current minimum capital requirements is prohibited from making any capital distributions without the prior approval of the OTS.

--------------------------------------------------------------------------------

                                  (Continued)

                       HOME LOAN FINANCIAL CORPORATION
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         June 30, 1998, 1997 and 1996

-------------------------------------------------------------------------------

NOTE 15 - REGULATORY MATTERS (Continued)

The Bank currently meets all of its capital requirements and, unless the OTS determines that the Bank is an institution requiring more than normal supervision, the Bank may pay dividends in accordance with the foregoing provisions of OTS regulations.

NOTE 16 - FAIR VALUES OF FINANCIAL INSTRUMENTS

The carrying values and the estimated fair values of the Corporation's financial instruments at year-end are shown below. Items that are not financial instruments are not included.

                                                                1998                             1997
                                                                ----                             ----
                                                      Carrying         Estimated         Carrying       Estimated
                                                       Amount         Fair Value          Amount       Fair Value
                                                       ------         ----------         --------      ----------
Financial assets:
     Cash and cash equivalents                   $    7,657,148   $     7,657,000   $    4,681,049   $    4,681,000
     Interest-bearing time deposits                   2,037,137         2,037,000           38,796           39,000
     Securities available for sale                   14,018,560        14,019,000        5,004,296        5,004,000
     Loans, net of allowance for
       loan losses                                   56,824,312        57,047,000       49,300,124       50,038,000
     Federal Home Loan Bank stock                       393,000           393,000          366,000          366,000
     Accrued interest receivable                        475,183           475,000          287,014          287,000

Financial liabilities
     Demand, savings and money
       market deposit accounts                      (22,427,954)      (22,428,000)     (20,014,421)     (20,014,000)
     Certificates of deposit                        (26,109,921)      (26,256,000)     (29,221,009)     (29,184,000)
     Federal Home Loan Bank advances                 (1,000,000)       (1,000,000)              --               --
     Accrued interest payable                          (480,365)         (480,000)        (460,029)        (460,000)

The estimated fair value approximates carrying amount for all items except those described below. Estimated fair value for securities is based on quoted market values for the individual securities or for equivalent securities. Estimated fair value for loans is based on the rates charged at year-end for new loans with similar maturities, applied until the loan is assumed to reprice or be paid. Estimated fair values for time deposits and long-term borrowings are based on the rates paid at year-end for similar new deposits and long-term borrowings, applied until maturity. Estimated fair value for other financial instruments and off-balance sheet loan commitments is considered nominal.

--------------------------------------------------------------------------------

                                  (Continued)

                       HOME LOAN FINANCIAL CORPORATION
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         June 30, 1998, 1997 and 1996

-------------------------------------------------------------------------------

NOTE 17 - PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION

Condensed financial information of Home Loan Financial Corporation as of June 30, 1998 and for the period beginning March 25, 1998, the effective date of the conversion, through June 30, 1998 is as follows:

CONDENSED BALANCE SHEET
June 30, 1998

Assets
    Cash and cash equivalents                                        $   418,206
    Investment in subsidiary                                          20,536,212
    Loans receivable                                                  10,650,136
    Other assets                                                           5,480
                                                                     -----------
    Total assets                                                     $31,610,034
                                                                     ===========

Liabilities
    Other liabilities                                                $    45,400

SHAREHOLDERS' EQUITY                                                  31,564,634
                                                                     -----------
    Total liabilities and shareholders' equity                       $31,610,034
                                                                     ===========

CONDENSED STATEMENT OF INCOME
March 25, 1998 - June 30, 1998

     Interest on loans                                                  $151,756
     Operating expenses                                                   18,070
                                                                        --------
     Income before income taxes and equity in
       undistributed earnings of subsidiary                              133,686

     Income tax expense                                                   45,400
                                                                        --------
     Income before equity in undistributed
       earnings of subsidiary                                             88,286

     Equity in undistributed earnings of subsidiary                      232,692
                                                                        --------
     NET INCOME                                                         $320,978
                                                                        ========

--------------------------------------------------------------------------------

                                  (Continued)

                       HOME LOAN FINANCIAL CORPORATION
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         June 30, 1998, 1997 and 1996

-------------------------------------------------------------------------------
NOTE 17 - PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION
(Continued)


CONDENSED STATEMENT OF CASH FLOWS
March 25, 1998 - June 30, 1998

     CASH FLOWS FROM OPERATING ACTIVITIES
     Net income                                                 $      320,978
     Adjustments to reconcile net income
       to cash provided by operations:
         Equity in undistributed income of subsidiary                 (232,692)
         Net changes in other assets                                    (5,480)
         Net change in other liabilities                                45,400
                                                                --------------
              Net cash from operating activities                       128,206

     CASH FLOWS FROM INVESTING ACTIVITIES
     Purchase of stock in The Home Loan Savings Bank               (10,940,137)
     Loan to ESOP                                                   (1,798,600)
     Loan to subsidiary                                             (9,000,000)
     Proceeds from loan principal repayments                           148,464
                                                                --------------
        Net cash from investing activities                         (21,590,273)

              Cash flows from financing activities
     Proceeds from issuance of common shares,
       net of conversion costs                                      21,880,273

     Net change in cash and cash equivalents                           418,206
     Cash and cash equivalents at beginning of year                         --
                                                                --------------
     CASH AT END OF YEAR                                        $      418,206
                                                                ==============

-------------------------------------------------------------------------------

                         HOME LOAN FINANCIAL CORPORATION

SHAREHOLDER INFORMATION

ANNUAL MEETING

The Annual Meeting of Stockholders will be held at 4:00 p.m., Coshocton, Ohio time on October 13, 1998 at the main office of the Bank at 401 Main Street, Coshocton, Ohio.

STOCK LISTING

Home Loan Financial Corporation common stock is traded on the Nasdaq National Market under the symbol "HLFC".

PRICE RANGE OF COMMON STOCK

The per share price range of the common shares for each quarter since the common shares began trading on March 25, 1998 was as follows:

FISCAL 1998                                      HIGH                        LOW
Quarter ended March 31, 1998 (1)            $   15.750                 $  15.375
Quarter ended June 30, 1998                     16.750                    14.000

(1) Reflects the period from March 25, 1998 through March 31, 1998.

The stock price information set forth in the table above was provided by The Nasdaq Stock Market, Inc.

At August 21, 1998, there were 2,248,250 common shares of Home Loan Financial Corporation issued and outstanding (including unallocated ESOP shares) and there were 740 holders of record.

SHAREHOLDER AND GENERAL INQUIRIES                TRANSFER AGENT

Preston W. Bair, Chief Financial Officer         Registrar and Transfer Co.
Home Loan Financial Corporation                  10 Commerce Drive
401 Main Street                                  Cranford, NJ  07016
Coshocton, OH 43812-1580
(740) 622-0444

ANNUAL REPORT ON FORM 10-KSB

A copy of Home Loan Financial Corporation's Annual Report on Form 10-KSB for the year ended June 30, 1998, as filed with the Securities and Exchange Commission, may be obtained without charge by submitting a written request to Preston W. Bair, Chief Financial Officer, Home Loan Financial Corporation, 401 Main Street Coshocton, Ohio 43812-1580.

                         HOME LOAN FINANCIAL CORPORATION

CORPORATE INFORMATION

CORPORATION AND BANK ADDRESS

401 Main Street                                   Telephone:      (740) 622-0444
Coshocton, OH 43812-1580                          Fax:            (740) 623-6000

DIRECTORS OF THE CORPORATION AND THE BANK

Robert C. Hamilton (Chairman of the Board)        Neal J. Caldwell
     President and Chief Executive Officer of     Veterinarian
     The Home Loan Savings Bank

Robert D. Mauch                                   Charles H. Durmis
     Owner of Robert D. Mauch CPA, a private      General Surgeon
     practice accounting firm

Douglas L. Randles
     President of L.W. Randles Cheese, Inc.

Officers of the Corporation and the Bank:
-----------------------------------------

Robert C. Hamilton, President and Chief Executive Officer
Preston W. Bair, Secretary, Treasurer and Chief Financial Officer
David L. Smailes, Vice President of the Bank
Kyle R. Hamilton, Assistant Vice President of the Bank
Paula K. Carpenter, Assistant Vice President of the Bank
Jennifer S. Lahna, Assistant Vice President of the Bank
Debra K. McFarland, Assistant Vice President of the Bank

Special Counsel                           Independent Auditors
---------------                           --------------------

Vorys, Sater, Seymour and Pease LLP       Crowe, Chizek and Company LLP
221 East Fourth Street                    One Columbus
Cincinnati, OH  45201                     10 West Broad Street
                                          Columbus, OH  43215