Form 10KSB40, Exhibit 13
period 1999-06-30
HOME LOAN FINANCIAL CORP
filed 1999-09-27
CIK 1050894

                                                                      Exhibit 13







                         HOME LOAN FINANCIAL CORPORATION
                                 Coshocton, Ohio

                                  ANNUAL REPORT
                                  June 30, 1999

                         HOME LOAN FINANCIAL CORPORATION
                                 Coshocton, Ohio

                                  ANNUAL REPORT
                                  June 30, 1999





                                    CONTENTS



LETTER TO SHAREHOLDERS.........................................................2

BUSINESS OF HOME LOAN FINANCIAL CORPORATION....................................3

MARKET PRICE OF THE CORPORATION'S COMMON SHARES AND
  RELATED SHAREHOLDER MATTERS..................................................3

SELECTED CONSOLIDATED FINANCIAL INFORMATION AND
  OTHER DATA...................................................................4

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS..........................................7

REPORT OF INDEPENDENT AUDITORS ...............................................19

CONSOLIDATED FINANCIAL STATEMENTS

      Consolidated Balance Sheets.............................................20

      Consolidated Statements of Income.......................................21

      Consolidated Statements of Comprehensive Income.........................22

      Consolidated Statements of Changes in Shareholders' Equity..............23

      Consolidated Statements of Cash Flows...................................25

      Notes to Consolidated Financial Statements..............................26

SHAREHOLDER INFORMATION.......................................................44

CORPORATE INFORMATION.........................................................45


--------------------------------------------------------------------------------


                                                                              1.

Dear Shareholder:

On behalf of your directors, officers and employees, it is indeed a pleasure to present the second Annual Report of Home Loan Financial Corporation (the "Company"). You will find a detailed description of the 1999 fiscal year financial results of your Company contained in the audited consolidated Financial Statements and the accompanying Management's Discussion and Analysis of Financial Condition and Results of Operations.

The growth trends continued this past year as the Company passed $100 million in total assets. It was a very good year for your Company. Net income was $1,322,624 for fiscal 1999, an increase of $404,046 over fiscal 1998. We ended the 1999 fiscal year with total assets of $107.9 million, compared to $81.9 million for fiscal year-end 1998.

In late 1998, we announced plans to construct our second branch office, in West Lafayette, Ohio. As you review this letter, this office should be open or will be very shortly. We look forward to serving the West Lafayette residents and business community by building upon our current relationships and expanding our products and services.

Since the conversion of The Home Loan Savings Bank to a stock company, your directors and management team have been evaluating the "new" capital infusion as a result of the overwhelming response to our public offering. The Board is committed to analyze all possibilities to keep the Company's capital manageable, and, over a period of time, strive to reach reasonable returns on capital. We hope to accomplish this as the Company continues to grow and we examine other means to add value for our shareholders. This year, the Board of Directors declared a special cash distribution of $4.00 per share and also completed two stock repurchases.

The "Year 2000" issue is certain to remain an important issue this year, but let me assure you that we have prepared and tested the Company's systems appropriately. We are confident that we are more than adequately prepared to meet the challenges of the "Year 2000." We highly recommend you read the references to this problem and our preparations for it in this report.

In conclusion, we recognize that the key to the Bank's success as a community bank is the personal relationship that we maintain with our customers. Our success is driven by a dedicated staff of officers and employees, as well as our commitment to participate in and support numerous community events.

Thank you for your continued support and your investment in Home Loan Financial Corporation.

Sincerely,




Robert C. Hamilton
Chairman of the Board and President

--------------------------------------------------------------------------------


2.

BUSINESS OF HOME LOAN FINANCIAL CORPORATION

Home Loan Financial Corporation ("HLFC"), a unitary thrift holding company incorporated under the laws of the State of Ohio, owns all of the issued and outstanding common shares of The Home Loan Savings Bank ("Bank"), a savings and loan association incorporated under the laws of the State of Ohio, together referred to as the Corporation. On March 25, 1998, HLFC acquired all of the common shares issued by the Bank upon its conversion from a mutual savings and loan association to a stock savings and loan association ("Conversion"). HLFC's activities have been limited primarily to holding the common shares of the Bank.

Serving the Coshocton, Ohio area since 1882, the Bank conducts business from its main office at 401 Main Street and a full-service branch office at 590 Walnut Street. Both banking facilities are located in Coshocton, Ohio. The principal business of the Bank is the origination of permanent mortgage loans secured by first mortgages on one- to four-family residential real estate located in Coshocton County, Ohio, the Bank's primary market area. The Bank also originates a limited number of loans for the construction of one- to four-family residences and permanent mortgage loans secured by multifamily and nonresidential real estate in its primary market area. In addition to real estate lending, the Bank originates commercial loans and various types of consumer credits, including home improvement loans, education loans, loans secured by savings accounts, motor vehicle loans, unsecured loans and credit cards. For liquidity and interest rate risk management purposes, the Bank invests in interest-bearing deposits in other financial institutions, U.S. Treasury securities, mortgage-backed securities and other investments permitted by applicable law. Funds for lending and other investment activities are obtained primarily from savings deposits, which are insured up to applicable limits by the Federal Deposit Insurance Corporation ("FDIC") in the Savings Association Insurance Fund ("SAIF"), principal repayments on loans, maturities of securities and borrowings from the Federal Home Loan Bank ("FHLB").

As a savings and loan holding company, HLFC is subject to regulation, examination and oversight by the Office of Thrift Supervision of the United States Department of the Treasury ("OTS"). As a savings and loan association incorporated under the laws of the State of Ohio, the Bank is subject to regulation, examination and oversight by the OTS and the State of Ohio Division of Financial Institutions. The Bank is also subject to general oversight by the FDIC. Because HLFC and the Bank are corporations organized under Ohio law, they are also subject to the provisions of the Ohio Revised Code generally applicable to corporations. The Bank is also a member of the FHLB of Cincinnati.


MARKET PRICE OF THE CORPORATION'S COMMON SHARES AND
  RELATED SHAREHOLDER MATTERS

The Corporation had 2,014,045 common shares outstanding on August 30, 1999, held of record by approximately 709 shareholders. Price information with respect to the Corporation's common shares is quoted on The Nasdaq National Market. The high and low daily closing prices for the common shares of the Corporation from March 25, 1998 to June 30, 1999, as quoted by The Nasdaq Stock Market, Inc., and cash dividends paid by quarter are shown below.

                                              Quarter Ended
                  March 31,   June 30,  September 30,   December 31,    March 31,   June 30,
                    1998       1998       1998            1998            1999          1999
                  ---------   --------  -------------   ------------    ---------   --------
High              $ 15.750  $ 16.750    $ 15.250          14.750        13.750       16.000
Low                 15.375    14.000      13.000          11.453        12.313        8.500
Cash Dividends          --        --       0.050           0.050         0.060        4.060(1)

(1) Cash dividends for the quarter ended June 30, 1999, include a $4.00 per share return of capital distribution.
--------------------------------------------------------------------------------


                                                                              3.

In addition to certain federal income tax considerations, OTS regulations impose limitations on the payment of dividends and other capital distributions by savings associations. Under OTS regulations applicable to converted savings associations, the Bank is not permitted to pay a cash dividend on its common shares if its regulatory capital would, as a result of payment of such dividend, be reduced below the amount required for the Liquidation Account (the account established for the purpose of granting a limited priority claim on the assets of the Bank in the event of complete liquidation to those members of the Bank before the Conversion who maintain a savings account at the Bank after the Conversion), or applicable regulatory capital requirements prescribed by the OTS.

An application must be submitted and approval from the OTS must be obtained by a subsidiary of a savings and loan holding company (1) if the proposed distribution would cause total distributions for that calendar year to exceed net income for that year to date plus the savings association's retained net income for the preceding two years; (2) if the savings association will not be at least adequately capitalized following the capital distribution; (3) if the proposed distribution would violate a prohibition contained in any applicable statute, regulation or agreement between the savings association and the OTS (or the FDIC), or a condition imposed on the savings association in an OTS-approved application or notice; or, (4) if the savings association has not received certain favorable examination ratings from the OTS. If a savings association subsidiary of a holding company is not required to file an application, it must file a notice with the OTS.


SELECTED CONSOLIDATED FINANCIAL INFORMATION AND OTHER DATA

The following tables set forth certain information concerning the consolidated financial condition, earnings and other data regarding the Corporation at the dates and for the periods indicated. Because the conversion was completed on March 25, 1998, information for the years prior to the 1998 fiscal year end is for the Bank.

Selected Financial Condition                            At June 30,
----------------------------         -------------------------------------------------
  and Other Data:                       1999      1998      1997     1996      1995
  --------------                     --------  --------  --------  --------  ---------
                                                     (Dollars in thousands)
Total amount of:
     Assets                          $107,855  $ 81,915  $ 60,401  $ 55,366  $ 49,102
     Cash and cash equivalents          8,564     7,657     4,681     5,723     2,559
     Interest-bearing time deposits        35     2,037        39        41        --
     Securities available for sale      2,970    14,019     5,004     1,743       753
     Mortgage-backed securities
       available for sale              20,248        --        --        --        --
     Securities held to maturity           --        --        --     2,252     5,498
     FHLB stock                         1,431       393       366       341       318
     Loans, net (1)                    73,069    56,824    49,300    44,294    39,156
     Deposits                          56,495    48,538    49,235    44,884    39,543
     Federal Home Loan Bank
       advances                        28,200     1,000        --        --        --
     Other borrowings                   2,350        --        --        --        --
     Shareholders' equity (2)          19,899    31,565    10,370     9,768     9,005
Number of full-service offices              2         2         2         2         2

--------------------------------------------------------------------------------


4.


                                         Year Ended June 30,
                                --------------------------------------
SELECTED OPERATIONS DATA:         1999    1998    1997    1996   1995
------------------------        ------  ------  ------  ------  ------
                                         (Dollars in thousands)

Interest income                 $6,910  $5,372  $4,609  $4,259  $3,696
Interest expense                 2,623   2,108   1,931   1,703   1,331
                                ------  ------  ------  ------  ------
Net interest income              4,287   3,264   2,678   2,556   2,365
Provision for loan losses          120     120       6      --       2
                                ------  ------  ------  ------  ------
Net interest income after
  provision for loan losses      4,167   3,144   2,672   2,556   2,363
Noninterest income                 204     176     175     165     149
Noninterest expense              2,308   1,929   1,943   1,532   1,418
                                ------  ------  ------  ------  ------
Income before income taxes       2,063   1,391     904   1,189   1,094
Income tax expense                 741     472     309     419     378
                                ------  ------  ------  ------  ------
Net income                      $1,323  $  919  $  595  $  770  $  716
                                ======  ======  ======  ======  ======

Basic earnings per share (3)    $  .67  $  .15
                                ======  ======
Diluted earnings per share (3)  $  .66  $  .15
                                ======  ======
Dividends per share (3)         $ 4.22  $   --
                                ======  ======


                                                 At or for the Year ended June 30,
                                           ------------------------------------------
Selected Financial Ratios and                1999     1998    1997     1996     1995
-----------------------------              -------  ------- -------  -------  -------
  Other Data:
  ----------
Performance Ratios:
     Return on assets (ratio of net
       income to average total assets)       1.45%    1.37%   1.04%    1.47%    1.47%
     Return on equity (ratio of net
       income to average equity) (2)         4.48     5.40    5.94     8.20     8.32
     Interest rate spread (4)                3.50     4.05    4.25     4.45     4.52
     Net interest margin (5)                 4.85     5.09    4.88     5.10     5.04
     Noninterest expense to average
       assets                                2.54     2.89    3.39     2.93     2.91
     Efficiency ratio (6)                   51.38    56.09   68.09    56.30    56.41
     Net interest income to
       noninterest expense                 185.77   169.14  137.86   166.82   166.78
     Average interest-earning assets
       to average interest-bearing
       liabilities                           1.46x    1.32x   1.18x    1.19x    1.18x

Capital Ratios:
     Average equity to average
       assets (2)                           32.45%   25.51%  17.51%   17.95%   17.67%
     Shareholders' equity to total
       assets at end of period (2)          18.45    38.53   17.17    17.64    18.34


--------------------------------------------------------------------------------


                                                                              5.

                                                       At or for the year ended June 30,

Selected Financial Ratios and             1999          1998          1997         1996         1995
-----------------------------        -----------   -----------    -----------  ----------   ---------
  Other Data:
  ----------
Asset Quality Ratios and Other Data:
     Nonperforming assets to average
  assets (7)                               0.15          0.37          0.06         0.17         0.03
Nonperforming assets to total
  assets at end of period (7)              0.12          0.30          0.05         0.16         0.03
Nonperforming loans to gross
  loans (8)                                0.18          0.43          0.07         0.20         0.04
Allowance for loan losses to
  gross loans (8)                          0.44          0.39          0.24         0.26         0.30
Allowance for loan losses to
  nonperforming loans                    242.75         91.23        361.27       133.54       734.46
Net charge-offs to
  average loans                            0.03          0.03          0.01           --         0.02
Amount of nonperforming loans         $ 133,000     $ 245,000     $  33,000    $  88,000    $  16,000
Amount of nonperforming assets          133,000       245,000        33,000       88,000       16,000

-------------------------------

(1) Loans are shown net of loans in process, net deferred loan fees and costs and the allowance for loan losses.

(2) Consists solely of retained earnings, unrealized gain (loss) on securities available for sale and excess of additional pension liability over unrecognized prior service cost before June 30, 1998.

(3) Earnings and dividends per share are not applicable for any of the periods presented before June 30, 1998. Earnings per share for 1998 was computed based on net income of the Corporation since its stock issuance on March 25, 1998. The dividends for 1999 include a $4.00 return of capital distribution.

(4) The interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(5) The net interest margin represents net interest income as a percent of average interest-earning assets.

(6) The efficiency ratio represents noninterest expense divided by the sum of net interest income and noninterest income. The efficiency ratio was 58.95% in 1997 without the one-time assessment to recapitalize the Savings Association Insurance Fund.

(7) Nonperforming assets consist of nonperforming loans and foreclosed assets. Nonperforming loans consist of all accruing loans 90 days or more past due and all nonaccrual loans.

(8)  Gross loans are stated at the unpaid principal balances.


--------------------------------------------------------------------------------


6.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS

GENERAL

The following is management's analysis of the Corporation's consolidated financial condition and consolidated results of operations as of and for the year ended June 30, 1999, compared to prior years. This discussion is designed to provide a more comprehensive review of the operating results and financial position than could be obtained from an examination of the consolidated financial statements alone. This analysis should be read in conjunction with the consolidated financial statements and related footnotes and the selected financial data included elsewhere in this report.

The Conversion was consummated on March 25, 1998. A total of 2,248,250 common shares of HLFC were sold at $10.00 per share and net proceeds from the sale were $21,880,273 after deducting the costs of the Conversion. HLFC retained 50% of the net proceeds from the sale of common shares. The remainder of the net proceeds was invested in the capital stock issued by the Bank to HLFC in connection with the Conversion.

The Corporation provides financial services through its main and branch offices in Coshocton, Ohio. Its primary deposit products are checking, savings and term certificate accounts, and its primary lending products are residential mortgage, commercial and installment loans. Substantially all loans are secured by specific items of collateral including business assets, consumer assets and real estate. Commercial loans are expected to be repaid from cash flow from operations of businesses. Real estate loans are secured by both residential and commercial real estate.


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

--------------------------------------------------------------------------------


                                                                              7.

FINANCIAL CONDITION

Total assets at June 30, 1999 were $107.9 million, compared to $81.9 million at June 30, 1998, an increase of $26.0 million, or 31.7%. The increase in total assets was primarily in loans and mortgage-backed securities, which were partially funded by a decline in securities available for sale and interest-bearing time deposits, combined with an increase in deposits and borrowings.

Interest-bearing time deposits, securities available for sale, mortgage-backed securities available for sale and FHLB stock increased from $16.4 million at June 30, 1998 to $24.7 million at June 30, 1999. Interest-bearing time deposits decreased $2.0 million from June 30, 1998 to June 30, 1999, primarily to fund loan growth. Securities available for sale decreased from $14.0 million at June 30, 1998 to $3.0 million at June 30, 1999. A large portion of the proceeds from the Conversion, which closed on March 25, 1998, were initially invested in U.S. Treasury and U.S. Government agency securities with relatively short-term maturities. Management's initial strategy emphasized investment in securities guaranteed by the U.S. Government and its agencies to mitigate credit risk, while providing a cash flow stream to fund future loan demand. As these securities matured or were called, proceeds were used to fund loan growth. Mortgage-backed securities, which totaled $20.2 million at June 30, 1999, were funded primarily by convertible fixed-rate advances from the FHLB. The FHLB advances and subsequent investment in mortgage-backed securities was done to better leverage the Corporation's capital. The mortgage-backed securities also provide the Corporation with a cash flow stream through principal repayments to fund future loan demand, for operations or for reinvestment. FHLB stock increased over $1.0 million from June 30, 1998 and June 30, 1999 in order to increase the amount of borrowings that could be obtained.

Loan growth, which totaled $16.2 million, was experienced in all loan categories. The significant changes were one- to four-family residential real estate loans, which increased $10.5 million, real estate construction loans, which increased $1.4 million, nonresidential real estate loans, which increased $1.1 million, commercial loans, which increased $1.4 million, and consumer and other loans, which increased $1.5 million. These increases reflect a stable local economy, the current interest-rate environment and the Corporation being more aggressive in its pricing of fixed-rate loan products during the period.

Premises and equipment increased from $472,000 at June 30, 1998 to $742,000 at June 30, 1999. The primary reason for the increase relates to the purchase of land and construction in progress for a new branch facility in West Lafayette, Ohio. The branch should be open in the fall of 1999.

Total deposits increased $8.0 million from $48.5 million at June 30, 1998 to $56.5 million at June 30, 1999. The Corporation experienced increases in negotiable order of withdrawal ("NOW") accounts and money market accounts of $5.7 million and certificates of deposit of $1.5 million. The increase in NOW and money market accounts resulted from the Corporation being more interest-rate competitive for money market accounts compared to the local market. Generating deposit growth was a priority for the Corporation to help fund the strong loan demand and grow the Corporation's balance sheet to leverage its capital position. Despite the increase in certificates of deposit, the portfolio as a percent of total deposits decreased from 53.8% at June 30, 1998 to 48.8% at June 30, 1999. Almost all certificates of deposit held by the Bank mature in less than three years with the majority maturing in the next year.

FHLB advances totaled $28.2 million at June 30, 1999, compared to $1.0 million at June 30, 1998. As discussed previously, the increase in FHLB advances was primarily to leverage the Corporation's capital. Also, in the recent past, the Corporation had not aggressively marketed or priced fixed-rate mortgages due to the interest-rate risk exposure. Management has been more competitive with this product. Although the advances reprice or mature in a shorter timeframe than what a 30-year fixed-rate mortgage would if it were to amortize to maturity, the borrowings still assist the Corporation in managing the interest rate exposure of originating fixed-rate loans. However, the majority of the Bank's loan portfolio continues to be variable rate. At June 30, 1999, FHLB advances consisted of $17.0 million of long-term convertible fixed-rate advances and $11.2 million of fixed-rate advances which mature within one year. The convertible long-term advances have a fixed rate for a specified number of years, then convert to an

--------------------------------------------------------------------------------


8.

adjustable rate at the option of the FHLB. If the convertible option is exercised, the advance may be prepaid at any time without penalty.

The Bank maintains a $10 million cash management arrangement with the FHLB as an additional source of liquidity. Advances can be fixed or variable rate. Variable rate advances can be prepaid at any time without penalty. Of the advances included above, $6.2 million were outstanding at June 30, 1999 under this line of credit. No advances were outstanding at June 30, 1998 under this line of credit. Additional advances may be obtained from the FHLB to fund future loan growth and leverage excess capital as needed.

At June 30, 1999, the Corporation had two lines of credit totaling $4,000,000 with another financial institution. Borrowings outstanding on these lines of credit totaled $2,350,000 at June 30, 1999. Both lines of credit expire one year from the original date of the agreement. The original $2,000,000 line of credit is unsecured while the second $2,000,000 line of credit is secured. Interest on the lines of credit adjusts daily at the prime rate as published in The Wall Street Journal. Interest payments are due monthly and any outstanding principal is due at expiration.

Total shareholders' equity decreased from $31.6 million at June 30, 1998 to $19.9 million at June 30, 1999. The decrease results from the $4.00 per share return of capital distribution, which reduced shareholders' equity by $8.5 million, the purchase of 4% of the total shares sold in the Conversion by the Home Loan Financial Corporation Recognition and Retention Plan ("RRP"), which was approved by the shareholders at the October 13, 1998 Annual Meeting and two separate 5% stock repurchases. The decrease in capital is part of management's capital planning strategy to utilize or distribute its excess capital.


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


COMPARISON OF RESULTS OF OPERATIONS FOR THE YEAR ENDED JUNE 30, 1999 AND JUNE 30, 1998

NET INCOME. The Corporation's net income for the year ended June 30, 1999 was $1,323,000, compared to $919,000 for the year ended June 30, 1998, an increase of $404,000, or 43.9%. The increase in net income was the result of an increase in net interest income partially offset by an increase in noninterest expense.

NET INTEREST INCOME. Net interest income totaled $4,287,000 for the year ended June 30, 1999, compared to $3,264,000 for the year ended June 30, 1998, an increase of $1,023,000, or 31.3%. The change in net interest income is attributable to an increase in the ratio of average interest-earning assets to average interest-bearing liabilities partially offset by a decrease in the interest rate spread.

--------------------------------------------------------------------------------


                                                                              9.

Interest and fees on loans increased $796,000, or 16.8%, from $4,745,000 for the year ended June 30, 1998 to $5,541,000 for the year ended June 30, 1999. The increase in interest income was due to a higher average balance of loans, partially offset by a decrease in the average yield earned on loans.

Interest earned on securities totaled $1,007,000 for the year ended June 30, 1999, compared to $390,000 for the year ended June 30, 1998. The increase was a result of higher average balances of securities and an increase in the average yield earned.

Dividends on FHLB stock increased $18,000 over the comparable periods due to an increase in the number of shares of FHLB stock owned.

Interest on interest-bearing deposits and federal funds sold increased $108,000 for the year ended June 30, 1999, compared to the year ended June 30, 1998. This increase was the result of higher average balances of interest-bearing deposits and federal funds sold and an increase in the average yield earned.

Interest paid on deposits increased $58,000 for the year ended June 30, 1999, compared to the year ended June 30, 1998. The increase in interest expense was due to an increase in the average balance of deposits, partially offset by a decrease in the cost of funds.

Interest on FHLB advances totaled $461,000 for the year ended June 30, 1999, compared to $16,000 for the year ended June 30, 1998, an increase of $445,000. The increase in interest expense was the result of a higher average balance of FHLB advances due to the Corporation better leveraging its capital and borrowing funds for investment in mortgage-backed securities as discussed above.

PROVISION FOR LOAN LOSSES. The Corporation maintains an allowance for loan losses in an amount that, in management's judgment, is adequate to absorb probable losses in the loan portfolio. While management utilizes its best judgment and information available, the ultimate adequacy of the allowance is dependent upon a variety of factors, including the performance of the Corporation's loan portfolio, the economy, changes in real estate values and interest rates and the view of the regulatory authorities toward loan classifications. The provision for loan losses is determined by management as the amount to be added to the allowance for loan losses after net charge-offs have been deducted to bring the allowance to a level which is considered adequate to absorb probable losses in the loan portfolio. The amount of the provision is based on management's quarterly review of the loan portfolio and consideration of such factors as historical loss experience, general prevailing economic conditions, changes in the size and composition of the loan portfolio and specific borrower considerations, including the ability of the borrower to repay the loan and the estimated value of the underlying collateral.

The provision for loan losses for the years ended June 30, 1999 and June 30, 1998 totaled $120,000. The allowance for loan losses totaled $323,000, or 0.44% of gross loans, at June 30, 1999, compared to $223,000, or 0.39% of gross loans, at June 30, 1998. The Corporation has not experienced significant charge-offs in any of the periods presented. The Corporation's low charge-off history is the product of a variety of factors, including the Corporation's underwriting guidelines, which generally require a loan-to-value or projected completed value ratio of 80% for purchase or construction of one- to four-family residential properties and 75% for commercial real estate and land loans, established income information and defined ratios of debt to income. The increase in the allowance as a percentage of gross loans was primarily due to growth in the nonresidential real estate and commercial loan portfolios.

NONINTEREST INCOME. Noninterest income includes service fees and other miscellaneous income. For the year ended June 30, 1999, noninterest income totaled $204,000, compared to $177,000 for the year ended June 30, 1998. Commissions from the sale of credit life insurance associated with the increased consumer loan activity accounted for $11,000 of the increase. No other item made up a significant portion of the change.

--------------------------------------------------------------------------------


10.

NONINTEREST EXPENSE. Noninterest expense increased $378,000, or 19.6%, for the year ended June 30, 1999, compared to the year ended June 30, 1998. The increase in noninterest expense was due to an increase in salaries and employee benefits, occupancy and equipment expense, professional fees and other expense.

Salaries and employee benefits expense increased $206,000, or 17.6%. The increase is the result of normal annual-merit increases, additional expense recognized for the Corporation's ESOP and the establishment of the RRP. The Corporation elected to have the ESOP make additional principal repayments on the loan, which released more shares out of the suspense account and resulted in more compensation expense. RRP expense was $132,800 for fiscal 1999, the first year of the Plan's existence. Occupancy and equipment expense increased $23,000, or 16.7%, as the result of increases in depreciation and maintenance contracts on furniture, fixtures and equipment. Professional fees increased $38,000, or 55.2%, primarily due to the change in the Corporation's structure as a result of the Conversion. Other expenses increased $73,000, or 38.6%, primarily due to increases in stationery and supplies expense and education expense.

INCOME TAX EXPENSE. The volatility of income tax expense is primarily attributable to the change in income before income taxes. Income tax expense totaled $741,000 for the year ended June 30, 1999, compared to $472,000 for the year ended June 30, 1998. The effective tax rate was 35.9% for the year ended June 30, 1999, compared to 33.9% for the year ended June 30, 1998.


COMPARISON OF RESULTS OF OPERATIONS FOR THE YEAR ENDED JUNE 30, 1998 AND JUNE 30, 1997

NET INCOME. The Corporation's net income for the year ended June 30, 1998 was $919,000, compared to $595,000 for the year ended June 30, 1997, an increase of $324,000, or 54.5%. The increase in net income was the result of an increase in net interest income and a reduction in SAIF deposit insurance premiums partially offset by increases in the provision for loan losses and salaries and employee benefits.

NET INTEREST INCOME. Net interest income totaled $3,264,000 for the year ended June 30, 1998, compared to $2,678,000 for the year ended June 30, 1997, an increase of $586,000, or 21.9%. The change in net interest income is attributable to an increase in the ratio of average interest-earning assets to average interest-bearing liabilities partially offset by a decrease in the interest rate spread.

Interest and fees on loans increased $582,000, or 14.0%, from $4,163,000 for the year ended June 30, 1997 to $4,745,000 for the year ended June 30, 1998. The increase in interest income was due to a combination of a higher average balance of loans and an increase in the average yield earned on loans.

Interest earned on securities totaled $390,000 for the year ended June 30, 1998, compared to $265,000 for the year ended June 30, 1997. The increase was a result of higher average balances of securities partially offset by a decrease in the average yield earned.

Dividends on FHLB stock increased slightly over the comparable periods due to an increase in the number of shares of FHLB stock owned combined with an increase in the dividend rate paid by the FHLB.

Interest on interest-bearing deposits and federal funds sold increased $52,000 for the year ended June 30, 1998, compared to the year ended June 30, 1997. This increase was the result of higher average balances of interest-bearing deposits and federal funds sold partially offset by a decrease in the average yield earned.

Interest paid on deposits increased $161,000 for the year ended June 30, 1998, compared to the year ended June 30, 1997. The increase in interest expense was due to an increase in the cost of funds combined with an increase in the average balance of deposits.

--------------------------------------------------------------------------------


                                                                             11.

Interest on FHLB advances totaled $16,000 for the year ended June 30, 1998. The Corporation borrowed funds from the FHLB for the first time during fiscal 1998. These borrowings were used as a source of short-term liquidity to provide funding for loan demand before the consummation of the Conversion. The Corporation also borrowed $1.0 million on a ten-year advance at the end of fiscal 1998 to reduce the interest rate risk of originating fixed rate loans.

PROVISION FOR LOAN LOSSES. The provision for loan losses for the year ended June 30, 1998 was $120,000, compared to $6,000 for the year ended June 30, 1997, an increase of $114,000. The allowance for loan losses totaled $223,000, or 0.39% of gross loans and 91.23% of total nonperforming loans, at June 30, 1998, compared with $119,000, or 0.24% of gross loans and 361.27% of total nonperforming loans, at June 30, 1997. Management increased the allowance for loan losses due to growth of the total loan portfolio, an increase in nonresidential real estate and consumer loans and management's decision to raise the nonspecific percentage allocation for nonresidential real estate loans. Previously, the same percentage allocation was used for nonspecific reserves on nonresidential and residential real estate loans.

NONINTEREST INCOME. Noninterest income includes service fees and other miscellaneous income. For the year ended June 30, 1998, noninterest income totaled $177,000, compared to $175,000 for the year ended June 30, 1997.

NONINTEREST EXPENSE. Noninterest expense decreased $14,000, or 0.7%, for the year ended June 30, 1998, compared to the year ended June 30, 1997. The decrease in noninterest expense was due to a decrease in federal deposit-insurance premiums, which was almost entirely offset by an increase in salaries and employee benefits.

Federal deposit insurance was $30,000 for the year ended June 30, 1998, compared to $321,000 for the year ended June 30, 1997. Included in the year ended June 30, 1997 was a special deposit-insurance assessment of $261,000 resulting from legislation that was enacted into law on September 30, 1996 to recapitalize the SAIF. The legislation called for a one-time assessment of $.657 for each $100 in deposits held as of March 31, 1995. As a result of the recapitalization of the SAIF, the disparity between Bank and thrift insurance assessments was reduced. Thrifts had been paying assessments of $.23 per $100 of deposits, which, for most thrifts, was reduced to $.064 per $100 in deposits in January 1997 and will be reduced to $.024 per $100 in deposits no later than January 2000.

Salaries and employee benefits expense increased $279,000, or 31.4%. The increase is the result of normal annual-merit increases, the addition of new employees and the added expense of the ESOP, which totaled $188,000.

INCOME TAX EXPENSE. Income tax expense totaled $472,000 for the year ended June 30, 1998, compared to $309,000 for the year ended June 30, 1997, an increase of $163,000, or 52.8%. The effective tax rate was 33.9% for the year ended June 30, 1998, compared to 34.2% for the year ended June 30, 1997.

--------------------------------------------------------------------------------


12.

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


                                                                   Year Ended June 30,
                                ---------------------------------------------------------------------------------------
                                             1999                        1998                         1997
                                ---------------------------------------------------------------------------------------
                                  Average   Interest           Average   Interest            Average   Interest
                                outstanding earned/  Yield/  outstanding  earned/  Yield/  outstanding  earned/  Yield/
                                  balance    paid     rate     balance    paid     rate     balance     paid     rate
                                ----------- -------- ------- ----------- --------  ------  ----------- --------  ------
                                                                      (Dollars in thousands)

Interest-earning assets:
   Loans (1)                    $  65,116  $ 5,541    8.51%  $  53,212 $ 4,745     8.92%   $  47,225   $ 4,163    8.81%
   Securities available
     for sale(2)                    9,644      573    5.95       6,612     390     5.92        3,521       212    6.02
   Mortgage-backed securities
     available for sale(2)          7,070      434    6.13          --      --       --           --        --      --
   Securities held to maturity         --       --      --          --      --       --          845        53    6.29
   Interest-bearing deposits
     and federal funds sold         5,876      317    5.40       3,992     209     5.23        2,937       156    5.33
   FHLB stock                         655       45    6.86         378      27     7.22          352        25    7.03
                                ---------  -------           ---------  ------             ---------   -------

     Total interest-earning
       assets                      88,361    6,910    7.82      64,194   5,371     8.37      54,880      4,609    8.40

Noninterest-earning assets          2,611                        2,497                        2,355
                                ---------                    ---------                     ---------
     Total assets               $  90,972                    $  66,691                    $  57,235
                                =========                    =========                     =========

Interest-bearing liabilities:
   Demand deposits              $  13,816      381    2.76   $   9,437     193     2.05     $ 8,275        154    1.85
   Savings accounts                11,106      275    2.48      11,174     297     2.66      11,840        295    2.49
   Certificates of deposit         26,827    1,494    5.57      27,878   1,601     5.74      26,383      1,482    5.62
                                ---------  -------           ---------  ------             ---------   -------

     Total deposits                51,749    2,150    4.15      48,489   2,091     4.31      46,498      1,931    4.15

   FHLB advances and
     other borrowings               8,922      473    5.30         290      16     5.63          --         --      --
                                ---------  -------           ---------  ------             ---------   -------

     Total interest-bearing
       liabilities                 60,671    2,623    4.32      48,779   2,107     4.32       46,498     1,931    4.15
                                           -------                      ------                         -------

Noninterest-bearing liabilities       784                          897                           716
                                ---------                    ---------                     ---------
     Total liabilities             61,455                       49,676                        47,214
Equity                             29,517                       17,015                        10,021
                                ---------                    ---------                     ---------
     Total liabilities and
       equity                   $  90,972                    $  66,691                     $  57,235
                                =========                    =========                     =========

Net interest income;
  interest-rate spread(3)                  $ 4,287    3.50%             $3,264     4.05%               $ 2,678   4.25%
                                           =======    ====              ======     ====                =======   ====

Net earning assets              $  27,690                    $  15,415                     $   8,382
                                =========                    =========                     =========

Net interest margin(4)                                4.85%                        5.09%                         4.88%
                                                      ====                         ====                          ====

Average interest-earning
  assets to interest-bearing
  liabilities                        1.46x                        1.32x                       1.18x
                                     ====                         ====                        ====

---------------------------
(1) Net of net deferred loan fees and costs and loans in process and includes nonperforming loans.
(2) Average balance includes unrealized gains and losses. Yield is based on amortized cost.
(3) Interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(4) Net interest margin represents net interest income divided by average interest-earning assets.

--------------------------------------------------------------------------------


                                                                             13.

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

                                                                           Year ended June 30,
                                                   ------------------------------------------------------------
                                                          1999 VS. 1998                   1998 VS. 1997
                                                   -------------------------------   --------------------------
                                                          Increase                         Increase
                                                         (decrease)                       (decrease)
                                                           DUE TO                           DUE TO
                                                   -------------------------------   --------------------------
                                                     Volume      Rate     Total      Volume     Rate      Total
                                                   --------   --------  ----------   ------   -------   -------
                                                                          (In thousands)
Interest income attributable to:
     Loans                                          $ 1,021   $  (225)  $   796      $ 534     $  48     $ 582
     Securities available for sale                      180         3       183        181        (3)      178
     Mortgage-backed securities
       available for sale                               434        --       434         --        --        --
     Securities held to maturity                         --        --        --        (53)       --       (53)
     Interest-bearing deposits and
       federal funds sold                               101         7       108         56        (3)       53
     FHLB stock                                          19        (1)       18          1         1         2
                                                    -------   -------   -------     ------   -------   -------

         Total interest-earning assets              $ 1,755   $  (216)    1,539     $  719   $    43       762
                                                    =======   =======   =======     ======   =======   =======

Interest expense attributable to:
     Demand deposits                                $   108   $    80   $   188     $  22   $    17   $    39
     Savings accounts                                    (2)      (20)      (22)      (17)       19         2
     Certificates of deposit                            (59)      (48)     (107)       86        33       119
     FHLB advances and
       other borrowings                                 458        (1)      457        16        --        16
                                                    -------   -------   -------     -----   -------   -------

         Total interest-bearing liabilities         $   505   $    11       516     $ 107   $    69       176
                                                    =======   =======   =======     =====   =======   =======

Net interest income                                                     $ 1,023                       $   586
                                                                        =======                       =======


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

--------------------------------------------------------------------------------


14.

Generally, NPV is the discounted present value of the difference between incoming cash flows on interest-earning and other assets and outgoing cash flows on interest-bearing and other liabilities. The application of the methodology attempts to quantify interest rate risk as the change in the NPV that would result from a theoretical basis point (1 basis point equals 0.01%) change in market interest rates. The OTS considers an institution to be subject to interest-rate risk if the NPV would decrease by more than 2% of the present value of the institution's assets with either a 200 basis point increase or decrease in market rates.

At June 30, 1999, 2% of the present value of the Bank's assets was $2,192,000. The interest rate risk of a 200 basis point increase in market interest rates (which was greater than the interest rate risk of a 200 basis point decrease) was $1,362,000 at June 30, 1999, which was less than 2% of the present value of the Bank's assets.

Presented below, as of June 30, 1999, is an analysis of the Bank's interest rate risk as measured by changes in NPV for instantaneous and sustained parallel shifts of 100 basis points in market interest rates. As illustrated in the table, the Bank's NPV is more sensitive to an increasing interest rate environment. The result principally occurs because, as rates rise, borrowers do not prepay adjustable-rate loans which reprice less frequently than on an annual basis, adjustable-rate loans with interest rate adjustment caps and fixed-rate loans as quickly as they do when interest rates are declining. Thus, in a rising interest-rate environment, the amount of interest the Bank would receive on its loans would increase relatively slowly as loans are repaid and new loans are made at higher rates. However, the interest the Bank would pay on its deposit products would increase more rapidly because the deposit portfolio generally has shorter periods to repricing.

                                                                                 NPV as % of
                                                                               Portfolio Value
                                Net Portfolio Value                              Of Assets
                ----------------------------------------------------     -----------------------------
Change                                                                                     Basis Point
IN RATES        $ Amount           $ Change           % Change           NPV Ratio           Change
--------        --------           --------           --------           ---------         -----------
                                      (Dollars in thousands)
  300           $21,071            $(2,403)            (10.2)%             20.28%           (114)bp
  200            22,112             (1,362)             (5.8)              20.87             (55)
  100            22,947               (527)             (2.2)              21.27             (15)
Static           23,474                 --                --               21.42              --
 (100)           23,561                 87               0.4               21.25             (17)
 (200)           23,345               (129)             (0.5)              20.85             (57)
 (300)           23,126               (348)             (1.5)              20.44             (98)

As with any method of measuring interest rate risk, certain shortcomings are inherent in the NPV approach. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Further, in the event of a change in interest rates, expected rates of prepayment on loans and mortgage-back securities and early withdrawal levels from certificates of deposit would likely deviate significantly from those assumed in making risk calculations.

--------------------------------------------------------------------------------

                                                                             15.

LIQUIDITY AND CAPITAL RESOURCES

The Corporation's liquidity, primarily represented by cash and cash equivalents, is a result of its operating, investing and financing activities. These activities are summarized below for the years ended June 30, 1999, 1998 and 1997.

                                                        Year Ended June 30,
                                                  ------------------------------
                                                     1999       1998       1997
                                                  --------   --------   --------
Net income                                        $  1,323   $    919   $    595
Adjustments to reconcile net income to net
  cash from operating activities                       540        365        104
                                                  --------   --------   --------
Net cash from operating activities                   1,863      1,284        699
Net cash from investing activities                 (25,456)   (18,692)    (6,093)
Net cash from financing activities                  24,500     20,384      4,352
                                                  --------   --------   --------
Net change in cash and cash equivalents                907      2,976     (1,042)
Cash and cash equivalents at beginning of period     7,657      4,681      5,723
                                                  --------   --------   --------
Cash and cash equivalents at end of period        $  8,564   $  7,657   $  4,681
                                                  ========   ========   ========


The Corporation's principal sources of funds are deposits, loan repayments, maturities of securities and other funds provided by operations. The Corporation also has the ability to borrow from the FHLB. While scheduled loan repayments and maturing securities are relatively predictable, deposit flows and early loan and mortgage-backed securities prepayments are more influenced by interest rates, general economic conditions and competition. The Corporation maintains investments in liquid assets based upon management's assessment of (1) need for funds, (2) expected deposit flows, (3) yields available on short-term liquid assets and (4) objectives of the asset/liability management program.

OTS regulations presently require the Bank to maintain an average daily balance of investments in U.S. Treasury, federal agency obligations and other investments in an amount equal to 4% of the sum of the Bank's average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less. The liquidity requirement, which may be changed from time to time by the OTS to reflect changing economic conditions, is intended to provide a source of relatively liquid funds on which the Bank may rely, if necessary, to fund deposit withdrawals or other short-term funding needs. At June 30, 1999, the Bank's regulatory liquidity was 17.48%. At such date, the Corporation had commitments to originate fixed-rate commercial and residential real estate loans totaling $545,000, and variable-rate commercial and residential real estate mortgage loans totaling $1,258,000. Loan commitments are generally for 30 days. The Corporation considers its liquidity and capital reserves sufficient to meet its outstanding short- and long-term needs. See Note 17 of the Notes to Consolidated Financial Statements.

The Bank is required by regulations to meet certain minimum capital requirements, which must be generally as stringent as the requirements established for commercial banks. Current capital requirements call for tangible capital of 1.5% of adjusted total assets, core capital (which, for the Bank, consists solely of tangible capital) of 3.0% to 4.0% of adjusted total assets (depending on the Bank's examination rating) and risk-based capital (which, for the Bank, consists of core capital and general valuation allowances) of 8.0% of risk-weighted assets (assets are weighted at percentage levels ranging from 0% to 100% depending on their relative risk).

--------------------------------------------------------------------------------


16.

The following table summarizes regulatory capital requirements and the Bank's actual capital at June 30, 1999.

                                                                                Excess of Actual
                                                                              Capital Over Current
                              Actual Capital        Current Requirement             Requirement
                           -------------------      -------------------       ---------------------       Applicable
                           Amount      Percent      Amount      Percent          Amount     Percent      Asset Total
                           ------      -------      ------      -------       ---------     -------      ------------
                                                                (Dollars in thousands)

Tangible Capital         $ 20,878       19.3%      $ 1,625       1.5%          $ 19,253      17.8%      $ 108,354
Core Capital               20,878       19.3         4,334       4.0             16,544      17.8         108,354
Total Risk-based
  Capital                  21,000       37.5         4,520       8.0             16,680      29.5          56,494


In August 1999, the Board of Directors of the Corporation authorized the purchase of up to 5% of the Corporation's outstanding common shares over a one year period.

In October 1998, the Bank agreed to acquire real estate in West Lafayette, Ohio, and announced plans to construct a new, full-service branch banking office. The total projected cost of the branch banking office is expected to be $782,000. As of June 30, 1999, the Bank had paid costs of $308,000 related to this office.


IMPACT OF NEW ACCOUNTING STANDARDS

STATEMENT OF FINANCIAL ACCOUNTING STANDARDS ("SFAS") NO. 133, "ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES" - SFAS No. 133 requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. The key criterion for hedge accounting is that the hedging relationship must be highly effective in achieving offsetting changes in fair value or cash flows. SFAS No. 133 does not allow hedging of a security which is classified as held to maturity. Upon adoption of SFAS No. 133, companies may reclassify any security from held to maturity to available for sale if they wish to be able to hedge the security in the future. SFAS No. 133, as amended by SFAS No. 137, is effective for fiscal years beginning after June 15, 2000 with early adoption encouraged for any fiscal quarter beginning July 1, 1998 or later, with no retroactive application. Management does not expect the adoption of SFAS No. 133 to have a significant impact on the Corporation's financial statements.

SFAS NO. 134, "ACCOUNTING FOR MORTGAGE-BACKED SECURITIES RETAINED AFTER THE SECURITIZATION OF MORTGAGE LOANS HELD FOR SALE BY A MORTGAGE BANKING ENTERPRISE"
- SFAS No. 134 changes the way companies involved in mortgage banking activities account for certain securities and other interests they retain after securitizing mortgage loans that were held for sale. SFAS No. 134 allows any retained mortgage-backed securities after a securitization of mortgage loans held for sale to be classified based on holding intent in accordance with SFAS No. 115, except in cases where the retained mortgage-backed security is committed to be sold before or during the securitization process, in which case it must be classified as trading. Previously, all retained mortgage-backed securities were required to be classified as trading. SFAS No. 134 was effective as of July 1, 1999, and did not have a significant impact on the Corporation's financial statements.


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

--------------------------------------------------------------------------------


                                                                             17.

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


YEAR 2000 ("Y2K") CONSIDERATIONS

The Bank's lending and deposit activities are almost entirely dependent upon computer systems which process and record transactions, although the Bank can effectively operate with manual systems for brief periods when its electronic systems malfunction or cannot be accessed. The Bank uses the services of a nationally-recognized data processing service bureau that specializes in data processing for financial institutions. In addition to its basic operating activities, the Bank's facilities and infrastructure, such as security systems and communications equipment, are dependent to varying degrees upon computer systems.

The Bank has identified three companies whose services are deemed critical to the mission of the Bank. All three mission critical systems have been tested for Year 2000 compliance with no Year 2000 problems being noted. As a contingency plan, however, the Bank has determined that if such service providers were to have their systems fail, the Bank would implement manual systems until such systems could be re-established by the same or different providers. The Bank does not anticipate that short-term manual systems resulting from a change in suppliers or servicers would have a material adverse effect on the Bank's operations, although it cannot guarantee that it will not. The Bank has incurred approximately $15,000 to make such systems Year 2000 compliant. The Bank does not anticipate any additional material costs necessary to make such systems Year 2000 compliant.

In addition to possible expense related to its own systems, the Bank could incur losses if loan payments are delayed due to Year 2000 problems affecting any of the Bank's significant borrowers or impairing the payroll systems of large employers in the Bank's primary market area. Because the Bank's loan portfolio is highly diversified with regard to individual borrowers and types of businesses and the Bank's primary market area is not significantly dependent upon one employer or industry, the Bank does not expect any significant or prolonged Year 2000 related difficulties that will affect net earnings or cash flow, although no guarantee can be provided in that regard.

--------------------------------------------------------------------------------


18.

                         REPORT OF INDEPENDENT AUDITORS



Board of Directors and Shareholders
Home Loan Financial Corporation
Coshocton, Ohio


We have audited the accompanying consolidated balance sheets of Home Loan Financial Corporation as of June 30, 1999 and 1998, and the related consolidated statements of income, comprehensive income, changes in shareholders' equity and cash flows for each of the three years in the period ended June 30, 1999. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Home Loan Financial Corporation as of June 30, 1999 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended June 30, 1999 in conformity with generally accepted accounting principles.



                                          Crowe, Chizek and Company LLP

Columbus, Ohio
July 22, 1999

--------------------------------------------------------------------------------

                                                                             19.

                         HOME LOAN FINANCIAL CORPORATION
                           CONSOLIDATED BALANCE SHEETS
                             June 30, 1999 and 1998

--------------------------------------------------------------------------------

                                                                 1999             1998
                                                                 ----             ----
ASSETS
Cash and due from banks                                     $   1,824,130    $   1,323,331
Interest-bearing deposits in other banks                           39,818          533,817
Overnight deposits                                              3,500,000        1,000,000
Federal funds sold                                              3,200,000        4,800,000
                                                            -------------    -------------
     Total cash and cash equivalents                            8,563,948        7,657,148
Interest-bearing time deposits                                     35,152        2,037,137
Securities available for sale                                   2,969,723       14,018,560
Mortgage-backed securities available for sale                  20,248,220               --
Federal Home Loan Bank stock                                    1,430,500          393,000
Loans, net                                                     73,068,853       56,824,312
Premises and equipment, net                                       742,062          471,799
Accrued interest receivable                                       468,664          475,183
Other assets                                                      328,051           37,850
                                                            -------------    -------------
         Total assets                                       $ 107,855,173    $  81,914,989
                                                            =============    =============


LIABILITIES
Deposits                                                    $  56,494,543    $  48,537,875
Federal Home Loan Bank advances                                28,200,000        1,000,000
Other borrowings                                                2,350,000               --
Accrued interest payable                                          526,693          480,365
Accrued expenses and other liabilities                            384,941          332,115
                                                            -------------    -------------
     Total liabilities                                         87,956,177       50,350,355

SHAREHOLDERS' EQUITY
Preferred stock, no par value, 500,000 shares authorized,
  none outstanding                                                     --               --
Common stock, no par value, 9,500,000 shares authorized,
  2,248,250 shares issued                                              --               --
Additional paid-in capital                                     14,060,770       21,948,437
Retained earnings - substantially restricted                   12,154,493       11,285,160
Unearned employee stock ownership plan shares                  (2,109,864)      (1,678,690)
Unearned recognition and retention plan shares                 (1,024,269)              --
Treasury stock, at cost - 219,205 shares in 1999               (2,852,948)              --
Accumulated other comprehensive income                           (329,186)           9,727
                                                            -------------    -------------
     Total shareholders' equity                                19,898,996       31,564,634
                                                            -------------    -------------
         Total liabilities and shareholders' equity         $ 107,855,173    $  81,914,989
                                                            =============    =============


-------------------------------------------------------------------------------

          See accompanying notes to consolidated financial statements.

                         HOME LOAN FINANCIAL CORPORATION
                        CONSOLIDATED STATEMENTS OF INCOME
                    Years ended June 30, 1999, 1998 and 1997

------------------------------------------------------------------------------


                                                          1999          1998        1997
                                                          ----          ----        ----
INTEREST INCOME
     Loans, including fees                              $5,541,172   $4,744,992   $4,162,822
     Securities                                          1,006,979      390,494      265,148
     Dividends on Federal Home Loan Bank stock              44,930       27,258       24,721
     Interest-bearing deposits and federal funds sold      317,163      208,804      156,639
                                                        ----------   ----------   ----------
         Total interest income                           6,910,244    5,371,548    4,609,330

INTEREST EXPENSE
     Deposits                                            2,149,786    2,091,597    1,930,924
     Federal Home Loan Bank advances                       461,412       16,363           --
     Other borrowings                                       11,890           --           --
                                                        ----------   ----------   ----------
         Total interest expense                          2,623,088    2,107,960    1,930,924
                                                        ----------   ----------   ----------

NET INTEREST INCOME                                      4,287,156    3,263,588    2,678,406

Provision for loan losses                                  120,000      120,000        6,000
                                                        ----------   ----------   ----------

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES      4,167,156    3,143,588    2,672,406

NONINTEREST INCOME
     Service charges and other fees                        141,879      136,424      139,297
     Other income                                           62,130       40,113       35,491
                                                        ----------   ----------   ----------
         Total noninterest income                          204,009      176,537      174,788

NONINTEREST EXPENSE
     Salaries and employee benefits                      1,374,711    1,168,707      889,697
     Occupancy and equipment                               160,736      137,713      140,893
     State franchise taxes                                 162,202      144,966      138,490
     Computer processing                                   126,522      103,236       94,951
     SAIF deposit insurance premiums                        30,596       30,209      320,920
     Legal, audit and supervisory exam fees                107,988       69,595       75,817
     Director fees                                          84,025       86,750       78,160
     Other expense                                         260,995      188,316      203,866
                                                        ----------   ----------   ----------
         Total noninterest expense                       2,307,775    1,929,492    1,942,794
                                                        ----------   ----------   ----------

INCOME BEFORE INCOME TAXES                               2,063,390    1,390,633      904,400

Income tax expense                                         740,766      471,705      309,152
                                                        ----------   ----------   ----------

NET INCOME                                              $1,322,624   $  918,928   $  595,248
                                                        ==========   ==========   ==========

BASIC EARNINGS PER COMMON SHARE                         $      .67   $      .15
                                                        ==========   ==========

DILUTED EARNINGS PER COMMON SHARE                       $      .66   $      .15
                                                        ==========   ==========


-------------------------------------------------------------------------------

          See accompanying notes to consolidated financial statements.

                                                                             21.

                         HOME LOAN FINANCIAL CORPORATION
                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                    Years ended June 30, 1999, 1998 and 1997

-------------------------------------------------------------------------------


                                                                        1999              1998             1997
                                                                        ----              ----             ----
NET INCOME                                                        $    1,322,624    $     918,928    $      595,248

OTHER COMPREHENSIVE INCOME
     Unrealized holding gains (losses) on securities
       available for sale                                               (513,505)           8,751            10,453
     Less reclassification adjustment for (gains) losses
       later recognized in income                                             --             (121)               --
                                                                  --------------    -------------    --------------
     Net unrealized gains and losses                                    (513,505)           8,630            10,453
     Tax effect                                                          174,592           (2,935)           (3,533)
                                                                  --------------    -------------    --------------
         Total other comprehensive income                               (338,913)           5,695             6,920
                                                                  --------------    -------------    --------------
COMPREHENSIVE INCOME                                              $      983,711    $     924,623    $      602,168
                                                                  ==============    =============    ==============










-------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

22.

                        HOME LOAN FINANCIAL CORPORATION
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                    Years ended June 30, 1999, 1998 and 1997

----------------------------------------------------------------------------



                                              Additional                       Unearned    Unearned
                                               Paid-In        Retained          ESOP         RRP         Treasury
                                               Capital         Earnings         Shares      Shares         Shares
                                               -------         --------         ------      ------         ------

Balance at July 1, 1996                     $         --    $  9,770,984    $         --      $   --    $       --

Net income                                            --         595,248              --          --            --

Change in fair value of securities
  available for sale, net of tax effects              --              --              --          --            --

Balance at June 30, 1997                              --      10,366,232              --          --            --

Net income                                            --         918,928              --          --            --

Sale of 2,248,250 shares of no par
  common stock, net of
  conversion costs                            21,880,273              --              --         --            --

Shares purchased under employee
  stock ownership plan                                --              --      (1,798,600)        --            --

Commitment to release 11,991 employee
  stock ownership plan shares                     68,164              --         119,910         --            --

Change in fair value of securities
  available for sale, net of tax effects              --              --              --         --            --
                                            ------------    ------------    ------------      ------    ----------

Balance at June 30, 1998                    $ 21,948,437    $ 11,285,160    $ (1,678,690)    $   --    $       --
                                            ============    ============    ============     =======   ===========



                                                 Accumulated
                                                   Other
                                              Comprehensive
                                                  Income          Total
                                                  ------          -----

Balance at July 1, 1996                        $     (2,888)    $  9,768,096

Net income                                               --          595,248

Change in fair value of securities
  available for sale, net of tax effects              6,920            6,920

Balance at June 30, 1997                              4,032       10,370,264

Net income                                               --          918,928

Sale of 2,248,250 shares of no par
  common stock, net of
  conversion costs                                      --       21,880,273

Shares purchased under employee
  stock ownership plan                                  --       (1,798,600)

Commitment to release 11,991 employee
  stock ownership plan shares                           --          188,074

Change in fair value of securities
  available for sale, net of tax effects             5,695            5,695
                                               ------------     ------------

Balance at June 30, 1998                      $      9,727     $ 31,564,634
                                              ============     ============


-------------------------------------------------------------------------------
                                  (Continued)

                                                                             23.

                        HOME LOAN FINANCIAL CORPORATION
     CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (Continued)
                    Years ended June 30, 1999, 1998 and 1997

-------------------------------------------------------------------------------



                                                Additional                          Unearned         Unearned
                                                  Paid-In          Retained           ESOP              RRP
                                                  Capital          Earnings          Shares           Shares
                                                  -------          --------          ------           ------

Balance at July 1, 1998                      $    21,948,437   $   11,285,160    $  (1,678,690)  $          --

Net income                                                --        1,322,624               --              --

Cash dividend - $.22 per share                            --         (453,291)              --              --

Return of capital - $4.00 per share               (7,868,536)              --         (674,812)             --

Commitment to release 23,050
  ESOP shares                                        (19,131)              --          243,638              --

89,930 shares purchased by RRP                            --               --               --      (1,157,069)

Compensation expense with respect
  to recognition and retention plan                       --               --               --         132,800

Purchase of 219,205 treasury shares                       --               --               --              --

Change in fair value of securities
  available for sale, net of tax effects                  --               --               --              --
                                             ---------------   --------------    -------------   -----------
Balance at June 30, 1999                     $    14,060,770   $   12,154,493    $  (2,109,864)  $  (1,024,269)
                                             ===============   ==============    =============   =============

                                                                 Accumulated
                                                                    Other
                                                Treasury        Comprehensive
                                                 Shares            Income          Total
                                                 ------            ------          -----

Balance at July 1, 1998                       $          --   $     9,727   $    31,564,634

Net income                                               --            --         1,322,624

Cash dividend - $.22 per share                           --            --          (453,291)

Return of capital - $4.00 per share                      --            --        (8,543,348)

Commitment to release 23,050
  ESOP shares                                            --            --           224,507

89,930 shares purchased by RRP                           --            --        (1,157,069)

Compensation expense with respect
  to recognition and retention plan                      --            --           132,800

Purchase of 219,205 treasury shares              (2,852,948)           --        (2,852,948)

Change in fair value of securities
  available for sale, net of tax effects                 --      (338,913)         (338,913)
                                              -------------   -----------   ---------------
Balance at June 30, 1999                      $  (2,852,948)  $  (329,186)  $    19,898,996
                                              =============   ===========   ===============

-------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

24.

                        HOME LOAN FINANCIAL CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                    Years ended June 30, 1999, 1998 and 1997

--------------------------------------------------------------------------------

                                                                         1999              1998             1997
                                                                         ----              ----             ----
CASH FLOWS FROM OPERATING ACTIVITIES
     Net income                                                   $    1,322,624    $     918,928    $      595,248
     Adjustments to reconcile net income to net cash
       from operating activities:
         Depreciation                                                     83,526           78,174            79,329
         Securities amortization and accretion                             6,482            4,338             2,908
         Provision for loan losses                                       120,000          120,000             6,000
         FHLB stock dividends                                            (44,700)         (27,000)          (24,600)
         Securities gains                                                     --             (121)               --
         Compensation expense on ESOP shares                             224,507          188,074                --
         Compensation expense on RRP shares                              132,800               --                --
         Deferred taxes                                                  (84,939)          40,656            11,334
         Net change in:
              Accrued interest receivable and other assets               (24,151)         (26,514)          (55,519)
              Accrued expenses and other liabilities                      99,154          (26,262)           80,748
              Deferred loan fees                                          27,803           14,040             3,283
                                                                  --------------    -------------    --------------
                  Net cash from operating activities                   1,863,106        1,284,313           698,731

CASH FLOWS FROM INVESTING ACTIVITIES
  Securities available for sale:
         Proceeds from maturities                                     11,750,000        1,500,020           500,000
         Purchases                                                      (748,906)     (10,509,871)       (3,751,484)
     Mortgage-backed securities available for sale:
         Proceeds from maturities and principal paydowns                 443,626               --                --
         Purchases                                                   (21,164,090)              --                --
     Proceeds from maturities of securities held to maturity                  --               --         2,250,000
     Net change in interest-bearing time deposits                      2,001,985       (1,998,341)            1,873
     Net change in loans                                             (16,392,344)      (7,658,228)       (5,015,491)
     Purchase of FHLB stock                                             (992,800)              --                --
     Premises and equipment expenditures                                (353,789)         (25,912)          (77,592)
                                                                  --------------    -------------    --------------
              Net cash from investing activities                     (25,456,318)     (18,692,332)       (6,092,694)

CASH FLOWS FROM FINANCING ACTIVITIES
     Net change in deposits                                            7,956,668         (697,555)        4,351,573
     Net change in FHLB short-term advances                            6,200,000               --                --
     Net change in other short-term borrowings                         2,350,000               --                --
     Proceeds from FHLB long-term advances                            21,000,000        1,000,000                --
     Cash dividends paid                                                (453,291)              --                --
     Return of capital distribution                                   (8,543,348)              --                --
     Purchase of stock for RRP                                        (1,157,069)              --                --
     Purchase of treasury stock                                       (2,852,948)              --                --
     Proceeds from issuance of common stock, net
       of conversion costs                                                    --       21,880,273                --
     Cash provided to ESOP                                                    --       (1,798,600)               --
                                                                  --------------    -------------    --------------
              Net cash from financing activities                      24,500,012       20,384,118         4,351,573
                                                                  --------------    -------------    --------------

Net change in cash and cash equivalents                                  906,800        2,976,099        (1,042,390)

Cash and cash equivalents at beginning of year                         7,657,148        4,681,049         5,723,439
                                                                  --------------    -------------    --------------

Cash and cash equivalents at end of year                          $    8,563,948    $   7,657,148    $    4,681,049
                                                                  ==============    =============    ==============


-------------------------------------------------------------------------------

                 See accompanying notes to financial statements

                                                                             25.

                         HOME LOAN FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 1999, 1998 and 1997

-------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS AND PRINCIPLES OF CONSOLIDATION: The consolidated financial statements include the accounts of Home Loan Financial Corporation ("HLFC") and its wholly-owned subsidiary, The Home Loan Savings Bank ("Bank"), a state chartered stock savings and loan association, together referred to as the Corporation. Intercompany accounts and transactions have been eliminated in consolidation.

The Corporation provides financial services through its main and branch offices in Coshocton, Ohio. Its primary deposit products are checking, savings and term certificate accounts, and its primary lending products are residential mortgage, commercial and installment loans. Substantially all loans are secured by specific items of collateral including business assets, consumer assets and real estate. Commercial loans are expected to be repaid from cash flow from operations of businesses. Real estate loans are secured by both residential and commercial real estate. The Corporation is primarily organized to operate in the financial institution industry. Substantially all revenues are derived from financial institution products and services in Coshocton, Ohio, and contiguous areas.

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

CASH FLOWS: Cash and cash equivalents includes cash, due from banks, overnight deposits and federal funds sold. Net cash flows are reported for customer loan and deposit transactions, interest-bearing deposits with other banks and short-term borrowings with original maturities of 90 days or less.

The Corporation paid interest of $2,576,760, $2,087,624 and $1,895,362 and income taxes of $787,000, $402,849 and $244,818 in 1999, 1998 and 1997,
respectively. There were no significant noncash transactions in 1999, 1998, or 1997.

SECURITIES: Securities are classified as held to maturity and carried at amortized cost when management has the positive intent and ability to hold them to maturity. Securities are classified as available for sale when they might be sold before maturity. Securities available for sale are carried at fair value, with unrealized holding gains and losses reported in other comprehensive income.

Interest income includes amortization of purchase premium or discount. Gains and losses on sales are based on the amortized cost of the security sold. Securities are written down to fair value when a decline in fair value is not temporary.

LOANS: Loans are reported at the principal balance outstanding, net of net deferred loan fees and costs, the allowance for loan losses and loans in process.

Interest income is reported on the interest method and includes amortization of net deferred loan fees and costs over the loan term. Interest income is not reported when full loan repayment is in doubt, typically when the loan is impaired or payments are past due over 90 days. Payments received on such loans are reported as principal reductions.


-------------------------------------------------------------------------------

26.

                         HOME LOAN FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 1999, 1998 and 1997

-------------------------------------------------------------------------------


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

ALLOWANCE FOR LOAN LOSSES: The allowance for loan losses is a valuation allowance for probable credit losses, increased by the provision for loan losses and decreased by charge-offs less recoveries. Management estimates the allowance balance required using past loan loss experience, known and inherent risks in the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management's judgment, should be charged-off.

A loan is impaired when full payment under the loan terms is not expected. Impairment is evaluated in total for smaller-balance loans of similar nature such as residential mortgage, consumer, and credit card loans, and on an individual loan basis for other loans. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan's existing rate or at the fair value of collateral if repayment is expected solely from the collateral.

FORECLOSED ASSETS: Assets acquired through or instead of loan foreclosure are initially recorded at fair value when acquired, establishing a new cost basis. Any reduction to fair value from the carrying value of the related loan at the time the property is acquired is accounted for as a loan charge-off. After acquisition, if fair value declines, a valuation allowance is recorded through expense. Costs after acquisition are expensed.

PREMISES AND EQUIPMENT: Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed over the estimated useful lives using primarily the straight-line method. These assets are reviewed for impairment when events indicate the carrying amount may not be recoverable.

STOCK COMPENSATION: Employee compensation expense under stock option plans is reported if options are granted below market price at grant date. Pro forma disclosures of net income and earnings per share are shown using the fair value method of SFAS No. 123 to measure expense for options granted after 1994, using an option pricing model to estimate fair value.

INCOME TAXES: Income tax expense is the total of current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between the carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.

EMPLOYEE STOCK OWNERSHIP PLAN: The cost of shares issued to the ESOP, but not yet allocated to participants, is shown as a reduction of shareholders' equity. Compensation expense is based on the market price of shares as they are committed to be released to participant accounts. Dividends on allocated ESOP shares reduce retained earnings; dividends on unearned ESOP shares reduce debt and accrued interest, or are used to purchase additional shares.

FINANCIAL INSTRUMENTS: Financial instruments include credit instruments, such as commitments to make loans and standby letters of credit, issued to meet customer-financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay.

-------------------------------------------------------------------------------

                                  (Continued)


                                                                             27.

                         HOME LOAN FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 1999, 1998 and 1997

-------------------------------------------------------------------------------


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

COMPREHENSIVE INCOME: Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available for sale, which are also recognized as separate components of equity. The accounting standard that requires reporting comprehensive income first applies for fiscal 1999, with prior information restated to be comparable.

EARNINGS PER COMMON SHARE: Basic earnings per common share are net income divided by the weighted average number of common shares outstanding during the period. ESOP shares are considered outstanding for this calculation unless unearned. RRP shares are considered outstanding as they become vested. Diluted earnings per common share include the dilutive effect of RRP shares and the additional potential common shares issuable under stock options. As more fully discussed in Note 2, the Bank converted from the mutual to stock form of ownership with the concurrent formation of a holding company effective March 25, 1998. Accordingly, earnings per share for 1998 was computed based on net income of the Corporation from March 25, 1998 through June 30, 1998, which totaled $320,978. No earnings per common share are shown for the year ended June 30, 1997, as prior to March 25, 1998, the Bank was a mutual company. The financial information for the year ended June 30, 1997 reflects the Bank before the conversion.

LOSS CONTINGENCIES: Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there now are such matters that will have a material effect on the financial statements.

DIVIDEND RESTRICTION: Banking regulations require maintaining certain capital levels and may limit the dividends paid by the Bank to HLFC or by HLFC to shareholders.

FAIR VALUE OF FINANCIAL INSTRUMENTS: Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in a separate note. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates.

RECLASSIFICATIONS: Reclassifications of certain amounts in the 1998 and 1997 consolidated financial statements have been made to conform to the 1999 presentation.


NOTE 2 -CONSUMMATION OF THE CONVERSION TO A STOCK SAVINGS AND LOAN ASSOCIATION WITH THE CONCURRENT FORMATION OF A HOLDING COMPANY

On November 12, 1997, the Board of Directors of the Bank unanimously adopted a Plan of Conversion to convert from a state-chartered mutual savings and loan association to a state-chartered stock savings and loan association with the concurrent formation of a holding company. The conversion was consummated on March 25, 1998, by amending the Bank's Articles of Incorporation and the sale of HLFC's common stock in an amount equal to the pro forma market value of the Bank after giving effect to the conversion. Common shares of HLFC were offered in accordance with the Plan of Conversion. A total of 2,248,250 common shares of HLFC were sold at $10.00 per share and net proceeds from the sale were $21,880,273 after deducting the costs of conversion.


------------------------------------------------------------------------------

                                  (Continued)
28.

                         HOME LOAN FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 1999, 1998 and 1997

-------------------------------------------------------------------------------


NOTE 2 -CONSUMMATION OF THE CONVERSION TO A STOCK SAVINGS AND LOAN ASSOCIATION WITH THE CONCURRENT FORMATION OF A HOLDING COMPANY
  (Continued)

HLFC retained 50% of the net proceeds from the sale of common shares. The remainder of the net proceeds was invested in the capital stock issued by the Bank to HLFC in connection with the conversion.

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


NOTE 3 - SECURITIES

Securities at year-end are summarized as follows:

                                                                         Gross          Gross           Estimated
                                                        Amortized     Unrealized     Unrealized           Fair
                                                          Cost           Gains         Losses             Value
                                                          ----           -----         ------             -----
JUNE 30, 1999
Securities available for sale

     U.S. Treasury notes                            $      249,703     $    1,195    $        --    $       250,898
     U.S. Government agencies                            2,749,060             --        (30,235)         2,718,825
                                                    --------------     ----------    -----------    ---------------
                                                    $    2,998,763     $    1,195    $   (30,235)   $     2,969,723
                                                    ==============     ==========    ===========    ===============

Mortgage-backed securities
  available for sale
     U.S. Government agencies                       $   20,717,947     $    1,617    $  (471,344)   $    20,248,220
                                                    ==============     ==========    ===========    ===============

JUNE 30, 1998
Securities available for sale
     U.S. Treasury notes                            $    5,504,113     $   15,154    $      (907)   $     5,518,360
     U.S. Government agencies                            8,499,709          2,024         (1,533)         8,500,200
                                                    --------------     ----------    -----------    ---------------
                                                    $   14,003,822     $   17,178    $    (2,440)   $    14,018,560
                                                    ==============     ==========    ===========    ===============

During 1998, a U.S. Treasury security classified as available for sale was sold within ninety days of its maturity. Proceeds from this transaction are reflected as a maturity in the Consolidated Statement of Cash Flows. The gain on this transaction was $121. No other securities were sold during 1999, 1998 or 1997.


------------------------------------------------------------------------------

                                  (Continued)

                                                                             29.

                         HOME LOAN FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 1999, 1998 and 1997

-------------------------------------------------------------------------------


NOTE 3 - SECURITIES (Continued)

The amortized cost and estimated fair values of securities at June 30, 1999, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Securities not due at a single maturity date, primarily mortgage-backed securities, are shown separately.

                                                                                             Estimated
                                                                          Amortized            Fair
                                                                            Cost               Value
                                                                            ----               -----
           Due in one year or less                                     $      249,703    $       250,898
           Due after one year through five years                            2,749,060          2,718,825
                                                                       --------------    ---------------
                                                                            2,998,763          2,969,723
           Mortgage-backed securities                                      20,717,947         20,248,220
                                                                       --------------    ---------------
                                                                       $   23,716,710    $    23,217,943
                                                                       ==============    ===============

No securities were pledged at June 30, 1999 and 1998.


NOTE 4 - LOANS

Year-end loans were as follows:

                                                                               1999             1998
                                                                               ----             ----
           Residential real estate loans:
                1 - 4 family                                            $   50,059,806   $    39,551,521
                Home equity                                                  1,812,681         1,527,535
           Nonresidential real estate                                        5,444,843         4,307,546
           Real estate construction                                          2,791,291         1,368,801
           Land                                                              1,148,472           686,453
                                                                        --------------   ---------------
                    Total real estate loans                                 61,257,093        47,441,856
           Commercial                                                        2,876,994         1,429,324
           Consumer and other loans
                Home improvement                                             4,477,735         3,993,214
                Automobile                                                   3,408,549         2,997,589
                Deposit                                                        412,602           421,710
                Credit card                                                    435,749           410,624
                Other                                                        2,157,295         1,527,817
                                                                        --------------   ---------------
                    Total consumer and other                                10,891,930         9,350,954
                                                                        --------------   ---------------
           Total loans                                                      75,026,017        58,222,134
           Less:
                Allowance for loan losses                                     (322,700)         (223,237)
                Loans in process                                            (1,485,822)       (1,053,746)
                Net deferred loan fees and costs                              (148,642)         (120,839)
                                                                        --------------   ---------------
                                                                        $   73,068,853   $    56,824,312
                                                                        ==============   ===============

-------------------------------------------------------------------------------

                                  (Continued)

30.

                         HOME LOAN FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 1999, 1998 and 1997

-------------------------------------------------------------------------------


NOTE 4 - LOANS (Continued)

Activity in the allowance for loan losses was as follows:

                                                                       1999          1998          1997
                                                                       ----          ----          ----
           Beginning balance                                     $    223,237    $   119,218   $   117,513
           Provision for losses                                       120,000        120,000         6,000
           Loans charged off                                          (22,826)       (17,848)       (4,500)
           Recoveries of previous charge-offs                           2,289          1,867           205
                                                                 ------------    -----------   -----------
           Ending balance                                        $    322,700    $   223,237   $   119,218
                                                                 ============    ===========   ===========


No loans were on nonaccrual status at June 30, 1999 or 1998. Impaired loans at June 30, 1999 and 1998, and for the three years in the period ended June 30, 1999, were not material.

Certain directors, executive officers and companies with which they are affiliated were loan customers during the year ended June 30, 1999. The following is an analysis of such loans, excluding credit card loans. Credit limits may not exceed $5,000 on credit card loans to directors and officers.

         Balance July 1, 1998                                                                  $   482,319
         New loans                                                                                 167,750
         Repayments                                                                                (21,502)
                                                                                               -----------
         Balance June 30, 1999                                                                 $   628,567
                                                                                               ===========


NOTE 5 - ACCRUED INTEREST RECEIVABLE

Year-end accrued interest receivable was as follows:

                                                                                     1999          1998
                                                                                     ----          ----

         Loans                                                                   $   321,963   $   263,981
         Securities                                                                  146,701       182,325
         Interest-bearing time deposits                                                   --        28,877
                                                                                 -----------   -----------
                                                                                 $   468,664   $   475,183
                                                                                 ===========   ===========



-------------------------------------------------------------------------------

                                  (Continued)

                                                                             31.

                         HOME LOAN FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 1999, 1998 and 1997

-------------------------------------------------------------------------------



NOTE 6 - PREMISES AND EQUIPMENT

Year-end premises and equipment were as follows:

                                                                                     1999          1998
                                                                                     ----          ----
           Land                                                                  $   170,434   $   80,434
           Buildings and improvements                                                665,343       665,343
           Furniture and equipment                                                   509,733       464,335
           Construction in progress                                                  218,391            --
                                                                                 -----------   ----------
                Total cost                                                         1,563,901     1,210,112
           Accumulated depreciation                                                 (821,839)     (738,313)
                                                                                 -----------   ----------
                                                                                 $   742,062   $   471,799
                                                                                 ===========   ===========


NOTE 7 - DEPOSITS

Year-end deposits consisted of the following:

                                                                                1999             1998
                                                                                ----             ----
         Noninterest-bearing demand deposits                              $    3,114,926    $    3,141,029
         NOW and money market accounts                                        13,937,021         8,253,047
         Savings accounts                                                     11,858,590        11,033,878
         Certificates of deposit                                              27,584,006        26,109,921
                                                                          --------------    --------------
                                                                          $   56,494,543    $   48,537,875
                                                                          ==============    ==============

The aggregate amount of certificates of deposit accounts with balances of $100,000 or more at June 30, 1999 and 1998 was $2,177,738 and $1,656,673.

At June 30, 1999, the scheduled maturities of certificates of deposit were as follows:

         Year ended June 30,        2000                                  $   17,687,128
                                    2001                                       8,379,466
                                    2002                                       1,428,965
                                    2003                                          35,962
                                    2004                                          52,485
                                                                          --------------
                                                                          $   27,584,006
                                                                          ==============



-------------------------------------------------------------------------------

                                  (Continued)

32.

                         HOME LOAN FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 1999, 1998 and 1997

-------------------------------------------------------------------------------


NOTE 8 - FHLB ADVANCES

At June 30, 1999, the Bank had a cash management line of credit enabling it to borrow up to $10,000,000 from the Federal Home Loan Bank of Cincinnati ("FHLB"). The line of credit must be renewed on an annual basis. Borrowings outstanding on this line of credit included in the table below totaled $6,200,000 at June 30, 1999. There were no borrowings outstanding on this line of credit at June 30, 1998. As a member of the FHLB system, the Bank has the ability to obtain borrowings up to a total of $28,610,000, including the line of credit. Advances under the borrowing agreements are collateralized by a blanket pledge of the Bank's residential mortgage loan portfolio and its FHLB stock. The interest rates on the convertible fixed-rate advances are fixed for a specified number of years, then convertible at the option of the FHLB. If the convertible option is exercised, the advance may be prepaid without penalty.

At year-end, advances from the Federal Home Loan Bank were as follows:

                                                                                1999             1998
                                                                                ----             ----

         Fixed-rate advance, 5.07%, due July 1999                         $    6,200,000    $           --
         Fixed-rate advance, 5.62%, due March 2000                             5,000,000                --
         Convertible, fixed-rate advance until March 2001, 5.37%,
           due March 2004                                                     10,000,000                --
         Convertible, fixed-rate advance until June 2003, 5.66%,
           due June 2008                                                       1,000,000         1,000,000
         Convertible, fixed-rate advance until September 2003, 5.18%,
           due September 2008                                                  2,000,000                --
         Convertible, fixed-rate advance until March 2004, 5.66%,
           due March 2009                                                      4,000,000                --
                                                                          --------------    --------------
                                                                          $   28,200,000    $    1,000,000
                                                                          ==============    ==============

At year-end, the scheduled maturities of advances from the Federal Home Loan Bank were as follows:

         Year ended June 30,        2000                   $   11,200,000
                                    2001                               --
                                    2002                               --
                                    2003                               --
                                    2004                       10,000,000
                                    thereafter                  7,000,000
                                                           --------------
                                                           $   28,200,000
                                                           ==============


NOTE 9 - OTHER BORROWINGS

At June 30, 1999, the Corporation had two $2,000,000 lines of credit with another financial institution. Borrowings outstanding on these lines of credit totaled $2,000,000 (unsecured) and $350,000 (secured). Both lines of credit expire one year from the original date of the agreement, which is May 10, 2000 and May 28, 2000. Interest on the lines of credit adjusts daily at the prime rate as published in The Wall Street Journal. Interest payments are due monthly and any outstanding principal is due at expiration.


------------------------------------------------------------------------------
                                  (Continued)

                                                                             33.

                         HOME LOAN FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 1999, 1998 and 1997

-------------------------------------------------------------------------------



NOTE 10 - SAVINGS ASSOCIATION INSURANCE FUND RECAPITALIZATION

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


NOTE 11 - INCOME TAXES

Income tax expense was as follows:

                                              1999          1998          1997
                                              ----          ----          ----
           Current tax expense           $   825,705    $   431,049   $   297,818
           Deferred tax expense              (84,939)        40,656        11,334
                                         -----------    -----------   -----------
                                         $   740,766    $   471,705   $   309,152
                                         ===========    ===========   ===========

Year-end sources of gross deferred tax assets and gross deferred tax liabilities were as follows:

                                                                                     1999          1998
                                                                                     ----          ----
         Deferred tax assets:
              Allowance for loan losses                                          $   109,718   $    75,901
              Deferred loan fees                                                      50,623        41,085
              Accrued benefits                                                        74,052        27,540
              Unrealized loss on securities available for sale                       169,581            --
              Other                                                                       --         2,639
                                                                                 -----------   -----------
                  Total deferred tax assets                                          403,974       147,165
                                                                                 -----------   -----------

         Deferred tax liabilities:
              Depreciation                                                               578         8,015
              Federal Home Loan Bank stock                                            92,969        77,771
              Accrual to cash                                                         55,884        60,130
              Security discount accretion                                                709         1,935
              Unrealized gain on securities available for sale                            --         5,011
                                                                                 -----------   -----------
                  Total deferred tax liabilities                                     150,140       152,862
                                                                                 -----------   -----------
                  Net deferred tax asset (liability)                             $   253,834   $    (5,697)
                                                                                 ===========   ===========


------------------------------------------------------------------------------

                                  (Continued)

34.

                         HOME LOAN FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 1999, 1998 and 1997

-------------------------------------------------------------------------------




NOTE 11 - INCOME TAXES (Continued)

Effective tax rates differ from the statutory federal income tax rate of 34% to the financial statement income due to the following:

                                                                       1999          1998          1997
                                                                       ----          ----          ----
         Income taxes computed at the statutory
           tax rate on pretax income                              $   701,553    $   472,815   $   307,496
         Tax effect of:
              ESOP                                                     17,163         23,179            --
              Nondeductible expenses and other                         22,050        (24,289)        1,656
                                                                  -----------    -----------   -----------
                                                                  $   740,766    $   471,705   $   309,152
                                                                  ===========    ===========   ===========

         Effective tax rate                                              35.9%         33.9%          34.2%
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


NOTE 12 - PENSION PLAN

Effective July 1, 1995, the Corporation amended its defined benefit pension plan and transferred plan assets into a multi-employer trust. The plan is administered by trustees of the Financial Institutions Retirement Fund. The cost of the plan is set annually as an established percentage of wages. Effective February 1, 1999, the plan was amended to prospectively reduce the percentage benefit earned annually from 3% to 1% while not reducing the total benefit earned as of February 1, 1999. The Corporation recognizes pension expense equal to contributions made to the plan. No contributions were made for 1999, while contributions of $83,483 and $84,552 were made for the years ended June 30, 1998, and 1997.


NOTE 13 - BENEFIT PLANS

The Corporation has a profit-sharing plan covering officers of the Bank. Up to 10% of pretax income, excluding nonrecurring items and extraordinary gains or losses not related to operations, and before deductions of awards under this plan and the deferred compensation agreement, is contributed. The total contribution is allocated to the officers based upon fixed percentages established by the Board of Directors. No incentive awards are payable unless a minimum return on assets is exceeded. The plan's expense amounted to $165,477, $157,911, and $128,037 for the years ended June 30, 1999, 1998 and 1997.

In 1994, the Corporation entered a deferred compensation agreement with an officer of the Bank. The agreement entitled the officer to 5% of the annual increase in equity, not including extraordinary items, for a five-year period ending June 30, 1998. During 1998, under terms of the plan, the officer received a payment of $182,014. Expense recognized under this agreement was $36,014 and $38,000 for the years ended June 30, 1998 and 1997.

-------------------------------------------------------------------------------

                                  (Continued)

                                                                             35.

                         HOME LOAN FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 1999, 1998 and 1997

-------------------------------------------------------------------------------


NOTE 14 - EMPLOYEE STOCK OWNERSHIP PLAN

The Corporation offers an employee stock ownership plan ("ESOP") for the benefit of substantially all employees of the Corporation. The ESOP borrowed funds from HLFC in order to acquire 179,860 common shares of HLFC at $10.00 per share. The loan is secured by the shares purchased with the loan proceeds and will be repaid by the ESOP with funds from the Bank's discretionary contributions to the ESOP and earnings on ESOP assets. The shares purchased with the loan proceeds are held in a suspense account for allocation among participants as the loan is repaid. When loan payments are made, ESOP shares are allocated to participants based on relative compensation.

In May 1999, the Corporation declared and paid a $4.00 per share return of capital distribution. The ESOP received $674,812 from the return of capital distribution on 168,703 unallocated shares. The ESOP purchased an additional 54,757 shares with the proceeds from the return of capital distribution. The additional shares purchased will be held in suspense and allocated to participants in a manner similar to the original ESOP shares.

ESOP compensation expense was $224,507 and $188,074 for the years ended June 30, 1999 and 1998. Year-end ESOP shares were as follows:

                                                                                  1999            1998
                                                                                  ----            ----
         Allocated shares                                                        11,157               --
         Shares committed to be released for allocation                          23,884           11,991
         Unreleased shares                                                      199,576          167,869
         Total ESOP shares                                                      234,617          179,860
                                                                          -------------   --------------
         Fair value of unreleased shares at year-end                      $   1,871,025   $    2,476,068
                                                                          =============   ==============


NOTE 15 - STOCK OPTION AND INCENTIVE PLAN

The Home Loan Financial Corporation 1998 Stock Option and Incentive Plan ("Plan") was approved by the shareholders of the Corporation on October 13, 1998. A total of 224,825 common shares is available for granting stock options pursuant to the Plan. In October 1998, the Board of Directors granted options to purchase shares of common stock at an exercise price of $7.69, after adjustment for the return of capital distribution, to certain employees, officers and directors of the Corporation. One-fifth of the options awarded become first exercisable on each of the first five anniversaries of the date of grant. The option period expires 10 years from the date of grant.

A summary of the activity in the plan was as follows:

                                                                                               Weighted Average
                                                                                      Shares    Exercise Price
                                                                                      ------    --------------
         Outstanding at beginning of year                                                   --   $    --
         Granted                                                                       180,170      7.69
         Exercised                                                                          --        --
         Forfeited                                                                          --        --
                                                                                      --------   -------
         Outstanding at end of year                                                    180,170   $  7.69
                                                                                      ========   =======
         Options exercisable at year-end                                                    --        --
         Remaining shares available for grant                                           44,655

-------------------------------------------------------------------------------

                                  (Continued)

36.

                         HOME LOAN FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 1999, 1998 and 1997

-------------------------------------------------------------------------------

NOTE 15 - STOCK OPTION AND INCENTIVE PLAN (Continued)

The fair value of options granted in 1998 was estimated using the Black-Scholes options pricing model with the following weighted-average information: risk-free interest rate of 4.73%, expected life of 10 years, expected volatility of stock price of 36.58% and expected dividend rate of 1.74%. Based on these assumptions, the estimated fair value per share of options granted in 1998 was $4.99.

The following pro forma information presents net income and earnings per share for 1999 using the fair value method of SFAS No. 123 to measure compensation cost for stock option plans. No compensation expense was recognized for the year ended June 30, 1999.

                                                                   1999
                                                                   ----
         Net income as reported                               $    1,322,624
         Pro forma net income                                      1,206,066
         Basic earnings per share as reported                            .67
         Pro forma basic earnings per share                              .61
         Diluted earnings per share as reported                          .66
         Pro forma diluted earnings per share                            .60


NOTE 16 - MANAGEMENT RECOGNITION PLAN

A Recognition and Retention Plan ("RRP") was adopted by the Board of Directors and approved by the shareholders of the Corporation on October 13, 1998 to purchase 89,930 common shares, which is equal to 4% of the common shares sold in connection with the Conversion. The RRP will be used as a means of providing directors and certain key employees of the Corporation with an ownership interest in the Corporation in a manner designed to compensate such directors and key employees for services to the Corporation.

In conjunction with the adoption of the RRP on October 13, 1998, the Board of Directors awarded 72,866 shares to certain directors, officers and employees of the Corporation. No shares had been previously awarded. One-fifth of such shares will be earned and nonforfeitable on each of the first five anniversaries of the date of the award. At June 30, 1999, no shares have vested. In the event of the death or disability of a participant or a change in control of the Corporation, however, the participant's shares will be deemed earned and nonforfeitable upon such date. At June 30, 1999, there were 17,064 shares reserved for future awards. Compensation expense related to RRP shares is based upon the cost of the shares, which approximates fair value at the date of grant. For the year ended June 30, 1999, compensation expense totaled $132,800.


NOTE 17 - OFF-BALANCE-SHEET ACTIVITIES

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


-------------------------------------------------------------------------------

                                  (Continued)

                                                                             37.

                         HOME LOAN FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 1999, 1998 and 1997

-------------------------------------------------------------------------------


NOTE 17 - OFF-BALANCE-SHEET ACTIVITIES (Continued)

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

A summary of the notional or contractual amounts of financial instruments with off-balance sheet risk at year-end follows:

                                                                                  1999             1998
                                                                                  ----             ----
         Lines of credit - variable rate                                    $   2,268,000    $   1,728,000
         1-4 family residential real estate - variable rate                       523,000          782,000
         1-4 family residential real estate - fixed rate                          545,000          134,000
         Commercial real estate - variable rate                                   735,000          225,000
         Credit card arrangements - fixed rate                                  1,119,000          771,000

The interest rates on fixed-rate commitments range from 6.75% to 13.90% at June 30, 1999 and 7.13% to 13.90% at June 30, 1998. The interest rates on variable rate commitments range from 6.625% to 8.25% at June 30, 1999 and 6.75% to 7.00% at June 30, 1998.

The Bank entered an employment agreement with an officer of HLFC and the Bank. The agreement provides for a term of three years and a salary and performance review by the Board of Directors not less often than annually, as well as inclusion of the employee in any formally established employee benefit, bonus, pension and profit-sharing plans for which senior management personnel are eligible. The agreement provides for extensions for a period of one year on each anniversary date, subject to review and approval of the extension by disinterested members of the Board of Directors of the Bank. The employment agreement also provides for vacation and sick leave in accordance with the Bank's prevailing policies.


-------------------------------------------------------------------------------

                                 (Continued)
38.

                         HOME LOAN FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 1999, 1998 and 1997

-------------------------------------------------------------------------------

NOTE 18 - REGULATORY MATTERS

The Bank is subject to various regulatory capital requirements administered by the federal regulatory agencies. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classifications are also subject to qualitative judgments by the regulators about the Bank's components, risk weightings and other factors. Failure to meet minimum capital requirements can initiate certain mandatory actions that, if undertaken, could have a direct material affect on the Bank's financial statements. At June 30, 1999 and 1998, management believes the Bank complies with all regulatory capital requirements. Based on the computed regulatory capital ratios, the Bank is considered well capitalized under the Federal Deposit Insurance Act at June 30, 1999 and 1998. Management believes no conditions or events have occurred subsequent to last notification by regulators that would cause the Bank's capital category to change.

At year-end 1999 and 1998, the Bank's actual capital levels and minimum required levels were:

                                                                             Minimum
                                                                         Required To Be               Minimum
                                                                     Adequately Capitalized       Required To Be
                                                                          Under Prompt           Well Capitalized
                                                                           Corrective         Under Prompt Corrective
                                                   Actual              Action Regulations       Action Regulations
                                                   ------              ------------------       ------------------
                                               Amount    Ratio          Amount     Ratio         Amount      Ratio
                                               ------    -----          ------     -----         ------      -----
                                                                     (Dollars in thousands)
JUNE 30, 1999
Total capital (to risk-weighted assets)      $  21,200     37.5%       $   4,520     8.0%       $   5,649    10.0%
Tier 1 (core) capital (to
  risk-weighted assets)                         20,878     37.0            2,260     4.0            3,390     6.0
Tier 1 (core) capital (to adjusted
  total assets)                                 20,878     19.3            4,334     4.0            5,418     5.0
Tangible capital (to adjusted total assets)     20,878     19.3            1,625     1.5           N/A

JUNE 30, 1998
Total capital (to risk-weighted assets)      $  20,749     51.3%       $   3,238     8.0%       $   4,047    10.0%
Tier 1 (core) capital (to
  risk-weighted assets)                         20,526     50.7            1,619     4.0            2,428     6.0
Tier 1 (core) capital (to adjusted
  total assets)                                 20,526     25.1            3,278     4.0            4,098     5.0
Tangible capital (to adjusted total assets)     20,526     25.1            1,299     1.5              N/A

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


-------------------------------------------------------------------------------

                                  (Continued)

                                                                             39.

                         HOME LOAN FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 1999, 1998 and 1997

-------------------------------------------------------------------------------



NOTE 18 - REGULATORY MATTERS (Continued)

An application must be submitted and approval from the OTS must be obtained by a subsidiary of a savings and loan holding company (1) if the proposed distribution would cause total distributions for that year to exceed net income for that calendar year to date plus the savings association's retained net income for the preceding two years; (2) if the savings association will not be at least adequately capitalized following the capital distribution; (3) if the proposed distribution would violate a prohibition contained in any applicable statute, regulation or agreement between the savings association and the OTS (or the FDIC), or a condition imposed on the savings association in an OTS-approved application or notice; or, (4) if the savings association has not received certain favorable examination ratings from the OTS. If a savings association subsidiary of a holding company is not required to file an application, it must file a notice with the OTS.


NOTE 19 - FAIR VALUES OF FINANCIAL INSTRUMENTS

Financial instruments at year-end were as follows:

                                                                1999                             1998
                                                                ----                             ----
                                                      Carrying         Estimated         Carrying       Estimated
                                                       Amount         Fair Value          Amount       Fair Value
                                                       ------         ----------          ------       ----------
Financial assets:
     Cash and cash equivalents                   $    8,563,948   $     8,564,000   $    7,657,148   $    7,657,000
     Interest-bearing time deposits                      35,152            35,000        2,037,137        2,037,000
     Securities available for sale                    2,969,723         2,970,000       14,018,560       14,019,000
     Mortgage-backed securities
       available for sale                            20,248,220        20,248,000               --               --
     Loans, net of allowance for
       loan losses                                   73,068,853        72,871,000       56,824,312       57,047,000
     Federal Home Loan Bank stock                     1,430,500         1,431,000          393,000          393,000
     Accrued interest receivable                        468,664           469,000          475,183          475,000

Financial liabilities:
     Demand, savings and money
       market deposit accounts                      (28,910,537)      (28,911,000)     (22,427,954)     (22,428,000)
     Certificates of deposit                        (27,584,006)      (27,729,000)     (26,109,921)     (26,256,000)
     Federal Home Loan Bank advances                (28,200,000)      (27,664,000)      (1,000,000)      (1,000,000)
     Other borrowings                                (2,350,000)       (2,350,000)              --               --
     Accrued interest payable                          (526,693)         (527,000)        (480,365)        (480,000)



-------------------------------------------------------------------------------

                                  (Continued)

40.

                         HOME LOAN FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 1999, 1998 and 1997

-------------------------------------------------------------------------------


NOTE 19 - FAIR VALUES OF FINANCIAL INSTRUMENTS (Continued)

The estimated fair value approximates carrying amount for all items except those described below. Estimated fair value for securities available for sale and mortgage-backed securities available for sale is based on quoted market values for the individual securities or for equivalent securities. Estimated fair value for loans is based on the rates charged at year-end for new loans with similar maturities, applied until the loan is assumed to reprice or be paid. Estimated fair values for time deposits and long-term borrowings are based on the rates paid at year-end for similar new deposits and long-term borrowings, applied until maturity. Estimated fair value for other financial instruments and off-balance sheet loan commitments is considered nominal.


NOTE 20 - EARNINGS PER SHARE

The factors used in the earnings per share computation are as follows:

                                                                                    1999              1998
                                                                                    ----              ----
     BASIC EARNINGS PER COMMON SHARE
         Net Income                                                           $     1,322,624   $      320,978
                                                                              ===============   ==============

         Weighted average common shares outstanding                                 2,205,058        2,248,250
         Less:  Average unallocated ESOP shares                                      (165,459)        (173,864)
         Less:  Average nonvested RRP shares                                          (55,376)              --
                                                                              ---------------   --------------
         Average shares                                                             1,984,223        2,074,386
                                                                              ===============   ==============

         Basic earnings per common share                                      $          .67    $          .15
                                                                              ===============   ==============

     DILUTED EARNINGS PER COMMON SHARE
         Net income                                                           $     1,322,624   $      320,978
                                                                              ===============   ==============

         Weighted average common shares outstanding
           for basic earnings per common share                                      1,984,223        2,074,386
         Add:  Dilutive effects of stock options                                       24,792               --
                                                                              ---------------   --------------
         Average shares and dilutive potential common shares                        2,009,015        2,074,386
                                                                              ===============  ===============
         Diluted earnings per common share                                    $           .66   $          .15
                                                                              ===============   ==============

Unearned RRP shares did not have a dilutive effect on EPS for the year ended June 30, 1999, as the fair value of the RRP shares on the date of grant was greater than the average market price for the period. No RRP shares or stock options had been awarded as of June 30, 1998.


------------------------------------------------------------------------------

                                  (Continued)

                                                                             41.

                         HOME LOAN FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 1999, 1998 and 1997

-------------------------------------------------------------------------------



NOTE 21 - PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION

Condensed financial information of Home Loan Financial Corporation as of June 30, 1999 and 1998, and for the year ended June 30, 1999 and the period beginning March 25, 1998, the effective date of the conversion, through June 30, 1998 is as follows:

                             CONDENSED BALANCE SHEET
                             June 30, 1999 and 1998

                                                                                    1999              1998
                                                                                    ----              ----
     ASSETS
         Cash and cash equivalents                                            $       183,113   $      418,206
         Investment in subsidiary                                                  20,549,226       20,536,212
         Loans receivable                                                           1,499,245       10,650,136
         Other assets                                                                  18,643            5,480
                                                                              ---------------   --------------
         Total assets                                                         $    22,250,227   $   31,610,034
                                                                              ===============   ==============

     LIABILITIES
         Other borrowings                                                     $     2,350,000   $           --
         Other liabilities                                                              1,231           45,400
                                                                              ---------------   --------------
         Total liabilities                                                          2,351,231           45,400

     SHAREHOLDERS' EQUITY                                                          19,898,996       31,564,634
                                                                              ---------------   --------------

         Total liabilities and shareholders' equity                           $    22,250,227   $   31,610,034
                                                                              ===============   ==============


                          CONDENSED STATEMENT OF INCOME
                          Year ended June 30, 1999 and
                          March 25, 1998 - June 30, 1998

                                                                                    1999              1998

     Interest on loans                                                        $       454,982   $      151,756
     Operating expenses                                                               140,370           18,070
                                                                              ---------------   --------------
     Income before income taxes and equity in
       undistributed earnings of subsidiary                                           314,612          133,686
     Income tax expense                                                               106,562           45,400
                                                                              ---------------   --------------
     Income before equity in undistributed
       earnings of subsidiary                                                         208,050           88,286
     Equity in undistributed earnings of subsidiary                                 1,114,574          232,692
                                                                              ---------------   --------------

     NET INCOME                                                               $     1,322,624   $      320,978
                                                                              ===============   ==============

------------------------------------------------------------------------------

                                  (Continued)

42.

                         HOME LOAN FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 1999, 1998 and 1997

-------------------------------------------------------------------------------

NOTE 21 - PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION (Continued)

                        CONDENSED STATEMENT OF CASH FLOWS
          Year ended June 30, 1999 and March 25, 1998 - June 30, 1998

                                                                                    1999              1998
                                                                                    ----              ----
     CASH FLOWS FROM OPERATING ACTIVITIES
     Net income                                                               $     1,322,624   $      320,978
     Adjustments to reconcile net income
       to cash provided by operations:
         Equity in undistributed income of subsidiary                              (1,114,574)        (232,692)
         Net changes in other assets                                                  (13,163)          (5,480)
         Net change in other liabilities                                              (44,169)          45,400
                                                                              ---------------   --------------
              Net cash from operating activities                                      150,718          128,206

     CASH FLOWS FROM INVESTING ACTIVITIES
     Purchase of stock in The Home Loan Savings Bank                                       --      (10,940,137)
     Loan to ESOP                                                                          --       (1,798,600)
     Loan to subsidiary                                                                    --       (9,000,000)
     Proceeds from loan principal repayments                                        9,150,891          148,464
                                                                              ---------------   --------------
     Net cash from investing activities                                             9,150,891      (21,590,273)

     CASH FLOWS FROM FINANCING ACTIVITIES
     Proceeds from issuance of common shares,
       net of conversion costs                                                             --       21,880,273
     Net change in other short-term borrowings                                      2,350,000               --
     Cash dividends paid                                                             (453,291)              --
     Return of capital distribution                                                (8,543,348)              --
     Purchase of treasury shares                                                   (2,852,948)              --
     Dividends on unallocated ESOP shares                                             (37,115)              --
                                                                              ---------------   --------------
         Net cash from financing activities                                        (9,536,702)      21,880,273
                                                                              ---------------   --------------

     Net change in cash and cash equivalents                                         (235,093)         418,206
     Cash and cash equivalents at beginning of period                                 418,206               --
                                                                              ---------------   --------------

     CASH AND CASH EQUIVALENTS AT END OF YEAR                                 $       183,113   $      418,206
                                                                              ===============   ==============


                         HOME LOAN FINANCIAL CORPORATION
                             SHAREHOLDER INFORMATION

ANNUAL MEETING

The Annual Meeting of Stockholders will be held at 4:30 p.m., Coshocton, Ohio time on October 12, 1999 at the main office of the Bank at 401 Main Street, Coshocton, Ohio.


STOCK LISTING

Home Loan Financial Corporation common stock is traded on the Nasdaq National Market under the symbol "HLFC".


PRICE RANGE OF COMMON STOCK

The per share price range of the common shares for each quarter since the common shares began trading on March 25, 1998 through June 30, 1999 was as follows:

QUARTER ENDED                                   HIGH                   LOW                DIVIDENDS
March 31, 1998 (1)                          $   15.750            $   15.375            $       --
June 30, 1998                                   16.750                14.000                    --
September 30, 1998                              15.250                13.000                   .05
December 31, 1998                               14.750                11.453                   .05
March 31, 1999                                  13.750                12.313                   .06
June 30, 1999                                   16.000                 8.500                  4.06(1)

(1) Cash dividends for the quarter ended June 30, 1999 include a $4.00 per share return of capital distribution.

The stock price information set forth in the table above was provided by The Nasdaq Stock Market, Inc.

At August 30, 1999, there were 2,014,045 common shares of Home Loan Financial Corporation issued and outstanding (including unallocated ESOP shares) and there were 709 holders of record.


SHAREHOLDER AND GENERAL INQUIRIES                 TRANSFER AGENT

Preston W. Bair, Chief Financial Officer          Registrar and Transfer Co.
Home Loan Financial Corporation                   10 Commerce Drive
401 Main Street                                   Cranford, NJ  07016
Coshocton, OH 43812-1580
(740) 622-0444


ANNUAL REPORT ON FORM 10-KSB

A copy of Home Loan Financial Corporation's Annual Report on Form 10-KSB for the year ended June 30, 1999, as filed with the Securities and Exchange Commission, may be obtained without charge by submitting a written request to Preston W. Bair, Chief Financial Officer, Home Loan Financial Corporation, 401 Main Street Coshocton, Ohio 43812-1580.


44.

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

Robert C. Hamilton (Chairman of the Board)                   Neal J. Caldwell
     President and Chief Executive Officer of                    Veterinarian
     The Home Loan Savings Bank

Robert D. Mauch                                             Charles H. Durmis
     Owner of Robert D. Mauch CPA, a private                  General Surgeon
     practice accounting firm

Douglas L. Randles
     President of L.W. Randles Cheese, Inc.


Officers of the Corporation and the Bank:
-----------------------------------------

Robert C. Hamilton, President and Chief Executive Officer
Preston W. Bair, Secretary, Treasurer and Chief Financial Officer
David L. Smailes, Vice President of the Bank
Kyle R. Hamilton, Vice President of the Bank
Paula K. Carpenter, Assistant Vice President of the Bank
Jennifer S. Lahna, Assistant Vice President of the Bank
Debra K. McFarland, Assistant Vice President of the Bank

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



                                                                             45.