Form 10KSB40, Exhibit 13
period 2000-06-30
HOME LOAN FINANCIAL CORP
filed 2000-09-27
CIK 1050894

                         HOME LOAN FINANCIAL CORPORATION
                                 Coshocton, Ohio

                                  ANNUAL REPORT
                                  June 30, 2000

                         HOME LOAN FINANCIAL CORPORATION
                                 Coshocton, Ohio

                                  ANNUAL REPORT
                                  June 30, 2000




                                    CONTENTS


LETTER TO SHAREHOLDERS...................................................................................2

BUSINESS OF HOME LOAN FINANCIAL CORPORATION..............................................................4

MARKET PRICE OF THE CORPORATION'S COMMON SHARES AND
  RELATED SHAREHOLDER MATTERS............................................................................5

SELECTED CONSOLIDATED FINANCIAL INFORMATION AND
  OTHER DATA.............................................................................................6

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS....................................................................8

REPORT OF INDEPENDENT AUDITORS .........................................................................19

CONSOLIDATED FINANCIAL STATEMENTS

      Consolidated Balance Sheets.......................................................................20

      Consolidated Statements of Income.................................................................21

      Consolidated Statements of Comprehensive Income...................................................22

      Consolidated Statements of Changes in Shareholders' Equity........................................23

      Consolidated Statements of Cash Flows.............................................................26

      Notes to Consolidated Financial Statements........................................................27

SHAREHOLDER INFORMATION.................................................................................47

CORPORATE INFORMATION...................................................................................48


                                                                              1.

To Our Shareholders:

     On behalf of your directors, officers and employees, it is with great pleasure that I present to you the third Annual Report of Home Loan Financial Corporation. As the world continues to expand and grow as we enter the new millennium, we too at Home Loan are expanding and growing our business as well. An example of this was the completion and opening of our new branch facility during fiscal 2000 in West Lafayette, Ohio. As we look to the future, we will continue to search for additional opportunities for growth which are in your best interests as our shareholders.

     During fiscal 2000, we witnessed several increases in interest rates by the Federal Reserve in its efforts to curb inflation. As a result, the Prime Rate increased from 7.75% at the onset of the fiscal year to 9.50% at the end of fiscal 2000. Despite these increases in interest rates, we were still able to obtain substantial growth in our loan portfolio. At June 30, 2000, net loans totaled $85.9 million, an increase of $12.8 million, or 17.5%, over the previous year. We feel that this increase in the loan portfolio in spite of the rising interest rate environment further shows the strength of our local market area as well as our personnel. We realize at Home Loan that our success as a community bank is driven by the personal relationships we maintain with customers, our dedicated staff of officers and employees, and our commitment to the community.


[GRAPH]

                                 1996    1997    1998    1999    2000
NET LOANS
(in millions)                   $44.3    $49.3   $56.8   $73.1   $85.9


[GRAPH]

                                 1996    1997    1998    1999    2000
TOTAL ASSETS
(in millions)                   $55.4    $60.4   $81.9   $107.9   $113.7


     As a result of the loan growth and new branch facility discussed above, total assets increased to $113.7 million at June 30, 2000. This increase in total assets was funded by an increase in our deposit portfolio of $8.5 million, or 15.0%. In an evermore competitive market for deposits, we feel that this deposit growth is exceptional. However, we must not be blinded to the fact that the rising interest rate environment described above helped to make our traditional deposit products more attractive in the market and, if not managed properly, could lead to a long-term decrease in our net interest margin. Having said such, we believe that through our regular monitoring of interest rate risk and through our maintenance of a high level of investments in short-term assets we are taking the necessary actions to manage such risk.

2.

                          BOOK VALUE VS. MARKET VALUE
                                    [GRAPH]

                        [X] Book Value [ ] Market value




     Lastly, financial institution stocks fell out of favor with the investors during fiscal 2000, resulting in a widespread decrease in stock prices and, unfortunately, Home Loan was no exception. However, we feel that based on our performance, book value and dividend yield, our stock has been a value as shown by our repurchase of over 134,000 shares during fiscal 2000.

[GRAPH]

                                 1st Qtr  2nd Qtr   3rd Qtr   4th Qtr
DIVIDEND YIELD                   2.74%    3.47%      4.88%     4.92%



Thank you for your continued support and investment in Home Loan Financial Corporation.

Sincerely,




Robert C. Hamilton
Chairman of the Board and President

                                                                              3.

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

The Bank conducts business from its main office in Coshocton, Ohio and full-service branch offices in Coshocton and West Lafayette, Ohio. The principal business of the Bank is the origination of permanent mortgage loans secured by first mortgages on one- to four-family residential real estate located in Coshocton County, Ohio, the Bank's primary market area. The Bank also originates a limited number of loans for the construction of one- to four-family residences and permanent mortgage loans secured by multifamily and nonresidential real estate in its primary market area. In addition to real estate lending, the Bank originates commercial loans and various types of consumer credits, including home improvement loans, education loans, loans secured by savings accounts, motor vehicle loans, unsecured loans and credit cards. For liquidity and interest rate risk management purposes, the Bank invests in interest-bearing deposits in other financial institutions, U.S. Treasury securities, mortgage-backed securities and other investments permitted by applicable law. Funds for lending and other investment activities are obtained primarily from savings deposits, which are insured up to applicable limits by the Federal Deposit Insurance Corporation ("FDIC") in the Savings Association Insurance Fund ("SAIF"), principal repayments on loans, maturities of securities and borrowings from the Federal Home Loan Bank ("FHLB").

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



4.

MARKET PRICE OF THE CORPORATION'S COMMON SHARES AND
  RELATED SHAREHOLDER MATTERS

The Corporation had 1,882,093 common shares outstanding on August 28, 2000, held of record by approximately 694 shareholders. Price information with respect to the Corporation's common shares is quoted on The Nasdaq National Market. The high and low daily closing prices for the common shares of the Corporation from July 1, 1998 to June 30, 2000, as quoted by The Nasdaq Stock Market, Inc., and cash dividends paid by quarter are shown below.

                                                            Quarter Ended
                                    September 30,    December 31,      March 31,        June 30,
                                        1998             1998            1999             1999
                                    -------------   -------------    -------------   -------------
     High                           $    15.250     $     14.750     $    13.750     $     16.000
     Low                                 13.000           11.453          12.313            8.500
     Cash Dividends                       0.050            0.050           0.060            4.060(1)


                                                            Quarter Ended
                                    September 30,    December 31,      March 31,        June 30,
                                        1999             1999            2000             2000
                                    -------------   -------------    -------------   -------------
     High                           $    10.203     $      9.500     $     8.438     $      6.938
     Low                                  8.750            7.438           6.250            6.250
     Cash Dividends                       0.065            0.065           0.080            0.080

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

A subsidiary of a savings and loan holding company must file a notice or an application with the OTS before it can declare and pay a dividend. An application must be submitted and approval from the OTS must be obtained (1) if the proposed distribution would cause total distributions for that calendar year to exceed net income for that year to date plus the savings association's retained net income for the preceding two years; (2) if the savings association will not be at least adequately capitalized following the capital distribution;
(3) if the proposed distribution would violate a prohibition contained in any applicable statute, regulation or agreement between the savings association and the OTS (or the FDIC), or a condition imposed on the savings association in an OTS-approved application or notice; or, (4) if the savings association has not received certain favorable examination ratings from the OTS. If a savings association subsidiary of a holding company is not required to file an application, it must file a notice with the OTS.



                                                                              5.

SELECTED CONSOLIDATED FINANCIAL INFORMATION AND OTHER DATA

The following tables set forth certain information concerning the consolidated financial condition, earnings and other data regarding the Corporation at the dates and for the periods indicated. Because the Conversion was completed on March 25, 1998, information for the years prior to the 1998 fiscal year end is solely for the Bank.

SELECTED FINANCIAL CONDITION                                            AT JUNE 30,
----------------------------             ----------------------------------------------------------------------
  AND OTHER DATA:                             2000          1999            1998            1997           1996
  --------------                         ------------   -------------    -----------   ------------    --------
                                                                (Dollars in thousands)
Total amount of:
     Assets                              $    113,731   $     107,855   $     81,915   $     60,401    $     55,366
     Cash and cash equivalents                  2,236           8,564          7,657          4,681           5,723
     Interest-bearing time deposits                --              35          2,037             39              41
     Securities available for sale              3,418           2,970         14,019          5,004           1,743
     Mortgage-backed securities
       available for sale                      18,423          20,248             --             --              --
     Securities held to maturity                   --              --             --             --           2,252
     FHLB stock                                 1,564           1,431            393            366             341
     Loans, net (1)                            85,853          73,069         56,824         49,300          44,294
     Deposits                                  64,951          56,495         48,538         49,235          44,884
     FHLB advances                             28,625          28,200          1,000             --              --
     Other borrowings                              --           2,350             --             --              --
     Shareholders' equity (2)                  19,449          19,899         31,565         10,370           9,768
Number of full-service offices                      3               2              2              2               2

                                                                    YEAR ENDED JUNE 30,
                                         --------------------------------------------------------------------------
SELECTED OPERATIONS DATA:                     2000          1999            1998            1997           1996
------------------------                 ------------   -------------    -----------   ------------    ------------
                                                   (Dollars in thousands, except per share amounts)
Interest income                          $      8,259   $       6,910   $      5,372   $      4,609    $      4,259
Interest expense                                4,084           2,623          2,108          1,931           1,703
                                         ------------   -------------   ------------   ------------    ------------
Net interest income                             4,175           4,287          3,264          2,678           2,556
Provision for loan losses                         120             120            120              6              --
                                         ------------   -------------   ------------   ------------    ------------
Net interest income after
  provision for loan losses                     4,055           4,167          3,144          2,672           2,556
Noninterest income                                271             204            176            175             165
Noninterest expense                             2,717           2,308          1,929          1,943           1,532
                                         ------------   -------------   ------------   ------------    ------------
Income before income taxes                      1,609           2,063          1,391            904           1,189
Income tax expense                                578             741            472            309             419
                                         ------------   -------------   ------------   ------------    ------------
Net income                               $      1,031   $       1,323   $        919   $        595    $        770
                                         ============   =============   ============   ============    ============

Basic earnings per share (3)             $        .61   $        .67    $        .15
                                         ============   ============    ============
Diluted earnings per share (3)           $        .60   $        .66    $        .15
                                         ============   ============    ============
Dividends per share (3)                  $        .29   $       4.22    $         --
                                         ============   ============    ============


6.

SELECTED FINANCIAL RATIOS AND                                AT OR FOR THE YEAR ENDED JUNE 30,
-----------------------------            -----------------------------------------------------------------------
  OTHER DATA:                                 2000          1999            1998            1997           1996
  ----------                             ------------   -------------    -----------   ------------    --------
Performance Ratios:
     Return on assets (ratio of net
       income to average total assets)         0.95%         1.45%           1.37%           1.04%         1.47%
     Return on equity (ratio of net
       income to average equity) (2)           5.26          4.48            5.40            5.94          8.20
     Interest rate spread (4)                  3.21          3.50            4.05            4.25          4.45
     Net interest margin (5)                   3.97          4.85            5.09            4.88          5.10
     Noninterest expense to average
       assets                                  2.51          2.54            2.89            3.39          2.93
     Efficiency ratio (6)                     61.11         51.38           56.09           68.09         56.30
     Net interest income to
       noninterest expense                   153.65        185.77          169.14          137.86        166.82
     Average interest-earning assets to
       average interest-bearing liabilities    1.19x         1.46x           1.32x           1.18x         1.19x

Capital Ratios:
     Average equity to average
       assets (2)                             18.12%        32.45%          25.51%          17.51%        17.95%
     Shareholders' equity to total
       assets at end of period (2)            17.10         18.45           38.53           17.17         17.64

Asset Quality Ratios and Other Data:
     Nonperforming assets to average
       assets (7)                              0.09          0.15            0.37            0.06          0.17
     Nonperforming assets to total
       assets at end of period (7)             0.09          0.12            0.30            0.05          0.16
     Nonperforming loans to gross
       loans (8)                               0.12          0.18            0.43            0.07          0.20
     Allowance for loan losses to
       gross loans (8)                         0.47          0.44            0.39            0.24          0.26
     Allowance for loan losses to
       nonperforming loans                   404.89        242.75           91.23          361.27        133.54
     Net charge-offs to average loans          0.05          0.03            0.03            0.01            --
     Amount of nonperforming loans       $  100,000    $  133,000       $ 245,000       $  33,000      $ 88,000
     Amount of nonperforming assets         100,000       133,000         245,000          33,000        88,000

(1) Loans are shown net of loans in process, net deferred loan fees and costs and the allowance for loan losses.
(2) Consists solely of retained earnings, unrealized gain (loss) on securities available for sale and excess of additional pension liability over unrecognized prior service cost before June 30, 1998.
(3) Earnings and dividends per share are not applicable for any of the periods presented before June 30, 1998. Earnings per share for 1998 was computed based on net income of the Corporation since its stock issuance on March 25, 1998. The dividends for 1999 include a $4.00 return of capital distribution.
(4) The interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(5) The net interest margin represents net interest income as a percent of average interest-earning assets.
(6) The efficiency ratio represents noninterest expense divided by the sum of net interest income and noninterest income. The efficiency ratio was 58.95% in 1997 without the one-time assessment to recapitalize the Savings Association Insurance Fund.
(7) Nonperforming assets consist of nonperforming loans and foreclosed assets. Nonperforming loans consist of all accruing loans 90 days or more past due and all nonaccrual loans.
(8) Gross loans are stated at the unpaid principal balances, net of loans in process. (2)

                                                                              7.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS

GENERAL

The following is management's analysis of the Corporation's consolidated financial condition and consolidated results of operations as of and for the year ended June 30, 2000, compared to prior years. This discussion is designed to provide a more comprehensive review of the operating results and financial position than could be obtained from an examination of the consolidated financial statements alone. This analysis should be read in conjunction with the consolidated financial statements and related footnotes and the selected financial data included elsewhere in this report.

The Corporation provides financial services through its main and branch offices in Coshocton, Ohio and its branch office in West Lafayette, Ohio. Its primary deposit products are checking, savings and term certificate accounts, and its primary lending products are residential mortgage, nonresidential real estate and consumer loans. Substantially all loans are secured by specific items of collateral including business assets, consumer assets and real estate. Commercial loans are expected to be repaid from cash flow from operations of businesses. Real estate loans are secured by both residential and commercial real estate.


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



8.

FINANCIAL CONDITION

Total assets at June 30, 2000 were $113.7 million, compared to $107.9 million at June 30, 1999, an increase of $5.8 million, or 5.4%. The increase in total assets was primarily in loans, which was funded by a decline in cash and cash equivalents, combined with an increase in deposits.

Cash and cash equivalents declined from $8.6 million at June 30, 1999 to $2.2 million at June 30, 2000. This decrease was the result of cash and cash equivalents being used to fund loan growth.

Interest-bearing time deposits, securities available for sale, mortgage-backed securities available for sale and FHLB stock decreased from $24.7 million at June 30, 1999 to $23.4 million at June 30, 2000. Securities available for sale increased from $3.0 million at June 30, 1999 to $3.4 million at June 30, 2000. Mortgage-backed securities, which totaled $18.4 million at June 30, 2000, declined $1.8 million primarily due to principal repayments. Mortgage-backed securities, which were purchased in fiscal 1999, were funded primarily by convertible fixed-rate advances from the FHLB to better leverage the Corporation's capital. The mortgage-backed securities also provide the Corporation with a cash flow stream through principal repayments which can be used to fund loan demand.

Loan growth, which totaled $12.8 million, occurred in several loan categories. The significant changes were one- to four-family residential real estate loans, which increased $6.2 million, home equity loans, which increased $1.2 million, nonresidential real estate loans, which increased $4.4 million and consumer and other loans, which increased $1.5 million. Automobile loans comprised the largest portion of the consumer and other loan increase. These increases reflect a stable local economy, the Corporation being more aggressive in its pricing of loan products during the period, and growth through the new branch.

Premises and equipment increased $0.4 million from June 30, 2000 due to the completion of the branch banking facility in West Lafayette, Ohio.

Total deposits increased $8.5 million from $56.5 million at June 30, 1999 to $65.0 million at June 30, 2000. The Corporation experienced increases in noninterest-bearing demand deposits of $1.8 million, negotiable order of withdrawal ("NOW") accounts and money market accounts of $1.3 million and certificates of deposit of $5.9 million. Savings accounts declined $0.5 million. The increase in NOW and money market accounts resulted from the Corporation being more interest-rate competitive for money market accounts compared to the local market. Generating deposit growth was a priority for the Corporation to help fund the strong loan demand and to leverage its capital position. With the increase in certificates of deposit, the portfolio as a percent of total deposits increased from 48.8% at June 30, 1999 to 51.5% at June 30, 2000. Almost all certificates of deposit issued by the Bank mature in less than three years.

FHLB advances totaled $28.6 million at June 30, 2000, compared to $28.2 million at June 30, 1999. At June 30, 2000, FHLB advances consisted of $22.0 million of long-term convertible fixed-rate advances and $6.6 million of variable-rate advances which mature within ninety days. The convertible long-term advances have a fixed rate for a specified number of years, then convert to an adjustable rate at the option of the FHLB. If the convertible option is exercised, the advance may be prepaid at any time without penalty. Convertible advances totaling $15.0 million may convert in fiscal 2001. The $6.6 million of short-term FHLB advances consist of advances made to the Bank under a $10.0 million cash management arrangement with the FHLB that is used as an additional source of liquidity. Advances can be fixed or variable rate. The variable rate advances can be prepaid at any time without penalty.

FHLB advances were primarily used to leverage the Corporation's capital. FHLB advances were also used to fund the special $4.00 per share capital distribution which totaled $8.5 million.


                                                                              9.

At June 30, 1999, the Corporation had two lines of credit totaling $4,000,000 with another financial institution. Borrowings outstanding on these lines of credit totaled $2,350,000 at June 30, 1999. Both lines of credit were paid in full in January 2000 and closed at that time.

Total shareholders' equity decreased from $19.9 million at June 30, 1999 to $19.4 million at June 30, 2000. The decrease resulted primarily from the purchase of treasury stock of $1.1 million partially offset by current year earnings retained and the increase in equity from the allocation of the ESOP shares and vesting of the RRP shares.


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


COMPARISON OF RESULTS OF OPERATIONS FOR THE YEARS ENDED JUNE 30, 2000 AND JUNE 30, 1999

NET INCOME. The Corporation's net income for the year ended June 30, 2000 was $1,031,000, compared to $1,323,000 for the year ended June 30, 1999, a decrease of $292,000, or 22.1%. The decrease in net income was the result of a decrease in net interest income and an increase in noninterest expense.

NET INTEREST INCOME. Net interest income totaled $4,175,000 for the year ended June 30, 2000, compared to $4,287,000 for the year ended June 30, 1999, a decrease of $112,000, or 2.6%. The change in net interest income is attributable to a decrease in the ratio of average interest-earning assets to average interest-bearing liabilities and a decrease in the interest rate spread. The decrease in the ratio of average interest-earning assets to average interest-bearing liabilities was primarily due to the special capital distribution of $4.00 per share, or $8.5 million, paid to shareholders in May 1999.

Interest and fees on loans increased $1,107,000, or 20.0%, from $5,541,000 for the year ended June 30, 1999 to $6,648,000 for the year ended June 30, 2000. The increase in interest income was due to a higher average balance of loans, partially offset by a decrease in the average yield earned on loans.

Interest earned on securities totaled $1,482,000 for the year ended June 30, 2000, compared to $1,007,000 for the year ended June 30, 1999. The increase was a result of a higher average balance of securities.

Dividends on FHLB stock increased $61,000 over the comparable periods due to an increase in the number of shares of FHLB stock owned.


10.

Interest on interest-bearing deposits and federal funds sold decreased $294,000 for the year ended June 30, 2000, compared to the year ended June 30, 1999. This decrease was the result of lower average balances of interest-bearing deposits and federal funds sold. These assets were utilized to fund loan growth.

Interest paid on deposits increased $299,000 for the year ended June 30, 2000, compared to the year ended June 30, 1999. The increase in interest expense was due to an increase in the average balance of deposits while the cost of funds remained stable. Management expects an increase in the cost of funds in fiscal 2001 due to the general increase in interest rates and competitive pricing to attract deposits to fund loan growth.

Interest on FHLB advances and other borrowings totaled $1,634,000 for the year ended June 30, 2000, compared to $473,000 for the year ended June 30, 1999, an increase of $1,161,000. The increase in interest expense was the result of a higher average balance of borrowings and an increase in the cost of these funds due to the rise in interest rates.

PROVISION FOR LOAN LOSSES. The Corporation maintains an allowance for loan losses in an amount that, in management's judgment, is adequate to absorb probable losses in the loan portfolio. While management utilizes its best judgment and information available, the ultimate adequacy of the allowance is dependent upon a variety of factors, including the performance of the Corporation's loan portfolio, the economy, changes in real estate values and interest rates. The provision for loan losses is determined by management as the amount to be added to the allowance for loan losses after net charge-offs have been deducted to bring the allowance to a level which is considered adequate to absorb probable losses in the loan portfolio. The amount of the provision is based on management's quarterly review of the loan portfolio and consideration of such factors as historical loss experience, general prevailing economic conditions, changes in the size and composition of the loan portfolio and specific borrower considerations, including the ability of the borrower to repay the loan and the estimated value of the underlying collateral.

The provision for loan losses for each of the years ended June 30, 2000 and June 30, 1999 totaled $120,000. The allowance for loan losses totaled $405,000, or
 .47% of gross loans, at June 30, 2000, compared to $323,000, or 0.44% of gross loans, at June 30, 1999. The Corporation has not experienced significant charge-offs in any of the periods presented. The Corporation's low charge-off history is the product of a variety of factors, including the Corporation's underwriting guidelines, which generally require a loan-to-value or projected completed value ratio of 80% for purchase or construction of one- to four-family residential properties and 75% for commercial real estate and land loans, established income information and defined ratios of debt to income. The increase in the allowance as a percentage of gross loans was primarily due to growth in the nonresidential real estate, commercial and consumer loan portfolios.

NONINTEREST INCOME. Noninterest income includes service fees and other miscellaneous income. For the year ended June 30, 2000, noninterest income totaled $272,000, compared to $204,000 for the year ended June 30, 1999. Commissions from the sale of credit life insurance associated with the increased consumer loan activity accounted for $22,000 of the increase and overdraft fees accounted for $24,000 of the increase. No other item made up a significant portion of the change.

NONINTEREST EXPENSE. Noninterest expense increased $410,000, or 17.7%, for the year ended June 30, 2000, compared to the year ended June 30, 1999. The increase in noninterest expense was due to an increase in salaries and employee benefits, occupancy and equipment expense, state franchise tax, legal, audit and supervisory exam fees and other expense.



                                                                             11.

Salaries and employee benefits expense increased $230,000, or 16.7%. The increase was the result of normal annual merit increases, additional expense recognized for the Corporation's RRP, and additional staffing related to the new branch which opened in October 1999. RRP expense increased $59,000 for fiscal 2000. Fiscal 1999 only included 8 1/2 months expense for the RRP since the plan was not implemented until October 1998. Occupancy and equipment expense increased $31,000, or 19.6%, as a result of increases in depreciation and maintenance contracts on furniture, fixtures and equipment for the new branch. State franchise taxes increased due to the Corporation being taxed at higher capital levels. The Bank pays franchise taxes based upon its net worth at its tax year end, which was February 28, for the following calendar year. The tax year ended February 28, 1999 was the first period impacted by the capital from the conversion. Thus the Bank began paying higher franchise taxes in calendar year 2000. Legal, audit and supervisory exam fees increased primarily due to the Corporation's growth. Other expenses increased $77,000, or 29.5%, primarily due to increases in stationery and supplies, postage, ATM processing and miscellaneous expense.

INCOME TAX EXPENSE. The volatility of income tax expense is primarily attributable to the change in income before income taxes. Income tax expense totaled $579,000 for the year ended June 30, 2000, compared to $741,000 for the year ended June 30, 1999. The effective tax rate was 36.0% for the year ended June 30, 2000, compared to 35.9% for the year ended June 30, 1999.


COMPARISON OF RESULTS OF OPERATIONS FOR THE YEARS ENDED JUNE 30, 1999 AND JUNE 30, 1998

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

Dividends on FHLB stock increased $18,000 over the comparable period due to an increase in the number of shares of FHLB stock owned.

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



12.

Interest on FHLB advances totaled $461,000 for the year ended June 30, 1999, compared to $16,000 for the year ended June 30, 1998, an increase of $445,000. The increase in interest expense was the result of a higher average balance of FHLB advances used to purchase mortgage-backed securities as discussed above.

PROVISION FOR LOAN LOSSES. The provision for loan losses for the years ended June 30, 1999 and June 30, 1998 was $120,000. The allowance for loan losses totaled $323,000, or 0.44% of gross loans at June 30, 1999, compared with $223,000, or 0.39% of gross loans at June 30, 1998. Management increased the allowance for loan losses due to growth of the total loan portfolio, particularly increases in nonresidential real estate and commercial loans.

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

Salaries and employee benefits expense increased $206,000, or 17.6%. The increase is the result of normal annual merit increases, additional expense recognized for the Corporation's ESOP and the establishment of the RRP. The Corporation elected to have the ESOP make additional principal repayments on the loan, which released more shares out of the suspense account and resulted in more compensation expense. RRP expense was $132,800 for fiscal 1999, the first year of the Plan's existence. Occupancy and equipment expense increased $23,000, or 16.7%, as the result of increases in depreciation and maintenance contracts on furniture, fixtures and equipment. Professional fees increased $38,000, or 55.2%, primarily due to the change in the Corporation's structure as a result of the Conversion. Other expenses increased $73,000, or 38.6%, primarily due to increases in stationery and supplies expense and education expense.

INCOME TAX EXPENSE. Income tax expense totaled $741,000 for the year ended June 30, 1999, compared to $472,000 for the year ended June 30, 1998, due to the increase in income before income taxes. The effective tax rate was 35.9% for the year ended June 30, 1999, compared to 33.9% for the year ended June 30, 1998.


                                                                             13.

YIELDS EARNED AND RATES PAID

The following table sets forth certain information relating to the Corporation's average balance sheet and reflects the average yield on interest-earning assets and the average cost of interest-bearing liabilities for the periods indicated. Such yields and costs are derived by dividing income or expense by the average balances of interest-earning assets or interest-bearing liabilities for the periods presented. Average balances are derived from month-end balances.

                                                                           YEAR ENDED JUNE 30,
                                      -------------------------------------------------------------------------------------
                                                             2000                                    1999
                                      ----------------------------------------      ---------------------------------------
                                         Average     Interest                        Average       Interest
                                      outstanding     earned/           Yield/      outstanding     earned/         Yield/
                                        Balance        Paid              Rate         Balance        Paid           Rate
                                       ----------    ----------          ----       ----------    ----------       -------
                                                                (Dollars in thousands)
Interest-earning assets:
   Loans (1)                           $   79,769    $    6,648          8.33%      $   65,116    $    5,541          8.51%
   Securities available for
    sale(2)                                 3,169           182          5.64            9,644           573          5.95
   Mortgage-backed securities
     available for sale(2)                 19,279         1,300          6.50            7,070           434          6.13
   Interest-bearing deposits
     and federal funds sold                   650            23          3.58            5,876           317          5.40
   FHLB stock                               1,484           106          7.15              655            45          6.86
                                       ----------    ----------                     ----------    ----------
     Total interest-
          earning assets                  104,351         8,259          7.86           88,361         6,910          7.82
                                                     ----------                                   ----------
Noninterest-earning assets                  3,738                                        2,611
                                       ----------                                   ----------
     Total assets                      $  108,089                                   $   90,972
                                       ==========                                   ==========


Interest-bearing liabilities:
   Demand deposits(3)                  $   17,992           533          2.96       $   13,816           381          2.76
   Savings accounts                        11,426           289          2.53           11,106           275          2.48
   Certificates of deposit                 29,767         1,628          5.47           26,827         1,494          5.57
                                       ----------    ----------          ----       ----------    ----------       -------

     Total deposits                        59,185         2,450          4.14           51,749         2,150          4.15

   FHLB advances and
     other borrowings                      28,637         1,634          5.71            8,922           473          5.30
                                       ----------    ----------                     ----------    ----------

     Total interest-bearing
       liabilities                         87,822         4,084          4.65           60,671         2,623          4.32
                                                     ----------                                   ----------

Noninterest-bearing liabilities               678                                          784
                                       ----------                                   ----------
     Total liabilities                     88,500                                       61,455
Equity                                     19,589                                       29,517
                                       ----------                                   ----------
     Total liabilities and equity      $  108,089                                   $   90,972
                                       ==========                                   ==========

Net interest income;
  interest-rate spread(4)                               $ 4,175          3.21%                        $4,287          3.50%
                                                     ==========          ====                     ==========       =======
Net earning assets                      $  16,529                                    $  27,690
                                        =========                                    =========

Net interest margin(5)                                                  3.97%                                         4.85%
                                                                        ====                                          ====

Average interest-earning assets
  to interest-bearing liabilities            1.19x                                       1.46x
                                             ====                                        ====


                                                    YEAR ENDED JUNE 30,
                                        ---------------------------------------
                                                        1998
                                        ---------------------------------------
                                          Average      Interest
                                        outstanding    earned/           Yield/
                                          Balance        Paid             Rate
                                         ---------    ----------        -------

Interest-earning assets:
   Loans (1)                             $  53,212    $    4,745          8.92%
   Securities available for
    sale(2)                                  6,612           390          5.92
   Mortgage-backed securities
     available for sale(2)                      --            --            --
   Interest-bearing deposits
     and federal funds sold                  3,992           209          5.23
   FHLB stock                                  378            27          7.22
                                         ---------    ----------
     Total interest-
          earning assets                    64,194         5,371          8.37
                                                      ----------
Noninterest-earning assets                   2,497
                                        ----------
     Total assets                       $   66,691
                                        ==========
Interest-bearing liabilities:
   Demand deposits(3)                   $    9,437           193          2.05
   Savings accounts                         11,174           297          2.66
   Certificates of deposit                  27,878         1,601          5.74
                                         ---------    ----------

     Total deposits                         48,489         2,091          4.31

   FHLB advances and
     other borrowings                          290            16          5.63
                                         ---------    ----------

     Total interest-bearing
       liabilities                          48,779         2,107          4.32
                                                      ----------

Noninterest-bearing liabilities                897
                                        ----------
     Total liabilities                      49,676
Equity                                      17,015
                                        ----------
     Total liabilities and equity       $   66,691
                                        ==========

Net interest income;
  interest-rate spread(4)                                $ 3,264          4.05%
                                                      ==========          ====
Net earning assets                       $  15,415
                                         =========

Net interest margin(5)                                                     5.09%
                                                                           ====

Average interest-earning assets
  to interest-bearing liabilities            1.32x
                                            ====


--------------------


(1) Net of net deferred loan fees and costs and loans in process. Nonaccruing loans have been included in the table as loans carrying a zero yield.
(2) Average balance includes unrealized gains and losses. Yield is based on amortized cost.
(3) Includes noninterest-bearing deposits due to management being unable to accurately separate these accounts for average balance reporting prior to fiscal 2000.
(4) Interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(5) Net interest margin represents net interest income divided by average interest-earning assets.
------------------------------------------------------------------------------
14.

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

                                                                           YEAR ENDED JUNE 30,
                                                   -----------------------------------------------------------------
                                                            2000 VS. 1999                     1999 VS. 1998
                                                   -------------------------------   -------------------------------
                                                          Increase                         Increase
                                                         (decrease)                       (decrease)
                                                           Due to                           Due to
                                                   --------------------               ----------------
                                                     Volume      Rate       Total      Volume     Rate       Total
                                                     ------      ----       -----      ------     ----       -----
                                                                           (In thousands)
Interest income attributable to:
     Loans                                          $  1,223   $   (116)  $  1,107   $  1,021   $   (225)  $    796
     Securities available for sale                      (363)       (28)      (391)       180          3        183
     Mortgage-backed securities
       available for sale                                838         28        866        434         --        434
     Interest-bearing deposits and
       federal funds sold                               (213)       (81)      (294)       101          7        108
     FHLB stock                                           59          2         61         19         (1)        18
                                                    --------   --------   --------   --------   --------   --------

         Total interest-earning assets              $  1,544   $   (195)     1,349   $  1,755   $   (216)     1,539
                                                    ========   ========   --------   ========   ========   --------

Interest expense attributable to:
     Demand deposits                                $    122   $     30   $    152   $    108   $     80   $    188
     Savings accounts                                      8          6         14         (2)       (20)       (22)
     Certificates of deposit                             161        (27)       134        (59)       (48)      (107)
     FHLB advances and
       other borrowings                                1,123         38      1,161        458         (1)       457
                                                    --------   --------   --------   --------   --------   --------

         Total interest-bearing liabilities         $  1,414   $     47      1,461   $    505   $     11        516
                                                    ========   ========   --------   ========   ========   --------

Net interest income                                                       $   (112)                        $  1,023
                                                                          ========                         ========


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

                                                                             15.

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

At June 30, 2000, 2% of the present value of the Bank's assets was $2,325,000. Because the interest rate risk of a 200 basis point increase in market interest rates (which was greater than the interest rate risk of a 200 basis point decrease) was $2,613,000 at June 30, 2000, the Bank would have been required to deduct approximately $144,000 (50% of the approximate $288,000 difference) from its capital in determining whether the Bank met its risk-based capital requirement. Regardless of such reduction, however, the Bank's risk-based capital at June 30, 2000, would still have exceeded the regulatory requirement by approximately $7,102,000.

Presented below, as of June 30, 2000, is an analysis of the Bank's interest rate risk as measured by changes in NPV for instantaneous and sustained parallel shifts of 100 basis points in market interest rates. As illustrated in the table, the Bank's NPV is more sensitive to an increasing interest rate environment. The result principally occurs because, as rates rise, borrowers do not prepay adjustable-rate loans which reprice less frequently than on an annual basis, adjustable-rate loans with interest rate adjustment caps and fixed-rate loans as quickly as they do when interest rates are declining. Thus, in a rising interest-rate environment, the amount of interest the Bank would receive on its loans would increase relatively slowly as loans are repaid and new loans are made at higher rates. However, the interest the Bank would pay on its deposit products would increase more rapidly because the deposit portfolio generally has shorter periods to repricing.

                                                                                           NPV as % of
                                                                                         Portfolio Value
                                       Net Portfolio Value                                  Of Assets
                      -------------------------------------------------------   ----------------------------------
       Change                                                                                         Basis Point
      in Rates            $ Amount           $ Change           % Change           NPV RAtio            Change
      --------            --------           --------           --------           ---------            ------
                                                 (Dollars in thousands)
        300                 $10,976         $(4,114)              (27.3)%              9.96%             (302) bp
        200                  12,477          (2,613)              (17.3)              11.11              (187)
        100                  13,876          (1,214)               (8.0)              12.13               (85)
       Static                15,090              --                 --                12.98                --
       (100)                 15,975             885                 5.9               13.55                57
       (200)                 16,273           1,183                 7.8               13.68                70
       (300)                 16,469           1,379                 9.1               13.73                75

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



16.

LIQUIDITY AND CAPITAL RESOURCES

The Corporation's liquidity, primarily represented by cash and cash equivalents, is a result of its operating, investing and financing activities. These activities are summarized below for the years ended June 30, 2000, 1999 and 1998.

                                                                                    Year Ended June 30,
                                                                   --------------------------------------------------
                                                                        2000              1999             1998
                                                                   -------------     ------------      --------------
Net income                                                         $       1,031     $      1,323      $        919
Adjustments to reconcile net income to net
  cash from operating activities                                             136              540               365
                                                                   -------------     ------------      ------------
Net cash from operating activities                                         1,167            1,863             1,284
Net cash from investing activities                                       (12,448)         (25,456)          (18,692)
Net cash from financing activities                                         4,953           24,500            20,384
                                                                   -------------     ------------      ------------
Net change in cash and cash equivalents                                   (6,328)             907             2,976
Cash and cash equivalents at beginning of period                           8,564            7,657             4,681
                                                                   -------------     ------------      ------------
Cash and cash equivalents at end of period                         $       2,236     $      8,564      $      7,657
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

OTS regulations presently require the Bank to maintain an average daily balance of investments in U.S. Treasury, federal agency obligations and other specified investments in an amount equal to at least 4% of the sum of the Bank's average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less. The liquidity requirement, which may be changed from time to time by the OTS to reflect changing economic conditions, is intended to provide a source of relatively liquid funds on which the Bank may rely, if necessary, to fund deposit withdrawals or other short-term funding needs. At June 30, 2000, the Bank's regulatory liquidity was 9.27%. At such date, the Corporation had commitments to originate fixed-rate commercial and residential real estate loans totaling $1,437,000 and variable-rate commercial and residential real estate mortgage loans totaling $980,000. Loan commitments are generally for 30 days. The Corporation considers its liquidity and capital reserves sufficient to meet its outstanding short- and long-term needs. See Note 16 of the Notes to Consolidated Financial Statements.

The Bank is required by regulations to meet certain minimum capital requirements. Current capital requirements call for tangible capital of 1.5% of adjusted total assets, core capital (which, for the Bank, consists solely of tangible capital) of 3.0% to 4.0% of adjusted total assets (depending on the Bank's examination rating) and risk-based capital (which, for the Bank, consists of core capital and general valuation allowances) of 8.0% of risk-weighted assets (assets are weighted at percentage levels ranging from 0% to 100% depending on their relative risk).


                                                                             17.

The following table summarizes regulatory capital requirements and the Bank's actual capital at June 30, 2000.

                                                                                  Excess of Actual
                                                                                Capital Over Current
                              Actual Capital          Current Requirement            Requirement
                          ----------------------  -----------------------     ----------------------     Applicable
                           Amount      Percent      Amount      Percent          Amount     Percent      Asset Total
                           ------      -------      ------      -------          ------     -------      -----------
                                                             (Dollars in thousands)
Tangible Capital         $   12,125     10.6%      $   1,719      1.5%          $  10,406     9.1%      $   114,610
Core Capital                 12,125     10.6           4,584      4.0               7,541     6.6           114,610
Total Risk-based
  Capital                    12,530     19.0           5,284      8.0               7,246    11.0            66,049


IMPACT OF NEW ACCOUNTING STANDARDS

Beginning July 1, 2000 a new accounting standard will require all derivatives to be recorded at fair value. Unless designated as hedges, changes in these fair values will be recorded in the income statement. Fair value changes involving hedges will generally be recorded by offsetting gains and losses on the hedge and on the hedged item, even if the fair value of the hedged item is not otherwise recorded. This is not expected to have a material effect on the financial statements of the Corporation.


YEAR 2000 ISSUE

The Corporation did not experience any Year 2000-related computer system problems, nor was the Corporation aware of any Year 2000-related problems with any of its loan customers which would impact their ability to meet their debt service requirements. The Corporation did not experience any significant unusual deposit activity from its customers.



18.

                         REPORT OF INDEPENDENT AUDITORS



Board of Directors and Shareholders
Home Loan Financial Corporation
Coshocton, Ohio


We have audited the accompanying consolidated balance sheets of Home Loan Financial Corporation as of June 30, 2000 and 1999, and the related consolidated statements of income, comprehensive income, changes in shareholders' equity and cash flows for each of the three years in the period ended June 30, 2000. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Home Loan Financial Corporation as of June 30, 2000 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended June 30, 2000 in conformity with generally accepted accounting principles.




                                                  Crowe, Chizek and Company LLP

Columbus, Ohio
July 26, 2000


                                                                             19.

                         HOME LOAN FINANCIAL CORPORATION
                           CONSOLIDATED BALANCE SHEETS
                             June 30, 2000 and 1999

                                                                                        2000               1999
                                                                                        ----               ----
ASSETS
Cash and due from financial institutions                                          $    2,133,172    $     1,824,130
Interest-bearing deposits in other financial institutions                                103,093             39,818
Overnight deposits                                                                            --          3,500,000
Federal funds sold                                                                            --          3,200,000
                                                                                  --------------    ---------------
     Total cash and cash equivalents                                                   2,236,265          8,563,948
Interest-bearing time deposits                                                                --             35,152
Securities available for sale                                                          3,417,675          2,969,723
Mortgage-backed securities available for sale                                         18,422,861         20,248,220
Federal Home Loan Bank stock                                                           1,564,100          1,430,500
Loans, net                                                                            85,852,772         73,068,853
Premises and equipment, net                                                            1,148,897            742,062
Accrued interest receivable                                                              585,128            468,664
Other assets                                                                             503,150            328,051
                                                                                  --------------    ---------------

         Total assets                                                             $  113,730,848    $   107,855,173
                                                                                  ==============    ===============


LIABILITIES
Deposits                                                                          $   64,951,022    $    56,494,543
Federal Home Loan Bank advances                                                       28,625,000         28,200,000
Other borrowings                                                                              --          2,350,000
Accrued interest payable                                                                 447,463            526,693
Accrued expenses and other liabilities                                                   258,755            384,941
                                                                                  --------------    ---------------
     Total liabilities                                                                94,282,240         87,956,177

SHAREHOLDERS' EQUITY
Preferred stock, no par value, 500,000 shares authorized,
  none outstanding                                                                            --                 --
Common stock, no par value, 9,500,000 shares authorized,
  2,248,250 shares issued                                                                     --                 --
Additional paid-in capital                                                            14,083,151         14,060,770
Retained earnings - substantially restricted                                          12,665,932         12,154,493
Unearned employee stock ownership plan shares                                         (1,873,155)        (2,109,864)
Unearned recognition and retention plan shares                                          (832,265)        (1,024,269)
Treasury stock, at cost - 353,657 shares in 2000 and
  219,205 shares in 1999                                                              (3,989,862)        (2,852,948)
Accumulated other comprehensive income (loss)                                           (605,193)          (329,186)
                                                                                  --------------    ---------------
     Total shareholders' equity                                                       19,448,608         19,898,996
                                                                                  --------------    ---------------

         Total liabilities and shareholders' equity                               $  113,730,848    $   107,855,173
                                                                                  ==============    ===============

          See accompanying notes to consolidated financial statements.

20.

                        HOME LOAN FINANCIAL CORPORATION
                        CONSOLIDATED STATEMENTS OF INCOME
                    Years ended June 30, 2000, 1999 and 1998




                                                                        2000              1999             1998
                                                                        ----              ----             ----
Interest income
     Loans, including fees                                        $    6,647,727    $   5,541,172    $    4,744,992
     Securities                                                        1,481,511        1,006,979           390,494
     Dividends on Federal Home Loan Bank stock                           106,105           44,930            27,258
     Interest-bearing deposits and federal funds sold                     23,308          317,163           208,804
                                                                  --------------    -------------    --------------
         Total interest income                                         8,258,651        6,910,244         5,371,548

Interest expense
     Deposits                                                          2,449,200        2,149,786         2,091,597
     Federal Home Loan Bank advances                                   1,512,098          461,412            16,363
     Other borrowings                                                    122,326           11,890                --
                                                                  --------------    -------------    --------------
         Total interest expense                                        4,083,624        2,623,088         2,107,960
                                                                  --------------    -------------    --------------

Net interest income                                                    4,175,027        4,287,156         3,263,588

Provision for loan losses                                                120,000          120,000           120,000
                                                                  --------------    -------------    --------------

Net interest income after provision for loan losses                    4,055,027        4,167,156         3,143,588

Noninterest income
     Service charges and other fees                                      177,123          141,879           136,424
     Other                                                                94,445           62,130            40,113
                                                                  --------------    -------------    --------------
         Total noninterest income                                        271,568          204,009           176,537

Noninterest expense
     Salaries and employee benefits                                    1,604,771        1,374,711         1,168,707
     Occupancy and equipment                                             192,162          160,736           137,713
     State franchise taxes                                               193,342          162,202           144,966
     Computer processing                                                 119,818          126,522           103,236
     SAIF deposit insurance premiums                                      22,230           30,596            30,209
     Legal, audit and supervisory exam fees                              164,293          107,988            69,595
     Director fees                                                        82,700           84,025            86,750
     Other                                                               337,984          260,995           188,316
                                                                  --------------    -------------    --------------
         Total noninterest expense                                     2,717,300        2,307,775         1,929,492
                                                                  --------------    -------------    --------------

Income before income taxes                                             1,609,295        2,063,390         1,390,633

Income tax expense                                                       578,700          740,766           471,705
                                                                  --------------    -------------    --------------

Net income                                                        $    1,030,595    $   1,322,624    $      918,928
                                                                  ==============    =============    ==============

Basic earnings per common share                                   $         .61     $         .67    $         .15
                                                                  =============     =============    =============

Diluted earnings per common share                                 $         .60     $         .66    $         .15
                                                                  =============     =============    =============

          See accompanying notes to consolidated financial statements.
                                                                             21.

                       HOME LOAN FINANCIAL CORPORATION
               CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                   Years ended June 30, 2000, 1999 and 1998




                                                                        2000              1999             1998
                                                                        ----              ----             ----
Net income                                                        $    1,030,595    $   1,322,624    $      918,928

Other comprehensive income (loss)
     Unrealized holding gains (losses) on securities
       available for sale                                               (418,191)        (513,505)            8,751
     Less reclassification adjustment for (gains) losses
       later recognized in income                                             --               --              (121)
                                                                  --------------    -------------    --------------
     Net unrealized gains and losses                                    (418,191)        (513,505)            8,630
     Tax effect                                                          142,184          174,592            (2,935)
                                                                  --------------    -------------    --------------
         Total other comprehensive income (loss)                        (276,007)        (338,913)            5,695
                                                                  --------------    -------------    --------------

Comprehensive income                                              $      754,588    $     983,711    $      924,623
                                                                  ==============    =============    ==============


          See accompanying notes to consolidated financial statements.


22.

                       HOME LOAN FINANCIAL CORPORATION
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                    Years ended June 30, 2000, 1999 and 1998



                                                Additional                          Unearned         Unearned
                                                  Paid-In          Retained           ESOP              RRP         Treasury
                                                  Capital          Earnings          Shares           Shares         Shares
                                                  -------          --------          ------           ------         ------
Balance at July 1, 1997                      $            --   $   10,366,232    $          --   $          --    $          --


Net income                                                --          918,928               --              --               --

Sale of 2,248,250 shares of no par
  common stock, net of
  conversion costs                                21,880,273               --               --              --               --

Shares purchased under ESOP                               --               --       (1,798,600)             --               --

Commitment to release 11,991 ESOP
shares                                                68,164               --          119,910              --               --

Change in fair value of securities
  available for sale, net of tax effects                  --               --               --              --               --
                                             ---------------   --------------    -------------   -------------    -------------

Balance at June 30, 1998                     $    21,948,437   $   11,285,160    $  (1,678,690)  $          --    $          --
                                             ===============   ==============    =============   ===========      ===========


                                              Accumulated
                                                 Other
                                             Comprehensive
                                                Income          Total
                                                ------          -----
Balance at July 1, 1997                      $  4,032      $   10,370,264


Net income                                          --           918,928

Sale of 2,248,250 shares of no par
  common stock, net of
  conversion costs                                  --        21,880,273

Shares purchased under ESOP                         --        (1,798,600)

Commitment to release 11,991 ESOP
shares                                              --           188,074

Change in fair value of securities
  available for sale, net of tax effects         5,695             5,695
                                           -----------   ---------------

Balance at June 30, 1998                   $     9,727    $   31,564,634
                                           ===========    ==============



                                  (Continued)

                                                                             23.

                       HOME LOAN FINANCIAL CORPORATION
    CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (Continued)
                   Years ended June 30, 2000, 1999 and 1998



                                                Additional                          Unearned         Unearned
                                                  Paid-In          Retained           ESOP              RRP         Treasury
                                                  Capital          Earnings          Shares           Shares         Shares
                                                  -------          --------          ------           ------         ------
Balance at July 1, 1998                      $    21,948,437   $   11,285,160    $  (1,678,690)  $          --    $          --


Net income                                                --        1,322,624               --              --               --

Cash dividend - $.22 per share                            --         (453,291)              --              --               --

Return of capital - $4.00 per share               (7,868,536)              --         (674,812)             --               --

Commitment to release 23,086
  ESOP shares                                        (19,131)              --          243,638              --               --

89,930 shares purchased by RRP                            --               --               --      (1,157,069)              --

Compensation expense with respect
  to RRP                                                  --               --               --         132,800               --

Purchase of 219,205 treasury shares                       --               --               --              --       (2,852,948)

Change in fair value of securities
  available for sale, net of tax effects                  --               --               --              --               --
                                             ---------------   --------------    -------------   -------------    -------------

Balance at June 30, 1999                     $    14,060,770   $   12,154,493    $  (2,109,864)  $  (1,024,269)   $  (2,852,948)
                                             ===============   ==============    =============   =============    =============
                                              Accumulated
                                                 Other
                                             Comprehensive
                                             Income (Loss)      Total
                                             -------------  -----
Balance at July 1, 1998                    $     9,727      $ 31,564,634


Net income                                          --         1,322,624

Cash dividend - $.22 per share                      --          (453,291)

Return of capital - $4.00 per share                 --        (8,543,348)

Commitment to release 23,086
  ESOP shares                                       --           224,507

89,930 shares purchased by RRP                      --        (1,157,069)

Compensation expense with respect
  to RRP                                            --           132,800

Purchase of 219,205 treasury shares                 --        (2,852,948)

Change in fair value of securities
  available for sale, net of tax effects      (338,913)         (338,913)
                                           -----------   ---------------

Balance at June 30, 1999                   $  (329,186)  $    19,898,996
                                           ===========   ===============

                                  (Continued)

24.

                        HOME LOAN FINANCIAL CORPORATION
     CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (Continued)
                    Years ended June 30, 2000, 1999 and 1998



                                                 Additional                          Unearned         Unearned
                                                  Paid-In          Retained           ESOP              RRP         Treasury
                                                  Capital          Earnings          Shares           Shares         Shares
                                                  -------          --------          ------           ------         ------
Balance at July 1, 1999                      $    14,060,770   $   12,154,493    $  (2,109,864)  $  (1,024,269)   $  (2,852,948)

Net income                                                --        1,030,595               --              --               --

Cash dividend - $.29 per share                            --         (512,871)              --              --               --

Contribution of accumulated dividends on
  unawarded RRP shares                                71,414               --               --              --               --

Commitment to release 22,394
  ESOP shares                                        (49,033)          (6,285)         236,709              --               --

Compensation expense with respect
  to RRP                                                  --               --               --         192,004               --

Purchase of 134,452 treasury shares                       --               --               --              --        (1,136,914)

Change in fair value of securities
  available for sale, net of tax effects                  --               --               --              --               --
                                             ---------------   --------------    -------------   -------------    -------------

Balance at June 30, 2000                     $    14,083,151   $   12,665,932    $  (1,873,155)  $    (832,265)   $  (3,989,862)
                                             ===============   ==============    =============   =============    =============
                                                 Accumulated
                                                     Other
                                                Comprehensive
                                                Income (Loss)      Total
                                                -------------      -----
Balance at July 1, 1999                        $  (329,186)   $   19,898,996

Net income                                             --         1,030,595

Cash dividend - $.29 per share                         --          (512,871)

Contribution of accumulated dividends on
  unawarded RRP shares                                 --            71,414

Commitment to release 22,394
  ESOP shares                                          --           181,391

Compensation expense with respect
  to RRP                                               --           192,004

Purchase of 134,452 treasury shares                    --        (1,136,914)

Change in fair value of securities
  available for sale, net of tax effects         (276,007)         (276,007)
                                              -----------   ---------------

Balance at June 30, 2000                       $ (605,193)  $    19,448,608
                                               ==========   ===============


          See accompanying notes to consolidated financial statements.

                                                                             25.

                       HOME LOAN FINANCIAL CORPORATION
                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                   Years ended June 30, 2000, 1999 and 1998



                                                                         2000              1999             1998
                                                                         ----              ----             ----
CASH FLOWS FROM OPERATING ACTIVITIES
     Net income                                                   $    1,030,595    $   1,322,624    $      918,928
     Adjustments to reconcile net income to net cash
       from operating activities:
         Depreciation                                                     94,311           83,526            78,174
         Securities amortization and accretion                            (3,074)           6,482             4,338
         Provision for loan losses                                       120,000          120,000           120,000
         FHLB stock dividends                                           (105,900)         (44,700)          (27,000)
         Securities gains                                                     --               --              (121)
         Compensation expense on ESOP shares                             181,391          224,507           188,074
         Compensation expense on RRP shares                              192,004          132,800                --
         Deferred taxes                                                   29,411          (84,939)           40,656
         Net change in:
              Accrued interest receivable and other assets              (178,790)         (24,151)          (26,514)
              Accrued expenses and other liabilities                    (205,416)          99,154           (26,262)
              Deferred loan fees                                          12,919           27,803            14,040
                                                                  --------------    -------------    --------------
                  Net cash from operating activities                   1,167,451        1,863,106         1,284,313

CASH FLOWS FROM INVESTING ACTIVITIES Securities available for sale:
         Proceeds from maturities                                        250,000       11,750,000         1,500,020
         Purchases                                                      (734,946)        (748,906)      (10,509,871)
     Mortgage-backed securities available for sale:
         Proceeds from maturities and principal paydowns               1,447,236          443,626                --
         Purchases                                                            --      (21,164,090)               --
     Net change in interest-bearing time deposits                         35,152        2,001,985        (1,998,341)
     Net change in loans                                             (12,916,838)     (16,392,344)       (7,658,228)
     Purchase of FHLB stock                                              (27,700)        (992,800)               --
     Premises and equipment expenditures                                (501,146)        (353,789)          (25,912)
                                                                  --------------    -------------    --------------
              Net cash from investing activities                     (12,448,242)     (25,456,318)      (18,692,332)

CASH FLOWS FROM FINANCING ACTIVITIES
     Net change in deposits                                            8,456,479        7,956,668          (697,555)
     Net change in FHLB short-term advances                              425,000        6,200,000                --
     Net change in other short-term borrowings                       ( 2,350,000)       2,350,000                --
     Proceeds from FHLB long-term advances                             5,000,000       21,000,000         1,000,000
     Repayment of FHLB long-term advances                             (5,000,000)              --                --
     Cash dividends paid                                                (512,871)        (453,291)               --
     Contribution of accumulated dividends on
       unawarded RRP shares                                               71,414               --                --
     Return of capital distribution                                           --       (8,543,348)               --
     Purchase of stock for RRP                                                --       (1,157,069)               --
     Purchase of treasury stock                                       (1,136,914)      (2,852,948)               --
     Proceeds from issuance of common stock, net
       of conversion costs                                                    --               --        21,880,273
     Cash provided to ESOP                                                    --               --        (1,798,600)
                                                                  --------------    -------------    --------------
              Net cash from financing activities                       4,953,108       24,500,012        20,384,118
                                                                  --------------    -------------    --------------

Net change in cash and cash equivalents                               (6,327,683)         906,800         2,976,099
Cash and cash equivalents at beginning of year                         8,563,948        7,657,148         4,681,049
                                                                  --------------    -------------    --------------

Cash and cash equivalents at end of year                          $    2,236,265    $   8,563,948    $    7,657,148
                                                                  ==============    =============    ==============

          See accompanying notes to consolidated financial statements.

26.

                         HOME LOAN FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2000, 1999 and 1998


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

The Corporation provides financial services through its main and branch offices in Coshocton, Ohio and a branch office in West Lafayette, Ohio. The Corporation's primary deposit products are checking, savings and term certificate accounts, and its primary lending products are residential mortgage, nonresidential real estate and consumer loans. Substantially all loans are secured by specific items of collateral including business assets, consumer assets and real estate. Commercial loans are expected to be repaid from cash flow from operations of businesses. Real estate loans are secured by both residential and commercial real estate. Substantially all revenues are derived from financial institution products and services in Coshocton County and its contiguous areas. Management considers the Corporation to operate in one segment, banking.

USE OF ESTIMATES: To prepare financial statements in conformity with generally accepted accounting principles, management makes estimates and assumptions based on available information. These estimates and assumptions affect amounts reported in the financial statements and the disclosures provided, and future results could differ. The allowance for loan losses, fair values of financial instruments and status of contingencies are particularly subject to change.

CASH FLOWS: Cash and cash equivalents include cash, due from banks, overnight deposits and federal funds sold. Net cash flows are reported for customer loan and deposit transactions, interest-bearing deposits with other banks and short-term borrowings with original maturities of 90 days or less.

The Corporation paid interest of $4,162,854, $2,576,760 and $2,087,624 and income taxes of $705,000, $787,000 and $402,849 in 2000, 1999 and 1998,
respectively. There were no significant noncash transactions in 2000, 1999 or 1998.

SECURITIES: Securities are classified as held to maturity and carried at amortized cost when management has the positive intent and ability to hold them to maturity. Securities are classified as available for sale when they might be sold before maturity. Securities available for sale are carried at fair value, with unrealized holding gains and losses reported in other comprehensive income
(loss). Other securities such as Federal Home Loan Bank stock are carried at cost.

Interest income includes amortization of purchase premium or discount. Gains and losses on sales are based on the amortized cost of the security sold. Securities are written down to fair value when a decline in fair value is not temporary.

LOANS: Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of net deferred loan fees and costs, the allowance for loan losses and loans in process.

                                  (Continued)

                                                                             27.

                         HOME LOAN FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2000, 1999 and 1998


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

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

PREMISES AND EQUIPMENT: Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed over the estimated useful lives using primarily the straight-line method. These assets are reviewed for impairment when events indicate the carrying amount may not be recoverable. Maintenance and repairs are charges to expense as incurred.

STOCK COMPENSATION: Employee compensation expense under stock option plans is reported if options are granted below market price at grant date. Pro forma disclosures of net income and earnings per share are shown using a fair value method to measure expense using an option pricing model to estimate fair value.

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

EMPLOYEE STOCK OWNERSHIP PLAN: The cost of shares issued to the Employee Stock Ownership Plan ("ESOP"), but not yet allocated to participants, is shown as a reduction of shareholders' equity. Compensation expense is based on the market price of shares as they are committed to be released to participant accounts. Dividends on allocated ESOP shares reduce retained earnings; dividends on unearned ESOP shares reduce debt and accrued interest, or are used to purchase additional shares.

                                  (Continued)

28.

                         HOME LOAN FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2000, 1999 and 1998


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

FINANCIAL INSTRUMENTS: Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and standby letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

COMPREHENSIVE INCOME: Comprehensive income consists of net income and other comprehensive income (loss). Other comprehensive income (loss) includes unrealized gains and losses on securities available for sale, which are also recognized as a separate component of equity.

EARNINGS PER COMMON SHARE: Basic earnings per common share are net income divided by the weighted average number of common shares outstanding during the period. ESOP shares are considered outstanding for this calculation unless unearned. Recognition and Retention Plan ("RRP") shares are considered outstanding as they become vested. Diluted earnings per common share include the dilutive effect of RRP shares and the additional potential common shares issuable under stock options. As more fully discussed in Note 2, the Bank converted from the mutual to stock form of ownership with the concurrent formation of a holding company effective March 25, 1998. Accordingly, earnings per share for 1998 was computed based on net income of the Corporation from March 25, 1998 through June 30, 1998, which totaled $320,978.

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

RECLASSIFICATIONS: Reclassifications of certain amounts in the 1999 and 1998 consolidated financial statements have been made to conform to the 2000 presentation.



                                  (Continued)

                                                                             29.

                         HOME LOAN FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2000, 1999 and 1998




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

At the time of the conversion, the Bank established a liquidation account in an amount totaling $10,579,000, which is equal to its regulatory capital as of September 30, 1997. The liquidation account will be maintained for the benefit of eligible depositors who continue to maintain their accounts at the Bank after the conversion. The liquidation account will be reduced annually to the extent that eligible depositors have reduced their qualifying deposits. Subsequent increases will not restore an eligible account holder's interest in the liquidation account. In the event of a complete liquidation, each eligible depositor will be entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for accounts then held. The Bank may not pay dividends that would reduce shareholders' equity below the required liquidation account balance.


NOTE 3 - SECURITIES

Securities at year-end are summarized as follows:

                                                                       Gross            Gross           Estimated
                                                   Amortized        Unrealized       Unrealized           Fair
                                                     Cost              Gains           Losses             Value
                                                     ----              -----           ------             -----
JUNE 30, 2000
-------------
Securities available for sale
     U.S. Government agencies                   $    3,488,289   $            --   $      (70,614)  $     3,417,675
                                                ==============   ===============   ==============   ===============

Mortgage-backed securities
  available for sale
     U.S. Government agencies                   $   19,269,205   $            --   $     (846,344)  $    18,422,861
                                                ==============   ===============   ==============   ===============


                                  (Continued)

30.

                         HOME LOAN FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2000, 1999 and 1998




NOTE 3 - SECURITIES (Continued)

                                                                       Gross            Gross           Estimated
                                                   Amortized        Unrealized       Unrealized           Fair
                                                     Cost              Gains           Losses             Value
                                                     ----              -----           ------             -----
JUNE 30, 1999
-------------
Securities available for sale
     U.S. Treasury notes                        $      249,703   $         1,195   $           --   $       250,898
     U.S. Government agencies                        2,749,060                --          (30,235)        2,718,825
                                                --------------   ---------------   --------------   ---------------

                                                $    2,998,763   $         1,195   $      (30,235)  $     2,969,723
                                                ==============   ===============   ==============   ===============

Mortgage-backed securities
  available for sale
     U.S. Government agencies                   $   20,717,947   $         1,617   $     (471,344)  $    20,248,220
                                                ==============   ===============   ==============   ===============

During 1998, a U.S. Treasury security classified as available for sale was sold within ninety days of its maturity. Proceeds from this transaction are reflected as a maturity in the Consolidated Statement of Cash Flows. The gain on this transaction was $121. No other securities were sold during 2000, 1999 or 1998.

Contractual maturities of securities at year-end 2000 were as follows. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Securities not due at a single maturity date, primarily mortgage-backed securities, are shown separately.

                                                                                               Estimated
                                                                              Amortized          Fair
                                                                                Cost             Value
                                                                                ----             -----
           Due after one year through five years                          $    3,488,289    $    3,417,675
           Mortgage-backed securities                                         19,269,205        18,422,861
                                                                          --------------    --------------

                                                                          $   22,757,494    $   21,840,536
                                                                          ===============   ==============

At June 30, 2000, securities with a carrying value of $960,650 were pledged to secure public funds. No securities were pledged at June 30, 1999.




                                  (Continued)

                                                                             31.

                         HOME LOAN FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2000, 1999 and 1998


NOTE 4 - LOANS

Year-end loans were as follows:

                                                                                2000             1999
                                                                                ----             ----
           Residential real estate loans:
                1 - 4 family                                              $   56,274,675    $   50,059,806
                Home equity                                                    3,051,384         1,812,681
           Nonresidential real estate                                          9,868,272         5,444,843
           Real estate construction                                            2,678,550         2,791,291
           Land                                                                  620,592         1,148,472
                                                                          --------------    --------------
                    Total real estate loans                                   72,493,473        61,257,093
           Commercial                                                          3,368,501         2,876,994
           Consumer and other loans
                Home improvement                                               4,718,366         4,477,735
                Automobile                                                     4,368,442         3,408,549
                Deposit                                                          371,173           412,602
                Credit card                                                      488,800           435,749
                Other                                                          2,475,381         2,157,295
                                                                          --------------    --------------
                    Total consumer and other                                  12,422,162        10,891,930
                                                                          --------------    --------------
           Total loans                                                        88,284,136        75,026,017
           Less:
                Allowance for loan losses                                       (404,888)         (322,700)
                Loans in process                                              (1,864,915)       (1,485,822)
                Net deferred loan fees and costs                                (161,561)         (148,642)
                                                                          --------------    --------------

                                                                          $   85,852,772    $   73,068,853
                                                                          ==============    ==============

Activity in the allowance for loan losses was as follows:

                                                              2000              1999             1998
                                                              ----              ----             ----
           Beginning balance                            $       322,700   $      223,237    $      119,218
           Provision for losses                                 120,000          120,000           120,000
           Loans charged off                                    (38,651)         (22,826)          (17,848)
           Recoveries of previous charge-offs                       839            2,289             1,867
                                                        ---------------   --------------    --------------

           Ending balance                               $       404,888   $      322,700    $      223,237
                                                        ===============   ==============    ==============

Nonperforming loans consisted of loans past due over 90 days still accruing interest totaling approximately $100,000 and $133,000 at June 30, 2000 and 1999. The Corporation had no nonaccrual loans at June 30, 2000 or 1999. Nonperforming loans include smaller balance homogeneous loans, such as residential mortgage and consumer loans, that are collectively evaluated for impairment.

As of and for the years ended June 30, 2000, 1999 and 1998, no loans were required to be evaluated for impairment on an individual loan basis within the scope of SFAS No. 114.


                                  (Continued)

32.

                         HOME LOAN FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2000, 1999 and 1998



NOTE 4 - LOANS (Continued)

Certain directors, executive officers and companies with which they are affiliated were loan customers during the year ended June 30, 2000. The following is an analysis of such loans, excluding credit card loans. Credit limits may not exceed $5,000 on credit card loans to directors and officers.


         Balance July 1, 1999                                                               $      628,567
         New loans                                                                                      --
         Repayments                                                                                (24,894)
                                                                                            --------------

         Balance June 30, 2000                                                              $      603,673
                                                                                            ==============


NOTE 5 - ACCRUED INTEREST RECEIVABLE

Year-end accrued interest receivable was as follows:

                                                                                2000             1999
                                                                                ----             ----
         Loans                                                            $      431,994    $      321,963
         Securities                                                              153,134           146,701
                                                                          --------------    --------------

                                                                          $      585,128    $      468,664
                                                                          ==============    ==============


NOTE 6 - PREMISES AND EQUIPMENT

Year-end premises and equipment were as follows:

                                                                                2000             1999
                                                                                ----             ----
           Land                                                           $      174,884      $    170,434
           Buildings and improvements                                          1,144,582           665,343
           Furniture and equipment                                               742,596           509,733
           Construction in progress                                                   --           218,391
                                                                          --------------    --------------
                Total cost                                                     2,062,062         1,563,901
           Accumulated depreciation                                             (913,165)         (821,839)
                                                                          --------------    --------------

                                                                          $    1,148,897    $      742,062
                                                                          ==============    ==============




                                  (Continued)

                                                                             33.

                         HOME LOAN FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2000, 1999 and 1998



NOTE 7 - DEPOSITS

Year-end deposits consisted of the following:

                                                                                2000             1999
                                                                                ----             ----
         Noninterest-bearing demand deposits                              $    4,871,277    $    3,114,926
         NOW and money market accounts                                        15,247,933        13,937,021
         Savings accounts                                                     11,368,095        11,858,590
         Certificates of deposit                                              33,463,717        27,584,006
                                                                          --------------    --------------

                                                                          $   64,951,022    $   56,494,543
                                                                          ==============    ==============

The aggregate amount of certificates of deposit accounts with balances of $100,000 or more at June 30, 2000 and 1999 was $4,836,104 and $2,177,738.

At June 30, 2000, the scheduled maturities of certificates of deposit were as follows:

         Year ended June 30,        2001                                  $   16,062,070
                                    2002                                      14,461,544
                                    2003                                       2,327,893
                                    2004                                         304,528
                                    2005                                         307,682
                                                                          --------------
                                                                          $   33,463,717
                                                                          ==============


NOTE 8 - FHLB ADVANCES

At June 30, 2000, the Bank had a cash management line of credit enabling it to borrow up to $10,000,000 from the Federal Home Loan Bank of Cincinnati ("FHLB"). The line of credit must be renewed on an annual basis. Borrowings outstanding on this line of credit included in the table below totaled $6,625,000 and $6,200,000 at June 30, 2000 and 1999. As a member of the FHLB system, the Bank has the ability to obtain borrowings up to a total of $31,282,000, including the line of credit. Advances under the borrowing agreements are collateralized by a blanket pledge of the Bank's residential mortgage loan portfolio and its FHLB stock. The interest rates on the convertible fixed-rate advances are fixed for a specified number of years, then convertible at the option of the FHLB. If the convertible option is exercised, the advance may be prepaid without penalty.



                                  (Continued)

34.

                         HOME LOAN FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2000, 1999 and 1998



NOTE 8 - FHLB ADVANCES (Continued)

At year-end, advances from the Federal Home Loan Bank were as follows:

                                                                               2000              1999
                                                                               ----              ----

         Cash management line of credit, 6.78% at June 30, 2000
           and 5.07% at June 30, 1999                                     $    6,625,000    $    6,200,000
         Fixed-rate advance, 5.62%, due March 2000                                    --         5,000,000
         Convertible, fixed-rate advance until March 2001, 5.37%,
           due March 2004                                                     10,000,000        10,000,000
         Convertible, fixed-rate advance until June 2003, 5.66%,
           due June 2008                                                       1,000,000         1,000,000
         Convertible, fixed-rate advance until September 2003, 5.18%,
           due September 2008                                                  2,000,000         2,000,000
         Convertible, fixed-rate advance until March 2004, 5.66%,
           due March 2009                                                      4,000,000         4,000,000
         Convertible, fixed-rate advance until March 2001, 6.23%
           due March 2010                                                      1,000,000                --
         Convertible, fixed-rate advance until March 2001, 6.11%
           due March 2010                                                      4,000,000                --
                                                                          --------------    --------------

                                                                          $   28,625,000    $   28,200,000
                                                                          ==============    ==============

At year-end, the scheduled maturities of advances from the Federal Home Loan Bank were as follows:

         Year ended June 30,        2001                                  $    6,625,000
                                    2002                                              --
                                    2003                                              --
                                    2004                                      10,000,000
                                    2005                                              --
                                    thereafter                                12,000,000
                                                                          --------------
                                                                          $   28,625,000
                                                                          ==============




                                  (Continued)

                                                                             35.

                         HOME LOAN FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2000, 1999 and 1998





NOTE 9 - OTHER BORROWINGS

At June 30, 1999, the Corporation had two $2,000,000 lines of credit with another financial institution. Borrowings outstanding on these lines of credit totaled $2,000,000 (unsecured) and $350,000 (secured) at June 30, 1999. Both lines of credit were paid in full in January 2000 and closed at that time.


NOTE 10 - INCOME TAXES

Income tax expense was as follows:

                                                              2000              1999             1998
                                                              ----              ----             ----

           Current tax expense                          $       549,289   $      825,705    $      431,049
           Deferred tax expense                                  29,411          (84,939)           40,656
                                                        ---------------   --------------    --------------

                                                        $       578,700   $      740,766    $      471,705
                                                        ===============   ==============    ==============

Year-end sources of gross deferred tax assets and gross deferred tax liabilities were as follows:

                                                                                2000             1999
                                                                                ----             ----
         Deferred tax assets:
              Allowance for loan losses                                   $      137,662    $      109,718
              Deferred loan fees                                                  54,931            50,623
              Accrued benefits                                                    52,262            74,052
              Unrealized loss on securities available for sale                   311,766           169,581
                                                                          --------------    --------------
                  Total deferred tax assets                                      556,621           403,974
                                                                          --------------    --------------

         Deferred tax liabilities:
              Depreciation                                                         7,759               578
              Federal Home Loan Bank stock                                       128,975            92,969
              Accrual to cash                                                     51,770            55,884
              Security discount accretion                                          1,509               709
                                                                          --------------    --------------
                  Total deferred tax liabilities                                 190,013           150,140
                                                                          --------------    --------------

                  Net deferred tax asset                                  $      366,608    $      253,834
                                                                          ==============    ==============



                                  (Continued)

36.

                         HOME LOAN FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2000, 1999 and 1998



NOTE 10 - INCOME TAXES (Continued)

Effective tax rates differ from federal statutory rates applied to financial statement income due to the following:

                                                              2000              1999             1998
                                                              ----              ----             ----
         Income taxes computed at the statutory
           tax rate on pretax income                    $       547,160   $      701,553    $      472,815
         Tax effect of:
              ESOP                                                4,169           17,163            23,179
              Nondeductible expenses and other                   27,371           22,050           (24,289)
                                                        ---------------   --------------    --------------

                                                        $       578,700   $      740,766    $      471,705
                                                        ===============   ==============    ==============

         Effective tax rate                                        36.0%            35.9%             33.9%
                                                        ===============   ==============    ==============

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


NOTE 11 - PENSION PLAN

Substantially all of the Corporation's employees participate in a multi-employer pension plan administered by trustees of the Financial Institutions Retirement Fund. The cost of the plan is set annually as an established percentage of wages. Effective February 1, 1999, the plan was amended to prospectively reduce the percentage benefit earned annually from 3% to 1% while not reducing the total benefit earned as of February 1, 1999. The Corporation recognizes pension expense equal to contributions made to the plan. Contributions of $17,888 and $83,483 were made for 2000 and 1998, respectively, while no contributions were made for the year ended June 30, 1999.


NOTE 12 - BENEFIT PLANS

The Corporation has a profit-sharing plan covering officers of the Bank. Up to 10% of pretax income, excluding nonrecurring items and extraordinary gains or losses not related to operations, and before deductions of awards under this plan and the deferred compensation agreement, is contributed. The total contribution is allocated to the officers based upon fixed percentages established by the Board of Directors. No incentive awards are payable unless a minimum return on assets is exceeded. The plan's expense amounted to $166,621, $165,477 and $157,911 for the years ended June 30, 2000, 1999 and 1998.

In 1994, the Corporation entered a deferred compensation agreement with an officer of the Bank. The agreement entitled the officer to 5% of the annual increase in equity, not including extraordinary items, for a five-year period ending June 30, 1998. During 1998, under terms of the plan, the officer received a payment of $182,014. Expense recognized under this agreement was $36,014 for the year ended June 30, 1998.


                                  (Continued)

                                                                             37.

                         HOME LOAN FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2000, 1999 and 1998




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

In May 1999, the Corporation declared and paid a $4.00 per share return of capital distribution. The ESOP received $674,812 from the return of capital distribution on 168,703 unallocated shares. The ESOP purchased an additional 54,406 shares with the proceeds from the return of capital distribution. The additional shares purchased will be held in suspense and allocated to participants in a manner similar to the original ESOP shares.

ESOP compensation expense was $181,391, $224,507 and $188,074 for the years ended June 30, 2000, 1999 and 1998. Year-end ESOP shares were as follows:

                                                                                2000             1999
                                                                                ----             ----
         Allocated shares                                                         35,077            11,157
         Shares committed to be released for allocation                           22,394            23,920
         Unreleased shares                                                       176,795           199,189
                                                                          --------------    --------------
         Total ESOP shares                                                       234,266           234,266
                                                                          ==============    ==============

         Fair value of unreleased shares at year-end                      $    1,149,168    $    1,867,397
                                                                          ==============    ==============


NOTE 14 - STOCK OPTION AND INCENTIVE PLAN

The Home Loan Financial Corporation 1998 Stock Option and Incentive Plan ("Plan") was approved by the shareholders of the Corporation on October 13, 1998. A total of 224,825 common shares are available for granting stock options pursuant to the Plan. One-fifth of the options awarded become first exercisable on each of the first five anniversaries of the date of grant. The option period expires 10 years from the date of grant.

Options outstanding at year-end 2000 were as follows.


                                                                       Weighted Average
          Grant Date          Exercise Price           Number           Remaining Life
          ----------          --------------           ------           --------------
         October 1998          $     7.69               178,570           8.25 years
         January 2000                8.19                10,500           9.50 years
                                                   ------------

                                                        189,070           8.32 years
                                                   ============


                                  (Continued)

38.

                         HOME LOAN FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2000, 1999 and 1998




NOTE 14 - STOCK OPTION AND INCENTIVE PLAN (Continued)

Information about options granted was as follows:

                                                               2000                         1999
                                                               ----                         ----
                                                                     Weighted-                     Weighted-
                                                                      Average                       Average
                                                      Number of      Exercise      Number of       Exercise
                                                       Options         Price        Options          Price
                                                       -------         -----        -------          -----

         Outstanding at beginning of year                180,170     $  7.69                --    $     --
         Granted                                          10,500        8.19           180,170        7.69
         Forfeited                                        (1,600)       7.69                --          --
         Exercised                                            --          --                --          --
                                                    ------------                  ------------

         Outstanding at end of year                      189,070     $  7.72           180,170    $   7.69
                                                    ============                  ============

         Options exercisable at year-end                  35,714     $  7.69                --    $     --
         Remaining shares available for grant             35,755                        44,655

The following table presents the fair value of options granted using an options pricing model along with the assumption used in the computation.

                                Fair Value       Risk-Free        Expected      Volatility of      Expected
           Grant Date           of Options     Interest Rate        Life         Stock Price       Dividends
           ----------           ----------     -------------        ----         -----------       ---------
         October 1998            $   4.99          4.73%          10 years          36.58%          1.74%
         January 2000                3.08          6.67           10 years          40.22           3.88

The following pro forma information presents net income and earnings per share had the fair value method of SFAS No. 123 been used to measure compensation cost for stock options granted. No compensation expense was recognized for the year ended June 30, 2000 or 1999.

                                                                                2000             1999
                                                                                ----             ----
         Net income as reported                                           $    1,030,595    $    1,322,624
         Pro forma net income                                                    865,805         1,206,066
         Basic earnings per share as reported                                        .61               .67
         Pro forma basic earnings per share                                          .51               .61
         Diluted earnings per share as reported                                      .60               .66
         Pro forma diluted earnings per share                                        .51               .60


                                  (Continued)

                                                                            39.

                         HOME LOAN FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2000, 1999 and 1998


NOTE 15 - RECOGNITION AND RETENTION PLAN

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

In conjunction with the adoption of the RRP on October 13, 1998, the Board of Directors awarded 72,866 shares to certain directors, officers and employees of the Corporation. The Board of Directors awarded an additional 4,000 shares in January 2000. No shares had been previously awarded. One-fifth of such shares will be earned and nonforfeitable on each of the first five anniversaries of the date of the award. At June 30, 2000, 14,573 shares have vested. In the event of the death or disability of a participant, however, the participant's shares will be deemed earned and nonforfeitable upon such date. At June 30, 2000, there were 13,064 shares reserved for future awards. Compensation expense related to RRP shares is based on the fair value of the shares at the date of grant. For the year ended June 30, 2000 and 1999, compensation expense totaled $192,004 and $132,800.


NOTE 16 - OFF-BALANCE-SHEET ACTIVITIES

Some financial instruments, such as loan commitments, credit lines, letters of credit and overdraft protection, are issued to meet customer financing needs. These are agreements to provide credit or to support the credit of others, as long as conditions established in the contract are met, and usually have expiration dates. Commitments may expire without being used. Off-balance sheet risk to credit loss exists up to the face amount of these instruments, although material losses are not anticipated. The same credit policies are used to make such commitments as are used for loans, including obtaining collateral at exercise of the commitment.

A summary of the notional or contractual amounts of financial instruments with off-balance sheet risk at year-end follows:

                                                                                  2000             1999
                                                                                  ----             ----

         Lines of credit - variable rate                                    $   2,526,000    $   2,268,000
         1-4 family residential real estate - variable rate                     1,437,000          523,000
         1-4 family residential real estate - fixed rate                          318,000          545,000
         Commercial real estate - variable rate                                   662,000          735,000
         Credit card arrangements - fixed rate                                  1,282,000        1,119,000

The interest rates on fixed-rate commitments range from 8.50% to 13.90% at June 30, 2000 and 6.75% to 13.90% at June 30, 1999. The interest rates on variable rate commitments range from 8.125% to 9.75% at June 30, 2000 and 6.625% to 8.25% at June 30, 1999.


                                  (Continued)

40.

                         HOME LOAN FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2000, 1999 and 1998


NOTE 16 - OFF-BALANCE-SHEET ACTIVITIES (Continued)

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


NOTE 17 - REGULATORY MATTERS

The Bank is subject to various regulatory capital requirements administered by the federal regulatory agencies. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by the regulators.

Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required.

At June 30, 2000 and 1999, management believes the Bank complies with all regulatory capital requirements. Based on the computed regulatory capital ratios, the Bank is considered well capitalized under the Federal Deposit Insurance Act at June 30, 2000 and 1999. Management believes no conditions or events have occurred subsequent to last notification by regulators that would cause the Bank's capital category to change.




                                  (Continued)

                                                                             41.

                         HOME LOAN FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2000, 1999 and 1998



NOTE 17 - REGULATORY MATTERS (Continued)

At year-end 2000 and 1999, the Bank's actual capital levels and minimum required levels were:

                                                                             Minimum
                                                                         Required To Be               Minimum
                                                                     Adequately Capitalized       Required To Be
                                                                          Under Prompt           Well Capitalized
                                                                           Corrective         Under Prompt Corrective
                                                   Actual              Action Regulations       Action Regulations
                                                   ------              ------------------       ------------------
                                               Amount    Ratio          Amount     Ratio         Amount      Ratio
                                               ------    -----          ------     -----         ------      -----
                                                                      (Dollars in thousands)
JUNE 30, 2000
Total capital (to risk-weighted assets)      $  12,530     19.0%       $   5,284     8.0%       $   6,605    10.0%
Tier 1 (core) capital (to
  risk-weighted assets)                         12,125     18.4            2,642     4.0            3,963     6.0
Tier 1 (core) capital (to adjusted
  total assets)                                 12,125     10.6            4,584     4.0            5,731     5.0
Tangible capital (to adjusted total assets)     12,125     10.6            1,719     1.5              N/A

JUNE 30, 1999
Total capital (to risk-weighted assets)      $  21,200     37.5%       $   4,520     8.0%       $   5,649    10.0%
Tier 1 (core) capital (to
  risk-weighted assets)                         20,878     37.0            2,260     4.0            3,390     6.0
Tier 1 (core) capital (to adjusted
  total assets)                                 20,878     19.3            4,334     4.0            5,418     5.0
Tangible capital (to adjusted total assets)     20,878     19.3            1,625     1.5              N/A

The Qualified Thrift Lender test requires at least 65% of assets be maintained in housing-related finance and other specified areas. If this test is not met, limits are placed on growth, branching, new investments, FHLB advances and dividends, or the Bank must convert to a commercial bank charter. Management believes that this test is met.

The Bank converted from a mutual to a stock institution, and a "liquidation account" was established at $10,579,000, which was net worth reported in the conversion prospectus. Eligible depositors who have maintained their accounts, less annual reductions to the extent they have reduced their deposits, would receive a distribution from this account if the Bank liquidated. Dividends may not reduce shareholders' equity below the required liquidation account balance.

Office of Thrift Supervision ("OTS") regulations limit capital distributions by savings associations. Generally, capital distributions are limited to the current year to date undistributed net income and prior two years' undistributed net income, as long as the institution remains well capitalized after the proposed distribution. At year-end 2000, no amount is available to pay dividends to the holding company without prior approval from the OTS.


                                  (Continued)

42.

                         HOME LOAN FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2000, 1999 and 1998



NOTE 18 - FAIR VALUES OF FINANCIAL INSTRUMENTS

Financial instruments at year-end were as follows:

                                                                2000                             1999
                                                                ----                             ----
                                                      Carrying         Estimated         Carrying       Estimated
                                                       Amount         Fair Value          Amount       Fair Value
                                                       ------         ----------          ------       ----------
Financial assets:
     Cash and cash equivalents                   $    2,236,265   $     2,236,000   $    8,563,948   $    8,564,000
     Interest-bearing time deposits                          --                --           35,152           35,000
     Securities available for sale                    3,417,675         3,418,000        2,969,723        2,970,000
     Mortgage-backed securities
       available for sale                            18,422,861        18,423,000       20,248,220       20,248,000
     Loans, net of allowance for
       loan losses                                   85,852,772        84,925,000       73,068,853       72,871,000
     Federal Home Loan Bank stock                     1,564,100         1,564,000        1,430,500        1,431,000
     Accrued interest receivable                        585,128           585,000          468,664          469,000

Financial liabilities:
     Demand, savings and money
       market deposit accounts                      (31,487,305)      (31,487,000)     (28,910,537)     (28,911,000)
     Certificates of deposit                        (33,463,717)      (33,589,000)     (27,584,006)     (27,729,000)
     Federal Home Loan Bank advances                (28,625,000)      (28,043,000)     (28,200,000)     (27,664,000)
     Other borrowings                                        --                --       (2,350,000)      (2,350,000)
     Accrued interest payable                          (447,463)         (447,000)        (526,693)        (527,000)

The estimated fair value approximates carrying amounts for all items except those described below. Security fair values are based on market prices or dealer quotes, and if no such information is available, on the rate and term of the security and information about the issuer. For fixed rate loans or deposits and for variable rate loans or deposits with infrequent repricing or repricing limits, fair value is based on discounted cash flows using current market rates applied to the estimated life and credit risk. Fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values. Fair value of debt is based on current rates for similar financing. The fair value of off-balance-sheet items is based on the current fees or cost that would be charged to enter into or terminate such arrangements.



                                  (Continued)

                                                                             43.

                         HOME LOAN FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2000, 1999 and 1998





NOTE 19 - EARNINGS PER SHARE

The factors used in the earnings per share computation are as follows:

                                                                   2000             1999              1998
                                                                   ----             ----              ----
     BASIC EARNINGS PER COMMON SHARE
         Net income                                          $    1,030,595   $     1,322,624   $      320,978
                                                             ==============   ===============   ==============

         Weighted average common
           shares outstanding                                     1,961,382         2,205,058        2,248,250
         Less:  Average unallocated ESOP shares                    (187,992)         (165,459)        (173,864)
         Less:  Average nonvested RRP shares                        (72,231)          (55,376)              --
                                                             --------------   ---------------   --------------
         Average shares                                           1,701,159         1,984,223        2,074,386
                                                             ==============   ===============   ==============

         Basic earnings per common share                     $          .61   $          .67    $          .15
                                                             ==============   ==============    ==============

     DILUTED EARNINGS PER COMMON SHARE
         Net income                                          $    1,030,595   $     1,322,624   $      320,978
                                                             ==============   ===============   ==============

         Weighted average common
           shares outstanding for basic
           earnings per common share                              1,701,159         1,984,223        2,074,386
         Add:  Dilutive effects of stock options                      8,326            24,792               --
                                                             --------------   ---------------   --------------
         Average shares and dilutive potential
           common shares                                          1,709,485         2,009,015        2,074,386
                                                             ==============   ===============   ==============

         Diluted earnings per common share                   $          .60   $          .66    $          .15
                                                             ==============   ==============    ==============

Unearned RRP shares did not have a dilutive effect on EPS for the year ended June 30, 2000 or 1999, as the fair value of the RRP shares on the date of grant was greater than the average market price for the period. No RRP shares or stock options had been awarded as of June 30, 1998.



                                  (Continued)

44.

                         HOME LOAN FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2000, 1999 and 1998




NOTE 20 - PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION

Condensed financial information of Home Loan Financial Corporation as of June 30, 2000 and 1999, and for the years ended June 30, 2000 and 1999 and the period beginning March 25, 1998, the effective date of the Conversion, is as follows:

                             CONDENSED BALANCE SHEET
                             June 30, 2000 and 1999

                                                                                    2000              1999
                                                                                    ----              ----
     ASSETS
         Cash and cash equivalents                                            $     6,515,540   $      183,113
         Investment in subsidiary                                                  11,519,509       20,549,226
         Loans receivable                                                           1,352,441        1,499,245
         Other assets                                                                  61,118           18,643
                                                                              ---------------   --------------

         Total assets                                                         $    19,448,608   $   22,250,227
                                                                              ===============   ==============

     LIABILITIES
         Other borrowings                                                     $            --   $    2,350,000
         Other liabilities                                                                 --            1,231
                                                                              ---------------   --------------
         Total liabilities                                                                 --        2,351,231

     SHAREHOLDERS' EQUITY                                                          19,448,608       19,898,996
                                                                              ---------------   --------------

         Total liabilities and shareholders' equity                           $    19,448,608   $   22,250,227
                                                                              ===============   ==============


                          CONDENSED STATEMENT OF INCOME
     Years ended June 30, 2000 and 1999 and March 25, 1998 - June 30, 1998

                                                                   2000             1999              1998
                                                                   ----             ----              ----

     Dividends from subsidiary                               $   10,300,000   $            --   $           --
     Interest on loans                                               89,149           454,982          151,756
     Other income                                                     1,427                --               --
                                                             --------------   ---------------   --------------
              Total interest income                              10,390,576           454,982          151,756
     Operating expenses                                             217,711           140,370           18,070
                                                             --------------   ---------------   --------------
     Income before income taxes and equity in
       undistributed earnings of subsidiary                      10,172,865           314,612          133,686
     Income tax expense (benefit)                                   (42,600)          106,562           45,400
                                                             --------------   ---------------   --------------
     Income before equity in undistributed
       earnings of subsidiary                                    10,215,465           208,050           88,286
     Equity in undistributed earnings (distributions
       in excess of earnings) of subsidiary                      (9,184,870)        1,114,574          232,692
                                                             --------------   ---------------   --------------

     Net income                                              $    1,030,595   $     1,322,624   $      320,978
                                                             ==============   ===============   ==============




                                  (Continued)

                                                                             45.

                         HOME LOAN FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2000, 1999 and 1998




NOTE 21 - PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION (Continued)

                   CONDENSED STATEMENT OF CASH FLOWS
    Years ended June 30, 2000 and 1999 and March 25, 1998 - June 30, 1998

                                                                   2000             1999              1998
                                                                   ----             ----              ----
     CASH FLOWS FROM OPERATING ACTIVITIES
     Net income                                              $    1,030,595   $     1,322,624   $      320,978
     Adjustments to reconcile net income
       to cash provided by operations:
         (Equity in undistributed income) distributions
           in excess of earnings of subsidiary                    9,184,870        (1,114,574)        (232,692)
         Net changes in other assets                                (42,475)          (13,163)          (5,480)
         Net change in other liabilities                             (1,231)          (44,169)          45,400
                                                             --------------   ---------------   --------------
              Net cash from operating activities                 10,171,759           150,718          128,206

     CASH FLOWS FROM INVESTING ACTIVITIES
     Purchase of stock in The Home Loan Savings Bank                     --                --      (10,940,137)
     Loan to ESOP                                                        --                --       (1,798,600)
     Loan to subsidiary                                                  --                --       (9,000,000)
     Proceeds from loan principal repayments                        146,804         9,150,891          148,464
                                                             --------------   ---------------   --------------
         Net cash from investing activities                         146,804         9,150,891      (21,590,273)

     CASH FLOWS FROM FINANCING ACTIVITIES
     Proceeds from issuance of common shares,
       net of conversion costs                                           --                --       21,880,273
     Net change in other short-term borrowings                   (2,350,000)        2,350,000               --
     Cash dividends paid                                           (512,871)         (453,291)              --
     Contribution of accumulated dividends on
       unawarded RRP shares                                          71,414                --               --
     Return of capital distribution                                      --        (8,543,348)              --
     Purchase of treasury shares                                 (1,136,914)       (2,852,948)              --
     Dividends on unallocated ESOP shares                           (57,765)          (37,115)              --
                                                             --------------   ---------------   --------------
         Net cash from financing activities                      (3,986,136)       (9,536,702)      21,880,273
                                                             --------------   ---------------   --------------

     Net change in cash and cash equivalents                      6,332,427          (235,093)         418,206
     Cash and cash equivalents at beginning of period               183,113           418,206               --
                                                             --------------   ---------------   --------------

     Cash and cash equivalents at end of year                $    6,515,540   $       183,113   $      418,206
                                                             ==============   ===============   ==============





46.

                         HOME LOAN FINANCIAL CORPORATION
                             SHAREHOLDER INFORMATION

ANNUAL MEETING

The Annual Meeting of Shareholders will be held at 4:30p.m., Coshocton, Ohio time on October 10, 2000 at the main office of the Bank at 401 Main Street, Coshocton, Ohio.


STOCK LISTING

Home Loan Financial Corporation common stock is traded on the Nasdaq National Market under the symbol "HLFC".


PRICE RANGE OF COMMON STOCK

The high and low daily closing price of the common shares for each quarter from July 1, 1998 through June 30, 2000 as quoted by The Nasdaq Stock Market, Inc. was as follows:

QUARTER ENDED                                   HIGH                   LOW                DIVIDENDS
September 30, 1998                              15.250                13.000                  0.050
December 31, 1998                               14.750                11.453                  0.050
March 31, 1999                                  13.750                12.313                  0.060
June 30, 1999                                   16.000                 8.500                  4.060(1)
September 30, 1999                              10.203                 8.750                  0.065
December 31, 1999                                9.500                 7.438                  0.065
March 31, 2000                                   8.438                 6.250                  0.080
June 30, 2000                                    6.938                 6.250                  0.080

(1) Cash dividends for the quarter ended June 30, 1999 include a $4.00 per share return of capital distribution.

The stock price information set forth in the table above was provided by The Nasdaq Stock Market, Inc.

At August 28, 2000, there were 1,894,593 common shares of Home Loan Financial Corporation issued and outstanding (including unallocated ESOP shares) and there were 694 holders of record.


SHAREHOLDER AND GENERAL INQUIRIES                   TRANSFER AGENT

Preston W. Bair, Chief Financial Officer            Registrar and Transfer Co.
Home Loan Financial Corporation                     10 Commerce Drive
401 Main Street                                     Cranford, NJ  07016
Coshocton, OH 43812-1580
(740) 622-0444


ANNUAL REPORT ON FORM 10-KSB

A copy of Home Loan Financial Corporation's Annual Report on Form 10-KSB for the year ended June 30, 2000, as filed with the Securities and Exchange Commission, may be obtained without charge by submitting a written request to Preston W. Bair, Chief Financial Officer, Home Loan Financial Corporation, 401 Main Street Coshocton, Ohio 43812-1580.


                                                                             47.

                      HOME LOAN FINANCIAL CORPORATION
                              CORPORATE INFORMATION

CORPORATION AND BANK LOCATIONS

CORPORATE AND MAIN OFFICE
401 Main Street                                               Telephone:      (740) 622-0444
Coshocton, OH 43812-1523                                      Fax:            (740) 623-6000

BRANCH OFFICES
590 Walnut Street                                             Telephone:      (740) 622-9417
Coshocton, OH 43812-1632

503 West Main Street                                          Telephone:      (740) 545-0227
West Lafayette, OH 43845-1134


DIRECTORS OF THE CORPORATION AND THE BANK

Robert C. Hamilton (Chairman of the Board)                  Neal J. Caldwell
     President and Chief Executive Officer of                     Veterinarian
     The Home Loan Savings Bank

Robert D. Mauch                                             Charles H. Durmis
     Owner of Robert D. Mauch CPA, a private practice             General Surgeon
     accounting firm

Douglas L. Randles
     President of L.W. Randles Cheese, Inc.


OFFICERS OF THE CORPORATION AND THE BANK:
----------------------------------------

Robert C. Hamilton, President and Chief Executive Officer
Preston W. Bair, Vice President, Secretary, Treasurer and Chief
  Financial Officer
David L. Smailes, Vice President of the Bank
Kyle R. Hamilton, Vice President of the Bank
Paula K. Carpenter, Assistant Vice President of the Bank
Jennifer S. Lahna, Assistant Vice President of the Bank
Debra K. McFarland, Assistant Vice President of the Bank
Rebecca R. Porteus, Assistant Vice President of the Bank
Maryann Carpenter, Loan Officer of the Bank
D. Sharlynn Smith, Loan Officer of the Bank

SPECIAL COUNSEL                                INDEPENDENT AUDITORS

Vorys, Sater, Seymour and Pease LLP            Crowe, Chizek and Company LLP
221 East Fourth Street                         One Columbus
Cincinnati, OH  45201                          10 West Broad Street
                                               Columbus, OH  43215


48.