Form 10KSB40, Exhibit 13
period 2001-06-30
HOME LOAN FINANCIAL CORP
filed 2001-09-28
CIK 1050894

                                                                      Exhibit 13














                         HOME LOAN FINANCIAL CORPORATION
                                 Coshocton, Ohio

                                  ANNUAL REPORT
                                  June 30, 2001

                         HOME LOAN FINANCIAL CORPORATION
                                 Coshocton, Ohio

                                  ANNUAL REPORT
                                  June 30, 2001










                                    CONTENTS





LETTER TO SHAREHOLDERS....................................................   2

BUSINESS OF HOME LOAN FINANCIAL CORPORATION...............................   4

MARKET PRICE OF THE CORPORATION'S COMMON SHARES AND
  RELATED SHAREHOLDER MATTERS.............................................   5

SELECTED CONSOLIDATED FINANCIAL INFORMATION AND
  OTHER DATA..............................................................   6

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS.....................................   8

REPORT OF INDEPENDENT AUDITORS ...........................................  19

CONSOLIDATED FINANCIAL STATEMENTS

      Consolidated Balance Sheets.........................................  20

      Consolidated Statements of Income...................................  21

      Consolidated Statements of Comprehensive Income.....................  22

      Consolidated Statements of Changes in Shareholders' Equity..........  23

      Consolidated Statements of Cash Flows...............................  26

      Notes to Consolidated Financial Statements..........................  27

SHAREHOLDER INFORMATION...................................................  46

CORPORATE INFORMATION.....................................................  47




                                                                              1.

To Our Shareholders:


     On behalf of your directors, officers and employees, it is with great pleasure that I present to you the 2001 Annual Report of Home Loan Financial Corporation. As you will see as you review this year's report, fiscal 2001 proved to be a stellar year for your company with net income exceeding $1.4 million, a 36% increase over fiscal 2000. We feel that this increase in earnings, in spite of the ever increasing competitive nature of the financial institution industry, further shows the strength of our local market area as well as our personnel. We understand at Home Loan that our success as a community bank is driven by the personal relationships we maintain with customers, our dedicated staff of officers and employees, and our commitment to the community.

     At Home Loan, we also realize that in order to continue to be competitive in the financial institution industry going forward, not only must we continue to invest in our personnel, we must additionally invest in the technology that will allow us to provide continued unmatched service to our customers. As a result, your company will be updating and improving its core data processing system in fiscal 2002 in order to stay up to date with the current technology available in the marketplace. This investment will have a short-term impact on earnings; however, we expect the long-term benefits to greatly exceed the short-term costs.

     Last year, I noted to you that we completed and opened a new branch facility in West Lafayette, Ohio. I am proud to report this year that the West Lafayette branch continues to exceed projections and is contributing positively to the growth of your company. As we look back at the past, it is hard to believe that only five years ago total assets of Home Loan were $60.4 million and since that time we have more than doubled the size of your company to $122.4 million in total assets at June 30, 2001. As we look to the future, we will continue to search for additional opportunities for growth which are in your best interests as our shareholders.

                                    [GRAPH]

                                  TOTAL ASSETS
                                  (in millions)


1997            1998            1999            2000            2001


$60.4           $81.9           $107.9          $113.9          $122.4


     Once again during fiscal 2001, we witnessed several changes in interest rates by the Federal Reserve in its efforts to spur the economy. As a result, the Prime Rate decreased from 9.50% at the onset of the fiscal year to 6.75% at the end of fiscal 2001. Due to these reductions in interest rates as well as the strength of our local market area and our personnel, net loans increased to $101.3 million at June 30, 2001, an increase of 18% over the previous year. However, despite our exceptional loan growth, we feel that additional opportunity exists in our local market area and, consequently, we are in the process of becoming a secondary market lender, which will allow us to offer more of a variety of loan products to our customers in order to capitalize on these opportunities.

                                    [GRAPH]

                                   NET LOANS
                                 (in millions)


1997            1998            1999            2000            2001

$49.3           $56.8           $73.1           $85.9           $101.3


2.

                                    [GRAPH]

                            BASIC EARNINGS PER SHARE

                2000            2001


1ST QTR         .15             .20
2ND QTR         .15             .21
3RD QTR         .15             .21
4TH QTR         .17             .25


     Lastly, our solid financial performance in fiscal 2001, as evidenced by a 43% increase in earnings per share, has resulted in an increase in the market value of your investment in Home Loan throughout fiscal 2001 from $6.50 per share at the end of fiscal 2000 to $9.85 per share at June 30, 2001, an increase in excess of 51%. However, we at Home Loan still feel that based on our performance, book value and commitment towards growth, our stock continues to be an exceptional investment as shown by our repurchase of over 205,000 shares during fiscal 2001 and continued plans to repurchase additional shares in fiscal 2002.


                                    [GRAPH]

                             MARKET VALUE PER SHARE*

                HIGH            LOW


1ST QTR         7.25           6.50
2ND QTR         7.50           6.63
3RD QTR         8.63           7.00
4TH QTR        10.90           8.25

* Based upon the high and low daily closing prices as quoted by The Nasdaq Stock Market, Inc.

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

The Bank conducts business from its main office in Coshocton, Ohio and full-service branch offices in Coshocton and West Lafayette, Ohio. The principal business of the Bank is the origination of permanent mortgage loans secured by first mortgages on one- to four-family residential real estate located in Coshocton County, Ohio, the Bank's primary market area. The Bank also originates a limited number of loans for the construction of one- to four-family residences and permanent mortgage loans secured by multifamily and nonresidential real estate in its primary market area. In addition to real estate lending, the Bank originates commercial loans and various types of consumer credits, including home improvement loans, education loans, loans secured by savings accounts, motor vehicle loans, unsecured loans and credit cards. For liquidity and interest rate risk management purposes, the Bank invests in interest-bearing deposits in other financial institutions, U.S. Treasury and Agency securities, mortgage-backed securities and other investments permitted by applicable law. Funds for lending and other investment activities are obtained primarily from savings deposits, which are insured up to applicable limits by the Federal Deposit Insurance Corporation ("FDIC") in the Savings Association Insurance Fund ("SAIF"), principal repayments on loans, maturities of securities and borrowings from the Federal Home Loan Bank ("FHLB").

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





4.

MARKET PRICE OF THE CORPORATION'S COMMON SHARES AND
  RELATED SHAREHOLDER MATTERS

The Corporation had 1,677,093 common shares outstanding on August 27, 2001, held of record by approximately 668 shareholders. Price information with respect to the Corporation's common shares is quoted on The Nasdaq National Market. The high and low daily closing prices for the common shares of the Corporation from July 1, 1999 to June 30, 2001, as quoted by The Nasdaq Stock Market, Inc., and cash dividends paid by quarter are shown below.

                                                                   Quarter ended
                                           September 30,   December 31,       March 31,       June 30,
                                               1999            1999             2000            2000
                                          ------------     ------------    ------------     ------------

         High                             $     10.203     $     9.500     $      8.438     $     6.938
         Low                                     8.750           7.438            6.250           6.250
         Cash Dividends                          0.065           0.065            0.080           0.080


                                                                   Quarter ended
                                           September 30,   December 31,       March 31,       June 30,
                                               2000            2000             2001            2001
                                          ------------     ------------    ------------     ------------

         High                             $      7.250     $     7.500     $      8.625     $    10.900
         Low                                     6.500           6.625            7.000           8.250
         Cash Dividends                          0.100           0.100            0.105           0.105

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

A subsidiary of a savings and loan holding company must file a notice or an application with the OTS before it can declare and pay a dividend (1) if the proposed distribution would cause total distributions for that calendar year to exceed net income for that year to date plus the savings association's retained net income for the preceding two years; (2) if the savings association will not be at least adequately capitalized following the capital distribution; (3) if the proposed distribution would violate a prohibition contained in any applicable statute, regulation or agreement between the savings association and the OTS (or the FDIC), or a condition imposed on the savings association in an OTS-approved application or notice; or, (4) if the savings association has not received certain favorable examination ratings from the OTS. If a savings association subsidiary of a holding company is not required to file an application, it must file a notice with the OTS.





                                                                              5.

SELECTED CONSOLIDATED FINANCIAL INFORMATION AND OTHER DATA

The following tables set forth certain information concerning the consolidated financial condition, earnings and other data regarding the Corporation at the dates and for the periods indicated. Because the Conversion was completed on March 25, 1998, information for the 1997 fiscal year end is solely for the Bank.


Selected Financial Condition                                            At June 30,
----------------------------             --------------------------------------------------------------------------
  and Other Data:                             2001          2000            1999            1998           1997
  --------------                         ------------   -------------    -----------   ------------    ------------
                                                                (Dollars in thousands)
Total amount of:
     Assets                              $    122,398   $     113,871   $    107,855   $     81,915    $     60,401
     Cash and cash equivalents                  2,598           2,376          8,564          7,657           4,681
     Securities available for sale              2,535           3,418          2,970         14,019           5,004
     Mortgage-backed securities
       available for sale                      12,192          18,423         20,248             --              --
     FHLB stock                                 1,826           1,564          1,431            393             366
     Loans, net(1)                            101,307          85,853         73,069         56,824          49,300
     Deposits                                  71,172          64,951         56,495         48,538          49,235
     FHLB advances                             30,925          28,625         28,200          1,000              --
     Other borrowings                              --              --          2,350             --              --
     Shareholders' equity (2)                  19,332          19,449         19,899         31,565          10,370
Number of full-service offices                      3               3              2              2               2


                                                                    Year ended June 30,
                                         --------------------------------------------------------------------------
Selected Operations Data:                     2001          2000            1999            1998           1997
------------------------                 ------------   -------------    -----------   ------------    ------------
                                                   (Dollars in thousands, except per share amounts)

Interest income                          $      9,588   $       8,259   $      6,910   $      5,372    $      4,609
Interest expense                                4,822           4,084          2,623          2,108           1,931
                                         ------------   -------------   ------------   ------------    ------------
Net interest income                             4,766           4,175          4,287          3,264           2,678
Provision for loan losses                         110             120            120            120               6
                                         ------------   -------------   ------------   ------------    ------------
Net interest income after
  provision for loan losses                     4,656           4,055          4,167          3,144           2,672
Noninterest income                                354             271            204            176             175
Noninterest expense                             2,870           2,717          2,308          1,929           1,943
                                         ------------   -------------   ------------   ------------    ------------
Income before income taxes                      2,140           1,609          2,063          1,391             904
Income tax expense                                738             578            741            472             309
                                         ------------   -------------   ------------   ------------    ------------
Net income                               $      1,402   $       1,031   $      1,323   $        919    $        595
                                         ============   =============   ============   ============    ============

Basic earnings per share(3)              $        .87   $        .61    $        .67   $        .15
                                         ============   ============    ============   ============
Diluted earnings per share(3)            $        .87   $        .60    $        .66   $        .15
                                         ============   ============    ============   ============
Dividends per share(3)                   $        .41   $        .29    $       4.22   $         --
                                         ============   ============    ============   ============




6.

Selected Financial Ratios and                                At or for the year ended June 30,
-----------------------------            --------------------------------------------------------------------------
  Other Data:                                 2001          2000            1999            1998           1997
  ----------                             ------------   -------------    -----------   ------------    ------------

Performance Ratios:
     Return on assets (ratio of net
       income to average total assets)         1.17%         0.95%           1.45%           1.37%         1.04%
     Return on equity (ratio of net
       income to average equity)(2)            7.06          5.26            4.48            5.40          5.94
     Interest rate spread(4)                   3.40          3.21            3.50            4.05          4.25
     Net interest margin(5)                    4.11          3.97            4.85            5.09          4.88
     Noninterest expense to average
       assets                                  2.40          2.51            2.54            2.89          3.39
     Efficiency ratio(6)                      56.24         61.11           51.38           56.09         68.09
     Net interest income to
       noninterest expense                   166.06        153.65          185.77          169.14        137.86
     Average interest-earning assets to
       average interest-bearing liabilities    1.17x         1.19x           1.46x           1.32x         1.18x

Capital Ratios:
     Average equity to average
       assets(2)                              16.63%        18.12%          32.45%          25.51%        17.51%
     Shareholders' equity to total
       assets at end of period(2)             15.79         17.08           18.45           38.53         17.17

Asset Quality Ratios and Other Data:
     Nonperforming assets to average
       assets(7)                               0.20          0.09            0.15            0.37          0.06
     Nonperforming assets to total
       assets at end of period(7)              0.19          0.09            0.12            0.30          0.05
     Nonperforming loans to gross
       loans(8)                                0.23          0.12            0.18            0.43          0.07
     Allowance for loan losses to
       gross loans(8)                          0.45          0.47            0.44            0.39          0.24
     Allowance for loan losses to
       nonperforming loans                   197.61        404.89          242.75           91.23        361.27
     Net charge-offs to average loans          0.06          0.05            0.03            0.03          0.01
     Amount of nonperforming loans       $  234,000   $   100,000      $  133,000      $  245,000    $   33,000
     Amount of nonperforming assets         234,000       100,000         133,000         245,000        33,000

----------
(1) Loans are shown net of loans in process, net deferred loan fees and costs and the allowance for loan losses.
(2) Consists solely of retained earnings, unrealized gain (loss) on securities available for sale and excess of additional pension liability over unrecognized prior service cost before June 30, 1998.
(3) Earnings and dividends per share are not applicable for any of the periods presented before June 30, 1998. Earnings per share for 1998 was computed based on net income of the Corporation since its stock issuance on March 25, 1998. The dividends for 1999 include a $4.00 return of capital distribution.
(4) The interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(5) The net interest margin represents net interest income as a percent of average interest-earning assets.
(6) The efficiency ratio represents noninterest expense divided by the sum of net interest income and noninterest income, excluding security gains and losses. The efficiency ratio was 58.95% in 1997 without the one-time assessment to recapitalize the Savings Association Insurance Fund.
(7) Nonperforming assets consist of nonperforming loans and foreclosed assets. Nonperforming loans consist of all accruing loans 90 days or more past due and all nonaccrual loans.
(8) Gross loans are stated at the unpaid principal balances, net of loans in process.



                                                                              7.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS

GENERAL

The following is management's analysis of the Corporation's consolidated financial condition and consolidated results of operations as of and for the year ended June 30, 2001, compared to prior years. This discussion is designed to provide a more comprehensive review of the operating results and financial position than could be obtained from an examination of the consolidated financial statements alone. This analysis should be read in conjunction with the consolidated financial statements and related footnotes and the selected financial data included elsewhere in this report.

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

The Corporation does not undertake, and specifically disclaims, any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect occurrence of anticipated or unanticipated events or circumstances after the date of such statements.





8.

FINANCIAL CONDITION

Total assets at June 30, 2001 were $122.4 million, compared to $113.9 million at June 30, 2000, an increase of $8.5 million, or 7.5%. The increase in total assets was primarily in loans, which were funded by a decrease in mortgage-backed securities and an increase in deposits and Federal Home Loan Bank advances.

Securities available for sale and mortgage-backed securities available for sale decreased from $21.8 million at June 30, 2000 to $14.7 million at June 30, 2001. Securities available for sale decreased from $3.4 million at June 30, 2000 to $2.5 million at June 30, 2001. Mortgage-backed securities, which totaled $12.2 million at June 30, 2001, declined $6.2 million primarily due to the sale of $5.0 million of mortgage-backed securities in order to fund loan growth.

Loan growth, which totaled $15.5 million, occurred in several loan categories. The significant changes were one- to four-family residential real estate loans, which increased $10.2 million, home equity loans, which increased $1.3 million, and consumer and other loans, which increased $2.7 million. Other loans, which consist of recreational vehicle, equipment, unsecured and miscellaneous secured loans, comprised the largest portion of the consumer and other loan increase. These increases reflect a stable local economy, the recent decline in short-term interest rates and continued growth through the new branch.

Total deposits increased $6.2 million from $65.0 million at June 30, 2000 to $71.2 million at June 30, 2001. Negotiable order of withdrawal ("NOW") and money market accounts increased $1.7 million and certificates of deposit increased $4.8 million. Noninterest-bearing demand and savings accounts declined slightly. The increase in NOW and money market accounts resulted from the Corporation being more aggressive in its pricing of money market accounts compared to the local market. Generating deposit growth was a priority for the Corporation to help fund the strong loan demand and to leverage its capital position. Certificates of deposit, as a percent of total deposits, increased from 51.5% at June 30, 2000 to 53.7% at June 30, 2001. Almost all certificates of deposit issued by the Bank mature in less than three years.

FHLB advances totaled $30.9 million at June 30, 2001, compared to $28.6 million at June 30, 2000. At June 30, 2001, FHLB advances consisted of $22.0 million of long-term convertible fixed-rate advances, $4.0 million of fixed-rate advances which mature within the next 15 months and $4.9 million of variable-rate advances which mature within ninety days. The convertible long-term advances have a fixed rate for a specified number of years and then convert to an adjustable rate at the option of the FHLB. If the convertible option is exercised, the advance may be prepaid at any time without penalty. Convertible advances totaling $15.0 million were eligible to convert in fiscal 2001, but had not been converted as of June 30, 2001. The $4.9 million of short-term FHLB advances consist of advances made to the Bank under a $10.0 million cash management arrangement with the FHLB that is used as an additional source of liquidity. Advances made under this arrangement can be fixed or variable rate. The variable rate advances can be prepaid at any time without penalty. The Corporation's short-term cash management advances at June 30, 2001 were all variable rate.

Total shareholders' equity decreased from $19.4 million at June 30, 2000 to $19.3 million at June 30, 2001. The decrease resulted primarily from the purchase of treasury stock of $1.9 million partially offset by current year earnings retained, the increase in equity from the allocation of the ESOP shares and vesting of the RRP shares and an increase in market value of the Corporation's available-for-sale and mortgage-backed securities.





                                                                              9.

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


COMPARISON OF RESULTS OF OPERATIONS FOR THE YEARS ENDED JUNE 30, 2001 AND JUNE 30, 2000

NET INCOME. The Corporation's net income for the year ended June 30, 2001 was $1,402,000, compared to $1,031,000 for the year ended June 30, 2000, an increase of $371,000, or 36.0%. The increase in net income was the result of increases in net interest income and noninterest income, which were partially offset by an increase in noninterest expense.

NET INTEREST INCOME. Net interest income totaled $4,766,000 for the year ended June 30, 2001, compared to $4,175,000 for the year ended June 30, 2000, an increase of $591,000, or 14.1%. The change in net interest income is attributable to an increase in the interest rate spread partially offset by a decrease in the ratio of average interest-earning assets to average interest-bearing liabilities.

Interest and fees on loans increased $1,429,000, or 21.5%, from $6,648,000 for the year ended June 30, 2000 to $8,077,000 for the year ended June 30, 2001. The increase in interest income was due to a higher average balance of loans and an increase in the average yield earned on loans.

Interest earned on securities totaled $1,390,000 for the year ended June 30, 2001, compared to $1,482,000 for the year ended June 30, 2000. The decrease was a result of a lower average balance of securities, partially offset by an increase in the yield earned on securities.

Dividends on FHLB stock increased $13,000 over the comparable periods due to an increase in the number of shares of FHLB stock owned.

Total interest expense increased $738,000 for the year ended June 30, 2001, compared to the year ended June 30, 2000. This increase was the result of higher average balances of interest-bearing deposits and FHLB advances combined with an increase in the average rate paid on deposits. These liabilities were utilized to fund loan growth.

Interest paid on deposits increased $626,000 for the year ended June 30, 2001, compared to the year ended June 30, 2000. The increase in interest expense was due to an increase in the average balance of deposits combined with an increase in the cost of funds.

Interest on FHLB advances and other borrowings totaled $1,747,000 for the year ended June 30, 2001, compared to $1,634,000 for the year ended June 30, 2000, an increase of $113,000. The increase in interest expense was the result of a higher average balance of FHLB advances. The average rate paid remained stable.



10.

During the last half of fiscal 2001, short-term interest rates declined 275 basis points. However, the impact on the Corporation will not be evident until fiscal 2002 when its interest-earning assets and interest-bearing liabilities reprice at current rates. For further discussion about the Corporation's interest-rate risk management, see the Asset and Liability Management section.

PROVISION FOR LOAN LOSSES. The Corporation maintains an allowance for loan losses in an amount that, in management's judgment, is adequate to absorb probable losses in the loan portfolio. While management utilizes its best judgment and information available, the ultimate adequacy of the allowance is dependent upon a variety of factors, including the performance of the Corporation's loan portfolio, the economy, changes in real estate values and interest rates. The provision for loan losses is determined by management as the amount to be added to the allowance for loan losses after net charge-offs have been deducted to bring the allowance to a level that is considered adequate to absorb probable losses in the loan portfolio. The amount of the provision is based on management's quarterly review of the loan portfolio and consideration of such factors as historical loss experience, general prevailing economic conditions, changes in the size and composition of the loan portfolio and specific borrower considerations, including the ability of the borrower to repay the loan and the estimated value of the underlying collateral.

The provision for loan losses for the years ended June 30, 2001 and June 30, 2000 totaled $110,000 and $120,000, respectively. The allowance for loan losses totaled $462,000, or 0.45% of gross loans, at June 30, 2001, compared to $405,000, or 0.47% of gross loans, at June 30, 2000. The Corporation has not experienced significant charge-offs in any of the periods presented. The Corporation's low charge-off history is the product of a variety of factors, including the Corporation's underwriting guidelines, which generally require a loan-to-value or projected completed value ratio of 80% for purchase or construction of one- to four-family residential properties and 75% for commercial real estate and land loans, established income information and defined ratios of debt to income. Nonperforming loans remain insignificant.

NONINTEREST INCOME. Noninterest income includes service fees, securities gains and losses and other miscellaneous income. For the year ended June 30, 2001, noninterest income totaled $354,000, compared to $271,000 for the year ended June 30, 2000. Overdraft fees and other service charges accounted for $22,000 and $14,000 of the increase, respectively, while commissions from the sale of credit life insurance associated with the increased consumer loan activity accounted for $13,000 of the increase. Additionally, the Corporation recognized a gain of $17,000 associated with the sale of $5.0 million of mortgage-backed securities. No other item made up a significant portion of the change.

NONINTEREST EXPENSE. Noninterest expense increased $153,000, or 5.6%, for the year ended June 30, 2001, compared to the year ended June 30, 2000. The increase in noninterest expense was mostly due to an increase in salaries and employee benefits and occupancy and equipment expense, partially offset by a decrease in state franchise taxes.

Salaries and employee benefits expense increased $133,000, or 8.3%. The increase was the result of normal annual merit increases, an increase in the cost of health insurance and additional expense recognized for the Corporation's RRP. Occupancy and equipment expense increased $34,000, or 17.8%, as a result of increases in depreciation and maintenance contracts on furniture, fixtures and equipment for the new branch. State franchise taxes decreased due to lower capital levels at the Bank.






                                                                             11.

INCOME TAX EXPENSE. The volatility of income tax expense is primarily attributable to the change in income before income taxes. Income tax expense totaled $738,000 for the year ended June 30, 2001, compared to $579,000 for the year ended June 30, 2000. The effective tax rate was 34.5% for the year ended June 30, 2001, compared to 36.0% for the year ended June 30, 2000. The decrease in the effective rate is primarily due to the impact the Corporation's average stock price has on the Corporation's stock-based benefits plans. Although the Corporation's stock price increased during 2001, the average stock price was lower than it was in fiscal 2000.


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

PROVISION FOR LOAN LOSSES. The provision for loan losses for each of the years ended June 30, 2000 and June 30, 1999 totaled $120,000. The allowance for loan losses totaled $405,000, or 0.47% of gross loans, at June 30, 2000, compared to $323,000, or 0.44% of gross loans, at June 30, 1999. The increase in the allowance as a percentage of gross loans was primarily due to growth in the nonresidential real estate, commercial and consumer loan portfolios.


12.

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

Salaries and employee benefits expense increased $230,000, or 16.7%. The increase was the result of normal annual merit increases, additional expense recognized for the Corporation's RRP, and additional staffing related to the new branch that opened in October 1999. RRP expense increased $59,000 for fiscal 2000. Fiscal 1999 only included 8 1/2 months expense for the RRP since the plan was not implemented until October 1998. Occupancy and equipment expense increased $31,000, or 19.6%, as a result of increases in depreciation and maintenance contracts on furniture, fixtures and equipment for the new branch. State franchise taxes increased due to the Corporation being taxed at higher capital levels. The Bank pays franchise taxes based upon its net worth at its tax year-end, which was February 28, for the following calendar year. The tax year ended February 28, 1999 was the first period impacted by the capital from the conversion. Thus the Bank began paying higher franchise taxes in calendar year 2000. Legal, audit and supervisory exam fees increased primarily due to the Corporation's growth. Other expenses increased $69,000, or 23.5%, primarily due to increases in stationery and supplies, postage, ATM processing and miscellaneous expense.

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


                                                                           Year ended June 30,
                                   ------------------------------------------------------------------------------------------------
                                                    2001                           2000                         1999
                                   -------------------------------  --------------------------------  -----------------------------
                                      Average    Interest             Average   Interest               Average   Interest
                                    outstanding   earned/   Yield/  outstanding  earned/      Yield/ outstanding  earned/     Yield
                                      balance       paid     rate     balance     paid        rate     balance    paid        rate
                                      -------       ----     ----     -------     ----        ----     -------    ----        ----
                                                                (Dollars in thousands)
Interest-earning assets:
   Loans(1)                           $ 92,872   $  8,077     8.70%   $ 79,769   $  6,648     8.33%   $ 65,116   $  5,541     8.51%
   Securities available for sale(2)      3,287        201     6.08       3,169        182     5.64       9,644        573     5.95
   Mortgage-backed securities
     available for sale(2)              17,697      1,189     6.61      19,279      1,300     6.50       7,070        434     6.13
   Interest-bearing deposits
     and federal funds sold                 48          2     3.45         650         23     3.58       5,876        317     5.40
   FHLB stock                            1,634        119     7.30       1,484        106     7.15         655         45     6.86
                                      --------   --------             --------   --------             --------   --------

     Total interest-earning assets     115,538      9,588     8.28     104,351      8,259     7.86      88,361      6,910     7.82
                                                 --------                        --------                        --------

Noninterest-earning assets               3,883                           3,738                           2,611
                                      --------                        --------                        --------
     Total assets                     $119,421                        $108,089                        $ 90,972
                                      ========                        ========                        ========

Interest-bearing liabilities:
   Demand deposits(3)                 $ 20,244        574     2.83    $ 17,992        533     2.96    $ 13,816        381     2.76
   Savings accounts                     11,046        279     2.53      11,426        289     2.53      11,106        275     2.48
   Certificates of deposit              36,957      2,222     6.01      29,767      1,628     5.47      26,827      1,494     5.57
                                      --------   --------             --------   --------             --------   --------

     Total deposits                     68,247      3,075     4.51      59,185      2,450     4.14      51,749      2,150     4.15

   FHLB advances and
     other borrowings                   30,506      1,747     5.73      28,637      1,634     5.71       8,922        473     5.30
                                      --------   --------             --------   --------             --------   --------

     Total interest-bearing
       liabilities                      98,753      4,822     4.88      87,822      4,084     4.65      60,671      2,623     4.32
                                                 --------                        --------                        --------

Noninterest-bearing liabilities            808                             678                             784
                                      --------                        --------                        --------
     Total liabilities                  99,561                          88,500                          61,455
Equity                                  19,860                          19,589                          29,517
                                      --------                        --------                        --------
     Total liabilities and equity     $119,421                        $108,089                        $ 90,972
                                      ========                        ========                        ========

Net interest income;
  interest-rate spread(4)                        $  4,766     3.40%              $  4,175     3.21%              $  4,287     3.50%
                                                 ========     ====               ========     ====               ========     ====

Net earning assets                    $ 16,785                        $ 16,529                        $ 27,690
                                      ========                        ========                        ========

Net interest margin(5)                                        4.11%                           3.97%                           4.85%
                                                              ====                            ====                            ====

Average interest-earning assets
  to interest-bearing liabilities         1.17x                           1.19x                           1.46x
                                          ====                            ====                            ====

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

                                                                           Year ended June 30,
                                                   ----------------------------------------------------------------
                                                            2001 vs. 2000                     2000 vs. 1999
                                                   -------------------------------   ------------------------------
                                                          Increase                         Increase
                                                         (decrease)                       (decrease)
                                                           due to                           due to
                                                   --------------------               -----------------
                                                     Volume      Rate       Total      Volume     Rate       Total
                                                     ------      ----       -----      ------     ----       -----
                                                                           (In thousands)
Interest income attributable to:
     Loans                                          $  1,130   $    299   $  1,429   $  1,223   $   (116)  $  1,107
     Securities available for sale                         5         14         19       (363)       (28)      (391)
     Mortgage-backed securities
       available for sale                               (132)        21       (111)       838         28        866
     Interest-bearing deposits and
       federal funds sold                                (20)        (1)       (21)      (213)       (81)      (294)
     FHLB stock                                           11          2         13         59          2         61
                                                    --------   --------   --------   --------   --------   --------

         Total interest-earning assets              $    994   $    335      1,329   $  1,544   $   (195)     1,349
                                                    ========   ========   --------   ========   ========   --------

Interest expense attributable to:
     Demand deposits                                $     65   $    (24)  $     41   $    122   $     30   $    152
     Savings accounts                                    (10)        --        (10)         8          6         14
     Certificates of deposit                             421        173        594        161        (27)       134
     FHLB advances and
       other borrowings                                  107          6        113      1,123         38      1,161
                                                    --------   --------   --------   --------   --------   --------

         Total interest-bearing liabilities         $    583   $    155        738   $  1,414   $     47      1,461
                                                    ========   ========   --------   ========   ========   --------

Net interest income                                                       $    591                         $   (112)
                                                                          ========                         ========


ASSET AND LIABILITY MANAGEMENT

The Bank, like other financial institutions, is subject to interest rate risk to the extent that its interest-earning assets reprice differently than its interest-bearing liabilities. One of the Bank's principal financial objectives is to achieve long-term profitability while reducing its exposure to fluctuations in interest rates. The Bank has sought to reduce exposure of its earnings to changes in market interest rates by managing asset and liability maturities and interest rates primarily through the maintenance of a high level of investments in short-term assets, including one- and three-year adjustable-rate mortgage loans ("ARMs").

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

At June 30, 2001, 2% of the present value of the Bank's assets was $2,553,000. The interest rate risk of a 200 basis point increase in market interest rates (which was greater than the interest rate risk of a 200 basis point decrease) was $2,512,000 at June 30, 2001, which was less than 2% of the present value of the Bank's assets.

Presented below, as of June 30, 2001, is an analysis of the Bank's interest rate risk as measured by changes in NPV for instantaneous and sustained parallel shifts of 100 basis points in market interest rates. As illustrated in the table, the Bank's NPV is more sensitive to an increasing interest rate environment. The result principally occurs because, as rates rise, borrowers typically do not prepay loans as quickly as they do when interest rates are declining. Thus, in a rising interest-rate environment, the amount of interest the Bank would receive on its loans would increase relatively slowly as loans are repaid and new loans are made at higher rates. However, the interest the Bank would pay on its deposit products would increase more rapidly because the deposit portfolio generally has shorter periods to repricing.

                                                                                           NPV as % of
                                                                                         Portfolio Value
                                       Net Portfolio Value                                  Of Assets
                      -------------------------------------------------------   ----------------------------------
       Change                                                                                         Basis Point
      in Rates            $ Amount           $ Change           % Change           NPV Ratio            Change
      --------            --------           --------           --------           ---------            ------
                                                 (Dollars in thousands)
300                         $14,049          $(4,064)             (22.4)%            11.54%              (265) bp
200                          15,601           (2,512)             (13.9)             12.61               (158)
100                          16,993           (1,120)              (6.2)             13.51                (68)
Static                       18,113               --               --                14.19                 --
(100)                        18,573              460                2.5              14.38                 19
(200)                        18,395              282                1.6              14.13                 (6)
(300)                        17,992             (121)              (0.7)             13.72                (47)

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





16.

LIQUIDITY AND CAPITAL RESOURCES

The Corporation's liquidity, primarily represented by cash and cash equivalents, is a result of its operating, investing and financing activities. These activities are summarized below for the years ended June 30, 2001, 2000 and 1999.

                                                                                    Year Ended June 30,
                                                                   ------------------------------------------------
                                                                        2001              2000             1999
                                                                   -------------     ------------      ------------

Net income                                                         $       1,402     $      1,031      $      1,323
Adjustments to reconcile net income to net
  cash from operating activities                                             518              136               540
                                                                   -------------     ------------      ------------
Net cash from operating activities                                         1,920            1,307             1,863
Net cash from investing activities                                        (7,681)         (12,448)          (25,456)
Net cash from financing activities                                         5,983            4,953            24,500
                                                                   -------------     ------------      ------------
Net change in cash and cash equivalents                                      222           (6,188)              907
Cash and cash equivalents at beginning of period                           2,376            8,564             7,657
                                                                   -------------     ------------      ------------
Cash and cash equivalents at end of period                         $       2,598     $      2,376      $      8,564
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

The following table summarizes regulatory capital requirements and the Bank's actual capital at June 30, 2001.

                                                                                  Excess of Actual
                                                                                    Capital Over
                                                                                       Current
                              Actual Capital        Current Requirement               Requirement
                          ----------------------  -----------------------     ----------------------      Applicable
                           Amount      Percent      Amount      Percent          Amount     Percent      Asset Total
                           ------      -------      ------      -------          ------     -------      -----------
                                                             (Dollars in thousands)

Tangible Capital         $   14,002     11.4%      $   1,835      1.5%          $  12,167     9.9%      $   122,345
Core Capital                 14,002     11.4           4,894      4.0               9,108     7.4           122,345
Total Risk-based
  Capital                    14,464     19.5           5,920      8.0               8,544    11.5            74,001





                                                                             17.

IMPACT OF NEW ACCOUNTING STANDARDS

Beginning July 1, 2000, a new accounting standard required all derivatives to be recorded at fair value. Unless designated as hedges, changes in these fair values are recorded in the income statement. Fair value changes involved hedges are generally recorded by offsetting gains and losses on the hedge and on the hedged item, even if the fair value of the hedged item is not otherwise recorded. The adoption of this standard did not have a material effect on the financial statements of the Corporation.

In June 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 141. "Business Combinations." SFAS No. 141 requires all business combinations within its scope to be accounted for using the purchase method, rather than the pooling-of-interests method. The provisions of this Statement apply to all business combinations initiated after June 30, 2001. The adoption of this statement will only have an impact on the Corporation's financial statements if it enters into a business combination.

Also in June 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets," which addresses the accounting for such assets arising from prior and future business combinations. Upon the adoption of this Statement, goodwill arising from business combinations will no longer be amortized, but rather will be assessed regularly for impairment, with any such impairment recognized as a reduction to earnings in the period identified. Other identified intangible assets, such as core deposit intangible assets, will continue to be amortized over their estimated useful lives. The Corporation is required to adopt this Statement on July 1, 2002, and early adoption is permitted on July 1, 2001. The adoption of this Statement will not have an impact on the Corporation's financial statements, because the Corporation does not have any intangible assets.





18.

                         REPORT OF INDEPENDENT AUDITORS



Board of Directors and Shareholders
Home Loan Financial Corporation
Coshocton, Ohio


We have audited the accompanying consolidated balance sheets of Home Loan Financial Corporation as of June 30, 2001 and 2000, and the related consolidated statements of income, comprehensive income, changes in shareholders' equity and cash flows for each of the three years in the period ended June 30, 2001. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Home Loan Financial Corporation as of June 30, 2001 and 2000, and the results of its operations and its cash flows for each of the three years in the period ended June 30, 2001 in conformity with accounting principles generally accepted in the United States of America.




                                           Crowe, Chizek and Company LLP

Columbus, Ohio
August 8, 2001




                                                                             19.

                           CONSOLIDATED BALANCE SHEETS
                             June 30, 2001 and 2000
--------------------------------------------------------------------------------

                                                                   2001                 2000
                                                                   ----                 ----
ASSETS
Cash and due from financial institutions                       $   2,421,129       $   2,133,172
Interest-bearing deposits in other financial institutions            176,939             242,887
                                                               -------------       -------------
     Total cash and cash equivalents                               2,598,068           2,376,059
Securities available for sale                                      2,534,650           3,417,675
Mortgage-backed securities available for sale                     12,191,628          18,422,861
Federal Home Loan Bank stock                                       1,825,800           1,564,100
Loans, net                                                       101,307,215          85,852,772
Premises and equipment, net                                        1,083,434           1,148,897
Accrued interest receivable                                          613,994             585,128
Other assets                                                         242,861             503,150
                                                               -------------       -------------
         Total assets                                          $ 122,397,650       $ 113,870,642
                                                               =============       =============


LIABILITIES
Deposits                                                       $  71,172,481       $  64,951,022
Federal Home Loan Bank advances                                   30,925,000          28,625,000
Accrued interest payable                                             613,223             587,257
Accrued expenses and other liabilities                               354,631             258,755
                                                               -------------       -------------
     Total liabilities                                           103,065,335          94,422,034

SHAREHOLDERS' EQUITY
Preferred stock, no par value, 500,000 shares authorized,
  none outstanding                                                        --                  --
Common stock, no par value, 9,500,000 shares authorized,
 2,248,250 shares issued                                                  --                  --
Additional paid-in capital                                        14,083,151          14,083,151
Retained earnings                                                 13,314,599          12,665,932
Unearned employee stock ownership plan shares                     (1,619,532)         (1,873,155)
Unearned recognition and retention plan shares                      (616,545)           (832,265)
Treasury stock, at cost, 559,257 shares in 2001 and
  353,657 shares in 2000                                          (5,841,263)         (3,989,862)
Accumulated other comprehensive income (loss)                         11,905            (605,193)
                                                               -------------       -------------
     Total shareholders' equity                                   19,332,315          19,448,608
                                                               -------------       -------------

         Total liabilities and shareholders' equity            $ 122,397,650       $ 113,870,642
                                                               =============       =============


          See accompanying notes to consolidated financial statements.


20.

                        CONSOLIDATED STATEMENTS OF INCOME
                    Years ended June 30, 2001, 2000 and 1999

--------------------------------------------------------------------------------

                                                                        2001              2000             1999
                                                                        ----              ----             ----
Interest income
     Loans, including fees                                        $    8,076,783    $   6,647,727    $    5,541,172
     Securities                                                        1,390,203        1,481,511         1,006,979
     Dividends on Federal Home Loan Bank stock                           119,355          106,105            44,930
     Interest-bearing deposits and federal funds sold                      1,644           23,308           317,163
                                                                  --------------    -------------    --------------
         Total interest income                                         9,587,985        8,258,651         6,910,244

Interest expense
     Deposits                                                          3,075,407        2,449,200         2,149,786
     Federal Home Loan Bank advances                                   1,747,005        1,512,098           461,412
     Other borrowings                                                         --          122,326            11,890
                                                                  --------------    -------------    --------------
         Total interest expense                                        4,822,412        4,083,624         2,623,088
                                                                  --------------    -------------    --------------

Net interest income                                                    4,765,573        4,175,027         4,287,156

Provision for loan losses                                                110,000          120,000           120,000
                                                                  --------------    -------------    --------------

Net interest income after provision for loan losses                    4,655,573        4,055,027         4,167,156

Noninterest income
     Service charges and other fees                                      228,444          177,123           141,879
     Securities gains, net                                                17,268               --                --
     Other                                                               108,772           94,445            62,130
                                                                  --------------    -------------    --------------
         Total noninterest income                                        354,484          271,568           204,009

Noninterest expense
     Salaries and employee benefits                                    1,737,711        1,604,771         1,374,711
     Occupancy and equipment                                             226,447          192,162           160,736
     State franchise taxes                                               144,000          193,342           162,202
     Computer processing                                                 137,234          119,818           126,522
     Legal, audit and supervisory exam fees                              182,363          164,293           107,988
     Director fees                                                        83,200           82,700            84,025
     Other                                                               358,916          360,214           291,591
                                                                  --------------    -------------    --------------
         Total noninterest expense                                     2,869,871        2,717,300         2,307,775
                                                                  --------------    -------------    --------------

Income before income taxes                                             2,140,186        1,609,295         2,063,390

Income tax expense                                                       738,393          578,700           740,766
                                                                  --------------    -------------    --------------

Net income                                                        $    1,401,793    $   1,030,595    $    1,322,624
                                                                  ==============    =============    ==============

Basic earnings per common share                                   $          .87    $         .61    $          .67
                                                                  ==============    =============    ==============

Diluted earnings per common share                                 $          .87    $         .60    $          .66
                                                                  ==============    =============    ==============


          See accompanying notes to consolidated financial statements.


                                                                             21.

                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                    Years ended June 30, 2001, 2000 and 1999

--------------------------------------------------------------------------------


                                                                        2001              2000             1999
                                                                        ----              ----             ----

NET INCOME                                                        $    1,401,793    $   1,030,595    $    1,322,624

OTHER COMPREHENSIVE INCOME (LOSS)
     Unrealized holding gains (losses) on securities
       available for sale                                                952,264         (418,191)         (513,505)
     Less reclassification adjustment for gains
       later recognized in income                                        (17,268)              --                --
                                                                  --------------    -------------    --------------
     Net unrealized gains and losses                                     934,996         (418,191)         (513,505)
     Tax effect                                                         (317,898)         142,184           174,592
                                                                  --------------    -------------    --------------
         Total other comprehensive income (loss)                         617,098         (276,007)         (338,913)
                                                                  --------------    -------------    --------------

COMPREHENSIVE INCOME                                              $    2,018,891    $     754,588    $      983,711
                                                                  ==============    =============    ==============



















          See accompanying notes to consolidated financial statements.



22.

                        HOME LOAN FINANCIAL CORPORATION
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                    Years ended June 30, 2001, 2000 and 1999



                                               Additional                          Unearned          Unearned
                                                Paid-In          Retained            ESOP               RRP
                                                Capital          Earnings           Shares            Shares
                                                -------          --------           ------            ------

Balance at July 1, 1998                      $ 21,948,437      $ 11,285,160      $ (1,678,690)     $         --

Net income                                             --         1,322,624                --                --

Cash dividend - $.22 per share                         --          (453,291)               --                --

Return of capital - $4.00 per share            (7,868,536)               --          (674,812)               --

Commitment to release 23,086
  ESOP shares                                     (19,131)               --           243,638                --

89,930 shares purchased by RRP                         --                --                --        (1,157,069)

Compensation expense with respect
  to RRP                                               --                --                --           132,800

Purchase of 219,205 treasury shares                    --                --                --                --

Change in fair value of securities
  available for sale, net of tax effects               --                --                --                --
                                             ------------      ------------      ------------      ------------

Balance at June 30, 1999                     $ 14,060,770      $ 12,154,493      $ (2,109,864)     $ (1,024,269)
                                             ============      ============      ============      ============


                                                                Accumulated
                                                                   Other
                                               Treasury        Comprehensive
                                                Shares         Income (Loss)         Total
                                             ------------      ------------      ------------
Balance at July 1, 1998                      $         --      $      9,727      $ 31,564,634

Net income                                             --                --         1,322,624

Cash dividend - $.22 per share                         --                --          (453,291)

Return of capital - $4.00 per share                    --                --        (8,543,348)

Commitment to release 23,086
  ESOP shares                                          --                --           224,507

89,930 shares purchased by RRP                         --                --        (1,157,069)

Compensation expense with respect
  to RRP                                               --                --           132,800

Purchase of 219,205 treasury shares            (2,852,948)               --        (2,852,948)

Change in fair value of securities
  available for sale, net of tax effects               --          (338,913)         (338,913)
                                             ------------      ------------      ------------

Balance at June 30, 1999                     $ (2,852,948)     $   (329,186)     $ 19,898,996
                                             ============      ============      ============


                                   (Continued)



                                                                             23.

                        HOME LOAN FINANCIAL CORPORATION
     CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (Continued)
                    Years ended June 30, 2001, 2000 and 1999


--------------------------------------------------------------------------------


                                              Additional                           Unearned         Unearned
                                               Paid-In           Retained            ESOP              RRP
                                               Capital           Earnings           Shares           Shares
                                             ------------      ------------      ------------      ------------

Balance at July 1, 1999                      $ 14,060,770      $ 12,154,493      $ (2,109,864)     $ (1,024,269)

Net income                                             --         1,030,595                --                --

Cash dividend - $.29 per share                         --          (512,871)               --                --

Contribution of accumulated dividends on
  unawarded RRP shares                             71,414                --                --                --

Commitment to release 22,394
  ESOP shares                                     (49,033)           (6,285)          236,709                --

Compensation expense with respect
  to RRP                                               --                --                --           192,004

Purchase of 134,452 treasury shares                    --                --                --                --

Change in fair value of securities
  available for sale, net of tax effects               --                --                --                --
                                             ------------      ------------      ------------      ------------

Balance at June 30, 2000                     $ 14,083,151      $ 12,665,932      $ (1,873,155)     $   (832,265)
                                             ============      ============      ============      ============


                                                                Accumulated
                                                                   Other
                                               Treasury        Comprehensive
                                                Shares         Income (Loss)         Total
                                             ------------      ------------      ------------

Balance at July 1, 1999                      $ (2,852,948)     $   (329,186)     $ 19,898,996

Net income                                             --                --         1,030,595

Cash dividend - $.29 per share                         --                --          (512,871)

Contribution of accumulated dividends on
  unawarded RRP shares                                 --                --            71,414

Commitment to release 22,394
  ESOP shares                                          --                --           181,391

Compensation expense with respect
  to RRP                                               --                --           192,004

Purchase of 134,452 treasury shares            (1,136,914)               --        (1,136,914)

Change in fair value of securities
  available for sale, net of tax effects               --          (276,007)         (276,007)
                                             ------------      ------------      ------------

Balance at June 30, 2000                     $ (3,989,862)     $   (605,193)     $ 19,448,608
                                             ============      ============      ============


                                   (Continued)




24.

                        HOME LOAN FINANCIAL CORPORATION
     CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (Continued)
                    Years ended June 30, 2001, 2000 and 1999

--------------------------------------------------------------------------------


                                                Additional                          Unearned         Unearned
                                                  Paid-In          Retained           ESOP              RRP
                                                  Capital          Earnings          Shares           Shares
                                                  -------          --------          ------           ------

Balance at July 1, 2000                      $ 14,083,151      $ 12,665,932      $ (1,873,155)     $   (832,265)

Net income                                             --         1,401,793                --                --

Cash dividend - $ 0.41 per share                       --          (686,889)               --                --

Commitment to release 23,993
  ESOP shares                                          --           (66,237)          253,623                --

Compensation expense with respect
  to RRP                                               --                --                --           215,720

Purchase of 205,600 treasury shares                    --                --                --                --

Change in fair value of securities
  available for sale, net of tax effects               --                --                --                --
                                             ------------      ------------      ------------      ------------

Balance at June 30, 2001                     $ 14,083,151      $ 13,314,599      $ (1,619,532)     $   (616,545)
                                             ============      ============      ============      ============


                                                                Accumulated
                                                                    Other
                                               Treasury        Comprehensive
                                                Shares         Income (Loss)        Total
                                             ------------      ------------     ------------

Balance at July 1, 2000                      $ (3,989,862)     $   (605,193)    $ 19,448,608

Net income                                             --                --        1,401,793

Cash dividend - $ 0.41 per share                       --                --         (686,889)

Commitment to release 23,993
  ESOP shares                                          --                --          187,386

Compensation expense with respect
  to RRP                                               --                --          215,720

Purchase of 205,600 treasury shares            (1,851,401)               --       (1,851,401)

Change in fair value of securities
  available for sale, net of tax effects               --           617,098          617,098
                                             ------------      ------------     ------------

Balance at June 30, 2001                     $ (5,841,263)     $     11,905     $ 19,332,315




          See accompanying notes to consolidated financial statements.




                                                                             25.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                    Years ended June 30, 2001, 2000 and 1999

--------------------------------------------------------------------------------

                                                                         2001              2000             1999
                                                                         ----              ----             ----
CASH FLOWS FROM OPERATING ACTIVITIES
     Net income                                                   $    1,401,793    $   1,030,595    $    1,322,624
     Adjustments to reconcile net income to net cash
       from operating activities:
         Depreciation                                                    109,560           94,311            83,526
         Securities amortization and accretion                            (6,185)          (3,074)            6,482
         Provision for loan losses                                       110,000          120,000           120,000
         FHLB stock dividends                                           (119,200)        (105,900)          (44,700)
         Securities gains                                                (17,268)              --                --
         Compensation expense on ESOP shares                             187,386          181,391           224,507
         Compensation expense on RRP shares                              215,720          192,004           132,800
         Deferred taxes                                                    1,106           29,411           (84,939)
         Net change in:
              Accrued interest receivable and other assets               (87,581)        (178,790)          (24,151)
              Accrued expenses and other liabilities                     121,842          (65,622)           99,154
              Deferred loan fees                                           3,073           12,919            27,803
                                                                  --------------    -------------    --------------
                  Net cash from operating activities                   1,920,246        1,307,245         1,863,106

CASH FLOWS FROM INVESTING ACTIVITIES
     Securities available for sale:
         Proceeds from maturities                                      1,000,000          250,000        11,750,000
         Purchases                                                            --         (734,946)         (748,906)
     Mortgage-backed securities available for sale:
         Proceeds from maturities and principal paydowns               2,040,935        1,447,236           443,626
         Proceeds from sale                                            5,031,772               --                --
         Purchases                                                            --               --       (21,164,090)
     Net change in interest-bearing time deposits                             --           35,152         2,001,985
     Net change in loans                                             (15,567,516)     (12,916,838)      (16,392,344)
     Purchase of FHLB stock                                             (142,500)         (27,700)         (992,800)
     Premises and equipment expenditures                                 (44,097)        (501,146)         (353,789)
                                                                  --------------    -------------    --------------
              Net cash from investing activities                      (7,681,406)     (12,448,242)      (25,456,318)

CASH FLOWS FROM FINANCING ACTIVITIES
     Net change in deposits                                            6,221,459        8,456,479         7,956,668
     Net change in FHLB short-term advances                           (1,700,000)         425,000         6,200,000
     Net change in other short-term borrowings                                --      ( 2,350,000)        2,350,000
     Proceeds from FHLB long-term advances                             4,000,000        5,000,000        21,000,000
     Repayment of FHLB long-term advances                                     --       (5,000,000)               --
     Cash dividends paid                                                (686,889)        (512,871)         (453,291)
     Contribution of accumulated dividends on
       unawarded RRP shares                                                   --           71,414                --
     Return of capital distribution                                           --               --        (8,543,348)
     Purchase of stock for RRP                                                --               --        (1,157,069)
     Purchase of treasury stock                                       (1,851,401)      (1,136,914)       (2,852,948)
                                                                  --------------    -------------    --------------
         Net cash from financing activities                            5,983,169        4,953,108        24,500,012
                                                                  --------------    -------------    --------------

Net change in cash and cash equivalents                                  222,009       (6,187,889)          906,800
Cash and cash equivalents at beginning of year                         2,376,059        8,563,948         7,657,148
                                                                  --------------    -------------    --------------

Cash and cash equivalents at end of year                          $    2,598,068    $   2,376,059    $    8,563,948
                                                                  ==============    =============    ==============

          See accompanying notes to consolidated financial statements.



26.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2001, 2000 and 1999

--------------------------------------------------------------------------------

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

USE OF ESTIMATES: To prepare financial statements in conformity with generally accepted accounting principles, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and future results could differ. The allowance for loan losses, fair values of financial instruments and status of contingencies are particularly subject to change.

CASH FLOWS: Cash and cash equivalents include cash, due from banks, overnight deposits and federal funds sold. Net cash flows are reported for customer loan and deposit transactions, interest-bearing deposits with other banks and short-term borrowings with original maturities of 90 days or less.

The Corporation paid interest of $4,796,446, $4,162,854 and $2,576,760 and income taxes of $740,000, $705,000 and $787,000 in 2001, 2000 and 1999,
respectively. There were no significant noncash transactions in 2001, 2000 or 1999.

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


                                  (Continued)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2001, 2000 and 1999

--------------------------------------------------------------------------------

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

ALLOWANCE FOR LOAN LOSSES: The allowance for loan losses is a valuation allowance for probable credit losses, increased by the provision for loan losses and decreased by charge-offs less recoveries. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management's judgment, should be charged-off. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed.

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

PREMISES AND EQUIPMENT: Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed over the estimated useful lives using primarily the straight-line method. These assets are reviewed for impairment when events indicate the carrying amount may not be recoverable. Maintenance and repairs are charged to expense as incurred.

STOCK COMPENSATION: Employee compensation expense under stock option plans is reported if options are granted below market price at grant date. Pro forma disclosures of net income and earnings per share are shown using a fair value method to measure expense using an option-pricing model to estimate fair value.

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



                                  (Continued)



28.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2001, 2000 and 1999

--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

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

EARNINGS PER COMMON SHARE: Basic earnings per common share is net income divided by the weighted average number of common shares outstanding during the period. ESOP shares are considered outstanding for this calculation unless unearned. Recognition and Retention Plan ("RRP") shares are considered outstanding as they become vested. Diluted earnings per common share include the dilutive effect of RRP shares and the additional potential common shares issuable under stock options.

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

RECLASSIFICATIONS: Reclassifications of certain amounts in the 2000 and 1999 consolidated financial statements have been made to conform to the 2001 presentation.


                                  (Continued)



                                                                             29.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2001, 2000 and 1999

--------------------------------------------------------------------------------


NOTE 2- SECURITIES

Securities at year-end are summarized as follows:

                                                                       Gross            Gross           Estimated
                                                   Amortized        Unrealized       Unrealized           Fair
                                                     Cost              Gains           Losses             Value
                                                     ----              -----           ------             -----
June 30, 2001
-------------
Securities available for sale
     U.S. Government agencies                   $    2,495,947   $        38,703   $           --   $     2,534,650
                                                ==============   ===============   ==============   ===============

Mortgage-backed securities
  available for sale
     U.S. Government agencies                   $   12,212,293   $           197   $      (20,862)  $    12,191,628
                                                ==============   ===============   ==============   ===============


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
                                                ==============   ===============   ==============   ===============

Proceeds from the sale of securities totaled $5,031,772 for the year ended June 30, 2001. Gross gains of $17,268 were recognized on those sales. No securities were sold during 2000 or 1999.

Contractual maturities of securities at year-end 2001 were as follows. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Securities not due at a single maturity date, primarily mortgage-backed securities, are shown separately.

                                                               Estimated
                                              Amortized          Fair
                                                Cost             Value
                                                ----             -----

           Due within one year            $    2,495,947    $    2,534,650
           Mortgage-backed securities         12,212,293        12,191,628
                                          --------------    --------------

                                          $   14,708,240    $   14,726,278
                                          ==============    ==============

At June 30, 2001, securities with a carrying value of $1,823,520 were pledged to secure public funds. At June 30, 2000, securities with a carrying value of $960,650 were pledged to secure public funds.

                                  (Continued)



30.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2001, 2000 and 1999

--------------------------------------------------------------------------------

NOTE 3 - LOANS

Year-end loans were as follows:

                                                                                2001             2000
                                                                                ----             ----
           Residential real estate loans:
                1 - 4 family                                              $   66,429,160    $   56,274,675
                Home equity                                                    4,346,952         3,051,384
           Nonresidential real estate                                         10,182,084         9,868,272
           Real estate construction                                            1,739,800         2,678,550
           Land                                                                  681,622           620,592
                                                                          --------------    --------------
                    Total real estate loans                                   83,379,618        72,493,473
           Commercial                                                          4,151,117         3,368,501
           Consumer and other loans
                Home improvement                                               5,558,066         4,718,366
                Automobile                                                     4,922,723         4,368,442
                Deposit                                                          380,690           371,173
                Credit card                                                      535,874           488,800
                Other                                                          3,719,082         2,475,381
                                                                          --------------    --------------
                    Total consumer and other                                  15,116,435        12,422,162
                                                                          --------------    --------------
           Total loans                                                       102,647,170        88,284,136
           Less:
                Allowance for loan losses                                       (462,292)         (404,888)
                Loans in process                                                (713,029)       (1,864,915)
                Net deferred loan fees and costs                                (164,634)         (161,561)
                                                                          --------------    --------------

                                                                          $  101,307,215    $   85,852,772
                                                                          ==============    ==============

Activity in the allowance for loan losses was as follows:

                                                              2001              2000             1999
                                                              ----              ----             ----

           Beginning balance                            $       404,888   $      322,700    $      223,237
           Provision for losses                                 110,000          120,000           120,000
           Loans charged off                                    (54,728)         (38,651)          (22,826)
           Recoveries of previous charge-offs                     2,132              839             2,289
                                                        ---------------   --------------    --------------

           Ending balance                               $       462,292   $      404,888    $      322,700
                                                        ===============   ==============    ==============

Nonperforming loans consisted of loans past due over 90 days that are still accruing interest totaling approximately $234,000 and $100,000 at June 30, 2001 and 2000. The Corporation had no nonaccrual loans at June 30, 2001 or 2000. Nonperforming loans include smaller balance homogeneous loans, such as residential mortgage and consumer loans, that are collectively evaluated for impairment.

As of and for the years ended June 30, 2001, 2000 and 1999, no loans were required to be evaluated for impairment on an individual loan basis within the scope of SFAS No. 114.


                                  (Continued)


                                                                             31.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2001, 2000 and 1999

--------------------------------------------------------------------------------

NOTE 3 - LOANS (Continued)

Certain directors, executive officers and companies with which they are affiliated were loan customers during the year ended June 30, 2001. The following is an analysis of such loans, excluding credit card loans. Credit limits may not exceed $5,500 on credit card loans to directors and officers.

         Balance July 1, 2000                                                               $      603,673
         New loans                                                                                      --
         Repayments                                                                                (27,658)
                                                                                            --------------

         Balance June 30, 2001                                                              $      576,015
                                                                                            ==============


NOTE 4 - ACCRUED INTEREST RECEIVABLE

Year-end accrued interest receivable was as follows:


                                                                                2001             2000
                                                                                ----             ----

         Loans                                                            $      497,018    $      431,994
         Securities                                                              116,976           153,134
                                                                          --------------    --------------

                                                                          $      613,994    $      585,128
                                                                          ==============    ==============


NOTE 5 - PREMISES AND EQUIPMENT

Year-end premises and equipment were as follows:

                                                                                2001             2000
                                                                                ----             ----

           Land                                                           $      174,884    $      174,884
           Buildings and improvements                                          1,150,722         1,144,582
           Furniture and equipment                                               780,553           742,596
                                                                          --------------    --------------
                Total cost                                                     2,106,159         2,062,062
           Accumulated depreciation                                           (1,022,725)         (913,165)
                                                                          --------------    --------------

                                                                          $    1,083,434    $    1,148,897
                                                                          ==============    ==============


                                  (Continued)




32.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2001, 2000 and 1999

--------------------------------------------------------------------------------


NOTE 6 - DEPOSITS

Year-end deposits consisted of the following:

                                                                                2001             2000
                                                                                ----             ----

         Noninterest-bearing demand deposits                              $    4,743,195    $    4,871,277
         NOW and money market accounts                                        16,938,714        15,247,933
         Savings accounts                                                     11,254,332        11,368,095
         Certificates of deposit                                              38,236,240        33,463,717
                                                                          --------------    --------------
                                                                          $   71,172,481    $   64,951,022
                                                                          ==============    ==============

The aggregate amounts of certificates of deposit with balances of $100,000 or more at June 30, 2001 and 2000 were $5,858,821 and $4,836,104.

At June 30, 2001, the scheduled maturities of certificates of deposit were as follows:


         Year ending June 30,       2002                                  $   25,165,707
                                    2003                                      10,888,698
                                    2004                                       1,676,361
                                    2005                                         367,737
                                    2006                                         137,737
                                                                          --------------
                                                                          $   38,236,240


NOTE 7 - FHLB ADVANCES

At June 30, 2001, the Bank had a cash management line of credit enabling it to borrow up to $10,000,000 from the Federal Home Loan Bank of Cincinnati ("FHLB"). The line of credit must be renewed on an annual basis. Borrowings outstanding on this line of credit included in the table below totaled $4,925,000 and $6,625,000 at June 30, 2001 and 2000. As a member of the FHLB system and based upon the Bank's current FHLB stock ownership, the Bank has the ability to obtain borrowings up to a total of $36,516,000, including the line of credit. Advances under the borrowing agreements are collateralized by a blanket pledge of the Bank's residential mortgage loan portfolio and its FHLB stock. The interest rates on the convertible fixed-rate advances are fixed for a specified number of years, then convertible at the option of the FHLB. If the convertible option is exercised, the advance may be prepaid without penalty.


                                  (Continued)



                                                                             33.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2001, 2000 and 1999

--------------------------------------------------------------------------------

NOTE 7 - FHLB ADVANCES (Continued)

At year-end, advances from the FHLB were as follows:

                                                                               2001              2000
                                                                               ----              ----

         Cash management line of credit, 4.28% at June 30, 2001
           and 6.78% at June 30, 2000                                     $    4,925,000    $    6,625,000
         Fixed-rate advance, 6.76%, due September 2001                         2,000,000                --
         Fixed-rate advance, 6.77%, due September 2002                         2,000,000                --
         Convertible, fixed-rate advance until September 2001,
           5.37%, due March 2004                                              10,000,000        10,000,000
         Convertible, fixed-rate advance until June 2003, 5.66%,
           due June 2008                                                       1,000,000         1,000,000
         Convertible, fixed-rate advance until September 2003, 5.18%,
           due September 2008                                                  2,000,000         2,000,000
         Convertible, fixed-rate advance until March 2004, 5.66%,
           due March 2009                                                      4,000,000         4,000,000
         Convertible, fixed-rate advance until September 2001,
           6.23% due March 2010                                                1,000,000         1,000,000
         Convertible, fixed-rate advance until September  2001,
           6.11% due March 2010                                                4,000,000         4,000,000
                                                                          --------------    --------------
                                                                          $   30,925,000    $   28,625,000
                                                                          ==============    ==============

At year-end, the scheduled maturities of advances from the FHLB were as follows:



         Year ended June 30,        2002                                  $    6,925,000
                                    2003                                       2,000,000
                                    2004                                      10,000,000
                                    2005                                              --
                                    2006                                              --
                                    thereafter                                12,000,000
                                                                          --------------
                                                                          $   30,925,000
                                                                          ==============


NOTE 8 - OTHER BORROWINGS

At June 30, 1999, the Corporation had two $2,000,000 lines of credit with another financial institution. Borrowings outstanding on these lines of credit totaled $2,000,000 (unsecured) and $350,000 (secured) at June 30, 1999. Both lines of credit were paid in full in January 2000 and closed at that time.



                                  (Continued)



34.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2001, 2000 and 1999

--------------------------------------------------------------------------------

NOTE 9 - INCOME TAXES

Income tax expense was as follows:


                                                              2001              2000             1999
                                                              ----              ----             ----

           Current tax expense                          $       737,287   $      549,289    $      825,705
           Deferred tax expense                                   1,106           29,411           (84,939)
                                                        ---------------   --------------    --------------

                                                        $       738,393   $      578,700    $      740,766
                                                        ===============   ==============    ==============

Year-end sources of gross deferred tax assets and gross deferred tax liabilities were as follows:

                                                                                2001             2000
                                                                                ----             ----
         Deferred tax assets:
              Allowance for loan losses                                   $      157,180    $      137,662
              Deferred loan fees                                                  58,184            54,931
              Accrued benefits                                                    57,022            52,262
              Unrealized loss on securities available for sale                        --           311,766
                                                                          --------------    --------------
                  Total deferred tax assets                                      272,386           556,621
                                                                          --------------    --------------

         Deferred tax liabilities:
              Depreciation                                                        14,345             7,759
              FHLB stock                                                         169,503           128,975
              Accrual to cash                                                     31,062            51,770
              Security discount accretion                                          3,740             1,509
              Unrealized gain on securities available for sale                     6,133                --
                                                                          --------------    --------------
                  Total deferred tax liabilities                                 224,783           190,013
                                                                          --------------    --------------

                  Net deferred tax asset                                  $       47,603    $      366,608
                                                                          ==============    ==============

Effective tax rates differ from federal statutory rates applied to financial statement income due to the following:

                                                              2001              2000             1999
                                                              ----              ----             ----
         Income taxes computed at the statutory
           tax rate on pretax income                    $       727,663   $      547,160    $      701,553
         Tax effect of:
              ESOP                                                  491            4,169            17,163
              Nondeductible expenses and other                   10,239           27,371            22,050
                                                        ---------------   --------------    --------------

                                                        $       738,393   $      578,700    $      740,766
                                                        ===============   ==============    ==============

         Effective tax rate                                        34.5%            36.0%             35.9%
                                                        ===============   ==============    ==============


                                  (Continued)



                                                                             35.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2001, 2000 and 1999

--------------------------------------------------------------------------------

NOTE 9 - INCOME TAXES (Continued)

The Corporation, in accordance with SFAS No. 109, has not recorded a deferred tax liability of approximately $526,000 related to approximately $1,548,000 of cumulative special bad debt deductions, included in retained earnings, arising prior to June 30, 1988, the end of the Bank's base year for purposes of calculating bad debt deduction for tax purposes. If this portion of retained earnings is used in the future for any purpose other than to absorb bad debts, it will be added to future taxable income.


NOTE 10 - PENSION PLAN

Prior to September 1, 2000, substantially all of the Corporation's employees participated in a multi-employer pension plan administered by trustees of the Financial Institutions Retirement Fund. Effective September 1, 2000, the Corporation withdrew from the plan. The Corporation recognized pension expense equal to contributions made to the plan. Contributions of $5,040 and $17,888 were made for 2001 and 2000, respectively, while no contributions were made for the year ended June 30, 1999.


NOTE 11 - BENEFIT PLANS

The Corporation has a profit-sharing plan covering officers of the Bank. Up to 10% of pretax income, excluding nonrecurring items and extraordinary gains or losses not related to operations, and before deductions of awards under this plan and the deferred compensation agreement, is contributed. The total contribution is allocated to the officers based upon fixed percentages established by the Board of Directors. No incentive awards are payable unless a minimum return on assets is exceeded. The plan's expense amounted to $172,632, $166,621 and $165,477 for the years ended June 30, 2001, 2000 and 1999.


NOTE 12 - EMPLOYEE STOCK OWNERSHIP PLAN

The Corporation offers an ESOP for the benefit of substantially all employees of the Corporation. The ESOP borrowed funds from HLFC in order to acquire 179,860 common shares of HLFC at $10.00 per share. The loan is secured by the shares purchased with the loan proceeds and will be repaid by the ESOP with funds from the Bank's discretionary contributions to the ESOP and earnings on ESOP assets. The shares purchased with the loan proceeds are held in a suspense account for allocation among participants as the loan is repaid. When loan payments are made, ESOP shares are allocated to participants based on relative compensation.

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




                                   (Continued)

36.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2001, 2000 and 1999

--------------------------------------------------------------------------------


NOTE 12 - EMPLOYEE STOCK OWNERSHIP PLAN (Continued)

ESOP compensation expense was $187,386, $181,391 and $224,507 for the years ended June 30, 2001, 2000 and 1999. Year-end ESOP shares were as follows:

                                                                                2001             2000
                                                                                ----             ----

         Allocated shares                                                         57,471            35,077
         Shares committed to be released for allocation                           23,993            22,394
         Unreleased shares                                                       152,806           176,795
                                                                          --------------    --------------
         Total ESOP shares                                                       234,266           234,266
                                                                          ==============    ==============

         Fair value of unreleased shares at year-end                      $    1,505,139    $    1,149,168
                                                                          ==============    ==============


NOTE 13 - STOCK OPTION AND INCENTIVE PLAN

The Home Loan Financial Corporation 1998 Stock Option and Incentive Plan ("Plan") was approved by the shareholders of the Corporation on October 13, 1998. A total of 224,825 common shares are available for granting stock options pursuant to the Plan. One-fifth of the options awarded become first exercisable on each of the first five anniversaries of the date of grant. However, upon the death or disability of a participant, the participant's shares will be deemed vested and nonforfeitable upon such date. The option period expires 10 years from the date of grant.

Options outstanding at year-end 2001 were as follows.

                                                                                             Weighted Average
          Grant Date          Exercise Price                                 Number           Remaining Life
          ----------          --------------                                 ------           --------------

         October 1998          $     7.69                                     176,970           7.25 years
         January 2000                8.19                                      10,500           8.50 years
                                                                         ------------

                                                                              187,470           7.32 years
                                                                         ============



                                   (Continued)




                                                                             37.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2001, 2000 and 1999
--------------------------------------------------------------------------------

NOTE 13 - STOCK OPTION AND INCENTIVE PLAN (Continued)

Information about options granted was as follows:

                                       2001                        2000                            1999
                               ----------------------   -------------------------     -----------------------------
                                             Weighted-                   Weighted-                     Weighted-
                                              Average                     Average                       Average
                                Number of    Exercise       Number of    Exercise         Number of    Exercise
                                 Options       Price         Options       Price           Options       Price
                                 -------       -----         -------       -----           -------       -----
     Outstanding at
       beginning of year         188,790   $   7.72           179,570    $  7.69                --     $    --
     Granted                          --         --            10,500       8.19           180,170        7.69
     Forfeited                    (1,320)      7.69            (1,280)      7.69              (600)       7.69
     Exercised                        --         --                --          --               --          --
                             -----------                -------------                 ------------

     Outstanding at
       end of year               187,470   $   7.72           188,790    $  7.72           179,570     $  7.69
                             ===========                =============                 ============

     Options exercisable
       at year-end                77,388   $   7.70            35,914    $  7.69                --     $    --
     Remaining shares
       available for grant        37,355                       36,035                       45,255

The following table presents the fair value of options granted using an options pricing model along with the assumptions used in the computation.

                                Fair Value       Risk-Free        Expected      Volatility of      Expected
           Grant Date           of Options     Interest Rate        Life         Stock Price       Dividends
           ----------           ----------     -------------        ----         -----------       ---------

         October 1998            $   4.99          4.73%          10 years          36.58%          1.74%
         January 2000                3.08          6.67           10 years          40.22           3.88

The following pro forma information presents net income and earnings per share had the fair value method of SFAS No. 123 been used to measure compensation cost for stock options granted. No compensation expense was recognized for the year ended June 30, 2001, 2000 or 1999.

                                                              2001              2000             1999
                                                              ----              ----             ----

         Net income as reported                           $   1,401,793   $    1,030,595    $    1,322,624
         Pro forma net income                                 1,236,216          865,858         1,206,454
         Basic earnings per share as reported                       .87              .61               .67
         Pro forma basic earnings per share                         .77              .51               .61
         Diluted earnings per share as reported                     .87              .60               .66
         Pro forma diluted earnings per share                       .77              .51               .60


                                   (Continued)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2001, 2000 and 1999
--------------------------------------------------------------------------------

NOTE 14 - RECOGNITION AND RETENTION PLAN

The RRP was adopted by the Board of Directors and approved by the shareholders of the Corporation on October 13, 1998 to purchase 89,930 common shares, which is equal to 4% of the common shares sold in connection with the Conversion. The RRP provides directors and certain key employees with an ownership interest in the Corporation by compensating such individuals for services to the Corporation.

In conjunction with the adoption of the RRP on October 13, 1998, the Board of Directors awarded 72,866 shares to certain directors, officers and employees of the Corporation. The Board of Directors awarded an additional 4,000 shares in January 2000. One-fifth of such shares will be earned and nonforfeitable on each of the first five anniversaries of the date of the award. At June 30, 2001, 31,746 shares had vested. In the event of the death or disability of a participant, however, the participant's shares will be deemed earned and nonforfeitable upon such date. At June 30, 2001, there were 13,064 shares reserved for future awards. Compensation expense related to RRP shares is based on the fair value of the shares at the date of grant. For the year ended June 30, 2001, 2000 and 1999, compensation expense totaled $215,720, $192,004 and
$132,800.


NOTE 15 - OFF-BALANCE-SHEET ACTIVITIES

Some financial instruments, such as loan commitments, credit lines, letters of credit and overdraft protection, are issued to meet customer-financing needs. These are agreements to provide credit or to support the credit of others, as long as conditions established in the contract are met, and usually have expiration dates. Commitments may expire without being used. Off-balance sheet risk to credit loss exists up to the face amount of these instruments, although material losses are not anticipated. The same credit policies are used to make such commitments as are used for loans, including obtaining collateral at exercise of the commitment.

A summary of the notional or contractual amounts of financial instruments with off-balance sheet risk at year-end follows:

                                                                                  2001             2000
                                                                                  ----             ----

         Lines of credit - variable rate                                    $   3,923,000    $   2,526,000
         1-4 family residential real estate - variable rate                       998,000        1,437,000
         1-4 family residential real estate - fixed rate                          356,000          318,000
         Commercial real estate - variable rate                                   350,000          662,000
         Credit card arrangements - fixed rate                                  1,326,000        1,282,000

The interest rates on fixed-rate commitments ranged from 7.00% to 13.90% at June 30, 2001 and 8.50% to 13.90% at June 30, 2000. The interest rates on variable rate commitments ranged from 6.50 % to 8.00% at June 30, 2001 and 8.125% to 9.75% at June 30, 2000.

                                   (Continued)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2001, 2000 and 1999
--------------------------------------------------------------------------------

NOTE 15 - OFF-BALANCE-SHEET ACTIVITIES (Continued)

The Bank entered into an employment agreement with an officer of HLFC and the Bank. The agreement provides for a term of three years and a salary and performance review by the Board of Directors not less often than annually, as well as inclusion of the employee in any formally established employee benefit, bonus, pension and profit-sharing plans for which senior management personnel are eligible. The agreement provides for extensions for a period of one year on each anniversary date, subject to review and approval of the extension by disinterested members of the Board of Directors of the Bank. The employment agreement also provides for vacation and sick leave in accordance with the Bank's prevailing policies.


NOTE 16 - REGULATORY MATTERS

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

At June 30, 2001 and 2000, management believes the Bank complied with all regulatory capital requirements. Based on the computed regulatory capital ratios, the Bank is considered well capitalized under the Federal Deposit Insurance Act at June 30, 2001 and 2000. Management believes no conditions or events have occurred subsequent to last notification by regulators that would cause the Bank's capital category to change.


                                   (Continued)




40.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2001, 2000 and 1999
--------------------------------------------------------------------------------

NOTE 16 - REGULATORY MATTERS (Continued)

At year-end 2001 and 2000, the Bank's actual capital levels and minimum required levels were:

                                                                             Minimum                  Minimum
                                                                         Required To Be           Required To Be
                                                                     Adequately Capitalized      Well Capitalized
                                                                          Under Prompt             Under Prompt
                                                                           Corrective               Corrective
                                                   Actual              Action Regulations       Action Regulations
                                                   ------              ------------------       ------------------
                                               Amount    Ratio          Amount     Ratio         Amount      Ratio
                                               ------    -----          ------     -----         ------      -----
                                                                      (Dollars in thousands)
JUNE 30, 2001
Total capital (to risk-weighted assets)      $  14,464     19.5%       $   5,920     8.0%       $   7,400    10.0%
Tier 1 (core) capital (to
  risk-weighted assets)                         14,002     18.9            2,960     4.0            4,440     6.0
Tier 1 (core) capital (to adjusted
  total assets)                                 14,002     11.4            4,894     4.0            6,117     5.0
Tangible capital (to adjusted total assets)     14,002     11.4            1,835     1.5              N/A

JUNE 30, 2000
Total capital (to risk-weighted assets)      $  12,530     19.0%       $   5,284     8.0%       $   6,605    10.0%
Tier 1 (core) capital (to
  risk-weighted assets)                         12,125     18.4            2,642     4.0            3,963     6.0
Tier 1 (core) capital (to adjusted
  total assets)                                 12,125     10.6            4,584     4.0            5,731     5.0
Tangible capital (to adjusted total assets)     12,125     10.6            1,719     1.5              N/A

The Qualified Thrift Lender test requires at least 65% of assets be maintained in housing-related finance and other specified areas. If this test is not met, limits are placed on growth, branching, new investments, FHLB advances and dividends, or the Bank must convert to a commercial bank charter. Management believes that this test is met.

The Bank converted from a mutual to a stock institution, and a "liquidation account" was established at $10,579,000, which was net worth reported in the conversion prospectus. Eligible depositors who have maintained their accounts, less annual reductions to the extent they have reduced their deposits, would receive a distribution from this account if the Bank were liquidated. Dividends may not reduce shareholders' equity below the required liquidation account balance.

Office of Thrift Supervision ("OTS") regulations limit capital distributions by savings associations. Generally, capital distributions are limited to the current year to date undistributed net income and prior two years' undistributed net income, as long as the institution remains well capitalized after the proposed distribution. At year-end 2001, no amount is available to pay dividends to the holding company without prior approval from the OTS.


                                   (Continued)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2001, 2000 and 1999
--------------------------------------------------------------------------------

NOTE 17 - FAIR VALUES OF FINANCIAL INSTRUMENTS

Financial instruments at year-end were as follows:

                                                                2001                             2000
                                                                ----                             ----
                                                      Carrying         Estimated         Carrying       Estimated
                                                       Amount         Fair Value          Amount       Fair Value
                                                       ------         ----------          ------       ----------
Financial assets:
     Cash and cash equivalents                   $    2,598,068   $     2,598,000   $    2,376,059   $    2,376,000
     Securities available for sale                    2,534,650         2,535,000        3,417,675        3,418,000
     Mortgage-backed securities
       available for sale                            12,191,628        12,192,000       18,422,861       18,423,000
     Loans, net of allowance for
       loan losses                                  101,307,215       101,247,000       85,852,772       84,925,000
     FHLB stock                                       1,825,800         1,826,000        1,564,100        1,564,000
     Accrued interest receivable                        613,994           614,000          585,128          585,000

Financial liabilities:
     Demand, savings and money
       market deposit accounts                      (32,936,241)      (32,936,000)     (31,487,305)     (31,487,000)
     Certificates of deposit                        (38,236,240)      (38,609,000)     (33,463,717)     (33,589,000)
     FHLB advances                                  (30,925,000)      (31,526,000)     (28,625,000)     (28,043,000)
     Accrued interest payable                          (613,223)         (613,000)        (587,257)        (587,000)

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


NOTE 18 - EARNINGS PER SHARE

The factors used in the earnings per share computation were as follows:

                                                                   2001             2000              1999
                                                                   ----             ----              ----
     BASIC EARNINGS PER COMMON SHARE
         Net income                                          $    1,401,793   $     1,030,595   $    1,322,624
                                                             ==============   ===============   ==============

         Weighted average common
           shares outstanding                                     1,831,507         1,961,382        2,205,058
         Less:  Average unallocated ESOP shares                    (164,799)         (187,992)        (165,459)
         Less:  Average nonvested RRP shares                        (56,509)          (72,231)         (55,376)
                                                             --------------   ---------------   --------------
         Average shares                                           1,610,199         1,701,159        1,984,223
                                                             ==============   ===============   ==============

         Basic earnings per common share                     $          .87   $           .61   $          .67
                                                             ==============   ===============   ==============


                                   (Continued)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2001, 2000 and 1999
--------------------------------------------------------------------------------

NOTE 18 - EARNINGS PER SHARE (Continued)

                                                                   2001             2000              1999
                                                                   ----             ----              ----
     DILUTED EARNINGS PER COMMON SHARE
         Net income                                          $    1,401,793   $     1,030,595   $    1,322,624
                                                             ==============   ===============   ==============

         Weighted average common
           shares outstanding for basic
           earnings per common share                              1,610,199         1,701,159        1,984,223
         Add:  Dilutive effects of stock options                      2,501             8,326           24,792
                                                             --------------   ---------------   --------------
         Average shares and dilutive potential
           common shares                                          1,612,700         1,709,485        2,009,015
                                                             ==============   ===============   ==============

         Diluted earnings per common share                   $          .87   $          .60    $          .66
                                                             ==============   ==============    ==============


Unearned RRP shares did not have a dilutive effect on EPS for the year ended June 30, 2001, 2000 or 1999, as the fair value of the RRP shares on the date of grant was greater than the average market price for the period. For the year ended June 30, 2001, 10,500 stock options were not considered in computing diluted earnings per common share because they were antidilutive.


NOTE 19 - PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION

Condensed financial information of HLFC as of June 30, 2001 and 2000, and for the years ended June 30, 2001, 2000 and 1999 was as follows:


                             CONDENSED BALANCE SHEET
                             June 30, 2001 and 2000

                                                              2001              2000
                                                              ----              ----
     ASSETS
         Cash and cash equivalents                      $     4,061,491   $    6,515,540
         Investment in subsidiary                            14,013,765       11,519,509
         Loans receivable                                     1,181,530        1,352,441
         Other assets                                            75,529           61,118
                                                        ---------------   --------------

         Total assets                                   $    19,332,315   $   19,448,608
                                                        ===============   ==============

     SHAREHOLDERS' EQUITY                               $    19,332,315   $   19,448,608
                                                        ===============   ==============


                                  (Continued)


                                                                             43.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2001, 2000 and 1999
--------------------------------------------------------------------------------

NOTE 19 - PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION (Continued)


                          CONDENSED STATEMENT OF INCOME
                    Years ended June 30, 2001, 2000 and 1999

                                                                   2001             2000              1999
                                                                   ----             ----              ----

     Dividends from subsidiary                               $           --   $    10,300,000   $           --
     Interest on loans                                               80,200            89,149          454,982
     Other income                                                        --             1,427               --
                                                             --------------   ---------------   --------------
              Total interest income                                  80,200        10,390,576          454,982
     Operating expenses                                              84,461           217,711          140,370
                                                             --------------   ---------------   --------------
     Income before income taxes and equity in
       undistributed earnings of subsidiary                          (4,261)       10,172,865          314,612
     Income tax expense (benefit)                                    (4,481)          (42,600)         106,562
                                                             --------------   ---------------   --------------
     Income before equity in undistributed
       earnings of subsidiary                                           220        10,215,465          208,050
     Equity in undistributed earnings (distributions
       in excess of earnings) of subsidiary                       1,401,573        (9,184,870)       1,114,574
                                                             --------------   ---------------   --------------

     Net income                                              $    1,401,793   $     1,030,595   $    1,322,624
                                                             ==============   ===============   ==============

                                  (Continued)




44.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2001, 2000 and 1999
--------------------------------------------------------------------------------

NOTE 19 - PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION (Continued)

                        CONDENSED STATEMENT OF CASH FLOWS
                    Years ended June 30, 2001, 2000 and 1999

                                                                   2001             2000              1999
                                                                   ----             ----              ----
     CASH FLOWS FROM OPERATING ACTIVITIES
     Net income                                              $    1,401,793   $     1,030,595   $    1,322,624
     Adjustments to reconcile net income
       to cash provided by operations:
         (Equity in undistributed income) distributions
           in excess of earnings of subsidiary                   (1,401,573)        9,184,870       (1,114,574)
         Net changes in other assets                                (14,411)          (42,475)         (13,163)
         Net change in other liabilities                                 --            (1,231)         (44,169)
                                                             --------------   ---------------   --------------
              Net cash from operating activities                    (14,191)       10,171,759          150,718

     CASH FLOWS FROM INVESTING ACTIVITIES
     Proceeds from loan principal repayments                        170,911           146,804        9,150,891
                                                             --------------   ---------------   --------------
         Net cash from investing activities                         170,911           146,804        9,150,891

     CASH FLOWS FROM FINANCING ACTIVITIES
     Net change in other short-term borrowings                           --        (2,350,000)       2,350,000
     Cash dividends paid                                           (686,889)         (512,871)        (453,291)
     Contribution of accumulated dividends on
       unawarded RRP shares                                              --            71,414               --
     Return of capital distribution                                      --                --       (8,543,348)
     Purchase of treasury shares                                 (1,851,401)       (1,136,914)      (2,852,948)
     Dividends on unallocated ESOP shares                           (72,479)          (57,765)         (37,115)
                                                             --------------   ---------------   --------------
         Net cash from financing activities                      (2,610,769)       (3,986,136)      (9,536,702)
                                                             --------------   ---------------   --------------

     Net change in cash and cash equivalents                     (2,454,049)        6,332,427         (235,093)
     Cash and cash equivalents at beginning of period             6,515,540           183,113          418,206
                                                             --------------   ---------------   --------------

     CASH AND CASH EQUIVALENTS AT END OF YEAR                $    4,061,491   $     6,515,540   $      183,113
                                                             ==============   ===============   ==============




                                                                             45.

                         HOME LOAN FINANCIAL CORPORATION
                             SHAREHOLDER INFORMATION

ANNUAL MEETING

The Annual Meeting of Shareholders will be held at 4:30 p.m., Coshocton, Ohio on October 9, 2001 at the main office of the Bank at 401 Main Street, Coshocton, Ohio.


STOCK LISTING

Home Loan Financial Corporation common stock is listed on the Nasdaq National Market under the symbol "HLFC."


PRICE RANGE OF COMMON STOCK

The high and low daily closing price of the common shares for each quarter from July 1, 1999 through June 30, 2001 as quoted by The Nasdaq Stock Market, Inc. was as follows:

Quarter ended                                   High                   Low                Dividends
-------------                                   ----                   ---                ---------
September 30, 1999                              10.203                 8.750                  0.065
December 31, 1999                                9.500                 7.438                  0.065
March 31, 2000                                   8.438                 6.250                  0.080
June 30, 2000                                    6.938                 6.250                  0.080
September 30, 2000                               7.250                 6.500                  0.100
December 31, 2000                                7.500                 6.625                  0.100
March 31, 2001                                   8.625                 7.000                  0.105
June 30, 2001                                   10.900                 8.250                  0.105

At August 27, 2001, there were 1,677,093 common shares of Home Loan Financial Corporation issued and outstanding (including unallocated ESOP shares) and there were 668 holders of record.


SHAREHOLDER AND GENERAL INQUIRIES                  TRANSFER AGENT

Preston W. Bair, Chief Financial Officer           Registrar and Transfer Co.
Home Loan Financial Corporation                    10 Commerce Drive
401 Main Street                                    Cranford, NJ  07016
Coshocton, OH 43812-1580
(740) 622-0444


ANNUAL REPORT ON FORM 10-KSB

A copy of Home Loan Financial Corporation's Annual Report on Form 10-KSB for the year ended June 30, 2001, as filed with the Securities and Exchange Commission, may be obtained without charge by submitting a written request to Preston W. Bair, Chief Financial Officer, Home Loan Financial Corporation, 401 Main Street Coshocton, Ohio 43812-1580.





 46.

                         HOME LOAN FINANCIAL CORPORATION
                              CORPORATE INFORMATION

CORPORATION AND BANK LOCATIONS

Corporate and Main Office
-------------------------
401 Main Street                                    Telephone:   (740) 622-0444
Coshocton, OH 43812-1580                           Fax:         (740) 623-6000

Branch Offices
--------------
590 Walnut Street                                  Telephone:   (740) 622-9417
Coshocton, OH 43812-1632

503 West Main Street                               Telephone:   (740) 545-0227
West Lafayette, OH 43845-1134


DIRECTORS OF THE CORPORATION AND THE BANK

Robert C. Hamilton (Chairman of the Board)       Neal J. Caldwell
     President and Chief Executive Officer of        Veterinarian
     The Home Loan Savings Bank

Robert D. Mauch                                  Charles H. Durmis
     Owner of Robert D. Mauch CPA, a private         General Surgeon
     practice accounting firm

Douglas L. Randles
     President of L.W. Randles Cheese, Inc.


Officers of the Corporation and the Bank:
----------------------------------------

Robert C. Hamilton, President and Chief Executive Officer
Preston W. Bair, Vice President, Secretary, Treasurer
  and Chief Financial Officer
David L. Smailes, Vice President of the Bank
Kyle R. Hamilton, Vice President of the Bank
Rebecca R. Porteus, Vice President of the Bank
Paula K. Carpenter, Assistant Vice President of the Bank
Jennifer S. Lahna, Assistant Vice President of the Bank
Maryann Carpenter, Loan Officer of the Bank
D. Sharlynn Smith, Loan Officer of the Bank
Laura L. Miller, Banking Officer of the Bank

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





                                                                             47.