Form 10KSB, Exhibit 13
period 2002-06-30
HOME LOAN FINANCIAL CORP
filed 2002-09-30
CIK 1050894

                                                                  EXHIBIT 13







                        HOME LOAN FINANCIAL CORPORATION
                                Coshocton, Ohio

                                 ANNUAL REPORT
                                 June 30, 2002

                         HOME LOAN FINANCIAL CORPORATION
-------------------------------------------------------------------------------



                                 Coshocton, Ohio

                                  ANNUAL REPORT
                                  June 30, 2002










                                    CONTENTS





LETTER TO SHAREHOLDERS...................................................    2

BUSINESS OF HOME LOAN FINANCIAL CORPORATION..............................    4

MARKET PRICE OF THE CORPORATION'S COMMON SHARES AND
  RELATED SHAREHOLDER MATTERS............................................    5

SELECTED CONSOLIDATED FINANCIAL INFORMATION AND
  OTHER DATA.............................................................    6

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS....................................    8

REPORT OF INDEPENDENT AUDITORS ..........................................   19

CONSOLIDATED FINANCIAL STATEMENTS

      Consolidated Balance Sheets........................................   20

      Consolidated Statements of Income..................................   21

      Consolidated Statements of Comprehensive Income....................   22

      Consolidated Statements of Changes in Shareholders' Equity.........   23

      Consolidated Statements of Cash Flows..............................   26

      Notes to Consolidated Financial Statements.........................   27

SHAREHOLDER INFORMATION..................................................   45

CORPORATE INFORMATION....................................................   46


-----------------------------------------------------------------------------
                                       1.

To Our Shareholders:



         In fiscal 2002, Home Loan Financial Corporation achieved another year of outstanding financial results for you, its owners. Net income increased to $1.48 million, an increase of 5.3% over 2001's results. This increase, combined with the Corporation's continuing repurchase of its own stock, resulted in a 10.3% increase in diluted earnings per common share, to $.96 in 2002 from $.87 in 2001. While we are understandably proud of these results, we are not resting on them and are constantly taking steps to enhance long-term shareholder value.

         The formation of Home Loan Financial Services, Inc. was one of the actions taken in 2002 to enhance your long-term value. Home Loan Financial Services, Inc. partnered with an insurance agency to provide various insurance and investment products. This allows Home Loan customers access to a full range of financial services. For Home Loan and its shareholders, they provide additional sources of revenue.

                            TOTAL ASSETS [BAR GRAPH]
                                 (in millions)


              $81.9       $107.9       $113.9       $122.4       $132.3

              1998         1999         2000         2001          2002




         To enhance the efficiency of our backroom operations and stay current with the most recent technology available, we converted to a new service provider for our core data processing system. The staff of Home Loan worked long and hard to ensure the conversion went smoothly. We are confident this investment of time, effort and financial resources will provide long-term benefits.

                 DILUTED EARNINGS PER COMMON SHARE [BAR GRAPH]
                                 (in millions)


              $0.15       $0.66        $0.60        $0.87         $0.96

              1998         1999         2000         2001          2002


         Home Loan's total assets continued growing this year, reaching an all-time high of $132.3 million at year-end. Net loans totaled $111.0 million, an increase of almost 10% over last year-end. Deposits also increased to $79.8 million, with most of the increase coming in the lower-cost NOW and money market accounts. Such controlled, profitable growth in the balance sheet translates to long-term growth in net income and earnings per share. Perhaps more importantly, we understand that our long-term profitability and success as a community bank are driven by the personal relationships we maintain with customers, our dedicated staff of officers and employees, and our commitment to the community.

         The twelve months that comprised our fiscal 2002 was a year of unprecedented events and changes. We joined the country and the world in mourning the lives lost in the tragic events of September 11. We also joined in the response of people of the United States in proudly proclaiming the greatness of this country.



------------------------------------------------------------------------------
                                       2.

     The economic downturn and historically low interest rates impacted virtually every business in the country. The news of accounting scandals and earnings restatements at some of the country's largest companies reminded us of the importance of sticking to the basics of our business. Your management and Board of Directors is dedicated to running the Corporation in a safe and sound manner and reporting the financial results to you accurately, candidly and completely. We recognize the responsibility we have to Home Loan's shareholders, customers, employees and community. You have demonstrated your trust in us by investing your resources in Home Loan. We will not betray that trust.

                      MARKET VALUE PER SHARE* [BAR GRAPH]

                   1st Qtr    2nd Qtr     3rd Qtr    4th Qtr


                   -  High                -  Low

                   *Based on the high and low daily closing prices
                    as quoted by The NASDAQ Stock Market, Inc.


     The decreased interest rate environment resulted in a decrease in the average rate on interest-earning assets from 8.28% in fiscal 2001 to 7.77% in fiscal 2002. However, our cost of funds, the average rate paid for deposits and borrowings, also decreased, from 4.82% in 2001 to 3.78% in the latest fiscal year. The combination of these measures resulted in an increase in net interest margin, from 4.11% in 2001 to 4.29% in 2002. Net interest income increased almost 10%, from $4.8 million in 2001 to $5.2 million in 2002.


                                    NET LOANS
                                  (in millions)


              $56.8       $73.1        $85.9        $101.3        $111.0

              1998         1999         2000         2001          2002


     Our continued solid financial performance in fiscal 2002 resulted in an increase in the market value of your investment in Home Loan throughout fiscal 2002, from $9.85 per share at the end of fiscal 2001 to $12.85 per share at June 30, 2002. This represents an increase of 30.5%. As I indicated last year, we continue to believe that, based on our performance, commitment to growth and book value, our stock continues to be an exceptional investment. As indicated above, we continued repurchasing our own shares, buying back almost 81,000 shares during fiscal 2002. We plan to continue repurchasing additional shares in fiscal 2003.

     In closing, I invite you to read the information in this annual report. I believe you will be pleased in what you see. I thank you for your continued support and investment in Home Loan Financial Corporation.


Sincerely,




Robert C. Hamilton
Chairman of the Board and President


------------------------------------------------------------------------------
                                       3.

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

Home Loan Financial Services, Inc., is a wholly-owned subsidiary of HLFC formed to sell life insurance, annuities, long-term care insurance, and investment products. Home Loan Financial Services, Inc. was formed in 2002. Revenues for 2002 were not significant to the overall Corporation.

As a savings and loan holding company, HLFC is subject to regulation, examination and oversight by the Office of Thrift Supervision of the United States Department of the Treasury ("OTS"). The Bank is subject to regulation, examination and oversight by the OTS and the State of Ohio Division of Financial Institutions. The Bank is also subject to general oversight by the FDIC. HLFC and the Bank are also subject to the provisions of the Ohio Revised Code generally applicable to corporations.




------------------------------------------------------------------------------
                                       4.

MARKET PRICE OF THE CORPORATION'S COMMON SHARES AND
  RELATED SHAREHOLDER MATTERS

The Corporation had 1,629,062 common shares outstanding on August 26, 2002, held of record by approximately 650 shareholders. Price information with respect to the Corporation's common shares is quoted on The NASDAQ Stock Market, Inc.. The high and low daily closing prices for the common shares of the Corporation from July 1, 2000 to June 30, 2002, as quoted by The NASDAQ Stock Market, Inc., and cash dividends paid by quarter are shown below.

                                                                   Quarter ended
                                           September 30,   December 31,       March 31,       June 30,
                                               2001            2001             2002            2002
                                          ------------     ------------    ------------     ------------
         High                             $     10.950     $    10.930     $     11.500     $    13.250
         Low                                     9.850          10.150           10.600          10.990
         Cash Dividends                          0.115           0.115            0.120           0.120

                                                                   Quarter ended
                                           September 30,   December 31,       March 31,       June 30,
                                               2000            2000             2001            2001
                                          ------------     ------------    ------------     ------------
         High                             $      7.250     $     7.500     $      8.625     $    10.900
         Low                                     6.500           6.625            7.000           8.250
         Cash Dividends                          0.100           0.100            0.105           0.105


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




------------------------------------------------------------------------------
                                       5.

SELECTED CONSOLIDATED FINANCIAL INFORMATION AND OTHER DATA

The following tables set forth certain information concerning the consolidated financial condition, earnings and other data regarding the Corporation at the dates and for the periods indicated

Selected Financial Condition                                            At June 30,
----------------------------             --------------------------------------------------------------------------
  and Other Data:                             2002          2001            2000            1999           1998
  --------------                         ------------   -------------    -----------   ------------    --------
                                                                (Dollars in thousands)
Assets                                   $    132,281   $     122,398   $    113,871   $    107,855    $     81,915
Cash and cash equivalents                       2,932           2,598          2,376          8,564           7,657
Securities available for sale                   4,414           2,535          3,418          2,970          14,019
Mortgage-backed securities
  available for sale                            9,739          12,192         18,423         20,248              --
FHLB stock                                      1,927           1,826          1,564          1,431             393
Loans, net (1)                                111,017         101,307         85,853         73,069          56,824
Deposits                                       79,773          71,172         64,951         56,495          48,538
FHLB advances                                  28,802          30,925         28,625         28,200           1,000
Other borrowings                                   --              --             --          2,350              --
Shareholders' equity                           20,145          19,332         19,449         19,899          31,565
Number of full-service offices                      3               3              3              2               2

                                                                    Year Ended June 30,
                                         --------------------------------------------------------------------------
SELECTED OPERATIONS DATA:                     2002          2001            2000            1999           1998
------------------------                 ------------   -------------    -----------   ------------    ------------
                                                   (Dollars in thousands, except per share amounts)
Interest income                          $      9,497   $       9,588   $      8,259   $      6,910    $      5,372
Interest expense                                4,256           4,822          4,084          2,623           2,108
                                         ------------   -------------   ------------   ------------    ------------
Net interest income                             5,241           4,766          4,175          4,287           3,264
Provision for loan losses                         120             110            120            120             120
                                         ------------   -------------   ------------   ------------    ------------
Net interest income after
  provision for loan losses                     5,121           4,656          4,055          4,167           3,144
Noninterest income                                432             354            271            204             176
Noninterest expense                             3,290           2,870          2,717          2,308           1,929
                                         ------------   -------------   ------------   ------------    ------------
Income before income taxes                      2,263           2,140          1,609          2,063           1,391
Income tax expense                                788             738            578            741             472
                                         ------------   -------------   ------------   ------------    ------------
Net income                               $      1,475   $       1,402   $      1,031   $      1,322    $        919
                                         ============   =============   ============   ============    ============

Basic earnings per share (2)             $        .99   $         .87   $        .61   $        .67            $.15

Diluted earnings per share (2)           $        .96   $         .87   $        .60   $        .66    $        .15
Dividends per share (2)                  $        .47   $         .41   $        .29   $       4.22    $         --




--------------------------------------------------------------------------------
                                       6.

Selected Financial Ratios and                                At or for the year ended June 30,
-----------------------------            --------------------------------------------------------------------------
  Other Data:                                 2002          2001            2000            1999           1998
  ----------                             ------------   -------------    -----------   ------------    ------------
Performance Ratios:
     Return on assets (ratio of net
       income to average total assets)         1.17%         1.17%           0.95%           1.45%         1.37%
     Return on equity (ratio of net
       income to average equity)               7.43          7.06            5.26            4.48          5.40
     Interest rate spread (3)                  3.55          3.16            2.97            3.50          4.05
     Net interest margin (4)                   4.29          4.11            3.97            4.85          5.09
     Noninterest expense to average
       assets                                  2.60          2.40            2.51            2.54          2.89
     Efficiency ratio (5)                     57.99         56.24           61.11           51.38         56.09
     Net interest income to
       noninterest expense                   159.30        166.06          153.65          185.77        169.14
     Average interest-earning assets to
       average interest-bearing liabilities    1.21x         1.23x           1.25x           1.46x         1.32x

Equity Ratios:
     Average equity to average
       assets                                 15.70%        16.63%          18.12%          32.45%        25.51%
     Shareholders' equity to total
       assets at end of period                15.23         15.79           17.08           18.45         38.53
     Dividend payout ratio (2) (8)            47.47         47.13           47.54          629.85            --

Asset Quality Ratios and Other Data:
     Nonperforming assets to average
       assets (6)                              1.04          0.20            0.09            0.15          0.37
     Nonperforming assets to total
       assets at end of period (6)             1.08          0.19            0.09            0.12          0.30
     Nonperforming loans to gross
       loans (7)                               1.17          0.23            0.12            0.18          0.43
     Allowance for loan losses to
       gross loans (7)                         0.45          0.45            0.47            0.44          0.39
     Allowance for loan losses to
       nonperforming loans                    38.10        197.61          404.89          242.75         91.23
     Net charge-offs to average loans          0.97          0.06            0.05            0.03          0.03
     Total nonperforming loans         $  1,311,000   $   234,000      $  100,000      $  133,000    $  245,000
     Total nonperforming assets           1,433,000       234,000         100,000         133,000       245,000


(1) Loans are shown net of loans in process, net deferred loan fees and costs and the allowance for loan losses.
(2) Earnings per share for 1998 was computed based on net income of the Corporation since its stock issuance on March 25, 1998. The dividends for 1999 include a $4.00 return of capital distribution.
(3) The interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(4) The net interest margin represents net interest income as a percent of average interest-earning assets.
(5) The efficiency ratio represents noninterest expense divided by the sum of net interest income and noninterest income, excluding security gains and losses.
(6) Nonperforming assets consist of nonperforming loans and foreclosed assets. Nonperforming loans consist of all accruing loans 90 days or more past due and all nonaccrual loans.
(7) Gross loans are stated at the unpaid principal balances, net of loans in process.
(8)  Dividends declared per share divided by basic earnings per share.


--------------------------------------------------------------------------------
                                       7.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS

GENERAL

The following is management's analysis of the Corporation's consolidated financial condition and consolidated results of operations as of and for the year ended June 30, 2002, compared to prior years. This discussion is designed to provide a more comprehensive review of the operating results and financial position than could be obtained from an examination of the consolidated financial statements alone. This analysis should be read in conjunction with the consolidated financial statements and related footnotes and the selected financial data included elsewhere in this report.

The Corporation provides financial services through its main and branch offices in Coshocton, Ohio and its branch office in West Lafayette, Ohio. Its primary deposit products are checking, savings and term certificate accounts, and its primary lending products are residential mortgage, nonresidential mortgage and consumer loans. Substantially all loans are secured by specific items of collateral including business assets, consumer assets and real estate. Commercial loans are expected to be repaid from cash flow from operations of businesses. Real estate loans are secured by both residential and commercial real estate.


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




--------------------------------------------------------------------------------
                                       8.

FINANCIAL CONDITION

Total assets at June 30, 2002 were $132.3 million, compared to $122.4 million at June 30, 2001, an increase of $9.9 million, or 8.1%. The increase in total assets was primarily in loans, which were funded by a decrease in mortgage-backed securities and an increase in deposits.

Securities available for sale increased from $2.5 million at June 30, 2001 to $4.4 million at June 30, 2002. Mortgage-backed securities, which totaled $9.7 million at June 30, 2002, declined $2.5 million due to the normal principal paydowns.

To leverage excess capital, the Corporation invested in obligations of state and political subdivisions with tax equivalent yields ranging from 5.61% to 5.99% totaling $2.4 million. These purchases were made prior to June 30, 2002 but did not settle until after June 30, 2002 resulting in the due to broker on security purchases in the liability section of the Corporation's balance sheet.

Loan growth, which totaled $9.7 million, occurred in several loan categories. The significant changes were one- to four-family residential real estate loans, which increased $8.9 million, construction loans, which increased $1.4 million, and loans secured by land, which increased $676,000. These increases reflect a stable local economy, the current low interest rate environment, and continued marketing within the communities the Corporation serves.

Total deposits increased $8.6 million from $71.2 million at June 30, 2001 to $79.8 million at June 30, 2002. The Corporation had increases in all deposit categories. Negotiable order of withdrawal ("NOW") and money market accounts increased $4.4 million, certificates of deposit increased $1.6 million, noninterest-bearing demand accounts increased $1.2 million and savings accounts increased $1.3 million. The increase in NOW and money market accounts resulted from the Corporation being more aggressive in its pricing of money market accounts compared to the local market. Generating deposit growth was a priority for the Corporation to help fund the loan demand and to leverage its capital position. The overall growth in deposits has occurred despite the current low interest rates. Continuing volatility in the stock market has prompted some investors to seek financial institution deposit products. Customers seeking more liquidity in the current low interest rate environment have shifted their funds into transaction accounts. As a result, certificates of deposit, as a percent of total deposits, decreased from 53.7% at June 30, 2001 to 50.0% at June 30, 2002. Almost all certificates of deposit issued by the Bank mature in less than five years.

FHLB advances totaled $28.8 million at June 30, 2002, compared to $30.9 million at June 30, 2001. At June 30, 2002, FHLB advances consisted of $22.0 million of long-term convertible fixed-rate advances, $4.0 million of fixed-rate advances which mature within the next 3 months and $2.8 million of long-term amortizing select payment mortgage matched advances. The convertible long-term advances have a fixed rate for a specified number of years and then convert to an adjustable rate at the option of the FHLB. If the convertible option is exercised, the advance may be prepaid at any time without penalty.

Total shareholders' equity increased from $19.3 million at June 30, 2001 to $20.1 million at June 30, 2002. The increase resulted primarily from the current year earnings retained, the increase in equity from the allocation of the ESOP shares and the vesting of the RRP shares and an increase in market value of the Corporation's available-for-sale and mortgage-backed securities, partially offset by repurchases of the Corporation's stock.

--------------------------------------------------------------------------------
                                       9.

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


COMPARISON OF RESULTS OF OPERATIONS FOR THE YEARS ENDED JUNE 30, 2002 AND JUNE 30, 2001

NET INCOME. The Corporation's net income for the year ended June 30, 2002 was $1,475,000, compared to $1,402,000 for the year ended June 30, 2001, an increase of $73,000, or 5.3%. The increase in net income was the result of increases in net interest income and noninterest income, which were partially offset by an increase in noninterest expense.

NET INTEREST INCOME. Net interest income totaled $5,241,000 for the year ended June 30, 2002, compared to $4,766,000 for the year ended June 30, 2001, an increase of $475,000, or 10.0%. The change in net interest income is attributable to an increase in the interest rate spread and an increase in average interest-earning assets. Due to the downward trend in interest rates which began in January 2001, yields on earning assets and the cost of funding those assets are both down.

Interest and fees on loans increased $505,000, or 6.3%, from $8,077,000 for the year ended June 30, 2001 to $8,582,000 for the year ended June 30, 2002. The increase in interest income was due to a higher average balance of loans partially offset by a decrease in the average yield earned on loans.

Interest earned on securities totaled $814,000 for the year ended June 30, 2002, compared to $1,390,000 for the year ended June 30, 2001. The decrease was a result of a lower average balance of securities and a decrease in the yield earned on securities.

Dividends on FHLB stock decreased $18,000 over the comparable period due to a decrease in the yield earned partially offset by an increase in number of shares of FHLB stock owned.

Total interest expense decreased $566,000 for the year ended June 30, 2002, compared to the year ended June 30, 2001. This decrease was the result of a decrease in the average rate paid on deposits and FHLB advances partially offset by an increase in average balances of interest-bearing deposits. These liabilities were utilized to fund loan growth.

Interest paid on deposits decreased $428,000 for the year ended June 30, 2002, compared to the year ended June 30, 2001. The decrease in interest expense was due to a decrease in the cost of borrowing partially offset by slight increase in the average balance of borrowings.

Interest on FHLB advances and other borrowings totaled $1,609,000 for the year ended June 30, 2002, compared to $1,747,000 for the year ended June 30, 2001, a decrease of $138,000. The decrease in interest expense was the result of a decrease in the cost of borrowings and was partially offset by a slight increase in the average balance of borrowings.


--------------------------------------------------------------------------------
                                      10.

ALLOWANCE AND PROVISION FOR LOAN LOSSES. The Corporation maintains an allowance for loan losses in an amount that, in management's judgment, is adequate to absorb probable losses in the loan portfolio. While management utilizes its best judgment and information available, the ultimate adequacy of the allowance is dependent upon a variety of factors, including the performance of the Corporation's loan portfolio, the economy, changes in real estate values and interest rates. The provision for loan losses is determined by management as the amount to be added to the allowance for loan losses after net charge-offs have been deducted to bring the allowance to a level that is considered adequate to absorb probable losses in the loan portfolio. The amount of the provision is based on management's quarterly review of the loan portfolio and consideration of such factors as historical loss experience, general prevailing economic conditions, changes in the size and composition of the loan portfolio and specific borrower considerations, including the ability of the borrower to repay the loan and the estimated value of the underlying collateral.

The provision for loan losses for the years ended June 30, 2002 and June 30, 2001 totaled $120,000 and $110,000, respectively. The allowance for loan losses totaled $499,000, or 0.45% of gross loans, at June 30, 2002, compared to $462,000, or 0.45% of gross loans, at June 30, 2001. Nonperforming loans have increased from $234,000 at June 30, 2001 to $1.3 million primarily due to delinquencies on two large loans totaling approximately $733,000. These loans are secured by real estate and management expects to incur no loss related to these credits. Should circumstances change, the Corporation may need to make provisions for loan losses to absorb losses. Despite an increase in non-performing loans during 2002, the Corporation has not experienced significant charge-offs in any of the periods presented. The Corporation's low charge-off history is the product of a variety of factors, including the Corporation's underwriting guidelines, which generally require a loan-to-value or projected completed value ratio of 80% for purchase or construction of one- to four-family residential properties and 75% for commercial real estate and land loans, established income information and defined ratios of debt to income.

NONINTEREST INCOME. Noninterest income includes service fees, securities gains and losses, loan sale gains, and other miscellaneous income. For the year ended June 30, 2002, noninterest income totaled $433,000 compared to $354,000 for the year ended June 30, 2001. Service charges and other fees accounted for $70,000 of the increase. The primary reason for the increase was increasing the per item charge to customers for overdrafts. Additionally, the Corporation recognized gains of $29,000 associated with the sale of $1,486,000 in mortgage loans to the Federal Home Loan Mortgage Corporation. Selling loans on the secondary market enables the Corporation to manage interest rate risk by reducing the Corporation's investment in long-term fixed-rate mortgages while still providing this product to its customers. During the last quarter of fiscal 2002, the Corporation did not sell any loans on the secondary market. Management funded the fixed-rate mortgages with select-payment mortgage matched advances from the Federal Home Loan Bank, which provides a similar repayment stream. No other item made up a significant portion of the change.

NONINTEREST EXPENSE. Noninterest expense increased $420,000, or 14.6%, for the year ended June 30, 2002, compared to the year ended June 30, 2001. The increase in noninterest expense was mostly due to an increase in salaries and employee benefits, occupancy and equipment expense, computer processing and other expense.

Salaries and employee benefits expense increased $211,000, or 12.2%. The increase was the result of normal annual merit increases, an increase in the cost of health insurance of $24,000 and additional expense recognized for the Corporation's ESOP of $91,000 because of the increase in the Corporation's average stock price compared to last year. Occupancy and equipment expense increased $43,000, or 18.9%, as a result of increases in depreciation and maintenance contracts related to the Corporation's change of data processing vendor in February 2002. The increase in computer processing was also due to the Corporation's change in core data processors and the additional features of the new system. The increase in other expenses of $103,000 was primarily due to the training costs and conversion charges associated with conversion of the computer processing systems during the year.


--------------------------------------------------------------------------------
                                      11.

INCOME TAX EXPENSE. The volatility of income tax expense is primarily attributable to the change in income before income taxes. Income tax expense totaled $788,000 for the year ended June 30, 2002, compared to $738,000 for the year ended June 30, 2001. The effective tax rate was 34.8% for the year ended June 30, 2002, compared to 34.5% for the year ended June 30, 2001. The increase in the effective rate is primarily due to the impact the Corporation's average stock price has on the Corporation's stock-based benefits plans.


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

During the last half of fiscal 2001, short-term interest rates declined 275 basis points. However, the impact on the Corporation was not evident until fiscal 2002 when interest-earning assets and interest-bearing liabilities repriced at current rates. For further discussion about the Corporation's interest-rate risk management, see the Asset and Liability Management section.

PROVISION FOR LOAN LOSSES. The provision for loan losses for the years ended June 30, 2001 and June 30, 2000 totaled $110,000 and $120,000, respectively. The allowance for loan losses totaled $462,000, or 0.45% of gross loans, at June 30, 2001, compared to $405,000, or 0.47% of gross loans, at June 30, 2000. The Corporation has not experienced significant charge-offs in 2000 or 2001. Nonperforming loans were insignificant.

--------------------------------------------------------------------------------
                                      12.

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

Salaries and employee benefits expense increased $133,000, or 8.3%. The increase was the result of normal annual merit increases, an increase in the cost of health insurance and additional expense recognized for the Corporation's RRP. Occupancy and equipment expense increased $34,000, or 17.8%, as a result of increases in depreciation and maintenance contracts on furniture, fixtures and equipment for the West Lafayette branch which opened in the second quarter of fiscal 2000. State franchise taxes decreased due to lower capital levels at the Bank.

INCOME TAX EXPENSE. Income tax expense totaled $738,000 for the year ended June 30, 2001, compared to $579,000 for the year ended June 30, 2000. The effective tax rate was 34.5% for the year ended June 30, 2001, compared to 36.0% for the year ended June 30, 2000. The decrease in the effective rate is primarily due to the impact the Corporation's average stock price has on the Corporation's stock-based benefits plans. Although the Corporation's stock price increased during 2001, the average stock price was lower than it was in fiscal 2000.




--------------------------------------------------------------------------------
                                      13.

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



                                                                  Year Ended June 30,
                                -----------------------------------------------------------------------------------
                                             2002                        2001                         2000
                                ---------------------------- --------------------------- --------------------------
                                  Average  Interest           Average  Interest            Average  Interest
                                outstanding earned/ Yield/  outstanding earned/  Yield/  outstanding earned/ Yield/
                                  balance    paid    rate     balance    paid     rate     balance    paid    rate
                                  -------    ----    ----     -------    ----     ----     -------    ----    ----
                                                                (Dollars in thousands)
Interest-earning assets:
   Loans (1)                    $ 107,002  $ 8,582    8.02%  $  92,872  $8,077     8.70% $  79,769  $ 6,648    8.33%
Securities available for sale(2)    2,303      128    5.60       3,287     201     6.08      3,169      182    5.64

Mortgage-backed securities
     available for sale(2)         10,996      686    6.33      17,697   1,189     6.61     19,279    1,300    6.50
FHLB stock and other                2,089      101    4.86       1,682     121     7.20      2,134      129    6.06
                                ---------  -------           ---------  ------           ---------  -------
Total interest-earning assets     122,390    9,497    7.77     115,538   9,588     8.28    104,351    8,259    7.86
                                           -------                      ------                      -------
Noninterest-earning assets          4,161                        3,883                       3,738
                                ---------                    ---------                   ---------
     Total assets               $ 126,551                    $ 119,421                   $ 108,089
                                =========                    =========                   =========

Interest-bearing liabilities:
   Demand deposits              $  19,739      418    2.12   $  15,763     574     3.64  $  13,672      533    3.90
   Savings accounts                12,107      219    1.81      11,046     279     2.53     11,426      289    2.53
   Certificates of deposit         38,118    2,010    5.27      36,957   2,222     6.01     29,767    1,628    5.47
                                ---------  -------           ---------  ------           ---------  -------

     Total deposits                69,964    2,647    3.78      63,766   3,075     4.82     54,865    2,450    4.46

   FHLB advances and
     other borrowings              30,817    1,609    5.22      30,506   1,747     5.73     28,637    1,634    5.71
                                ---------  -------           ---------  ------           ---------  -------

     Total interest-bearing
       liabilities                100,781    4,256    4.22      94,272   4,822     5.12     83,502    4,084    4.89
                                           -------                      ------                      -------

Noninterest-bearing liabilities     5,902                        5,289                       4,998
                                ---------                    ---------                   ---------
     Total liabilities            106,683                       99,561                      88,500
Equity                             19,868                       19,860                      19,589
                                ---------                    ---------                   ---------
     Total liabilities and
       equity                  $  126,551                     $119,421                    $108,089
                               ==========                     ========                    ========

Net interest income;
  interest-rate spread(3)                  $ 5,241    3.55%             $4,766     3.16%            $ 4,175    2.97%
                                           =======    ====              ======     ====             =======    ====

Net earning assets              $  21,609                    $  21,266                   $  20,849
                                =========                    =========                   =========

Net interest margin(4)                                4.29%                        4.11%                       3.97%
                                                      ====                         ====                        ====

Average interest-earning
  assets to interest-bearing
  liabilities                        1.21x                        1.23x                       1.25x
                                    =====                         ====                        ====

(1) Net of net deferred loan fees and costs and loans in process. Nonaccruing loans have been included in the table as loans carrying a zero yield.
(2)  Includes unrealized gains and losses.  Yield is based on amortized cost.
(3) Represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(4)  Represents net interest income divided by average interest-earning assets.


--------------------------------------------------------------------------------
                                      14.

The table below describes the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities have affected the Corporation's interest income and expense during the years indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (1) changes in volume (multiplied by prior year rate), (2) changes in rate (multiplied by prior year volume) and (3) total changes in rate and volume. The combined effects of changes in both volume and rate that are not separately identified have been allocated proportionately to the change due to volume and the change due to rate:

                                                                           Year Ended June 30,
                                                   ----------------------------------------------------------------
                                                            2002 VS. 2001                     2001 VS. 2000
                                                   -------------------------------   ------------------------------
                                                          Increase                         Increase
                                                         (decrease)                       (decrease)
                                                           due to                           due to
                                                   --------------------               -----------------
                                                     Volume      Rate       Total      Volume     Rate       Total
                                                     ------      ----       -----      ------     ----       -----
                                                                           (In thousands)
Interest income attributable to:
     Loans                                          $  1,165   $   (660)  $    505   $  1,130   $    299   $  1,429
     Securities available for sale                       (58)       (15)       (73)         5         14         19
     Mortgage-backed securities
       available for sale                               (455)       (48)      (503)      (132)        21       (111)
     FHLB stock and other                                 25        (45)       (20)       (30)        22         (8)
                                                    --------   --------   --------   --------   --------   --------

         Total interest-earning assets              $    677   $   (768)       (91)  $    973   $    356      1,329
                                                    ========   ========              ========   ========

Interest expense attributable to:
     Demand deposits                                $    122   $   (278)      (156)  $     78   $    (37)        41
     Savings accounts                                     25        (85)       (60)       (10)        --        (10)
     Certificates of deposit                              68       (280)      (212)       421        173        594
     FHLB advances and
       other borrowings                                   17       (155)      (138)       107          6        113
                                                    --------   --------   --------   --------   --------   --------

         Total interest-bearing liabilities         $    232   $   (798)      (566)  $    596   $    142        738
                                                    ========   ========   --------   ========   ========   --------

Net interest income                                                       $    475                         $    591
                                                                          ========                         ========


ASSET AND LIABILITY MANAGEMENT

One of the Bank's principal financial objectives is to achieve long-term profitability while reducing its exposure to fluctuations in interest rates. The Bank has sought to reduce exposure of its earnings to changes in market interest rates by managing asset and liability maturities and interest rates primarily through the maintenance of a high level of investments in short-term assets, including one- and three-year adjustable-rate mortgage loans ("ARMs"). As part of its effort to monitor and manage interest rate risk, the Bank uses the "net portfolio value" ("NPV") methodology to illustrate the Bank's interest rate risk.



--------------------------------------------------------------------------------
                                      15.

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

Presented below, as of March 31, 2002, the most recent date with available data, is an analysis of the Bank's interest rate risk as measured by changes in NPV for instantaneous and sustained parallel shifts of 100 basis points in market interest rates. As illustrated in the table, the Bank's NPV is more sensitive to an increasing interest rate environment. The result principally occurs because, as rates rise, borrowers typically do not prepay loans as quickly as they do when interest rates are declining. Thus, in a rising interest-rate environment, the amount of interest the Bank would receive on its loans would increase relatively slowly as loans are repaid and new loans are made at higher rates. However, the interest the Bank would pay on its deposit products would increase more rapidly because the deposit portfolio generally has shorter periods to repricing.

                                                                                          NPV as % of
                                                                                        Portfolio Value
                                      Net Portfolio Value                                  Of Assets
                     -------------------------------------------------------   ----------------------------------
       Change                                                                                       Basis Point
      in Rates           $ Amount           $ Change           % Change           NPV Ratio            Change
      --------           --------           --------           --------           ---------            ------
                             (Dollars in thousands)
   300                   $  15,250        $  (4,656)             (23.4)%            12.14%             (288) bp
   200                      17,102           (2,804)             (14.1)             13.35              (167)
   100                      18,716           (1,190)              (6.0)             14.35               (67)
  Static                    19,906               --                --               15.02                --
  (100)                     20,291              385                1.9              15.14                12

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




--------------------------------------------------------------------------------
                                      16.

LIQUIDITY AND CAPITAL RESOURCES

The Corporation's liquidity, primarily represented by cash and cash equivalents, is a result of its operating, investing and financing activities. These activities are summarized below for the years ended June 30, 2002, 2001 and 2000.

                                                                                    YEAR ENDED JUNE 30,
                                                                   ------------------------------------------------
                                                                        2002              2001             2000
                                                                   -------------     ------------      ------------
Net income                                                         $       1,475     $      1,402      $      1,031
Adjustments to reconcile net income to net
  cash from operating activities                                             782              518               136
                                                                   -------------     ------------      ------------
Net cash from operating activities                                         2,257            1,920             1,307
Net cash from investing activities                                        (7,088)          (7,681)          (12,448)
Net cash from financing activities                                         5,165            5,983             4,953
                                                                   -------------     ------------      ------------
Net change in cash and cash equivalents                                      334              222            (6,188)
Cash and cash equivalents at beginning of period                           2,598            2,376             8,564
                                                                   -------------     ------------      ------------
Cash and cash equivalents at end of period                         $       2,932     $      2,598      $      2,376
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

The following table summarizes regulatory capital requirements and the Bank's actual capital at June 30, 2002.

                                                                                  Excess of Actual
                                                                                    Capital Over
                                                                                       Current
                              Actual Capital          Current Requirement            Requirement
                          ----------------------  -----------------------     ----------------------     Applicable
                           Amount      Percent      Amount      Percent          Amount     Percent      Asset Total
                           ------      -------      ------      -------          ------     -------      -----------
                                                             (Dollars in thousands)
Tangible capital         $   16,025     12.1%      $   1,979      1.5%          $  14,046    10.6%      $   131,955
Core capital                 16,025     12.1           5,278      4.0              10,747     8.1           131,955
Core risk-based capital      16,025     19.7           3,246      4.0              12,779    15.7            81,150
Total risk-based
  capital                    16,524     20.4           6,492      8.0              10,032    12.4            81,150




--------------------------------------------------------------------------------
                                      17.

IMPACT OF NEW ACCOUNTING STANDARDS

In June 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets," which addresses the accounting for such assets arising from prior and future business combinations. Upon the adoption of this Statement, goodwill arising from business combinations is no longer amortized, but rather is assessed regularly for impairment, with any such impairment recognized as a reduction to earnings in the period identified. Other identified intangible assets, such as core deposit intangible assets, will continue to be amortized over their estimated useful lives. The Corporation is required to adopt this Statement on July 1, 2002. The adoption of this Statement will not have an impact on the Corporation's financial statements, because the Corporation does not have any intangible assets.

In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which amends SFAS No. 121 by addressing business segments accounted for as a discontinued operation under Accounting Principles Board Opinion No. 30. This Statement is effective beginning July 1, 2002. The effect of this Statement on the financial position and results of operations of the Corporation is not material.

The FASB also recently issued SFAS No. 145 and SFAS No. 146. SFAS 145 covers debt extinguishments and leases, and made some minor technical corrections. Gains and losses on extinguishments of debt, always treated as an extraordinary item under a previous standard, will no longer be considered extraordinary, except under very limited conditions. If a capital lease is modified to an operating, it will be treated as a sale-leaseback instead of a new lease. SFAS No. 146 covers accounting for costs associated with exit or disposal activities, such as lease termination costs or employee severance costs. The Statement replaces Emerging Issues Task Force (EITF) 94-3, and is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. It requires these costs to be recognized when they are incurred rather than at date of commitment to an exit or disposal plan. The Corporation does not expect the effect of adoption of these Standards to be material.




--------------------------------------------------------------------------------
                                      18.

                         REPORT OF INDEPENDENT AUDITORS



Board of Directors and Shareholders
Home Loan Financial Corporation
Coshocton, Ohio


We have audited the accompanying consolidated balance sheets of Home Loan Financial Corporation as of June 30, 2002 and 2001, and the related consolidated statements of income, comprehensive income, changes in shareholders' equity and cash flows for each of the three years in the period ended June 30, 2002. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Home Loan Financial Corporation as of June 30, 2002 and 2001, and the results of its operations and its cash flows for each of the three years in the period ended June 30, 2002 in conformity with accounting principles generally accepted in the United States of America.




                                           Crowe, Chizek and Company LLP

Columbus, Ohio
July 19, 2002

--------------------------------------------------------------------------------
                                      19.

                         HOME LOAN FINANCIAL CORPORATION
                           CONSOLIDATED BALANCE SHEETS
                             June 30, 2002 and 2001




                                                                    2002                2001
                                                                    ----                ----
ASSETS
Cash and due from financial institutions                       $   2,716,138       $   2,421,129
Interest-bearing deposits in other financial institutions            215,647             176,939
                                                               -------------       -------------
     Total cash and cash equivalents                               2,931,785           2,598,068
Securities available for sale                                      4,413,516           2,534,650
Mortgage-backed securities available for sale                      9,738,990          12,191,628
Federal Home Loan Bank stock                                       1,927,100           1,825,800
Loans, net                                                       111,017,080         101,307,215
Premises and equipment, net                                        1,278,592           1,083,434
Accrued interest receivable                                          651,707             613,994
Other assets                                                         322,366             242,861
                                                               -------------       -------------

         Total assets                                          $ 132,281,136       $ 122,397,650
                                                               =============       =============


LIABILITIES
Deposits                                                       $  79,773,087       $  71,172,481
Federal Home Loan Bank advances                                   28,802,335          30,925,000
Due to broker on security purchases                                2,392,006                --
Accrued interest payable                                             590,581             613,223
Accrued expenses and other liabilities                               578,626             354,631
                                                               -------------       -------------
     Total liabilities                                           112,136,635         103,065,335

SHAREHOLDERS' EQUITY
Preferred stock, no par value, 500,000 shares authorized,
  none outstanding                                                      --                  --
Common stock, no par value, 9,500,000 shares authorized,
 2,248,250 shares issued                                                --                  --
Additional paid-in capital                                        14,100,870          14,083,151
Retained earnings                                                 13,831,012          13,314,599
Unearned employee stock ownership plan shares                     (1,354,006)         (1,619,532)
Unearned recognition and retention plan shares                      (434,692)           (616,545)
Treasury stock, at cost, 599,188 shares in 2002 and
  559,257 shares in 2001                                          (6,186,296)         (5,841,263)
Accumulated other comprehensive income                               187,613              11,905
                                                               -------------       -------------
     Total shareholders' equity                                   20,144,501          19,332,315
                                                               -------------       -------------

         Total liabilities and shareholders' equity            $ 132,281,136       $ 122,397,650
                                                               =============       =============


--------------------------------------------------------------------------------
          See accompanying notes to consolidated financial statements.

                                      20.

                         HOME LOAN FINANCIAL CORPORATION
                        CONSOLIDATED STATEMENTS OF INCOME
                    Years ended June 30, 2002, 2001 and 2000

--------------------------------------------------------------------------------

                                                             2002              2001             2000
                                                             ----              ----             ----
Interest income
     Loans, including fees                                 $8,582,051      $8,076,783      $6,647,727
     Securities                                               813,718       1,390,203       1,481,511
     Dividends on Federal Home Loan Bank stock                101,428         119,355         106,105
     Interest-bearing deposits and federal funds sold             141           1,644          23,308
                                                           ----------      ----------      ----------
         Total interest income                              9,497,338       9,587,985       8,258,651

Interest expense
     Deposits                                               2,646,862       3,075,407       2,449,200
     Federal Home Loan Bank advances                        1,609,344       1,747,005       1,512,098
     Other borrowings                                            --              --           122,326
                                                           ----------      ----------      ----------
         Total interest expense                             4,256,206       4,822,412       4,083,624
                                                           ----------      ----------      ----------

Net interest income                                         5,241,132       4,765,573       4,175,027

Provision for loan losses                                     120,000         110,000         120,000
                                                           ----------      ----------      ----------

Net interest income after provision for loan losses         5,121,132       4,655,573       4,055,027

Noninterest income
     Service charges and other fees                           298,168         228,444         177,123
     Securities gains, net                                       --            17,268            --
     Net gains on sales of loans                               29,216            --              --
     Other                                                    104,537         108,772          94,445
                                                           ----------      ----------      ----------
         Total noninterest income                             431,921         354,484         271,568

Noninterest expense
     Salaries and employee benefits                         1,949,039       1,737,711       1,604,771
     Occupancy and equipment                                  269,299         226,447         192,162
     State franchise taxes                                    147,511         144,000         193,342
     Computer processing                                      185,248         137,234         119,818
     Legal, audit and supervisory exam fees                   190,364         182,363         164,293
     Director fees                                             86,960          83,200          82,700
     Other                                                    461,618         358,916         360,214
                                                           ----------      ----------      ----------
         Total noninterest expense                          3,290,039       2,869,871       2,717,300
                                                           ----------      ----------      ----------

Income before income taxes                                  2,263,014       2,140,186       1,609,295

Income tax expense                                            787,600         738,393         578,700
                                                           ----------      ----------      ----------

Net income                                                 $1,475,414      $1,401,793      $1,030,595
                                                           ==========      ==========      ==========

Basic earnings per common share                            $      .99      $      .87      $      .61
                                                           ==========      ==========      ==========

Diluted earnings per common share                          $      .96      $      .87      $      .60
                                                           ==========      ==========      ==========

--------------------------------------------------------------------------------
          See accompanying notes to consolidated financial statements.


                                      21.

                         HOME LOAN FINANCIAL CORPORATION
                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                    Years ended June 30, 2002, 2001 and 2000


--------------------------------------------------------------------------------

                                                              2002              2001             2000
                                                              ----              ----             ----
Net income                                                $ 1,475,414       $ 1,401,793       $ 1,030,595

Other comprehensive income (loss)
     Unrealized holding gains (losses) on securities
       available for sale                                     266,224           952,264          (418,191)
     Less reclassification adjustment for gains
       later recognized in income                                --             (17,268)             --
                                                          -----------       -----------       -----------
     Net unrealized gains and losses                          266,224           934,996          (418,191)
     Tax effect                                               (90,516)         (317,898)          142,184
                                                          -----------       -----------       -----------
         Total other comprehensive income (loss)              175,708           617,098          (276,007)
                                                          -----------       -----------       -----------

Comprehensive income                                      $ 1,651,122       $ 2,018,891       $   754,588
                                                          ===========       ===========       ===========

--------------------------------------------------------------------------------
          See accompanying notes to consolidated financial statements.


                                      22.

                         HOME LOAN FINANCIAL CORPORATION
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                    Years ended June 30, 2002, 2001 and 2000

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
                                            ============    ============    ============

-------------------------------------------------------------------------------

                                   (Continued)

                                      23.

                         HOME LOAN FINANCIAL CORPORATION
               CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS'
                     EQUITY (Continued) Years ended June 30,
                               2002, 2001 and 2000

------------------------------------------------------------------------------


                                              Additional                    Unearned         Unearned
                                              Paid-In        Retained         ESOP              RRP
                                              Capital       Earnings          Shares           Shares
                                           ------------   ------------    ------------    ------------
Balance at July 1, 2000                    $ 14,083,151   $ 12,665,932    $ (1,873,155)   $   (832,265)


Net income                                         --        1,401,793            --              --

Cash dividend - $ 0.41 per share                   --         (686,889)           --              --

Commitment to release 23,993
  ESOP shares                                      --          (66,237)        253,623            --

Compensation expense with respect
  to RRP                                           --             --              --           215,720

Purchase of 205,600 treasury shares                --             --              --              --

Change in fair value of securities
  available for sale, net of tax effects           --             --              --              --
                                           ------------   ------------    ------------    ------------

Balance at June 30, 2001                   $ 14,083,151   $ 13,314,599    $ (1,619,532)   $   (616,545)
                                           ============   ============    ============    ============

                                                           Accumulated
                                                              Other
                                              Treasury      Comprehensive
                                                Shares      Income (Loss)      Total
                                            ------------    ------------    ------------
Balance at July 1, 2000                     $ (3,989,862)   $   (605,193)   $ 19,448,608


Net income                                          --              --         1,401,793

Cash dividend - $ 0.41 per share                    --              --          (686,889)

Commitment to release 23,993
  ESOP shares                                       --              --           187,386

Compensation expense with respect
  to RRP                                            --              --           215,720

Purchase of 205,600 treasury shares           (1,851,401)           --        (1,851,401)

Change in fair value of securities
  available for sale, net of tax effects            --           617,098         617,098
                                            ------------    ------------    ------------

Balance at June 30, 2001                    $ (5,841,263)   $     11,905    $ 19,332,315
                                            ============    ============    ============

-------------------------------------------------------------------------------

                                   (Continued)


                                      24.

                         HOME LOAN FINANCIAL CORPORATION
     CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (Continued)
                    Years ended June 30, 2002, 2001 and 2000


--------------------------------------------------------------------------------

                                             Additional                     Unearned         Unearned
                                              Paid-In        Retained        ESOP              RRP
                                               Capital        Earnings      Shares           Shares
                                               -------        --------      ------           ------
Balance at July 1, 2001                    $ 14,083,151   $ 13,314,599    $ (1,619,532)   $   (616,545)

Net income                                         --        1,475,414            --              --

Cash dividend - $ 0.47 per share                   --         (716,017)           --              --

Commitment to release 25,120
  ESOP shares                                      --           12,794         265,526            --

Compensation expense with respect
  to RRP                                         14,317         (3,694)           --           181,853

Purchase of 80,971 treasury shares                 --             --              --              --

Exercise of 41,040 stock options                  3,402       (252,084)           --              --

Change in fair value of securities
  available for sale, net of tax effects           --             --              --              --
                                           ------------   ------------    ------------    ------------

Balance at June 30, 2002                   $ 14,100,870   $ 13,831,012    $ (1,354,006)   $   (434,692)
                                           ============   ============    ============    ============


                                                              Accumulated
                                                                 Other
                                               Treasury       Comprehensive
                                                Shares        Income (Loss)      Total
                                                ------        -------------      -----
Balance at July 1, 2001                      $ (5,841,263)   $     11,905   $ 19,332,315

Net income                                           --              --        1,475,414

Cash dividend - $ 0.47 per share                     --              --         (716,017)

Commitment to release 25,120
  ESOP shares                                        --              --          278,320

Compensation expense with respect
  to RRP                                             --              --          192,476

Purchase of 80,971 treasury shares               (912,715)           --         (912,715)

Exercise of 41,040 stock options                  567,682            --          319,000

Change in fair value of securities
  available for sale, net of tax effects             --           175,708        175,708
                                             ------------    ------------   ------------

Balance at June 30, 2002                     $ (6,186,296)   $    187,613   $ 20,144,501
                                             ============    ============   ============


See accompanying notes to consolidated financial statements.


                                      25.

                         HOME LOAN FINANCIAL CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                    Years ended June 30, 2002, 2001 and 2000


--------------------------------------------------------------------------------

                                                                           2002              2001          2000
                                                                           ----              ----          ----
Cash flows from operating activities
     Net income                                                       $  1,475,414    $  1,401,793    $  1,030,595
     Adjustments to reconcile net income to net cash
       from operating activities:
         Depreciation                                                      134,568         109,560          94,311
         Securities amortization and accretion                              (4,715)         (6,185)         (3,074)
         Provision for loan losses                                         120,000         110,000         120,000
         FHLB stock dividends                                             (101,300)       (119,200)       (105,900)
         Securities gains                                                     --           (17,268)           --
         Compensation expense on ESOP shares                               278,320         187,386         181,391
         Compensation expense on RRP shares                                178,159         215,720         192,004
         Deferred taxes                                                     13,067           1,106          29,411
         Net change in:
              Accrued interest receivable and other assets                  60,722         (87,581)       (178,790)
              Accrued expenses and other liabilities                        97,770         121,842         (65,622)
              Deferred loan fees                                             4,672           3,073          12,919
                                                                      ------------    ------------    ------------
                  Net cash from operating activities                     2,256,677       1,920,246       1,307,245

Cash flows from investing activities
     Securities available for sale:
         Proceeds from maturities                                        2,500,000       1,000,000         250,000
         Purchases                                                      (2,001,113)           --          (734,946)
     Mortgage-backed securities available for sale:
         Proceeds from maturities and principal paydowns                 2,737,830       2,040,935       1,447,236
         Proceeds from sale                                                   --         5,031,772            --
     Net change in interest-bearing time deposits                             --              --            35,152
     Net change in loans                                                (9,994,758)    (15,567,516)    (12,916,838)
     Purchase of FHLB stock                                                   --          (142,500)        (27,700)
     Premises and equipment expenditures                                  (329,726)        (44,097)       (501,146)
                                                                      ------------    ------------    ------------
              Net cash from investing activities                        (7,087,767)     (7,681,406)    (12,448,242)

Cash flows from financing activities
     Net change in deposits                                              8,600,606       6,221,459       8,456,479
     Net change in short-term FHLB advances                             (4,925,000)     (1,700,000)        425,000
     Net change in other short-term borrowings                                --              --        (2,350,000)
     Proceeds from long-term FHLB advances                               4,865,000       4,000,000       5,000,000
     Maturities and repayments of long-term FHLB advances               (2,062,665)           --        (5,000,000)
     Cash dividends paid                                                  (716,017)       (686,889)       (512,871)
     Contribution of accumulated dividends on
       unawarded RRP shares                                                   --              --            71,414
     Proceeds from exercise of stock options                               315,598            --              --
     Purchase of treasury shares                                          (912,715)     (1,851,401)     (1,136,914)
                                                                      ------------    ------------    ------------
         Net cash from financing activities                              5,164,807       5,983,169       4,953,108
                                                                      ------------    ------------    ------------

Net change in cash and cash equivalents                                    333,717         222,009      (6,187,889)
Cash and cash equivalents at beginning of year                           2,598,068       2,376,059       8,563,948
                                                                      ------------    ------------    ------------

Cash and cash equivalents at end of year                              $  2,931,785    $  2,598,068    $  2,376,059
                                                                      ============    ============    ============


--------------------------------------------------------------------------------
          See accompanying notes to consolidated financial statements.


                                      26.

                         HOME LOAN FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2000, 1999 and 1998

--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS AND PRINCIPLES OF CONSOLIDATION: The consolidated financial statements include the accounts of Home Loan Financial Corporation ("HLFC") and its wholly-owned subsidiaries, The Home Loan Savings Bank ("Bank"), a state chartered stock savings and loan association, and Home Loan Financial Services, Inc., together referred to as the Corporation. Intercompany accounts and transactions have been eliminated in consolidation.

The Corporation provides financial services through its main and branch offices in Coshocton, Ohio and a branch office in West Lafayette, Ohio. The Corporation's primary deposit products are checking, savings and term certificate accounts, and its primary lending products are residential mortgage, nonresidential mortgage, commercial and consumer loans. Substantially all loans are secured by specific items of collateral including business assets, consumer assets and real estate. Commercial loans are expected to be repaid from cash flow from operations of businesses. Real estate loans are secured by both residential and commercial real estate. Substantially all revenues are derived from financial institution products and services in Coshocton County and its contiguous areas. Management considers the Corporation to operate in one segment, banking. Other financial instruments which potentially represent concentrations of credit risk include deposit accounts in other financial institutions.

USE OF ESTIMATES: To prepare financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and future results could differ. The allowance for loan losses and fair values of financial instruments are particularly subject to change.

CASH FLOWS: Cash and cash equivalents include cash, due from banks, overnight deposits and federal funds sold. Net cash flows are reported for customer loan and deposit transactions, interest-bearing deposits with other banks and short-term borrowings with original maturities of 90 days or less.

The Corporation paid interest of $4,278,848, $4,796,446 and $4,162,854 and income taxes of $745,978, $740,000 and $705,000 in 2002, 2001 and 2000,
respectively. Noncash transfers from loans to other real estate loans totaled $160,221 in 2002. In 2002, the Bank financed the purchase of $2,392,006 of available for sale securities in a noncash transaction resulting in a liability to the broker. There were no significant noncash transactions in 2001 or 2000.

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


--------------------------------------------------------------------------------
                                  (Continued)

                                      27.

                         HOME LOAN FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2002, 2001 and 2000

------------------------------------------------------------------------------


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

LOANS: Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of net deferred loan fees and costs, the allowance for loan losses and loans in process. Loans held for sale are reported at the lower of cost or market, on an aggregate basis. There were no loans held for sale at June 30, 2002 or 2001.

Interest income is reported on the interest method and includes amortization of net deferred loan fees and costs over the loan term. Interest income is not reported when full loan repayment is in doubt, typically when the loan is impaired or payments are past due over 90 days. Payments received on such loans are reported as principal reductions.

ALLOWANCE FOR LOAN LOSSES: The allowance for loan losses is a valuation allowance for probable incurred credit losses, increased by the provision for loan losses and decreased by charge-offs less recoveries. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management's judgment, should be charged-off. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed.

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

FORECLOSED ASSETS: Assets acquired through or instead of loan foreclosure are initially recorded at fair value when acquired, establishing a new cost basis. Any reduction to fair value from the carrying value of the related loan at the time the property is acquired is accounted for as a loan charge-off. After acquisition, if fair value declines, a valuation allowance is recorded through expense. Costs after acquisition are expensed. Other real estate owned at June 30, 2002 was $122,415. There was no other real estate owned at June 30, 2001.

PREMISES AND EQUIPMENT: Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed over the estimated useful lives using primarily the straight-line method. These assets are reviewed for impairment when events indicate the carrying amount may not be recoverable. Maintenance and repairs are charged to expense as incurred.

SERVICING ASSETS: Servicing assets represent the allocated value of retained servicing rights on loans sold. Servicing assets are expensed in proportion to, and over the period of, estimated net servicing revenues. Impairment is evaluated based on the fair value of the assets, using groupings of the underlying loans as to interest rates and then, secondarily, as to geographic and prepayment characteristics. Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions. Any impairment of a grouping is reported as a valuation allowance. Mortgage servicing rights at June 30, 2002 totaled $12,083. There were no mortgage servicing rights at June 30, 2001.


--------------------------------------------------------------------------------
                                  (Continued)

                                      28.

                         HOME LOAN FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2002, 2001 and 2000


--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

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


--------------------------------------------------------------------------------
                                  (Continued)

                                      29.

                         HOME LOAN FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2002, 2001 and 2000

--------------------------------------------------------------------------------

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

RECLASSIFICATIONS: Reclassifications of certain amounts in the 2001 and 2000 consolidated financial statements have been made to conform to the 2002 presentation.


NOTE 2 - SECURITIES

Securities at year-end are summarized as follows.

                                                        Gross         Gross
                                          Fair       Unrealized     Unrealized
                                          Value         Gains         Losses
                                      -----------    -----------    -----------

June 30, 2002
-------------
Securities available for sale
     U.S. Government agencies         $ 2,022,390    $    20,582    $      --
     Obligations of state and
      political subdivisions            2,391,126           --             --
                                      -----------    -----------    -----------

                                      $ 4,413,516    $    20,582    $      --
                                      ===========    ===========    ===========
Mortgage-backed securities
  available for sale
     U.S. Government agencies         $ 9,738,990    $   263,680    $      --
                                      ===========    ===========    ===========

June 30, 2001
-------------
Securities available for sale
     U.S. Government agencies         $ 2,534,650    $    38,703    $      --
                                      ===========    ===========    ===========

Mortgage-backed securities
  available for sale
     U.S. Government agencies         $12,191,628    $       197    $   (20,862)
                                      ===========    ===========    ===========

Contractual maturities of securities at year-end 2002 were as follows. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Securities not due at a single maturity date, primarily mortgage-backed securities, are shown separately.
                                                               Fair
                                                               Value
                                                               -----

           Due in one year or less                                 --
           Due after one year through five years          $    2,022,390
           Due after five years through ten years                777,387
           Due after ten years                                 1,613,739
           Mortgage-backed securities                          9,738,990
                                                          --------------

                                                          $   14,152,506
                                                          ==============

At June 30, 2002 and 2001, securities with a carrying value of $1,008,050 and $1,823,520 were pledged to secure public funds. Proceeds from the sale of securities available for sale totaled $5,031,772 for 2001. Gross gain of $17,268 was realized on this sale in 2001. There were no sales of securities in 2002 or 2000.


--------------------------------------------------------------------------------
                                  (Continued)

                                      30.

                         HOME LOAN FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2002, 2001 and 2000

--------------------------------------------------------------------------------

NOTE 3 - LOANS

Year-end loans were as follows.

                                                   2002                 2001
                                                   ----                 ----
           Residential real estate loans:
     1 - 4 family                              $  75,288,917      $  66,429,160
     Home equity                                   4,005,457          4,346,952
Nonresidential real estate                        10,549,897         10,182,084
Real estate construction                           3,096,990          1,739,800
Land                                               1,357,999            681,622
                                               -------------      -------------

         Total real estate loans                  94,299,260         83,379,618
Commercial                                         4,005,222          4,151,117
Consumer and other loans
     Home improvement                              4,320,019          5,558,066
     Automobile                                    5,127,570          4,922,723
     Deposit                                         312,097            380,690
     Credit card                                     543,006            535,874
     Other                                         4,574,437          3,719,082
                                               -------------      -------------
         Total consumer and other                 14,877,129         15,116,435
                                               -------------      -------------
Total loans                                      113,181,611        102,647,170
Less:
     Allowance for loan losses                      (499,467)          (462,292)
     Loans in process                             (1,495,758)          (713,029)
     Net deferred loan fees and costs               (169,306)          (164,634)
                                               -------------      -------------

                                               $ 111,017,080      $ 101,307,215
                                               =============      =============

Activity in the allowance for loan losses was as follows.

                                               2002        2001         2000
                                               ----        ----         ----

Beginning balance                           $ 462,292    $ 404,888    $ 322,700
Provision for losses                          120,000      110,000      120,000
Loans charged-off                             (96,670)     (54,728)     (38,651)
Recoveries of previous charge-offs             13,845        2,132          839
                                            ---------    ---------    ---------

Ending balance                              $ 499,467    $ 462,292    $ 404,888
                                            =========    =========    =========

Nonperforming loans consisted of loans past due over 90 days that are still accruing interest totaling approximately $1,311,000 and $234,000 at June 30, 2002 and 2001. These loans are well-secured and in the process of collection. The Corporation had no nonaccrual loans at June 30, 2002 or 2001. Nonperforming loans include smaller balance homogeneous loans, such as residential mortgage and consumer loans, that are collectively evaluated for impairment.

As of June 30, 2002 and 2001 and for each of the three years in the period ending June 30, 2002, loans required to be evaluated for impairment on an individual loan basis were not material.


--------------------------------------------------------------------------------
                                  (Continued)

                                      31.

                         HOME LOAN FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2002, 2001 and 2000

--------------------------------------------------------------------------------

NOTE 3 - LOANS (Continued)

Certain directors, executive officers and companies with which they are affiliated were loan customers during the year ended June 30, 2002. The following is an analysis of such loans, excluding credit card loans. Credit limits may not exceed $5,500 on credit card loans to directors and officers.

         Balance July 1, 2001                                 $   576,015
         New loans                                                292,718
         Repayments                                               (70,783)
         Changes in directors and their affiliations             (161,025)
                                                              -----------

         Balance June 30, 2002                                $   636,925
                                                              ===========


NOTE 4 - ACCRUED INTEREST RECEIVABLE

Year-end accrued interest receivable was as follows

                                                      2002           2001
                                               -----------    -----------

         Loans                                 $   581,269    $   497,018
         Securities                                 70,438        116,976
                                               -----------    -----------

                                               $   651,707    $   613,994
                                               ===========    ===========


NOTE 5 - PREMISES AND EQUIPMENT

Year-end premises and equipment were as follows

                                                   2002           2001
                                               -----------    -----------

           Land                                $   174,884    $   174,884
           Buildings and improvements            1,180,031      1,150,722
           Furniture and equipment               1,080,970        780,553
                                               -----------    -----------
                Total cost                       2,435,885      2,106,159
           Accumulated depreciation             (1,157,293)    (1,022,725)
                                               -----------    -----------

                                               $ 1,278,592    $ 1,083,434
                                               ===========    ===========



--------------------------------------------------------------------------------
                                  (Continued)

                                      32.

                         HOME LOAN FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2002, 2001 and 2000

--------------------------------------------------------------------------------

NOTE 6 - DEPOSITS

Year-end deposits consisted of the following.

                                                      2002             2001
                                                      ----             ----

         Noninterest-bearing demand deposits    $    5,984,892    $    4,743,195
         NOW and money market accounts              21,369,873        16,938,714
         Savings accounts                           12,560,707        11,254,332
         Certificates of deposit                    39,857,615        38,236,240
                                                --------------    --------------

                                                $   79,773,087    $   71,172,481
                                                ==============    ==============

The aggregate amounts of certificates of deposit with balances of $100,000 or more at June 30, 2002 and 2001 were $7,742,702 and $5,858,821.

At June 30, 2002, the scheduled maturities of certificates of deposit were as follows.

         Year ending June 30,       2003        $   24,202,470
                                    2004             5,625,801
                                    2005             2,864,930
                                    2006               375,706
                                    2007             6,700,481
                                    Thereafter          88,227
                                                --------------

                                                $   39,857,615
                                                ==============


NOTE 7 - FHLB ADVANCES

At June 30, 2002, the Bank had a cash management line of credit enabling it to borrow up to $10,000,000 from the Federal Home Loan Bank of Cincinnati ("FHLB"). The line of credit must be renewed on an annual basis. Borrowings outstanding on this line of credit included in the table below totaled $4,925,000 at June 30, 2001. No borrowings were outstanding on this line of credit at June 30, 2002. As a member of the FHLB system and based upon the Bank's current FHLB stock ownership, the Bank has the ability to obtain borrowings up to a total of $38,542,000, including the line of credit. Advances under the borrowing agreements are collateralized by the Bank's FHLB stock and $36,002,919 of qualifying mortgage loans. The interest rates on the convertible fixed-rate advances are fixed for a specified number of years, then convertible at the option of the FHLB. If the convertible option is exercised, the advance may be prepaid without penalty.


--------------------------------------------------------------------------------
                                  (Continued)

                                      33.

                         HOME LOAN FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2002, 2001 and 2000

--------------------------------------------------------------------------------

NOTE 7 - FHLB ADVANCES (Continued)

At year-end, advances from the FHLB were as follows.

                                                                                  2002           2001
                                                                                  ----           ----

         Cash management line of credit, 4.28% at June 30, 2001           $           --    $    4,925,000
         Fixed-rate advance, 6.76%, due September 2001                                --         2,000,000
         Fixed-rate advance, 6.77%, due September 2002                         2,000,000         2,000,000
         Fixed-rate advance, 3.64%, due September 2002                         2,000,000                --
         Convertible, fixed-rate advance until September 2001,
           5.37%, due March 2004                                              10,000,000        10,000,000
         Convertible, fixed-rate advance until June 2003, 5.66%,
           due June 2008                                                       1,000,000         1,000,000
         Convertible, fixed-rate advance until September 2003, 5.18%,
           due September 2008                                                  2,000,000         2,000,000
         Convertible, fixed-rate advance until March 2004, 5.66%,
           due March 2009                                                      4,000,000         4,000,000
         Convertible, fixed-rate advance until September 2001,
           6.23%, due March 2010                                               1,000,000         1,000,000
         Convertible, fixed-rate advance until September  2001,
           6.11%, due March 2010                                               4,000,000         4,000,000
         Select payment mortgage matched advance, 10% annual
           prepayment, 4.63%, due January 2012                                   483,452                --
         Select payment mortgage matched advance, 5% annual
           prepayment, 4.90%, due January 2012                                   483,681                --
         Select payment mortgage matched advance, 5% annual
           prepayment, 4.99%, due February 2012                                  487,033                --
         Select payment mortgage matched advance, 10% annual
           prepayment, 4.72%, due February 2012                                  486,849                --
         Select payment mortgage matched advance, 15% annual
           prepayment, 4.72%, due May 2012                                       322,876                --
         Select payment mortgage matched advance, 10% annual
           prepayment, 5.50%, due May 2022                                       309,288                --
         Select payment mortgage matched advance, 10% annual
           prepayment, 4.85%, due May 2012                                       129,156                --
         Select payment mortgage matched advance, 5% annual
           prepayment, 5.32%, due July 2022                                      100,000                --
                                                                          --------------    --------------

                                                                          $   28,802,335    $   30,925,000
                                                                          ==============    ==============

At year-end, the scheduled maturities of advances from the FHLB were as follows.

         Year ended June 30,        2003                                  $    4,430,294
                                    2004                                      10,387,690
                                    2005                                         345,250
                                    2006                                         307,777
                                    2007                                         274,657
                                    thereafter                                13,056,667
                                                                          --------------
                                                                          $   28,802,335
                                                                          ==============

--------------------------------------------------------------------------------
                                  (Continued)


                                      34.

                         HOME LOAN FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2002, 2001 and 2000

--------------------------------------------------------------------------------


NOTE 8 - INCOME TAXES

Income tax expense was as follows.

                                                              2002              2001             2000
                                                              ----              ----             ----
           Current tax expense                          $       756,814   $      737,287    $      549,289
           Tax effect of exercise of stock options
            and vesting of RRP shares                            17,719               --                --
           Deferred tax expense                                  13,067            1,106            29,411
                                                        ---------------   --------------    --------------

                                                        $       787,600   $      738,393    $      578,700
                                                        ===============   ==============    ==============

Year-end sources of gross deferred tax assets and gross deferred tax liabilities were as follows.

                                                                                2002             2001
                                                                                ----             ----
         Deferred tax assets:
              Allowance for loan losses                                   $      169,819    $      157,180
              Deferred loan fees                                                  57,564            58,184
              Accrued benefits                                                    54,030            57,022
                                                                          --------------    --------------
Total deferred tax assets                                                        281,413           272,386
                                                                          --------------    --------------

         Deferred tax liabilities:
              Depreciation                                                        32,652            14,345
              FHLB stock                                                         203,945           169,503
              Accrual to cash                                                         --            31,062
              Security discount accretion                                             39             3,740
              Mortgage servicing rights                                            4,108                --
              Unrealized gain on securities available for sale                    96,649             6,133
                                                                          --------------    --------------
                  Total deferred tax liabilities                                 337,393           224,783
                                                                          --------------    --------------

                  Net deferred tax asset (liability)                      $      (55,980)   $       47,603
                                                                          ==============    ==============

Effective tax rates differ from federal statutory rates applied to financial statement income due to the following.

                                                              2002              2001             2000
                                                              ----              ----             ----
         Income taxes computed at the statutory
           tax rate on pretax income                    $       769,425   $      727,663    $      547,160
         Tax effect of:
              ESOP                                               30,128              491             4,169
              Nondeductible expenses and other                  (11,953)          10,239            27,371
                                                        ---------------   --------------    --------------

                                                        $       787,600   $      738,393    $      578,700
                                                        ===============   ==============    ==============

         Effective tax rate                                        34.8%            34.5%             36.0%
                                                        ===============   ==============    ==============

--------------------------------------------------------------------------------
                                  (Continued)

                                      35.

                         HOME LOAN FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2002, 2001 and 2000

--------------------------------------------------------------------------------

NOTE 8 - INCOME TAXES (Continued)

The Corporation, in accordance with SFAS No. 109, has not recorded a deferred tax liability of approximately $526,000 related to approximately $1,548,000 of cumulative special bad debt deductions included in retained earnings and arising prior to June 30, 1988, the end of the Bank's base year for purposes of calculating bad debt deduction for tax purposes. If this portion of retained earnings is used in the future for any purpose other than to absorb bad debts, it will be added to future taxable income.


NOTE 9 - PENSION PLAN

Prior to September 1, 2000, substantially all of the Corporation's employees participated in a multi-employer pension plan administered by trustees of the Financial Institutions Retirement Fund. Effective September 1, 2000, the Corporation withdrew from the plan. The Corporation recognized pension expense equal to contributions made to the plan. Contributions of $5,040 and $17,888 were made for 2001 and 2000, respectively.


NOTE 10 - BENEFIT PLANS

The Corporation has a profit-sharing plan covering officers of the Bank. Up to 10% of pretax income, excluding nonrecurring items and extraordinary gains or losses not related to operations, and before deductions of awards under this plan is contributed. The total contribution is allocated to the officers based upon fixed percentages established by the Board of Directors. No incentive awards are payable unless a minimum return on assets is exceeded. The plan's expense amounted to $186,048, $172,632 and $166,621 for the years ended June 30, 2002, 2001 and 2000.


NOTE 11 - EMPLOYEE STOCK OWNERSHIP PLAN

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


--------------------------------------------------------------------------------
                                  (Continued)

                                      36.

                         HOME LOAN FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2002, 2001 and 2000

--------------------------------------------------------------------------------


NOTE 11 - EMPLOYEE STOCK OWNERSHIP PLAN (Continued)

ESOP compensation expense was $278,320, $187,386 and $181,391 for the years ended June 30, 2002, 2001 and 2000. Year-end ESOP shares were as follows.

                                                                                2002             2001
                                                                                ----             ----
         Allocated shares                                                         81,464            57,471
         Shares committed to be released for allocation                           25,120            23,993
         Unreleased shares                                                       127,682           152,802
                                                                          --------------    --------------
         Total ESOP shares                                                       234,266           234,266
                                                                          ==============    ==============

         Fair value of unreleased shares at year-end                      $    1,640,714    $    1,505,139
                                                                          ==============    ==============


NOTE 12 - STOCK OPTION AND INCENTIVE PLAN

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

Options outstanding at year-end 2002 were as follows.

                                                              Weighted Average
          Grant Date    Exercise Price        Number           Remaining Life
         ------------   --------------    ------------        ----------------
         October 1998    $     7.69            130,933           6.29 years
         January 2000          8.19             10,500           7.54 years
                                          ------------

                                               141,433           6.39 years
                                          ============

Information about options granted was as follows.

                                       2002                        2001                            2000
                             ----------------------     -------------------------     -----------------------------
                                             Weighted-                   Weighted-                     Weighted-
                                              Average                     Average                       Average
                                Number of    Exercise       Number of    Exercise         Number of    Exercise
                                 Options       Price         Options       Price           Options       Price
                                 -------       -----         -------       -----           -------       -----
     Outstanding at
       beginning of year         187,470   $   7.72           188,790    $  7.72           179,570     $     7.69
     Granted                          --         --                --          --           10,500           8.19
     Forfeited                    (4,997)      7.69            (1,320)      7.69            (1,280)          7.69
     Exercised                   (41,040)      7.69                --          --               --              --
                             -----------                -------------                 ------------
     Outstanding at
       end of year               141,433       7.73           187,470       7.72           188,790           7.72
                             ===========                =============                 ============
     Options exercisable
       at year-end                72,242       7.72            77,388       7.70            35,914           7.69
     Remaining shares
       available for grant        42,352                       37,355                       36,035

--------------------------------------------------------------------------------
                                 (Continued)


                                      37.

                         HOME LOAN FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2002, 2001 and 2000

--------------------------------------------------------------------------------

NOTE 12 - STOCK OPTION AND INCENTIVE PLAN (Continued)

The following table presents the fair value of options granted using an options pricing model along with the assumptions used in the computation.

                                Fair Value       Risk-Free        Expected      Volatility of      Expected
           Grant Date           of Options     Interest Rate        Life         Stock Price       Dividends
           ----------           ----------     -------------        ----         -----------       ---------
         January 2000            $   3.08          6.67%          10 years          40.22%          3.88%

The following pro forma information presents net income and earnings per share had the fair value method of SFAS No. 123 been used to measure compensation cost for stock options granted. No compensation expense was recognized for the year ended June 30, 2002, 2001 or 2000.

                                                              2002              2001             2000
                                                              ----              ----             ----
         Net income as reported                           $  1,475,414    $    1,401,793    $    1,030,595
         Pro forma net income                                1,320,458         1,236,216           865,858
         Basic earnings per share as reported                      .99               .87               .61
         Pro forma basic earnings per share                        .89               .77               .51
         Diluted earnings per share as reported                    .96               .87               .60
         Pro forma diluted earnings per share                      .86               .77               .51


NOTE 13 - RECOGNITION AND RETENTION PLAN

The RRP was adopted by the Board of Directors and approved by the shareholders of the Corporation on October 13, 1998 to purchase 89,930 common shares, which is equal to 4% of the common shares sold in connection with the mutual to stock conversion. The RRP provides directors and certain key employees with an ownership interest in the Corporation by compensating such individuals for services to the Corporation.

In conjunction with the adoption of the RRP on October 13, 1998, the Board of Directors awarded 72,866 shares to certain directors, officers and employees of the Corporation. The Board of Directors awarded an additional 4,000 shares in January 2000. One-fifth of such shares will be earned and nonforfeitable on each of the first five anniversaries of the date of the award. During the year ended June 30, 2002, 1,798 shares were forfeited. No shares had previously been forfeited. At June 30, 2002, 46,520 shares had vested. In the event of the death or disability of a participant, however, the participant's shares will be deemed earned and nonforfeitable upon such date. At June 30, 2002, there were 14,862 shares reserved for future awards. Compensation expense related to RRP shares is based on the fair value of the shares at the date of grant. For the year ended June 30, 2002, 2001 and 2000, compensation expense totaled $178,159, $215,720 and $192,004.

--------------------------------------------------------------------------------
                                  (Continued)

                                      38.

                         HOME LOAN FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2002, 2001 and 2000

--------------------------------------------------------------------------------


NOTE 14 - OFF-BALANCE-SHEET ACTIVITIES

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

A summary of the notional or contractual amounts of financial instruments with off-balance sheet risk at year-end follows.

                                                                      2002            2001
                                                                      ----            ----
         Lines of credit - variable rate                        $   4,085,000    $   3,923,000
         1-4 family residential real estate - variable rate           167,000          998,000
         1-4 family residential real estate - fixed rate              844,000          356,000
         Commercial real estate - variable rate                       560,000          350,000
         Credit card arrangements - fixed rate                      1,387,000        1,326,000

The interest rates on fixed-rate commitments ranged from 6.75% to 13.90% at June 30, 2002 and 7.00% to 13.90% at June 30, 2001. The interest rates on variable rate commitments ranged from 5.25% to 18.99% at June 30, 2002 and 6.50% to 8.00% at June 30, 2001.

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



--------------------------------------------------------------------------------
                                  (Continued)

                                      39.

                         HOME LOAN FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2002, 2001 and 2000

--------------------------------------------------------------------------------


NOTE 15 - REGULATORY MATTERS (Continued)

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

At June 30, 2002 and 2001, management believes the Bank complied with all regulatory capital requirements. Based on the computed regulatory capital ratios, the Bank is considered well capitalized under the Federal Deposit Insurance Act at June 30, 2002 and 2001. Management believes no conditions or events have occurred subsequent to last notification by regulators that would cause the Bank's capital category to change.

At year-end 2002 and 2001, the Bank's actual capital levels and minimum required levels were as follows.


                                                                                                       To Be
                                                                                                 Well Capitalized
                                                                                                   Under Prompt
                                                                           For Capital              Corrective
                                                   Actual               Adequacy Purposes       Action Regulations
                                                   ------               -----------------       ------------------
                                               Amount    Ratio          Amount     Ratio         Amount      Ratio
                                               ------    -----          ------     -----         ------      -----
                                                                      (Dollars in thousands)
JUNE 30, 2002
Total capital (to risk-weighted assets)      $  16,524     20.4%       $   6,492     8.0%       $   8,115    10.0%
Tier 1 (core) capital (to
  risk-weighted assets)                         16,025     19.7            3,246     4.0            4,869     6.0
Tier 1 (core) capital (to adjusted
  total assets)                                 16,025     12.1            5,278     4.0            6,598     5.0
Tangible capital (to adjusted total assets)     16,025     12.1            1,979     1.5              N/A

JUNE 30, 2001
Total capital (to risk-weighted assets)      $  14,464     19.5%       $   5,920     8.0%       $   7,400    10.0%
Tier 1 (core) capital (to
  risk-weighted assets)                         14,002     18.9            2,960     4.0            4,440     6.0
Tier 1 (core) capital (to adjusted
  total assets)                                 14,002     11.4            4,894     4.0            6,117     5.0
Tangible capital (to adjusted total assets)     14,002     11.4            1,835     1.5              N/A

The Qualified Thrift Lender test requires at least 65% of assets be maintained in housing-related finance and other specified areas. If this test is not met, limits are placed on growth, branching, new investments, FHLB advances and dividends, or the Bank must convert to a commercial bank charter. Management believes that this test is met.


--------------------------------------------------------------------------------
                                  (Continued)

                                      40.

                         HOME LOAN FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2002, 2001 and 2000

--------------------------------------------------------------------------------


NOTE 15 - REGULATORY MATTERS (Continued)

When the Bank converted from a mutual to a stock institution, a "liquidation account" was established at $10,579,000, which was net worth reported in the conversion prospectus. Eligible depositors who have maintained their accounts, less annual reductions to the extent they have reduced their deposits, would receive a distribution from this account if the Bank were liquidated. Dividends may not reduce shareholders' equity below the required liquidation account balance.

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


NOTE 16 - FAIR VALUES OF FINANCIAL INSTRUMENTS

Financial instruments at year-end were as follows.

                                                                2002                             2001
                                                                ----                             ----
                                                      Carrying         Estimated         Carrying       Estimated
                                                       Amount         Fair Value          Amount       Fair Value
                                                       ------         ----------          ------       ----------
Financial assets:
     Cash and cash equivalents                   $    2,931,785   $     2,931,785   $    2,598,068   $    2,598,068
     Securities available for sale                    4,413,516         4,413,516        2,534,650        2,534,650
     Mortgage-backed securities
       available for sale                             9,738,990         9,738,990       12,191,628       12,191,628
     Loans, net of allowance for
       loan losses                                  111,017,080       111,895,000      101,307,215      101,247,000
     FHLB stock                                       1,927,100         1,927,100        1,825,800        1,825,800
     Accrued interest receivable                        651,707           651,707          613,994          613,994

Financial liabilities:
     Demand, savings and money
       market deposit accounts                      (39,915,472)      (39,915,472)     (32,936,241)     (32,936,241)
     Certificates of deposit                        (39,857,615)      (40,414,000)     (38,236,240)     (38,609,000)
     FHLB advances                                  (28,802,335)      (30,358,000)     (30,925,000)     (31,526,000)
     Accrued interest payable                          (590,581)         (590,581)        (613,223)        (613,223)

The estimated fair value approximates carrying amounts for all items except those described below. Security fair values are based on market prices or dealer quotes, and if no such information is available, on the rate and term of the security and information about the issuer. For fixed rate loans or deposits and for variable rate loans or deposits with infrequent repricing or repricing limits, fair value is based on discounted cash flows using current market rates applied to the estimated life and credit risk. Fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values. Fair value of borrowings is based on current rates for similar financing. The fair value of off-balance-sheet items is based on the current fees or cost that would be charged to enter into or terminate such arrangements, which are not material.


--------------------------------------------------------------------------------
                                  (Continued)

                                      41.

                         HOME LOAN FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2002, 2001 and 2000

--------------------------------------------------------------------------------


NOTE 17 - EARNINGS PER SHARE

The factors used in the earnings per share computation were as follows.

                                                                   2002             2001              2000
                                                                   ----             ----              ----
     BASIC EARNINGS PER COMMON SHARE
         Net income                                          $    1,475,414   $     1,401,793   $    1,030,595
                                                             ==============   ===============   ==============

         Weighted average common
           shares outstanding                                     1,666,750         1,831,507        1,961,382
         Less:  Average unallocated ESOP shares                    (140,246)         (164,799)        (187,992)
         Less:  Average nonvested RRP shares                        (40,851)          (56,509)         (72,231)
                                                             --------------   ---------------   --------------
         Average shares                                           1,485,653         1,610,199        1,701,159
                                                             ==============   ===============   ==============

         Basic earnings per common share                     $          .99   $           .87    $         .61
                                                             ==============    ==============    =============


                                                                   2002             2001              2000
                                                                   ----             ----              ----
     DILUTED EARNINGS PER COMMON SHARE
         Net income                                          $    1,475,414   $     1,401,793   $    1,030,595
                                                             ==============   ===============   ==============

         Weighted average common
           shares outstanding for basic
           earnings per common share                              1,485,653         1,610,199        1,701,159
         Add:  Dilutive effects of stock options                     46,594             2,501            8,326
                                                             --------------   ---------------   --------------
         Average shares and dilutive potential
           common shares                                          1,532,247         1,612,700        1,709,485
                                                             ==============   ===============   ==============

         Diluted earnings per common share                   $          .96    $          .87    $         .60
                                                             ==============    ==============    =============

Unearned RRP shares did not have a dilutive effect on EPS for the year ended June 30, 2002, 2001 or 2000, as the fair value of the RRP shares on the date of grant was greater than the average market price for the period. For the year ended June 30, 2001, 10,500 stock options were not considered in computing diluted earnings per common share because they were antidilutive.



--------------------------------------------------------------------------------
                                  (Continued)

                                      42.

                         HOME LOAN FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2002, 2001 and 2000

--------------------------------------------------------------------------------


NOTE 18 - PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION

Condensed financial information of HLFC as of June 30, 2002 and 2001, and for the years ended June 30, 2002, 2001 and 2000 was as follows.

                            CONDENSED BALANCE SHEETS
                             June 30, 2002 and 2001

                                                                                    2002              2001
                                                                                    ----              ----
     ASSETS
         Cash and cash equivalents                                            $     2,826,182   $    4,061,491
         Investment in subsidiaries                                                16,212,530       14,013,765
         Loan receivable                                                            1,002,608        1,181,530
         Other assets                                                                 103,181           75,529
                                                                              ---------------   --------------

         Total assets                                                         $    20,144,501   $   19,332,315
                                                                              ===============   ==============

     SHAREHOLDERS' EQUITY                                                     $    20,144,501   $   19,332,315
                                                                              ===============   ==============


                         CONDENSED STATEMENTS OF INCOME
                    Years ended June 30, 2002, 2001 and 2000

                                                                   2002             2001              2000
                                                                   ----             ----              ----
     Dividends from subsidiary                               $           --   $            --   $   10,300,000
     Interest on loan                                                70,065            80,200           89,149
     Other income                                                        --                --            1,427
                                                             --------------   ---------------   --------------
              Total interest income                                  70,065            80,200       10,390,576
     Operating expenses                                              89,750            84,461          217,711
                                                             --------------   ---------------   --------------
     Income before income taxes and equity in
       undistributed earnings of subsidiary                         (19,685)           (4,261)      10,172,865
     Income tax expense (benefit)                                        --            (4,481)         (42,600)
                                                             --------------   ---------------   --------------
     Income before equity in undistributed
       earnings of subsidiary                                       (19,685)              220       10,215,465
     Equity in undistributed earnings (distributions
       in excess of earnings) of subsidiary                       1,495,099         1,401,573       (9,184,870)
                                                             --------------   ---------------   --------------

     Net income                                              $    1,475,414   $     1,401,793   $    1,030,595
                                                             ==============   ===============   ==============


--------------------------------------------------------------------------------
                                  (Continued)

                                      43.

                         HOME LOAN FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2002, 2001 and 2000

--------------------------------------------------------------------------------

NOTE 18 - PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION (Continued)

                       CONDENSED STATEMENTS OF CASH FLOWS
                    Years ended June 30, 2002, 2001 and 2000

                                                                   2002             2001              2000
                                                                   ----             ----              ----
     Cash flows from operating activities
     Net income                                              $    1,475,414   $     1,401,793   $    1,030,595
     Adjustments to reconcile net income
       to cash provided by operations:
         (Equity in undistributed income) distributions
           in excess of earnings of subsidiary                   (1,495,099)       (1,401,573)       9,184,870
         Net changes in other assets                                 (9,933)          (14,411)         (42,475)
         Net change in other liabilities                                 --                --           (1,231)
                                                             --------------   ---------------   --------------
              Net cash from operating activities                    (29,618)          (14,191)      10,171,759

     Cash flows from investing activities
     Proceeds from loan principal repayments                        178,922           170,911          146,804
                                                             --------------   ---------------   --------------
         Net cash from investing activities                         178,922           170,911          146,804

     Cash flows from financing activities
     Net change in other short-term borrowings                           --                --       (2,350,000)
     Cash dividends paid                                           (716,017)         (686,889)        (512,871)
     Contribution of accumulated dividends on
       unawarded RRP shares                                              --                --           71,414
     Proceeds from exercise of stock options                        315,598                --               --
     Purchase of treasury shares                                   (912,715)       (1,851,401)      (1,136,914)
     Dividends on unallocated ESOP shares                           (71,479)          (72,479)         (57,765)
                                                             --------------   ---------------   --------------
         Net cash from financing activities                      (1,384,613)       (2,610,769)      (3,986,136)
                                                             --------------   ---------------   --------------

     Net change in cash and cash equivalents                     (1,235,309)       (2,454,049)       6,332,427
     Cash and cash equivalents at beginning of period             4,061,491         6,515,540          183,113
                                                             --------------   ---------------   --------------

     Cash and cash equivalents at end of year                $    2,826,182   $     4,061,491   $    6,515,540
                                                             ==============   ===============   ==============



--------------------------------------------------------------------------------
                                  (Continued)

                                      44.

                         HOME LOAN FINANCIAL CORPORATION
                             SHAREHOLDER INFORMATION

ANNUAL MEETING

The Annual Meeting of Shareholders will be held at 4:30 p.m., local time, on October 8, 2002 at the main office of the Bank at 401 Main Street, Coshocton, Ohio.


STOCK LISTING

Home Loan Financial Corporation common stock is listed on The NASDAQ Stock Market, Inc. under the symbol "HLFC."


SHAREHOLDER AND GENERAL INQUIRIES                 TRANSFER AGENT

Preston W. Bair, Chief Financial Officer          Registrar and Transfer Co.
Home Loan Financial Corporation                   10 Commerce Drive
401 Main Street                                   Cranford, NJ  07016
Coshocton, OH 43812-1580
(740) 622-0444


ANNUAL REPORT ON FORM 10-KSB

A copy of Home Loan Financial Corporation's Annual Report on Form 10-KSB for the year ended June 30, 2002, as filed with the Securities and Exchange Commission, may be obtained without charge by submitting a written request to Preston W. Bair, Chief Financial Officer, Home Loan Financial Corporation, 401 Main Street Coshocton, Ohio 43812-1580.


--------------------------------------------------------------------------------

                                      45.

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
West Lafayette, OH 43845-1134


DIRECTORS OF THE CORPORATION AND THE BANK

Robert C. Hamilton (Chairman of the Board)             Neal J. Caldwell
     President and Chief Executive Officer of              Veterinarian
     The Home Loan Savings Bank

Robert D. Mauch                                        Marion M. Sutton
     Owner of Robert D. Mauch CPA, a private practice     Chairman of The Jones Metal Products Company
     accounting firm

Douglas L. Randles
     President of L.W. Randles Cheese, Inc.


OFFICERS OF THE CORPORATION AND THE BANK:
----------------------------------------

Robert C. Hamilton, President and Chief Executive Officer
Preston W. Bair, Vice President, Secretary, Treasurer and Chief Financial Officer
David L. Smailes, Vice President of the Bank
Kyle R. Hamilton, Vice President of the Bank
Rebecca R. Porteus, Vice President of the Bank
Paula K. Carpenter, Assistant Vice President of the Bank
Christopher L. Harstine, Assistant Vice President of the Bank
Maryann Carpenter, Loan Officer of the Bank
D. Sharlynn Smith, Loan Officer of the Bank
Laura L. Miller, Banking Officer of the Bank

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


--------------------------------------------------------------------------------




                                      46.