Form 10KSB, Exhibit 13
period 2003-06-30
HOME LOAN FINANCIAL CORP
filed 2003-09-29
CIK 1050894

                                   EXHIBIT 13



                         HOME LOAN FINANCIAL CORPORATION
                                 Coshocton, Ohio

                                  ANNUAL REPORT
                                  June 30, 2003

                         HOME LOAN FINANCIAL CORPORATION
                                 Coshocton, Ohio

                                  ANNUAL REPORT
                                  June 30, 2003


                                    CONTENTS

LETTER TO SHAREHOLDERS ...................................................     2

BUSINESS OF HOME LOAN FINANCIAL CORPORATION ..............................     4

MARKET PRICE OF THE CORPORATION'S COMMON SHARES AND
  RELATED SHAREHOLDER MATTERS ............................................     5

SELECTED CONSOLIDATED FINANCIAL INFORMATION AND OTHER DATA ...............     6

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS ....................................     8

REPORT OF INDEPENDENT AUDITORS ...........................................    20

CONSOLIDATED FINANCIAL STATEMENTS

    Consolidated Balance Sheets ..........................................    21

    Consolidated Statements of Income ....................................    22

    Consolidated Statements of Comprehensive Income ......................    23

    Consolidated Statements of Changes in Shareholders' Equity ...........    24

    Consolidated Statements of Cash Flows ................................    25

    Notes to Consolidated Financial Statements ...........................    26

SHAREHOLDER INFORMATION ..................................................    47

CORPORATE INFORMATION ....................................................    48


                                                                              1.

To Our Shareholders:

We are proud to share Home Loan Financial Corporation's fiscal 2003 consolidated financial results with you. In 2003, our fifth full year as a stock corporation, the Corporation achieved a record year, reaching new levels for net income and total assets. We were able to achieve these results despite an uncertain economy brought about by the continued historic low interest rates, the war in Iraq and the impact of the Sarbanes-Oxley Act enacted as an attempt to answer the recent large corporate accounting scandals. The Board of Directors and Management will continue to run the Corporation in a safe and sound manner and are working diligently to implement the provisions of the Sarbanes-Oxley Act as final regulations are issued.

Net income for the Corporation was $1,873,657 for 2003, representing an increase of $398,243, or 27.0% over 2002 net income of $1,475,414. The Corporation's return on average assets improved to 1.33% and its return on average equity improved to 8.94% for 2003. Diluted earnings per share increased by $.25 per share to $1.21 in 2003. The Corporation shared its earnings improvement with its shareholders through increasing its annual dividend by 29.8% over 2002 levels to $.61 per share. With the passage of the Jobs and Growth Tax Relief Reconciliation Act of 2003, dividends are much more attractive to shareholders.

                                  [BAR GRAPH]

                       DILUTED EARNINGS PER COMMON SHARE

1999        2000        2001        2002        2003
----        ----        ----        ----        ----
$0.66       $0.60       $0.87       $0.96       $1.21

The increase in net income was the result of strong increases in net interest income and noninterest income during 2003. Overall, our net interest margin declined slightly in 2003 due to the continued historic low interest rates that caused assets to further reprice downward. However, our increase in average earning assets more than offset the slight decline in the net interest margin. Noninterest income has always been important to the Corporation's bottom line results, but it is even more important in the current interest rate environment. In June of 2002, the Corporation participated in the formation of Coshocton County Title Agency. Home Loan Financial Corporation's 33% ownership interest in this venture produced earnings of $222,691 for 2003 during the continued refinancing boom. In November 2002, the Corporation also resumed selling fixed rate mortgages on the secondary market, which provided significant noninterest income and reduced the Corporation's risk from an upward movement in interest rates.

                                  [BAR GRAPH]

                                   NET INCOME
                                 (in thousands)

  1999        2000        2001        2002       2003
  ----        ----        ----        ----       ----
$1,322.0    $1,031.0    $1,402.0    $1,475.0    $1,874


2.

Total assets increased to $147.8 million at June 30, 2003 compared to $132.3 million at June 30, 2002, an increase of $15.5 million, or 11.7%. Most of the growth occurred in the Corporation's loan portfolio, which will continue to be the Corporation's primary business focus. The growth was funded by a 7.7% increase in deposits and $9.9 million increase in borrowings from the Federal Home Loan Bank. The Corporation increased its borrowings during 2003 to take advantage of the low interest rate environment.

                                  [BAR GRAPH]

                                  TOTAL ASSETS
                                 (in millions)

 1999        2000        2001        2002        2003
 ----        ----        ----        ----        ----
$107.9      $113.9      $122.4      $132.3      $147.8

                                  [BAR GRAPH]

                                   NET LOANS
                                 (in millions)

1999        2000         2001        2002        2003
----        ----         ----        ----        ----
$73.1       $85.9       $101.3      $111.0      $121.8

The Corporation's stock price increased $2.45 per share from the June 30, 2002 closing price of $12.85, to $15.30 at June 30, 2003. This represented a 19.1% increase for the year. Those investors that were part of the Corporation's initial conversion from a mutual to a stock company have seen their investment on March 25, 1998 grow from $6.00 per share (adjusted for the return of capital distribution in fiscal 1999) to $15.30 as of June 30, 2003. This equates to a compound annual return of approximately 20%. In addition, those shareholders have received $2.00 in regular dividends since the conversion. Based upon the Corporation's average stock price for fiscal 2003 of $13.76, the dividends of $.61 produced a yield of 4.43%. With this yield and the Corporation's financial results, we believe that Home Loan Financial Corporation continues to be a good investment choice.

                                  [BAR GRAPH]

                          2003 MARKET VALUE PER SHARE

           1st Qtr     2nd Qtr     3rd Qtr     4th Qtr
           -------     -------     -------     -------
High       $13.21      $13.91      $14.50      $15.49
Low         12.85       12.90       13.19       14.00

                                  [BAR GRAPH]

                           DIVIDENDS PER COMMON SHARE

1999        2000        2001        2002        2003
----        ----        ----        ----        ----
$0.22       $0.29       $0.41       $0.47       $0.61

1999 excludes $4.00 return of capital distribution.

I want to invite you to read our entire annual report and I hope that after reading it, you are as proud of your Corporation as we are. I want to close by thanking our employees, customers and shareholders for making Home Loan Financial Corporation the successful company that it is.

Sincerely,


Robert C. Hamilton
Chairman of the Board and President


                                                                              3.

BUSINESS OF HOME LOAN FINANCIAL CORPORATION

Home Loan Financial Corporation ("HLFC"), a unitary thrift holding company incorporated under the laws of the State of Ohio, owns all of the issued and outstanding common shares of The Home Loan Savings Bank ("Bank"), a savings and loan association incorporated under the laws of the State of Ohio. On March 25, 1998, HLFC acquired all of the common shares issued by the Bank upon its conversion from a mutual savings and loan association to a stock savings and loan association ("Conversion"). HLFC also owns Home Loan Financial Services, Inc. and a 33% interest in Coshocton County Title Agency, LLC ("CCTA"). These entities are together referred to as the Corporation.

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

Home Loan Financial Services, Inc., is an Ohio corporation and was formed to sell life insurance, annuities, long-term care insurance, and investment products. Home Loan Financial Services, Inc. was formed in 2002. Its earnings for 2003 were not significant to the overall Corporation. CCTA was started in June 2002 and is a full service title insurance agency. The Corporation's earnings from this CCTA totaled $223,000 in 2003.

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


4.

MARKET PRICE OF THE CORPORATION'S COMMON SHARES AND
  RELATED SHAREHOLDER MATTERS

The Corporation had 1,661,762 common shares outstanding on August 25, 2003, held of record by approximately 647 shareholders. Price information with respect to the Corporation's common shares is quoted on The NASDAQ Stock Market, Inc. The high and low daily closing prices for the common shares of the Corporation from July 1, 2001 to June 30, 2003, as quoted by NASDAQ, and cash dividends paid by quarter are shown below.

                                        Quarter ended
                                        -------------
                  September 30,   December 31,    March 31,       June 30,
                      2002           2002           2003           2003
                      ----           ----           ----           ----
High ..........     $  13.210      $  13.910      $  14.500      $  15.490
Low ...........        12.850         12.900         13.190         14.000
Cash Dividends          0.135          0.150          0.160          0.165

                                        Quarter ended
                                        -------------
                  September 30,   December 31,    March 31,       June 30,
                      2001           2001           2002           2002
                      ----           ----           ----           ----
High ...........    $  10.950      $  10.930      $  11.500      $  13.250
Low ............        9.850         10.150         10.600         10.990
Cash Dividends .        0.115          0.115          0.120          0.120

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

A subsidiary of a savings and loan holding company must file a notice or an application with the OTS before it can declare and pay a dividend (1) if the proposed distribution would cause total distributions for that calendar year to exceed net income for that year to date plus the savings association's retained net income for the preceding two years; (2) if the savings association will not be at least adequately capitalized following the capital distribution; (3) if the proposed distribution would violate a prohibition contained in any applicable statute, regulation or agreement between the savings association and the OTS (or the FDIC), or a condition imposed on the savings association in an OTS-approved application or notice; or, (4) if the savings association has not received certain favorable examination ratings from the OTS. If a subsidiary savings association is not required to file an application, it must file a notice with the OTS.


                                                                              5.

SELECTED CONSOLIDATED FINANCIAL INFORMATION AND OTHER DATA

The following tables set forth certain information concerning the consolidated financial condition, earnings and other data regarding the Corporation at the dates and for the periods indicated.

Selected Financial Condition                                   At June 30,
  and Other Data:                   ----------------------------------------------------------------
                                      2003          2002          2001          2000          1999
                                      ----          ----          ----          ----          ----
                                                         (Dollars in thousands)
Assets                              $147,783      $132,281      $122,398      $113,871      $107,855
Cash and cash equivalents              4,012         2,932         2,598         2,376         8,564
Securities available for sale          7,537         4,414         2,535         3,418         2,970
Mortgage-backed securities
  available for sale                   9,850         9,739        12,192        18,423        20,248
FHLB stock                             2,163         1,927         1,826         1,564         1,431
Loans, net (1)                       121,760       111,017       101,307        85,853        73,069
Deposits                              85,953        79,773        71,172        64,951        56,495
FHLB advances                         38,720        28,802        30,925        28,625        28,200
Other borrowings                          --            --            --            --         2,350
Shareholders' equity                  21,710        20,145        19,332        19,449        19,899
Number of full-service offices             3             3             3             3             2

                                                    Year ended June 30,
                                 ------------------------------------------------------
Selected Operations Data:         2003        2002        2001        2000        1999
                                  ----        ----        ----        ----        ----
                                    (Dollars in thousands, except per share amounts)
Interest income                  $9,729      $9,497      $9,588      $8,259      $6,910
Interest expense                  3,973       4,256       4,822       4,084       2,623
                                 ------      ------      ------      ------      ------
Net interest income               5,756       5,241       4,766       4,175       4,287
Provision for loan losses           190         120         110         120         120
                                 ------      ------      ------      ------      ------
Net interest income after
  provision for loan losses       5,566       5,121       4,656       4,055       4,167
Noninterest income                  831         432         354         271         204
Noninterest expense               3,560       3,290       2,870       2,717       2,308
                                 ------      ------      ------      ------      ------
Income before income taxes        2,837       2,263       2,140       1,609       2,063
Income tax expense                  963         788         738         578         741
                                 ------      ------      ------      ------      ------
Net income                       $1,874      $1,475      $1,402      $1,031      $1,322
                                 ======      ======      ======      ======      ======

Basic earnings per share         $ 1.25      $  .99      $  .87      $  .61      $  .67
Diluted earnings per share       $ 1.21      $  .96      $  .87      $  .60      $  .66
Dividends per share (2)          $  .61      $  .47      $  .41      $  .29      $ 4.22


6.

Selected Financial Ratios and                                              At or for the year ended June 30,
  Other Data:                                    ---------------------------------------------------------------------------------
                                                    2003               2002             2001             2000             1999
                                                 -----------      -------------      -----------      -----------      -----------
Performance Ratios:
      Return on assets (ratio of net
        income to average total assets)                 1.33%              1.17%            1.17%            0.95%            1.45%
      Return on equity (ratio of net
        income to average equity)                       8.94               7.43             7.06             5.26             4.48
      Interest rate spread (3)                          3.70               3.55             3.16             2.97             3.50
      Net interest margin (4)                           4.28               4.29             4.11             3.97             4.85
      Noninterest expense to average
        assets                                          2.52               2.60             2.40             2.51             2.54
      Efficiency ratio (5)                             53.57              57.99            56.24            61.11            51.38
      Net interest income to
        noninterest expense                           163.31             159.30           166.06           153.65           185.77
      Average interest-earning assets to
        average interest-bearing liabilities           1.20x              1.21x            1.23x            1.25x            1.46x

Equity Ratios:
      Average equity to average
        assets                                         14.85%             15.70%           16.63%           18.12%           32.45%
      Shareholders' equity to total
        assets at end of period                        14.69              15.23            15.79            17.08            18.45
      Dividend payout ratio (2) (6)                    48.80              47.47            47.13            47.54           629.85

Asset Quality Ratios and Other Data:
      Nonperforming assets to average
        assets (7)                                      0.47               1.04             0.20             0.09             0.15
      Nonperforming assets to total
        assets at end of period (7)                     0.49               1.08             0.19             0.09             0.12
      Nonperforming loans to gross
        loans (8)                                       0.54               1.17             0.23             0.12             0.18
      Allowance for loan losses to
        gross loans (8)                                 0.45               0.45             0.45             0.47             0.44
      Allowance for loan losses to
        nonperforming loans                            83.36              38.10           197.61           404.89           242.75
      Net charge-offs to average loans                  0.12               0.08             0.06             0.05             0.03
      Total nonperforming loans                  $   658,000      $   1,311,000      $   234,000      $   100,000      $   133,000
      Total nonperforming assets                     720,000          1,433,000          234,000          100,000          133,000

(1) Loans are shown net of loans in process, net deferred loan fees and costs and the allowance for loan losses.

(2)   The dividends for 1999 include a $4.00 return of capital distribution.

(3) The interest rate spread represents the difference between the weighted average tax equivalent yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(4) The net interest margin represents tax equivalent net interest income as a percent of average interest-earning assets.

(5) The efficiency ratio represents noninterest expense divided by the sum of tax equivalent net interest income and noninterest income, excluding security gains and losses.

(6)   Dividends declared per share divided by basic earnings per share.

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


                                                                              7.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS

GENERAL

The following is management's analysis of the Corporation's consolidated financial condition and consolidated results of operations as of and for the year ended June 30, 2003, compared to prior years. This discussion is designed to provide a more comprehensive review of the operating results and financial position than could be obtained from an examination of the consolidated financial statements alone. This analysis should be read in conjunction with the consolidated financial statements and related footnotes and the selected financial data included elsewhere in this report.

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

FORWARD LOOKING STATEMENTS

When used in this Annual Report, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "believe" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The Corporation wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made, and to advise readers that various factors, including regional and national economic conditions, changes in levels of market interest rates, credit risks of lending activities and competitive and regulatory factors, could affect the Corporation's financial performance and could cause the Corporation's actual results for future periods to differ materially from those anticipated or projected.

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

FINANCIAL CONDITION

Total assets at June 30, 2003 were $147.8 million, compared to $132.3 million at June 30, 2002, an increase of $15.5 million, or 11.7%. The increase in total assets was primarily in loans, which were funded by an increase in deposits and borrowings from the Federal Home Loan Bank.

Securities available for sale increased from $4.4 million at June 30, 2002 to $7.5 million at June 30, 2003. To further leverage the Corporation's capital position, the Corporation invested additional funds in obligations of state and political subdivisions with taxable equivalent yields ranging from 5.70% to 6.06%, which are favorable compared to the yields on other investment alternatives. Mortgage-backed securities, which totaled $9.9 million at June 30, 2003, increased $111,000.


8.

Loan growth, which totaled $10.7 million, occurred in several loan categories. The significant changes were one- to four-family residential real estate loans, which increased $4.2 million, or 5.3%, nonresidential real estate loans, which increased $2.5 million, or 23.9%, commercial loans, which increased $2.5 million, or 65.8%, and automobile loans, which increased $1.8 million, or 30.9%. These increases reflect a stable local economy, the current low interest rate environment, and continued marketing within the communities the Corporation serves.

Total deposits increased $6.2 million from $79.8 million at June 30, 2002 to $86.0 million at June 30, 2003. The Corporation had increases in all deposit categories. Negotiable order of withdrawal ("NOW") and money market accounts increased $1.8 million, certificates of deposit increased $3.2 million, noninterest-bearing demand accounts increased $600,000 and savings accounts increased $500,000. The increase in NOW and money market accounts resulted from the Corporation being more aggressive in its pricing of money market accounts compared to the local market. Generating deposit growth was a priority for the Corporation to help fund the loan demand and to leverage its capital position. The overall growth in deposits has occurred despite the current low interest rates. Volatility in the stock market in recent years has prompted some investors to seek financial institution deposit products. Certificates of deposit, as a percent of total deposits, increased slightly from 50.0% at June 30, 2002 to 50.1% at June 30, 2003. Almost all certificates of deposit issued by the Bank mature in less than five years.

Federal Home Loan Bank advances totaled $38.7 million at June 30, 2003, compared to $28.8 million at June 30, 2002. At June 30, 2003, Federal Home Loan Bank advances consisted of $27.0 million of long-term convertible fixed-rate advances, $5.0 million of fixed-rate advances maturing during the next three to fifteen years and $6.7 million of long-term amortizing select payment mortgage matched advances. The convertible long-term advances have a fixed rate for a specified number of years and then convert to an adjustable rate at the option of the Federal Home Loan Bank. If the convertible option is exercised, the advance may be prepaid at any time without penalty. The Corporation utilized the additional borrowings to help fund loan growth and purchases of obligations of state and political subdivisions.

Total shareholders' equity increased from $20.1 million at June 30, 2002 to $21.7 million at June 30, 2003. The increase resulted primarily from the current year earnings retained, the increase in equity from the allocation of the employee stock ownership plan shares, the vesting of the recognition and retention plan shares, the exercise of 47,580 stock options and an increase in market value of the Corporation's available-for-sale and mortgage-backed securities, partially offset by repurchases of the Corporation's stock.


                                                                              9.

CONTRACTUAL OBLIGATIONS, COMMITMENTS, CONTINGENT LIABILITIES AND OFF-BALANCE
  SHEET ARRANGEMENTS

The following table presents, as of June 30, 2003, significant fixed and determinable contractual obligations by payment date. The payment amounts represent those amounts contractually due to the recipient and do not include any unamortized premiums or discounts, hedge basis adjustments, or other similar carrying value adjustments.

                                                       Year Ended June 30,
                                                       -------------------
                                2004        2005        2006        2007        2008     Thereafter
                                ----        ----        ----        ----        ----     ----------
                                                     (Dollars in thousands)
Deposits without maturity     $42,896     $    --     $    --     $    --     $    --     $    --
Certificates of deposit        18,007       7,481       5,915       7,877       3,774           3
FHLB advances                  10,897         821       1,475       3,227       3,126      19,174

Note 13 to the consolidated financial statements discusses in greater detail other commitments and contingencies and the various obligations that exists under those agreements. Examples of these commitments and contingencies include commitments to extend credit to borrowers under lines of credit and employment agreements with certain executive officers.

At June 30, 2003, the Corporation had no unconsolidated subsidiaries other than its interest in CCTA, and no related special purpose entities, nor did the Corporation engage in derivatives or hedging contracts, such as interest rate swaps, that may expose the Corporation to liabilities greater than the amounts recorded on the consolidated balance sheet.

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

The Corporation's net income primarily depends upon its net interest income, which is the difference between the interest income earned on interest-earning assets, such as loans and securities, and interest expense incurred on interest-bearing liabilities, such as deposits and borrowings. The level of net interest income is dependent upon the interest rate environment and the volume and composition of interest-earning assets and interest-bearing liabilities. Net income is also affected by provisions for loan losses, fee income, gains on the sale of assets, other income, noninterest expense and income taxes.

COMPARISON OF RESULTS OF OPERATIONS FOR THE YEARS ENDED JUNE 30, 2003 AND
  JUNE 30, 2002


NET INCOME. The Corporation's net income for the year ended June 30, 2003 was $1,874,000, compared to $1,475,000 for the year ended June 30, 2002, an increase of $399,000, or 27.0%. The increase in net income was the result of increases in net interest income and noninterest income, which were partially offset by an increase in noninterest expense.

NET INTEREST INCOME. Net interest income totaled $5,755,000 for the year ended June 30, 2003, compared to $5,241,000 for the year ended June 30, 2002, an increase of $514,000, or 9.8%. The change in net interest income is attributable to maintaining a relatively stable net interest margin and an increase in average interest-earning assets. Due to the downward trend in interest rates which began in January 2001, yields on interest-earning assets and the cost of funding those assets are both down significantly.


10.

Interest and fees on loans increased $293,000, or 3.4%, from $8,582,000 for the year ended June 30, 2002 to $8,875,000 for the year ended June 30, 2003. The increase in interest income was due to a higher average balance of loans partially offset by a decrease in the average yield earned on loans. The yield on loans declined 49 basis points from the 2002 yield.

Interest earned on securities totaled $763,000 for the year ended June 30, 2003, compared to $814,000 for the year ended June 30, 2002. The decrease was a result of a lower average balance of securities and a decrease in the yield earned on securities.

Dividends on Federal Home Loan Bank stock and other decreased $11,000 over the comparable period due to a decrease in the yield earned partially offset by an increase in the number of shares of Federal Home Loan Bank stock owned.

Total interest expense decreased $283,000 for the year ended June 30, 2003, compared to the year ended June 30, 2002. This decrease was the result of a decrease in the average rate paid on deposits and Federal Home Loan Bank advances, partially offset by an increase in average balances of interest-bearing deposits and Federal Home Loan Bank advances. These liabilities were utilized to fund loan growth and the purchases of obligations of state and political subdivisions.

Interest paid on deposits decreased $520,000 for the year ended June 30, 2003, compared to the year ended June 30, 2002. The average interest rate paid on deposits declined 99 basis points from 2002 which more than offset the increase in the average balance of deposits. Interest on FHLB advances and other borrowings totaled $1,847,000 for the year ended June 30, 2003, compared to $1,609,000 for the year ended June 30, 2002, an increase of $238,000. The effect of the 28 basis point decline in the average rate on FHLB advances was more than offset by the increase in the average balance.

Interest rates, especially longer-term rates, have begun to rise from their historic lows. In a rising interest rate environment, the Corporation does not expect any significant interest margin compression and intends to keep deposit rates competitively priced in relation to the market and alternative sources of funds so as to help manage its interest rate risk. In addition, the Bank is anticipating making several changes to its deposit accounts in an effort to attract deposits and will begin offering banking online in September 2003.

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


                                                                             11.

The provision for loan losses for the years ended June 30, 2003 and June 30, 2002 totaled $190,000 and $120,000, respectively. The allowance for loan losses totaled $549,000, or 0.45% of gross loans, at June 30, 2003, compared to $499,000, which was also 0.45% of gross loans, at June 30, 2002. Nonperforming loans have decreased from $1.3 million at June 30, 2002 to $658,000. Net charge-offs increased to 0.12% of average loans in 2003 but still remain at modest levels. The Corporation's low charge-off history is the product of a variety of factors, including the Corporation's underwriting guidelines, which generally require a loan-to-value or projected completed value ratio of 80% for purchase or construction of one- to four-family residential properties and 75% for commercial real estate and land loans, established income information and defined ratios of debt to income.

NONINTEREST INCOME. Noninterest income includes service fees, securities gains and losses, loan sale gains, earnings from CCTA and other miscellaneous income. For the year ended June 30, 2003, noninterest income totaled $831,000 compared to $432,000 for the year ended June 30, 2002. The Corporation recognized gains of $168,000 associated with the sale of $5,523,000 in mortgage loans to the Federal Home Loan Mortgage Corporation. Selling loans on the secondary market enables the Corporation to manage interest rate risk by reducing the Corporation's investment in long-term fixed-rate mortgages while still providing this product to its customers. The Corporation recognized $223,000 of distributed earnings from its 33% ownership of CCTA in 2003 as a result of the continued refinancing boom. No other item made up a significant portion of the change. If interest rates continue to rise, refinancings may decrease, which will likely result in reduced income to the Corporation from CCTA.

NONINTEREST EXPENSE. Noninterest expense increased $269,000, or 8.2%, for the year ended June 30, 2003, compared to the year ended June 30, 2002. The increase in noninterest expense was mostly due to an increase in salaries and employee benefits, occupancy and equipment expense, computer processing and state franchise taxes.

Salaries and employee benefits expense increased $229,000, or 11.7%. The increase was the result of normal annual merit increases and additional staff, an increase in the cost of health insurance of $27,000 and additional expense recognized for the Corporation's ESOP of $94,000 because of the increase in the Corporation's average stock price compared to last year. Occupancy and equipment expense increased $46,000, or 17.1%, as a result of increases in depreciation and maintenance contracts related to the Corporation's change of data processing vendor in February 2002. Fiscal 2002 included only a partial year for the depreciation of equipment and maintenance contracts related to the change in data processing while fiscal 2003 reflected a full year for these items. The increase in computer processing was also due to the Corporation's change in core data processors and the additional features of the new system. State franchise taxes increased due to higher capital levels at the Bank. Other expense declined in 2003 because the 2002 period included other expenses related to the February 2002 core data processing conversion.

INCOME TAX EXPENSE. The volatility of income tax expense is primarily attributable to the change in income before income taxes. Income tax expense totaled $964,000 for the year ended June 30, 2003, compared to $788,000 for the year ended June 30, 2002. The effective tax rate was 34.0% for the year ended June 30, 2003, compared to 34.8% for the year ended June 30, 2002. The decrease in the effective rate is primarily due to investing in tax exempt obligations of state and political subdivisions partially offset by the impact of the Corporation's higher average stock price on the Corporation's stock-based benefits plans.


12.

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

NET INTEREST INCOME. Net interest income totaled $5,241,000 for the year ended June 30, 2002, compared to $4,766,000 for the year ended June 30, 2001, an increase of $475,000, or 10.0%. The change in net interest income is attributable to an increase in the interest rate spread and an increase in average interest-earning assets. Due to the downward trend in interest rates which began in January 2001, yields on earning assets and the cost of funding those assets were both down.

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

Dividends on Federal Home Loan Bank stock and other decreased $19,000 over the comparable period due to a decrease in the yield earned, partially offset by an increase in number of shares of Federal Home Loan Bank stock owned.

Total interest expense decreased $566,000 for the year ended June 30, 2002, compared to the year ended June 30, 2001. This decrease was the result of a decrease in the average rate paid on deposits and FHLB advances, partially offset by an increase in average balances of interest-bearing deposits. These liabilities were utilized to fund loan growth.

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

ALLOWANCE AND PROVISION FOR LOAN LOSSES. The provision for loan losses for the years ended June 30, 2002 and June 30, 2001 totaled $120,000 and $110,000, respectively. The allowance for loan losses totaled $499,000, or 0.45% of gross loans, at June 30, 2002, compared to $462,000, or 0.45% of gross loans, at June 30, 2001. Nonperforming loans increased from $234,000 at June 30, 2001 to $1.3 million primarily due to delinquencies on two large loans totaling approximately $733,000. Despite an increase in non-performing loans during 2002, the Corporation has not experienced significant charge-offs in any of the periods presented. The Corporation's low charge-off history is the product of a variety of factors, including the Corporation's underwriting guidelines, which generally require a loan-to-value or projected completed value ratio of 80% for purchase or construction of one- to four-family residential properties and 75% for commercial real estate and land loans, established income information and defined ratios of debt to income.


                                                                             13.

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


14.

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


                                                                               Year ended June 30,
                                      ---------------------------------------------------------------------------------------------
                                                    2003                              2002                             2001
                                      -------------------------------- --------------------------------  --------------------------
                                        Average   Interest            Average    Interest             Average   Interest
                                      outstanding  earned/ Yield/   outstanding   earned/   Yield/  outstanding  earned/    Yield/
                                        balance     paid    rate      balance      paid      rate     balance     paid       rate
                                        -------     ----    ----      -------      ----      ----     -------     ----       ----
                                                                          (Dollars in thousands)
Interest-earning assets:
   Loans (1)                          $  117,843  $ 8,875   7.53%  $  107,002   $  8,582     8.02%  $   92,872  $  8,077      8.70%
   Securities available for sale(2)        2,051       68   3.37        2,303        128     5.60        3,287       201      6.08
   Mortgage-backed securities
     available for sale(2)                 9,007      499   5.74       10,996        686     6.33       17,697     1,189      6.61
   Nontaxable securities available
      for sale(2)                          5,129      254   5.12           --         --       --           --        --       --
   FHLB stock and other                    2,408       90   3.75        2,089        101     4.86        1,682       121      7.20
                                      ----------  -------          ----------   --------            ----------  --------
   Total interest-earning assets         136,438    9,786   7.20      122,390      9,497     7.77      115,538     9,588      8.28
                                                  -------                       --------                        --------
Noninterest-earning assets                 4,685                        4,161                            3,883
                                      ----------                   ----------                       ----------
      Total assets                    $  141,123                   $  126,551                       $  119,421
                                      ==========                   ==========                       ==========

Interest-bearing liabilities:
   Demand deposits                    $   21,960      332   1.51   $   19,739        418     2.12   $   15,763       574      3.64
   Savings accounts                       12,915      155   1.20       12,107        219     1.81       11,046       279      2.53
   Certificates of deposit                41,378    1,639   3.96       38,118      2,010     5.27       36,957     2,222      6.01
                                      ----------  -------          ----------   --------            ----------  --------

      Total deposits                      76,253    2,126   2.79       69,964      2,647     3.78       63,766     3,075      4.82

   FHLB advances and
     other borrowings                     37,352    1,847   4.94       30,817      1,609     5.22       30,506     1,747      5.73
                                      ----------  -------          ----------   --------            ----------  --------

      Total interest-bearing

        liabilities                      113,605    3,973   3.50      100,781      4,256     4.22       94,272     4,822      5.12
                                                  -------                       --------                        --------

Noninterest-bearing liabilities            6,562                        5,902                            5,289
                                      ----------                   ----------                       ----------
      Total liabilities                  120,167                      106,683                           99,561
Equity                                    20,956                       19,868                           19,860
                                      ----------                   ----------                       ----------
      Total liabilities and equity    $  141,123                   $  126,551                       $  119,421
                                      ==========                   ==========                       ==========

Net interest income;
  interest-rate spread(3)                         $ 5,813   3.70%               $  5,241     3.55%              $  4,766      3.16%
                                                  =======   ====                ========     ====               ========      ====

Net earning assets                    $   22,833                   $   21,609                       $   21,266
                                      ==========                   ==========                       ==========

Net interest margin(4)                                      4.28%                            4.29%                            4.11%
                                                            ====                             ====                             ====

Average interest-earning assets
  to interest-bearing liabilities           1.20x                        1.21x                            1.23x
                                            ====                         ====                             ====

(1) Net of net deferred loan fees and costs and loans in process. Nonaccruing loans have been included in the table as loans carrying a zero yield.

(2) Includes unrealized gains and losses. Yield is based on amortized cost. The yield on nontaxable securities has been computed on a fully tax equivalent basis. As a result, interest income on nontaxable securities has been increased by $57 from the financial statement balance.

(3) Represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.

(4)   Represents net interest income divided by average interest-earning assets.


                                                                             15.

The table below describes the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities have affected the Corporation's interest income and expense during the years indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (1) changes in volume (multiplied by prior year rate), (2) changes in rate (multiplied by prior year volume) and (3) total changes in rate and volume. The combined effects of changes in both volume and rate that are not separately identified have been allocated proportionately to the change due to volume and the change due to rate.

                                                                           Year ended June 30,
                                                ----------------------------------------------------------------------------------
                                                            2003 vs. 2002                          2002 vs. 2001
                                                -------------------------------------        -------------------------------------
                                                        Increase                                   Increase
                                                       (decrease)                                 (decrease)
                                                         due to                                     due to
                                                ----------------------                       ----------------------
                                                  Volume        Rate           Total          Volume          Rate          Total
                                                -------        -------        -------        -------        -------        -------
                                                                         (In thousands)
Interest income attributable to:
      Loans                                     $   836        $  (543)       $   293        $ 1,165        $  (660)       $   505
      Securities available for sale                 (13)           (47)           (60)           (58)           (15)           (73)
      Mortgage-backed securities
        available for sale                         (128)           (59)          (187)          (455)           (48)          (503)
      Tax-exempt securities                         254             --             254            --             --             --
      FHLB stock and other                           14            (25)           (11)            25            (45)           (20)
                                                -------        -------        -------        -------        -------        -------

           Total interest-earning assets        $   963        $  (674)           289        $   677        $  (768)           (91)
                                                =======        =======                       =======        =======

Interest expense attributable to:
      Demand deposits                           $    43        $  (129)           (86)       $   122        $  (278)          (156)
      Savings accounts                               14            (78)           (64)            25            (85)           (60)
      Certificates of deposit                       161           (532)          (371)            68           (280)          (212)
      FHLB advances and
        other borrowings                            327            (89)           238             17           (155)          (138)
                                                -------        -------        -------        -------        -------        -------

           Total interest-bearing liabilities   $   545        $  (828)          (283)       $   232        $  (798)          (566)
                                                =======        =======        -------        =======        =======        -------

Net interest income                                                              $572                                         $475
                                                                              =======                                      =======


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

16.

Generally, NPV is the discounted present value of the difference between incoming cash flows on interest-earning and other assets and outgoing cash flows on interest-bearing and other liabilities. The application of the methodology attempts to quantify interest rate risk as the change in the NPV that would result from a theoretical basis point (100 basis point equals 1.00%) change in market interest rates.

Presented below, as of June 30, 2003, is an analysis of the Bank's interest rate risk as measured by changes in NPV for instantaneous and sustained parallel shifts of 100 basis points in market interest rates. As illustrated in the table, the Bank's NPV is more sensitive to an increasing interest rate environment. The result principally occurs because, as rates rise, borrowers typically do not prepay loans as quickly as they do when interest rates are declining. Thus, in a rising interest-rate environment, the amount of interest the Bank would receive on its loans would increase relatively slowly as loans are repaid and new loans are made at higher rates. However, the interest the Bank would pay on its deposit products would increase more rapidly because the deposit portfolio generally has shorter periods to repricing.

`
                                                                                                       NPV as % of
                                                                                                     Portfolio Value
                                        Net Portfolio Value                                             Of Assets
  ---------------------------------------------------------------------------              ------------------------------------
  Change                                                                                                          Basis Point
  in Rates              $ Amount              $ Change               % Change              NPV Ratio              Change
  --------              --------              --------               --------              ---------              ------
  (Dollars in thousands)
   300                     $ 15,872           $  (1,660)                 (9.0)%               10.73%                  (59) bp
   200                       17,083                (449)                 (3.0)                11.34                     1
   100                       17,694                 162                   1.0                 11.57                    24
  Static                     17,532                  --                   --                  11.33                    --
  (100)                      16,805                (726)                 (4.0)                10.75                   (57)

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


                                                                             17.

LIQUIDITY AND CAPITAL RESOURCES

The Corporation's liquidity, primarily represented by cash and cash equivalents, is a result of its operating, investing and financing activities. These activities are summarized below for the years ended June 30, 2003, 2002 and 2001.

                                                                  Year Ended June 30,
                                                       ----------------------------------------
                                                        2003            2002            2001
                                                       --------        --------        --------
                                                                   (Dollars in thousands)
Net income                                             $  1,874        $  1,475        $  1,402
Adjustments to reconcile net income to net
  cash from operating activities                            620             782             518
                                                       --------        --------        --------
Net cash from operating activities                        2,494           2,257           1,920
Net cash from investing activities                      (16,360)         (7,088)         (7,681)
Net cash from financing activities                       14,946           5,165           5,983
                                                       --------        --------        --------
Net change in cash and cash equivalents                   1,080             334             222
Cash and cash equivalents at beginning of period          2,932           2,598           2,376
                                                       --------        --------        --------
Cash and cash equivalents at end of period             $  4,012        $  2,932        $  2,598
                                                       ========        ========        ========

The Corporation's principal sources of funds are deposits, loan repayments, maturities of securities and other funds provided by operations. The Corporation also has the ability to borrow from the FHLB. While scheduled loan repayments and maturing securities are relatively predictable, deposit flows and early loan and mortgage-backed securities prepayments are more influenced by interest rates, general economic conditions and competition. The Corporation maintains investments in liquid assets based upon management's assessment of (1) need for funds, (2) expected deposit flows, (3) yields available on short-term liquid assets and (4) objectives of the asset/liability management program. It is not anticipated that the current rising interest rate environment will significantly affect the liquidity position of the Bank. However, if necessary, the Bank can sell any of its investments so as to increase its liquidity position.

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

The following table summarizes regulatory capital requirements and the Bank's actual capital at June 30, 2003.

                                                                                             Excess of Actual
                                                                                               Capital Over
                                                                                                  Current
                               Actual Capital               Current Requirement                 Requirement
                         --------------------------  --------------------------        -------------------------    Applicable
                           Amount        Percent         Amount        Percent            Amount       Percent      Asset Total
                           ------        -------         ------        -------            ------       -------      -----------
                                                                    (Dollars in thousands)
Tangible capital         $ 15,134           10.3%       $  2,205         1.5%           $ 12,929          8.8%       $146,972
Core capital               15,134           10.3           5,879         4.0               9,255          6.3         146,972
Core risk-based capital    15,134           16.6           3,654         4.0              11,480         12.6          91,343
Total risk-based
  capital                  15,683           17.2           7,307         8.0               8,376          9.2          91,343

18.

IMPACT OF NEW ACCOUNTING STANDARDS

On December 31, 2002, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure." This Statement amends SFAS No. 123, Accounting for Stock-Based Compensation, to provide alternative methods for transition to SFAS No. 123's fair value method of accounting for stock-based employee compensation. SFAS No. 148 also amends the disclosure provision of SFAS No. 123 and APB Opinion No. 28, Interim Financial Reporting, to require disclosure in the summary of significant accounting policies of the effects of an entity's accounting policy with respect to stock-based employee compensation on reported net income and earnings per share in annual and interim financial statements. While the Statement does not amend SFAS No. 123 to require companies to account for employee stock options using the fair value method, the disclosure provisions of SFAS No. 148 are applicable to all companies with stock-based employee compensation regardless of whether they account for that compensation using the fair value method of SFAS No. 123 or the intrinsic value method of APB Opinion No. 25. The Corporation currently accounts for stock-based employee compensation using the intrinsic value method of APB Opinion No. 25. The impact of the adoption of this Statement is presented in Note 1 to the financial statements.

In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities". This Statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities. This Statement is effective for contracts entered into or modified after June 30, 2003, with certain exceptions, and for hedging relationships designated after June 30, 2003. The adoption of this statement did not have an impact on the Corporation's financial statements since it does not have any of these types of instruments.

In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity". This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). This Statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of nonpublic entities. The adoption of this Statement did not have an impact on the Corporation's financial statements since it does not have any of these types of instruments.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The accounting and reporting policies of the Corporation are in accordance with accounting principles generally accepted within the United States of America and conform to general practices within the banking industry. Accounting and reporting policy for the allowance for loan losses is deemed critical since it involves the use of estimates and requires significant management judgments. Application of assumptions different than those used by management could result in material changes in the Corporation's financial position or results of operations. Note 1 (Summary of Significant Accounting Policies) and Note 3 (Loans), as described in the notes to the financial statements, provide detail with regard to the Corporation's methodology and reporting of the allowance for loan losses.

                                                                             19.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Shareholders
Home Loan Financial Corporation
Coshocton, Ohio

We have audited the accompanying consolidated balance sheets of Home Loan Financial Corporation as of June 30, 2003 and 2002, and the related consolidated statements of income, comprehensive income, changes in shareholders' equity and cash flows for each of the three years in the period ended June 30, 2003. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Home Loan Financial Corporation as of June 30, 2003 and 2002, and the results of its operations and its cash flows for each of the three years in the period ended June 30, 2003 in conformity with accounting principles generally accepted in the United States of America.

                                                    Crowe Chizek and Company LLC

Columbus, Ohio
July 24, 2003

20.

                         HOME LOAN FINANCIAL CORPORATION
                           CONSOLIDATED BALANCE SHEETS
                             June 30, 2003 and 2002

                                                                    2003                  2002
                                                                -------------        -------------
ASSETS
Cash and due from financial institutions                        $   3,751,220        $   2,716,138
Interest-bearing deposits in other financial institutions             261,177              215,647
                                                                -------------        -------------
      Total cash and cash equivalents                               4,012,397            2,931,785
Securities available for sale                                       7,536,746            4,413,516
Mortgage-backed securities available for sale                       9,850,287            9,738,990
Federal Home Loan Bank stock                                        2,162,900            1,927,100
Loans, net of allowance of $548,543 and $499,467
  in 2003 and 2002                                                121,759,596          111,017,080
Premises and equipment, net                                         1,218,370            1,278,592
Accrued interest receivable                                           738,357              651,707
Other assets                                                          504,077              322,366
                                                                -------------        -------------

           Total assets                                         $ 147,782,730        $ 132,281,136
                                                                =============        =============


LIABILITIES

Deposits                                                        $  85,953,036        $  79,773,087
Federal Home Loan Bank advances                                    38,720,382           28,802,335
Due to broker on security purchases                                      --              2,392,006
Accrued interest payable                                              580,142              590,581
Accrued expenses and other liabilities                                818,719              578,626
                                                                -------------        -------------
      Total liabilities                                           126,072,279          112,136,635

SHAREHOLDERS' EQUITY

Preferred stock, no par value, 500,000 shares authorized,
  none outstanding                                                       --                   --
Common stock, no par value, 9,500,000 shares authorized,
 2,248,250 shares issued                                                 --                   --
Additional paid-in capital                                         14,166,911           14,100,870
Retained earnings                                                  14,514,056           13,831,012
Unearned employee stock ownership plan shares                      (1,067,434)          (1,354,006)
Unearned recognition and retention plan shares                       (256,212)            (434,692)
Treasury stock, at cost, 596,305 shares in 2003 and
  599,188 shares in 2002                                           (6,090,975)          (6,186,296)
Accumulated other comprehensive income                                444,105              187,613
                                                                -------------        -------------
      Total shareholders' equity                                   21,710,451           20,144,501
                                                                -------------        -------------

           Total liabilities and shareholders' equity           $ 147,782,730        $ 132,281,136
                                                                =============        =============

          See accompanying notes to consolidated financial statements.

                                                                             21.

                         HOME LOAN FINANCIAL CORPORATION
                        CONSOLIDATED STATEMENTS OF INCOME
                    Years ended June 30, 2003, 2002 and 2001


                                                                   2003             2002             2001
                                                                ----------       ----------       ----------
Interest income
      Loans, including fees                                     $8,875,069       $8,582,051       $8,076,783
      Taxable securities                                           566,463          813,718        1,390,203
      Nontaxable securities                                        196,924             --               --
      Dividends on Federal Home Loan Bank stock and other           90,349          101,569          120,999
                                                                ----------       ----------       ----------
           Total interest income                                 9,728,805        9,497,338        9,587,985

Interest expense

      Deposits                                                   2,126,418        2,646,862        3,075,407
      Federal Home Loan Bank advances                            1,846,922        1,609,344        1,747,005
                                                                ----------       ----------       ----------
           Total interest expense                                3,973,340        4,256,206        4,822,412
                                                                ----------       ----------       ----------

Net interest income                                              5,755,465        5,241,132        4,765,573

Provision for loan losses                                          190,000          120,000          110,000
                                                                ----------       ----------       ----------

Net interest income after provision for loan losses              5,565,465        5,121,132        4,655,573

Noninterest income
      Service charges and other fees                               308,223          298,168          228,444
      Securities gains, net                                           --               --             17,268
      Net gains on sales of loans                                  192,388           29,216             --
      Earnings from Coshocton County Title Agency                  222,691             --               --
      Other                                                        107,891          104,537          108,772
                                                                ----------       ----------       ----------
           Total noninterest income                                831,193          431,921          354,484

Noninterest expense
      Salaries and employee benefits                             2,177,710        1,949,039        1,737,711
      Occupancy and equipment                                      315,273          269,299          226,447
      State franchise taxes                                        171,483          147,511          144,000
      Computer processing                                          204,317          185,248          137,234
      Legal, audit and supervisory exam fees                       188,252          190,364          182,363
      Director fees                                                 87,690           86,960           83,200
      Other                                                        414,676          461,618          358,916
                                                                ----------       ----------       ----------
           Total noninterest expense                             3,559,401        3,290,039        2,869,871
                                                                ----------       ----------       ----------

Income before income taxes                                       2,837,257        2,263,014        2,140,186

Income tax expense                                                 963,600          787,600          738,393
                                                                ----------       ----------       ----------

Net income                                                      $1,873,657       $1,475,414       $1,401,793
                                                                ==========       ==========       ==========

Basic earnings per common share                                 $     1.25       $      .99       $      .87
                                                                ==========       ==========       ==========

Diluted earnings per common share                               $     1.21       $      .96       $      .87
                                                                ==========       ==========       ==========

          See accompanying notes to consolidated financial statements.

22.

                         HOME LOAN FINANCIAL CORPORATION
                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                    Years ended June 30, 2003, 2002 and 2001



                                                           2003               2002               2001
                                                       -----------        -----------        -----------
Net income                                             $ 1,873,657        $ 1,475,414        $ 1,401,793

Other comprehensive income
      Unrealized holding gains on securities
        available for sale                                 388,624            266,224            952,264
      Less reclassification adjustment for gains
        later recognized in income                            --                 --              (17,268)
                                                       -----------        -----------        -----------
      Net unrealized gains                                 388,624            266,224            934,996
      Tax effect                                          (132,132)           (90,516)          (317,898)
                                                       -----------        -----------        -----------
           Total other comprehensive income                256,492            175,708            617,098
                                                       -----------        -----------        -----------

Comprehensive income                                   $ 2,130,149        $ 1,651,122        $ 2,018,891
                                                       ===========        ===========        ===========

          See accompanying notes to consolidated financial statements.


                                                                             23.

                         HOME LOAN FINANCIAL CORPORATION
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                    Years ended June 30, 2003, 2002 and 2001

                                                                                                        Accumulated
                              Additional                     Unearned       Unearned                      Other
                                Paid-In      Retained          ESOP           RRP         Treasury     Comprehensive
                                Capital      Earnings         Shares         Shares         Shares      Income (Loss)      Total
                              -----------   -----------    -----------    -----------    ------------   -----------    -----------
Balance at July 1, 2000       $14,083,151   $12,665,932    $(1,873,155)   $  (832,265)   $(3,989,862)   $  (605,193)   $19,448,608
Net income                             --     1,401,793             --             --             --             --      1,401,793
Cash dividend -
  $0.41 per share                      --      (686,889)            --             --             --             --       (686,889)

Commitment to release 23,993
  ESOP shares                          --       (66,237)       253,623             --             --             --        187,386

Compensation expense
 with respect to RRP                   --            --             --        215,720             --             --        215,720

Purchase of 205,600
  treasury shares                      --            --             --             --     (1,851,401)            --     (1,851,401)

Change in fair value of
securities available
for sale, net of
tax effects                            --            --             --             --             --        617,098        617,098
                              -----------   ----------     -----------    -----------     -----------    ----------     ----------
Balance at June 30, 2001      $14,083,151   $13,314,599    $(1,619,532)   $  (616,545)   $(5,841,263)   $    11,905     $19,332,315
                              ===========   ===========    ===========    ===========     ===========    ==========     ==========

                                  (Continued)


24.

                         HOME LOAN FINANCIAL CORPORATION
                      CONSOLIDATED STATEMENTS OF CHANGES IN
                        SHAREHOLDERS' EQUITY (Continued)
                    Years ended June 30, 2003, 2002 and 2001

                                                                                                         Accumulated
                                  Additional                      Unearned     Unearned                     Other
                                    Paid-In       Retained         ESOP          RRP         Treasury    Comprehensive
                                    Capital       Earnings        Shares        Shares        Shares     Income (Loss)     Total
                                  -----------    -----------    -----------    ---------    -----------  -----------    -----------
Balance at July 1, 2001           $14,083,151    $13,314,599    $(1,619,532)   $(616,545)   $(5,841,263)    $ 11,905    $19,332,315

Net income                                 --      1,475,414             --           --             --           --      1,475,414

Cash dividend -  $0.47 per share           --       (716,017)            --           --             --           --       (716,017)

Commitment to release 25,120
  ESOP shares                              --         12,794        265,526           --             --           --        278,320

Compensation expense and
  tax benefit with respect
  to RRP                               14,317         (3,694)            --      181,853             --           --        192,476

Purchase of 80,971
  treasury shares                          --             --             --         --         (912,715)          --       (912,715)

Exercise of 41,040 stock options
  and related tax benefit               3,402       (252,084)            --         --          567,682           --        319,000

Change in fair value of
 securities available
 for sale,net of tax
  effects                                  --             --             --         --             --        175,708        175,708
                                  -----------    -----------    -----------    ---------    -----------   ----------    -----------
Balance at June 30, 2002          $14,100,870    $13,831,012    $(1,354,006)   $(434,692)   $(6,186,296)    $187,613    $20,144,501
                                  ===========    ===========    ===========    =========    ===========   ==========    ===========

                                  (Continued)
                                                                             25.

                         HOME LOAN FINANCIAL CORPORATION
                      CONSOLIDATED STATEMENTS OF CHANGES IN
                        SHAREHOLDERS' EQUITY (Continued)
                    Years ended June 30, 2003, 2002 and 2001

                                                                                                           Accumulated
                                                                                                             Other
                                 Additional                   Unearned       Unearned                     Comprehensive
                                   Paid-In      Retained        ESOP            RRP          Treasury        Income
                                   Capital      Earnings        Shares         Shares         Shares         (Loss)         Total
                                 ----------    ----------     ----------     ----------     ----------     ----------    ----------
Balance at July 1, 2002          $14,100,870   $13,831,012   $(1,354,006)    $ (434,692)    $(6,186,296)   $  187,613   $20,144,501

Net income                               --     1,873,657             --             --             --             --     1,873,657

Cash dividend -
   $0.61 per share                       --      (926,309)            --             --             --             --      (926,309)

Commitment to release 27,110
  ESOP shares                        25,541        59,728        286,572             --             --             --       371,841

Compensation expense and
  tax benefit with respect
  to RRP                             28,558        (3,692)            --        178,480             --             --       203,346

Purchase of 44,697 treasury
  shares                                 --            --             --             --       (592,160)            --      (592,160)

Exercise of 47,580 stock options
  and related tax benefit            11,942      (320,340)            --             --        687,481             --       379,083

Change in fair value of
 securities  available
  for sale, net of
   tax effects                           --            --             --             --             --        256,492       256,492
                                 -----------   -----------    -----------    ----------     -----------    ----------   -----------
Balance at June 30, 2003         $14,166,911   $14,514,056    $(1,067,434)   $ (256,212)    $(6,090,975)   $  444,105   $21,710,451
                                 ===========   ===========    ===========    ==========     ===========    ===========  ============

                                   (Continued)

26.

                         HOME LOAN FINANCIAL CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                    Years ended June 30, 2003, 2002 and 2001

                                                                            2003            2002             2001
                                                                         ------------    ------------     ------------
Cash flows from operating activities
      Net income                                                          $1,873,657     $  1,475,414     $  1,401,793
      Adjustments to reconcile net income to net cash
        from operating activities:
           Depreciation                                                      154,650          134,568          109,560
           Securities amortization and accretion                              18,203           (4,715)          (6,185)
           Provision for loan losses                                         190,000          120,000          110,000
           FHLB stock dividends                                              (89,100)        (101,300)        (119,200)
           Securities gains                                                       --               --          (17,268)
           Loss on disposal of premises and equipment                         16,523               --               --
           Gain on sale of real estate owned                                  (2,860)              --               --
           Compensation expense on ESOP shares                               371,841          278,320          187,386
           Compensation expense on RRP shares                                174,788          178,159          215,720
           Deferred taxes                                                     81,619           13,067            1,106
           Net change in:
                Accrued interest receivable and other assets                (287,889)          60,722          (87,581)
                Accrued expenses and other liabilities                        15,903           97,770          121,842
                Deferred loan fees                                           (22,918)           4,672            3,073
                                                                        ------------     ------------     ------------
                     Net cash from operating activities                    2,494,417        2,256,677        1,920,246

Cash flows from investing activities
      Securities available for sale:

           Proceeds from maturities                                               --        2,500,000        1,000,000
           Purchases                                                      (5,095,835)      (2,001,113)              --
      Mortgage-backed securities available for sale:

           Proceeds from maturities and principal paydowns                 4,981,911        2,737,830        2,040,935
           Proceeds from sale                                                     --               --        5,031,772
           Purchases                                                      (5,142,188)              --               --
      Net change in loans                                                (10,972,411)      (9,994,758)     (15,567,516)
      Purchase of FHLB stock                                                (146,700)              --         (142,500)
      Proceeds from disposition of premises and equipment                     34,187               --               --
      Premises and equipment expenditures                                   (145,138)        (329,726)         (44,097)
      Proceeds from sale of real estate owned                                125,701               --               --
                                                                        ------------     ------------     ------------
                Net cash from investing activities                       (16,360,473)      (7,087,767)      (7,681,406)
Cash flows from financing activities
      Net change in deposits                                               6,179,949        8,600,606        6,221,459
      Net change in short-term FHLB advances                                      --       (4,925,000)      (1,700,000)
      Proceeds from long-term FHLB advances                               14,527,000        4,865,000        4,000,000
      Maturities and repayments of long-term FHLB advances                (4,608,953)      (2,062,665)              --
      Cash dividends paid                                                   (926,309)        (716,017)        (686,889)
      Proceeds from exercise of stock options                                367,141          315,598               --
      Purchase of treasury shares                                           (592,160)        (912,715)      (1,851,401)
                                                                        ------------     ------------     ------------
           Net cash from financing activities                             14,946,668        5,164,807        5,983,169
                                                                        ------------     ------------     ------------
Net change in cash and cash equivalents                                    1,080,612          333,717          222,009
Cash and cash equivalents at beginning of year                             2,931,785        2,598,068        2,376,059
                                                                        ------------     ------------     ------------
Cash and cash equivalents at end of year                                $  4,012,397     $  2,931,785     $  2,598,068
                                                                        ============     ============     ============

                 See accompanying notes to financial statements


                                                                             27.

                        HOME LOAN FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2000, 1999 and 1998


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations and Principles of Consolidation: The consolidated financial statements include the accounts of Home Loan Financial Corporation ("HLFC") and its wholly-owned subsidiaries, The Home Loan Savings Bank ("Bank"), a state chartered stock savings and loan association, and Home Loan Financial Services, Inc., an Ohio Corporation providing insurance and investment services. HLFC also owns a 33% interest in Coshocton County Title Agency, LLC which is accounted for under the equity method of accounting. These entities are together referred to as the Corporation. Intercompany accounts and transactions have been eliminated in consolidation.

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

The Corporation paid interest of $3,983,779, $4,278,848 and $4,796,446 and income taxes of $1,000,000, $745,978 and $740,000 in 2003, 2002 and 2001,
respectively. Noncash transfers from loans to other real estate loans totaled $62,813 in 2003 and $160,221 in 2002. In 2002, the Bank financed the purchase of $2,392,006 of available for sale securities in a noncash transaction resulting in a liability to the broker. There were no significant noncash transactions in 2001.

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


                                  (Continued)


28.

                         HOME LOAN FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2003, 2002 and 2001



NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loans: Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of net deferred loan fees and costs, the allowance for loan losses and loans in process. Loans held for sale are reported at the lower of cost or market, on an aggregate basis. There were no loans held for sale at June 30, 2003 or 2002.

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

Foreclosed Assets: Assets acquired through or instead of loan foreclosure are initially recorded at fair value when acquired, establishing a new cost basis. Any reduction to fair value from the carrying value of the related loan at the time the property is acquired is accounted for as a loan charge-off. After acquisition, if fair value declines, a valuation allowance is recorded through expense. Costs after acquisition are expensed. Other real estate owned at June 30, 2003 and 2002 was $62,387 and $122,415.

Premises and Equipment: Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation. Buildings and related components are depreciated using the straight-line method with useful lives ranging from 5 to 50 years. Furniture, fixtures and equipment are depreciated using the straight-line method with useful lives ranging from 3 to 10 years. These assets are reviewed for impairment when events indicate the carrying amount may not be recoverable. Maintenance and repairs are charged to expense as incurred.

Servicing Assets: Servicing assets represent the allocated value of retained servicing rights on loans sold. Servicing assets are expensed in proportion to, and over the period of, estimated net servicing revenues. Impairment is evaluated based on the fair value of the assets, using groupings of the underlying loans as to interest rates and then, secondarily, as to geographic and prepayment characteristics. Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions. Any impairment of a grouping is reported as a valuation allowance. Mortgage servicing rights at June 30, 2003 and 2002 totaled $57,828 and $12,083. Loans serviced for others were $6,803,000 and $1,280,000 at June 30, 2003 and 2002.

                                  (Continued)

                                                                             29.

                         HOME LOAN FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2003, 2002 and 2001

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

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

                                  (Continued)

30.

                         HOME LOAN FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2003, 2002 and 2001


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Stock-Based Compensation: The Corporation reports employee compensation expense under stock option plans using the intrinsic value method. No stock-based compensation cost is reflected in net income, as all options granted had an exercise price equal to or greater than the market price of the underlying common stock at the date of grant. The following table illustrates the effect on net income and earnings per share if expense were measured using the fair value recognition provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation.


                                              2003         2002          2001
                                          ----------    ----------    ----------
Net income as reported                    $1,873,657    $1,475,414    $1,401,793
Deduct: Stock-based compensation
  reported under the fair value method       140,632       154,956       165,571
                                          ----------    ----------    ----------

Pro forma net income                      $1,733,025    $1,320,458    $1,236,216
                                          ==========    ==========    ==========

Basic earnings per share as reported      $     1.25    $      .99    $      .87
Pro forma basic earnings per share              1.16           .89           .77

Diluted earnings per share as reported    $     1.21    $      .96    $      .87
Pro forma diluted earnings per share            1.12           .86           .77

Newly Issued But Not Yet Effective Accounting Standards: New accounting standards on derivative instruments and hedging activities and certain financial instruments with characteristics of both assets and liabilities were issued during fiscal 2003. Management determined that when the new accounting standards are adopted in fiscal 2004 they will not have a material impact on the Corporation's financial condition or results of operations.

Reclassifications: Reclassifications of certain amounts in the 2002 and 2001 consolidated financial statements have been made to conform to the 2003 presentation.


                                  (Continued)

                                                                             31.

                         HOME LOAN FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2003, 2002 and 2001




NOTE 2 - SECURITIES

The fair value of available for sale securities and the related gross unrealized gains and losses recognized in accumulated other comprehensive income were as follows.

                                                                       Gross            Gross
                                                     Fair           Unrealized       Unrealized
                                                    Value              Gains           Losses
                                                    -----              -----           ------

June 30, 2003

Securities available for sale

     U.S. Government agencies                   $    2,031,560   $        30,603   $           --
     Obligations of state and
      political subdivisions                         5,505,186           418,714               --
                                                --------------   ---------------   --------------

                                                $    7,536,746   $       449,317   $           --
                                                ==============   ===============   ==============
Mortgage-backed securities
  available for sale

     U.S. Government agencies                   $    9,850,287   $       223,569   $           --
                                                ==============   ===============   ==============

June 30, 2002

Securities available for sale

     U.S. Government agencies                   $    2,022,390   $        20,582   $           --
     Obligations of state and
      political subdivisions                         2,391,126                --               --
                                                --------------   ---------------   --------------

                                                $    4,413,516   $        20,582   $           --
                                                ==============   ===============   ==============
Mortgage-backed securities
  available for sale

     U.S. Government agencies                   $    9,738,990   $       263,680   $           --
                                                ==============   ===============   ==============

The fair value of securities at year end 2003 by contractual maturity were as follows. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Securities not due at a single maturity date, primarily mortgage-backed securities, are shown separately.

                                                                 Fair
                                                                 Value
                                                                 -----

           Due in one year or less                          $    2,031,560
           Due after one year through five years                        --
           Due after five years through ten years                3,954,853
           Due after ten years                                   1,550,333
           Mortgage-backed securities                            9,850,287
                                                            --------------

                                                            $   17,387,033
                                                            ==============

At June 30, 2003 and 2002, securities with a carrying value of $1,211,667 and $1,088,050 were pledged to secure public funds. Proceeds from the sale of securities available for sale totaled $5,031,772 for 2001. A gross gain of $17,268 was realized on this sale in 2001. There were no sales of securities in 2003 or 2002.


                                   (Continued)

32.

                         HOME LOAN FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2003, 2002 and 2001

NOTE 3 - LOANS

Year-end loans were as follows.

                                             2003             2002
                                        -------------    -------------
Residential real estate loans:
     1 - 4 family                       $  82,123,726    $  77,961,867
     Multi family                             168,922          346,933
     Home equity                            4,946,547        4,799,026
Nonresidential real estate                 13,215,845       10,667,385
Real estate construction                    2,899,192        3,096,990
Land                                        1,558,929        1,459,315
                                        -------------    -------------
         Total real estate loans          104,913,161       98,331,516
Commercial                                  6,403,141        3,861,992
Consumer and other loans
     Home improvement                         222,105          963,630
     Automobile                             7,757,527        5,927,389
     Deposit                                  252,522          382,058
     Credit card                              522,535          543,006
     Other                                  3,220,561        3,172,020
                                        -------------    -------------
         Total consumer and other          11,975,250       10,988,103
                                        -------------    -------------
Total loans                               123,291,552      113,181,611
Less:
     Allowance for loan losses               (548,543)        (499,467)
     Loans in process                        (837,025)      (1,495,758)
     Net deferred loan fees and costs        (146,388)        (169,306)
                                        -------------    -------------

                                        $ 121,759,596    $ 111,017,080
                                        =============    =============

Activity in the allowance for loan losses was as follows.

                                        2003         2002         2001
                                     ---------    ---------    ---------
Beginning balance                    $ 499,467    $ 462,292    $ 404,888
Provision for losses                   190,000      120,000      110,000
Loans charged-off                     (158,232)     (96,670)     (54,728)
Recoveries of previous charge-offs      17,308       13,845        2,132
                                     ---------    ---------    ---------

Ending balance                       $ 548,543    $ 499,467    $ 462,292
                                     =========    =========    =========

As of June 30, 2003, impaired loans were $449,000. The amount of allowance allocated to impaired loans was $4,000. The average balance of impaired loans during 2003 was $74,000. There was no interest income recognized during impairment on the impaired loans in 2003. As of June 30, 2002 and for the years in ending June 30, 2002 and 2001, impaired loans were not material.


                                   (Continued)
                                                                             33.

                         HOME LOAN FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2003, 2002 and 2001

NOTE 3 - LOANS (Continued)

Nonperforming loans were as follows.

                                                          2003         2002
                                                      ----------   ----------

   Loans past due over 90 days still on accrual       $  141,000   $1,311,000
   Loans on nonaccrual                                   517,000           --

Nonperforming loans include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans. Loans past due over 90 days still accruing interest are well-secured and in the process of collection.

Certain directors, executive officers and companies with which they are affiliated were loan customers during the year ended June 30, 2003. The following is an analysis of such loans, excluding credit card loans. Credit limits may not exceed $5,500 on credit card loans to directors and officers.

         Balance July 1, 2002               $      636,925
         New loans                                 572,745
         Repayments                               (673,119)
         Loans sold                               (138,671)
                                            --------------
         Balance June 30, 2003              $      397,880
                                            ==============


NOTE 4 - ACCRUED INTEREST RECEIVABLE

Year-end accrued interest receivable was as follows.

                                                2003             2002
                                                ----             ----
         Loans                            $      603,220    $      581,269
         Securities                              135,137            70,438
                                          --------------    --------------

                                          $      738,357    $      651,707
                                          ==============    ==============


                                   (Continued)



34.

                         HOME LOAN FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2003, 2002 and 2001





NOTE 5 - PREMISES AND EQUIPMENT

Year-end premises and equipment were as follows.

                                 2003           2002
                             -----------    -----------
Land                         $   174,884    $   174,884
Buildings and improvements     1,221,446      1,180,031
Furniture and equipment        1,129,376      1,080,970
                             -----------    -----------
     Total cost                2,525,706      2,435,885
Accumulated depreciation      (1,307,336)    (1,157,293)
                             -----------    -----------

                             $ 1,218,370    $ 1,278,592
                             ===========    ===========


NOTE 6 - DEPOSITS

Year-end deposits consisted of the following.

                                                    2003             2002
                                                    ----             ----
Noninterest-bearing demand deposits           $    6,626,300    $    5,984,892
NOW and money market accounts                     23,197,109        21,369,873
Savings accounts                                  13,072,368        12,560,707
Certificates of deposit                           43,057,259        39,857,615
                                              --------------    --------------

                                              $   85,953,036    $   79,773,087
                                              ==============    ==============

The aggregate amounts of certificates of deposit with balances of $100,000 or more at June 30, 2003 and 2002 were $7,751,323 and $7,742,702, respectively.

At June 30, 2003, the scheduled maturities of certificates of deposit were as follows.

         Year ending June 30,       2004                  $   18,006,689
                                    2005                       7,480,893
                                    2006                       5,915,317
                                    2007                       7,876,918
                                    2008                       3,773,972
                                    Thereafter                     3,470
                                                          --------------

                                                          $   43,057,259
                                                          ==============



                                   (Continued)



                                                                             35.

                         HOME LOAN FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2003, 2002 and 2001



NOTE 7 - FHLB ADVANCES

At June 30, 2003, the Bank had a cash management line of credit enabling it to borrow up to $10,000,000 from the Federal Home Loan Bank of Cincinnati ("FHLB"). The line of credit must be renewed on an annual basis. No borrowings were outstanding on this line of credit at June 30, 2003 and 2002. As a member of the FHLB system and based upon the Bank's current FHLB stock ownership, the Bank has the ability to obtain borrowings up to a total of $43,258,000, including the line of credit. However, the Bank can obtain advances up to the lower of 50% of the Bank's total assets or 80% of the Bank's pledgeable residential mortgage loan portfolio by purchasing more FHLB stock. Based upon the 50% of total assets limitation, management estimates the maximum borrowing capacity from the FHLB to be approximately $73.9 million at June 30, 2003 with the purchase of more FHLB stock.

Advances under the borrowing agreements are collateralized by the Bank's FHLB stock and $48,400,478 of qualifying mortgage loans. The interest rates on the convertible fixed-rate advances are fixed for a specified number of years, then convertible at the option of the FHLB. If the convertible option is exercised, the advance may be prepaid without penalty.

At year-end, advances from the FHLB were as follows.

                                                          Interest
                                                        Rate Ranges             2003              2002
                                                        -----------             ----              ----
     Fixed rate advances, final maturity
       in September 2002                                3.64%-6.77%      $           --     $    4,000,000
     Fixed rate advances, final maturities
       ranging from May 2006 to July 2018                2.28-3.62            5,027,000                 --
     Convertible, fixed-rate advances, final
       maturities ranging from March 2004
       to July 2012                                      4.39-6.23           27,000,000         22,000,000
     Select payment mortgage matched
       advances, final maturities ranging
       from January 2012 to July 2022                    3.32-5.50            6,693,382          2,802,335
                                                                         --------------     --------------

                                                                         $   38,720,382     $   28,802,335
                                                                         ==============     ==============


At year-end, the scheduled maturities of advances from the FHLB were as follows.

         Year ended June 30,        2004                $   10,896,390
                                    2005                       821,373
                                    2006                     1,475,319
                                    2007                     3,227,235
                                    2008                     3,126,249
                                    thereafter              19,173,816
                                                        --------------
                                                        $   38,720,382
                                                        ==============

                                   (Continued)





36.

                         HOME LOAN FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2003, 2002 and 2001





NOTE 8 - INCOME TAXES

Income tax expense was as follows.

                                                              2003              2002             2001
                                                              ----              ----             ----
           Current tax expense                          $       841,481   $      756,814    $      737,287
           Tax effect of exercise of stock options
            and vesting of RRP shares                            40,500           17,719                --
           Deferred tax expense                                  81,619           13,067             1,106
                                                        ---------------   --------------    --------------
                                                        $       963,600   $      787,600    $      738,393
                                                        ===============   ==============    ==============

Year-end sources of gross deferred tax assets and gross deferred tax liabilities were as follows.

                                                                                2003             2002
                                                                                ----             ----
         Deferred tax assets:
              Allowance for loan losses                                   $      186,505    $      169,819
              Deferred loan fees                                                  66,269            61,734
              Accrued benefits                                                    55,858            54,030
                                                                          --------------    --------------
                  Total deferred tax assets                                      308,632           285,583
                                                                          --------------    --------------

         Deferred tax liabilities:
              Depreciation                                                       (45,584)          (32,652)
              FHLB stock                                                        (234,239)         (203,945)
              Deferred dealer reserve                                            (16,497)           (4,170)
              Security discount accretion                                           (501)              (39)
              Mortgage servicing rights                                          (19,662)           (4,108)
              Earnings from Coshocton County Title Agency                        (33,099)               --
              Unrealized gain on securities available for sale                  (228,781)          (96,649)
                                                                          --------------    --------------
                  Total deferred tax liabilities                                (578,363)         (341,563)
                                                                          --------------    --------------

                  Net deferred tax liability                              $     (269,731)   $      (55,980)
                                                                          ==============    ==============

                                   (Continued)



                                                                             37.

                         HOME LOAN FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2003, 2002 and 2001


NOTE 8 - INCOME TAXES (Continued)

Effective tax rates differ from federal statutory rates applied to financial statement income due to the following.

                                                           2003     2002         2001
                                                           ----     ----         ----
         Income taxes computed at the statutory
           tax rate on pretax income                    $964,667   $769,425    $727,663
         Tax effect of:
              ESOP                                        56,816     30,128         491
              Tax exempt interest                        (57,252)        --          --
              Nondeductible expenses and other              (631)   (11,953)     10,239
                                                        --------   --------    --------

                                                        $963,600   $787,600    $738,393
                                                        ========   ========    ========

         Effective tax rate                                 34.0%      34.8%       34.5%
                                                        ========   ========    ========

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


NOTE 9 - BENEFIT PLANS

The Corporation has a profit-sharing plan covering officers of the Corporation. Annual awards are based upon pre-established performance criteria of the Corporation and the individual officers. Awards are discretionary. The plan's expense amounted to $188,983, $186,048 and $172,632 for the years ended June 30, 2003, 2002 and 2001.


NOTE 10 - EMPLOYEE STOCK OWNERSHIP PLAN

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

                                   (Continued)



38.

                         HOME LOAN FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2003, 2002 and 2001



NOTE 10 - EMPLOYEE STOCK OWNERSHIP PLAN (Continued)

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

ESOP compensation expense was $371,841, $278,320 and $187,386 for the years ended June 30, 2003, 2002 and 2001. Year-end ESOP shares were as follows.

                                                                     2003          2002
                                                                     ----          ----
         Allocated shares                                           106,584        81,464
         Shares committed to be released for allocation              27,110        25,120
         Unreleased shares                                          100,572       127,682
                                                                 ----------    ----------
         Total ESOP shares                                          234,266       234,266
                                                                 ==========    ==========

         Fair value of unreleased shares at year-end             $1,538,752    $1,640,714
                                                                 ==========    ==========


NOTE 11 - STOCK OPTION AND INCENTIVE PLAN

The Home Loan Financial Corporation 1998 Stock Option and Incentive Plan ("Plan") was approved by the shareholders of the Corporation on October 13, 1998. A total of 224,825 common shares were available for granting stock options pursuant to the Plan. One-fifth of the options awarded become first exercisable on each of the first five anniversaries of the date of grant. However, upon the death or disability of a participant, the participant's shares will be deemed vested and nonforfeitable upon such date. The option period expires 10 years from the date of grant.

Options outstanding at year-end 2003 were as follows.

                                                                                             Weighted Average
          Grant Date          Exercise Price                                 Number           Remaining Life
          ----------          --------------                                 ------           --------------
         October 1998          $     7.69                                      78,509           5.29 years
         January 2000                8.19                                       8,000           6.54 years
                                                                         ------------

                                                                               86,509           5.39 years
                                                                         ============


                                   (Continued)



                                                                             39.

                         HOME LOAN FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2003, 2002 and 2001

NOTE 11 - STOCK OPTION AND INCENTIVE PLAN (Continued)

Information about options granted was as follows.

                                       2003                        2002                          2001
                             ------------------------    -------------------------     -------------------------
                                             Weighted-                   Weighted-                     Weighted-
                                              Average                     Average                       Average
                                Number of    Exercise       Number of    Exercise         Number of    Exercise
                                 Options       Price         Options       Price           Options       Price
                                 -------       -----         -------       -----           -------       -----
     Outstanding at
       beginning of year         141,433      $7.73           187,470    $  7.72           188,790     $   7.72
     Granted                          --         --                --         --                --          --
     Forfeited                    (7,344)      7.69            (4,997)      7.69            (1,320)        7.69
     Exercised                   (47,580)      7.72           (41,040)      7.69                --          --
                             -----------                -------------                 ------------
     Outstanding at
       end of year                86,509       7.74           141,433       7.73           187,470         7.72
                             ===========                =============                 ============
     Options exercisable
       at year-end                50,963       7.73            72,242       7.72            77,388         7.70
     Remaining shares
       available for grant        49,696                       42,352                       37,355


NOTE 12 - RECOGNITION AND RETENTION PLAN

The RRP was adopted by the Board of Directors and approved by the shareholders of the Corporation on October 13, 1998 to purchase 89,930 common shares, which is equal to 4% of the common shares sold in connection with the mutual-to-stock conversion. The RRP provides directors and certain key employees with an ownership interest in the Corporation by compensating such individuals for services to the Corporation.

In conjunction with the adoption of the RRP on October 13, 1998, the Board of Directors awarded 72,866 shares to certain directors, officers and employees of the Corporation. The Board of Directors awarded an additional 4,000 shares in January 2000. One-fifth of such shares will be earned and nonforfeitable on each of the first five anniversaries of the date of the award. In the event of the death or disability of a participant, however, the participant's shares will be deemed earned and nonforfeitable upon such date. During the year ended June 30, 2002, 1,798 shares were forfeited. No shares had previously been forfeited. At June 30, 2003, 60,394 shares had vested. At June 30, 2003, there were 14,862 shares reserved for future awards. Compensation expense related to RRP shares is based on the fair value of the shares at the date of grant. For the year ended June 30, 2003, 2002 and 2001, compensation expense totaled $174,788, $178,159 and $215,720.

                                   (Continued)



40.

                         HOME LOAN FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2003, 2002 and 2001





NOTE 13 - OFF-BALANCE-SHEET ACTIVITIES

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

A summary of the notional or contractual amounts of financial instruments with off-balance sheet risk at year-end follows.

                                                                        2003            2002
                                                                        ----            ----
         Lines of credit - variable rate                          $5,743,000       $4,085,000
         1-4 family residential real estate - variable rate        1,187,000          167,000
         1-4 family residential real estate - fixed rate           1,249,000          844,000
         Commercial real estate - variable rate                      145,000          560,000
         Credit card arrangements - fixed rate                     1,452,000        1,387,000

The interest rates on fixed-rate commitments ranged from 4.75% to 13.90% at June 30, 2003 and 6.75% to 13.90% at June 30, 2002.

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


                                   (Continued)



                                                                             41.

                         HOME LOAN FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2003, 2002 and 2001
--------------------------------------------------------------------------------

NOTE 14 - REGULATORY MATTERS

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

At June 30, 2003 and 2002, management believes the Bank complied with all regulatory capital requirements. Based on the computed regulatory capital ratios, the Bank was considered well capitalized under the Federal Deposit Insurance Act at June 30, 2003 and 2002. Management believes no conditions or events have occurred subsequent to last notification by regulators that would cause the Bank's capital category to change.

At year-end 2003 and 2002, the Bank's actual capital levels and minimum required levels were as follows.

                                                                                                                    To Be
                                                                                                              Well Capitalized
                                                                                                                Under Prompt
                                                                                   For Capital                   Corrective
                                                            Actual              Adequacy Purposes            Action Regulations
                                                            ------              -----------------            ------------------
                                                       Amount      Ratio        Amount       Ratio           Amount       Ratio
                                                       ------      -----        ------       -----           ------       -----
                                                                              (Dollars in thousands)
JUNE 30, 2003
Total capital (to risk-weighted assets)                $15,683      17.2%        $7,307       8.0%             $9,134     10.0%
Tier 1 (core) capital (to
  risk-weighted assets)                                 15,134      16.6          3,654       4.0               5,481      6.0
Tier 1 (core) capital (to adjusted
  total assets)                                         15,134      10.3          5,879       4.0               7,349      5.0
Tangible capital (to adjusted total assets)             15,134      10.3          2,205       1.5                 N/A

JUNE 30, 2002
Total capital (to risk-weighted assets)                $16,524      20.4%        $6,492       8.0%             $8,115     10.0%
Tier 1 (core) capital (to
  risk-weighted assets)                                 16,025      19.7          3,246       4.0               4,869      6.0
Tier 1 (core) capital (to adjusted
  total assets)                                         16,025      12.1          5,278       4.0               6,598      5.0
Tangible capital (to adjusted total assets)             16,025      12.1          1,979       1.5                 N/A

--------------------------------------------------------------------------------

                                  (Continued)

42.

                         HOME LOAN FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2003, 2002 and 2001
--------------------------------------------------------------------------------

NOTE 14 - REGULATORY MATTERS (Continued)

The Qualified Thrift Lender test requires at least 65% of assets be maintained in housing-related finance and other specified areas. If this test is not met, the Bank and HLFC become subject to certain operating and regulatory restrictions. Management believes that this test is met.

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

Office of Thrift Supervision ("OTS") regulations limit capital distributions by savings associations. Generally, capital distributions are limited to the current year to date undistributed net income and prior two years' undistributed net income, as long as the institution remains well capitalized after the proposed distribution. At year-end 2003, approximately $1,341,000 is available to pay dividends to the holding company without prior approval from the OTS. Subsequent to June 30, 2003, the Bank must obtain regulatory approval for dividends until fiscal 2004 net income exceeds $60,886.

NOTE 15 - FAIR VALUES OF FINANCIAL INSTRUMENTS

Financial instruments at year-end were as follows.

                                                                2003                                  2002
                                                                ----                                  ----
                                                   Carrying             Estimated           Carrying          Estimated
                                                    Amount             Fair Value            Amount          Fair Value
                                                    ------             ----------            ------          ----------
Financial assets:
      Cash and cash equivalents                  $  4,012,397        $  4,012,397         $  2,931,785       $  2,931,785
      Securities available for sale                 7,536,746           7,536,746            4,413,516          4,413,516
      Mortgage-backed securities
        available for sale                          9,850,287           9,850,287            9,738,990          9,738,990
      Loans, net of allowance for
        loan losses                               121,759,596         123,549,284          111,017,080        111,895,000
      FHLB stock                                    2,162,900           2,162,900            1,927,100          1,927,100
      Accrued interest receivable                     738,357             738,357              651,707            651,707

Financial liabilities:
      Demand, savings and money
        market deposit accounts                  $(42,895,777)       $(42,895,777)        $(39,915,472)      $(39,915,472)
      Certificates of deposit                     (43,057,259)        (44,769,843)         (39,857,615)       (40,414,000)
      FHLB advances                               (38,720,382)        (41,613,668)         (28,802,335)       (30,358,000)
      Accrued interest payable                       (580,142)           (580,142)            (590,581)          (590,581)

--------------------------------------------------------------------------------

                                   (Continued)

                                                                             43.

                         HOME LOAN FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2003, 2002 and 2001
--------------------------------------------------------------------------------

NOTE 15 - FAIR VALUES OF FINANCIAL INSTRUMENTS (Continued)

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

NOTE 16 - EARNINGS PER SHARE

The factors used in the earnings per share computation were as follows.


                                                              2003        2002           2001
                                                              ----        ----           ----
      BASIC EARNINGS PER COMMON SHARE
           Net income                                     $1,873,657    $1,475,414    $1,401,793
                                                          ==========    ==========    ==========
           Weighted average common
             shares outstanding                            1,637,466     1,666,750     1,831,507
           Less:  Average unallocated ESOP shares           (114,127)     (140,246)     (164,799)
           Less:  Average nonvested RRP shares               (26,846)      (40,851)      (56,509)
                                                          ----------    ----------    ----------
           Average shares                                  1,496,493     1,485,653     1,610,199
                                                          ==========    ==========    ==========
           Basic earnings per common share                $     1.25    $      .99    $      .87
                                                          ==========    ==========    ==========


                                                                     2003           2002          2001
                                                                     ----           ----          ----
      DILUTED EARNINGS PER COMMON SHARE
           Net income                                            $ 1,873,657    $ 1,475,414    $ 1,401,793
                                                                 ===========    ===========    ===========
           Weighted average common
             shares outstanding for basic
             earnings per common share                             1,496,493      1,485,653      1,610,199
           Add:  Dilutive effects of assumed exercises of
              stock options                                           47,865         46,594          2,501
           Add:  Dilutive efforts of average nonvested
             RRP shares                                                1,154             --             --
                                                                 -----------    -----------    -----------
           Average shares and dilutive potential
             common shares                                         1,545,512      1,532,247      1,612,700
                                                                 ===========    ===========    ===========
           Diluted earnings per common share                     $      1.21    $       .96    $       .87
                                                                 ===========    ===========    ===========

Unearned RRP shares did not have a dilutive effect on EPS for the year ended June 30, 2002 or 2001, as the fair value of the RRP shares on the date of grant was greater than the average market price for the period. For the year ended June 30, 2001, 10,500 stock options were not considered in computing diluted earnings per common share because they were antidilutive.

--------------------------------------------------------------------------------

                                  (Continued)

44.

                         HOME LOAN FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2003, 2002 and 2001
--------------------------------------------------------------------------------

NOTE 17 - PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION

Condensed financial information of HLFC as of June 30, 2003 and 2002, and for the years ended June 30, 2003, 2002 and 2001 was as follows.

                            CONDENSED BALANCE SHEETS
                             June 30, 2003 and 2002

                                                                    2003                2002
                                                                    ----                ----
      ASSETS
           Cash and cash equivalents                            $ 5,218,502       $  2,826,182
           Investment in banking subsidiary                      15,577,613         16,212,530
           Investment in non-banking subsidiary                       3,422                 --
           Loan receivable                                          807,433          1,002,608
           Other assets                                             136,601            103,181
                                                                -----------       ------------
           Total assets                                         $21,743,571       $ 20,144,501
                                                                ===========       ============
      Liabilities
           Deferred federal income tax                          $    33,120       $         --
      Shareholders' equity                                       21,710,451         20,144,501
                                                                -----------       ------------
           Total liabilities and shareholders' equity           $21,743,571       $ 20,144,501
                                                                ===========       ============

                         CONDENSED STATEMENTS OF INCOME
                    Years ended June 30, 2003, 2002 and 2001

                                                                          2003            2002         2001
                                                                          ----            ----         ----
      Dividends from subsidiary                                        $ 3,300,000    $       --    $       --
      Interest on loan                                                      59,455        70,065        80,200
      Other income                                                         228,691            --            --
                                                                       -----------    ----------    ----------
                Total interest income                                    3,588,146        70,065        80,200
      Operating expenses                                                   102,226        89,750        84,461
                                                                       -----------    ----------    ----------
      Income before income taxes and equity in
        undistributed earnings of subsidiary                             3,485,920       (19,685)       (4,261)
      Income tax expense (benefit)                                          59,700            --        (4,481)
                                                                       -----------    ----------    ----------
      Income before equity in undistributed
        earnings of subsidiaries                                         3,426,220       (19,685)          220
      Equity in undistributed earnings (distributions
        in excess of earnings) of banking subsidiary                    (1,555,985)    1,495,099     1,401,573
      Equity in undistributed earnings of
       non-banking subsidiary                                                3,422            --            --
                                                                       -----------    ----------    ----------
      Net income                                                       $ 1,873,657    $1,475,414    $1,401,793
                                                                       ===========    ==========    ==========

--------------------------------------------------------------------------------

                                  (Continued)

                                                                             45.

                         HOME LOAN FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2003, 2002 and 2001
--------------------------------------------------------------------------------

NOTE 17 - PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION (Continued)

                       CONDENSED STATEMENTS OF CASH FLOWS
                    Years ended June 30, 2003, 2002 and 2001


                                                             2003              2002              2001
                                                             ----              ----              ----
Cash flows from operating activities
Net income                                               $ 1,873,657       $ 1,475,414       $ 1,401,793
Adjustments to reconcile net income
  to cash provided by operations:
     (Equity in undistributed income) distributions
       in excess of earnings of subsidiaries               1,552,563        (1,495,099)       (1,401,573)
     Net changes in other assets                             (33,420)           (9,933)          (14,411)
     Deferred taxes                                           33,120                --                --
                                                         -----------       -----------       -----------
          Net cash from operating activities               3,425,920           (29,618)          (14,191)
Cash flows from investing activities
Proceeds from loan principal repayments                      195,175           178,922           170,911
                                                         -----------       -----------       -----------
     Net cash from investing activities                      195,175           178,922           170,911
Cash flows from financing activities
Cash dividends paid                                         (926,309)         (716,017)         (686,889)
Proceeds from exercise of stock options                      367,141           315,598                --
Purchase of treasury shares                                 (592,160)         (912,715)       (1,851,401)
Dividends on unallocated ESOP shares                         (77,447)          (71,479)          (72,479)
                                                         -----------       -----------       -----------
     Net cash from financing activities                   (1,228,775)       (1,384,613)       (2,610,769)
                                                         -----------       -----------       -----------
Net change in cash and cash equivalents                    2,392,320        (1,235,309)       (2,454,049)
Cash and cash equivalents at beginning of period           2,826,182         4,061,491         6,515,540
                                                         -----------       -----------       -----------
Cash and cash equivalents at end of year                 $ 5,218,502       $ 2,826,182       $ 4,061,491
                                                         ===========       ===========       ===========

--------------------------------------------------------------------------------

46.

                         HOME LOAN FINANCIAL CORPORATION
                             SHAREHOLDER INFORMATION

ANNUAL MEETING

The Annual Meeting of Shareholders will be held at 4:30 p.m., local time, on October 14, 2003 at the main office of the Bank at 401 Main Street, Coshocton, Ohio.

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
Coshocton, OH 43812-1580
(740) 622-0444


ANNUAL REPORT ON FORM 10-KSB

A copy of Home Loan Financial Corporation's Annual Report on Form 10-KSB for the year ended June 30, 2003, as filed with the Securities and Exchange Commission, may be obtained by a shareholder without charge by submitting a written request to Preston W. Bair, Chief Financial Officer, Home Loan Financial Corporation, 401 Main Street, Coshocton, Ohio 43812-1580.

--------------------------------------------------------------------------------

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
West Lafayette, OH 43845-1134


DIRECTORS OF THE CORPORATION AND THE BANK

Robert C. Hamilton (Chairman of the Board)                   Neal J. Caldwell
      President and Chief Executive Officer of                    Owner and Operator of Coshocton Veterinary Clinic
      The Home Loan Savings Bank and Home Loan Financial
      Corporation

Robert D. Mauch                                              Marion M. Sutton
      Owner of Robert D. Mauch CPA, a private practice             Chairperson of the Jones Metal Products Company
      accounting firm

Douglas L. Randles                                           Kyle R. Hamilton
      President of L.W. Randles Cheese, Inc.                       Executive Vice President of The Home Loan Savings Bank and
                                                                   Vice President of Home Loan Financial Corporation

Officers of the Corporation and the Bank

Robert C. Hamilton, President and Chief Executive Officer of the Corporation
        and the Bank
Kyle R. Hamilton, Vice President of the Corporation and Executive Vice
         President of the Bank
Preston W. Bair, Secretary, Treasurer and Chief Financial Officer of the
        Corporation and the Bank and Vice President of the Bank
David L. Smailes, Vice President of the Bank
Rebecca R. Porteus, Vice President of the Bank
Paula K. Carpenter, Assistant Vice President of the Bank
Christopher L. Harstine, Assistant Vice President of the Bank
Maryann Carpenter, Loan Officer of the Bank
D. Sharlynn Smith, Loan Officer of the Bank
Laura L. Miller, Assistant Vice President of the Bank

Special Counsel                                  Independent Auditors

Vorys, Sater, Seymour and Pease LLP              Crowe Chizek and Company LLC
221 East Fourth Street, Suite 2000               One Columbus
Cincinnati, OH  45202                            10 West Broad Street
                                                 Columbus, OH  43215

--------------------------------------------------------------------------------

48.