Form 10KSB, Exhibit 13
period 2004-06-30
HOME LOAN FINANCIAL CORP
filed 2004-09-28
CIK 1050894

                                                                     EXHIBIT 13

                         HOME LOAN FINANCIAL CORPORATION
                                 Coshocton, Ohio

                                  ANNUAL REPORT
                                  June 30, 2004

                         HOME LOAN FINANCIAL CORPORATION
                                 Coshocton, Ohio

                                  ANNUAL REPORT
                                  June 30, 2004

                                    CONTENTS

LETTER TO SHAREHOLDERS....................................................................................        2

BUSINESS OF HOME LOAN FINANCIAL CORPORATION...............................................................        4

MARKET PRICE OF THE CORPORATION'S COMMON SHARES AND
  RELATED SHAREHOLDER MATTERS.............................................................................        5

SELECTED CONSOLIDATED FINANCIAL INFORMATION AND
  OTHER DATA..............................................................................................        6

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS.....................................................................        8

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ..................................................       21

CONSOLIDATED FINANCIAL STATEMENTS

      Consolidated Balance Sheets.........................................................................       22

      Consolidated Statements of Income...................................................................       23

      Consolidated Statements of Comprehensive Income.....................................................       24

      Consolidated Statements of Changes in Shareholders' Equity..........................................       25

      Consolidated Statements of Cash Flows...............................................................       28

      Notes to Consolidated Financial Statements..........................................................       29

SHAREHOLDER INFORMATION...................................................................................       50

CORPORATE INFORMATION.....................................................................................       51

                                                                              1.

To Our Shareholders:

We are proud to share Home Loan Financial Corporation's fiscal 2004 consolidated financial results with you. In 2004, the sixth full year as a stock corporation, the Corporation achieved another solid year. Although the Corporation's earnings did not quite match last year's record, net income was still $1,785,000, despite a still sluggish economy. The primary reason for the modest earnings decline was an increase in the provision for loan losses and a decline in the net interest margin. The increase in the provision for loan losses was due to a $211,000 charge-off related to a commercial loan in bankruptcy. The Corporation's net interest margin is still strong at 4.11%, but it did decline as interest-earning assets repriced downward more than interest-bearing liabilities in the record low interest rate environment. The Corporation's noninterest expense to average assets ratio improved for the second straight year declining from 2.52% for fiscal 2003 to 2.47% for fiscal 2004.

The Corporation reached a new record high in total assets. Total assets increased 8.3% to $160.0 million at June 30, 2004 for a $12.2 million increase over June 30, 2003 totals. The increase in total assets was funded by an increase in deposits and borrowings from the Federal Home Loan Bank of Cincinnati. The majority of the asset growth occurred in the loan portfolio as net loans increased 8.0% to $131.5 million at June 30, 2004 from $121.8 million at June 30, 2003.

[BAR CHART]

                                  TOTAL ASSETS
                                  (in millions)

2000             2001            2002            2003            2004
$113.9          $122.4          $132.3          $147.8          $160.0

[BAR CHART]

                                    NET LOANS
                                  (in millions)

2000             2001            2002            2003            2004
$85.9           $101.3          $111.0          $121.8          $131.5

[BAR CHART]

                           DIVIDENDS PER COMMON SHARE

2000             2001            2002            2003            2004
$0.29           $0.41           $0.47           $0.61           $0.83

Because of the Corporation's strong capital position, the Board of Directors increased its dividend per share amount each quarter, declaring quarterly per share dividends during the year of $.175, $.18, $.185 and $.19, respectively. In addition, the Corporation paid a special $.10 per share dividend in fiscal 2004 to increase its annual dividend by 36.1% over 2003 levels to $.83 per share.

The Corporation's stock price increased $5.20 per share from the June 30, 2003 closing price of $15.30, to $20.50 at June 30, 2004. This represented a 34.0% increase for the year. Those investors that were part of the Corporation's initial conversion from a mutual to a stock company have seen their investment on March 25, 1998 grow from $6.00 per share (adjusted for the $4.00 special distribution in fiscal 1999) to $20.50 as of June 30, 2004.

2.

In addition, those shareholders have received $2.83 in dividends since the conversion. Based upon the Corporation's average stock price for fiscal 2004 of $18.48, the dividends of $.83 produced a yield of 4.49%. With this yield and the Corporation's financial results, we believe that Home Loan Financial Corporation continues to be a good investment choice.


[BAR CHART]

                  2003 AND 2004 QUARTERLY DAILY CLOSING PRICES

        1st Q - 2003    2nd Q - 2003    3rd Q - 2003    4th Q - 2003    1st Q - 2004    2nd Q - 2004    3rd Q - 2004    4th Q - 2004
High        13.21          13.91           14.50            15.49           17.49          21.19           20.55            21.21
Low         12.85          12.90           13.19            14.00           14.85          16.50           18.30            18.60

At Home Loan, we continue to look at opportunities to improve the Corporation's franchise value. The Corporation's subsidiary bank, The Home Loan Savings Bank, will be building a branch office in Mt. Vernon, Ohio which will open in fiscal 2005. This will be the Bank's first branch outside of Coshocton County and we are excited about the prospects to expand our franchise into Knox County. Additionally, the Bank purchased five lots next to the Walnut Street branch in Coshocton to provide opportunities for future expansion.

Effective July 1, 2004, The Home Loan Savings Bank converted from a state chartered savings and loan association to a state chartered savings bank to reduce the cost of examinations and regulation. With the new charter, the Bank will now be examined only by the State of Ohio - Division of Financial Institutions and the Federal Deposit Insurance Corporation, eliminating the expenses related to examinations by the Office of Thrift Supervision.

Corporate governance continues to be a focus for the Corporation. Beginning July 1, 2004, the Corporation has engaged outside accountants to assist the Corporation in the development and execution of an internal audit program. This was done to ensure a proper internal control environment and lay the groundwork for our compliance with Section 404 of the Sarbanes-Oxley Act which the Corporation will be required to report on in our fiscal 2006 annual report. Unfortunately, good corporate governance does not come without a lot of time, effort and cost. A July 2004 Financial Executive Institute survey found "that complying with Section 404 of The Sarbanes-Oxley Act will cost public companies an average 62% more than previously anticipated. The increase in Section 404 compliance costs stems from a 109% rise in internal costs, a 42% jump in external costs and a 40% increase in the fees charged by external auditors". At this time, we can not predict the magnitude of the costs the Corporation will incur to comply with Section 404 of the Sarbanes-Oxley Act, but it is safe to assume that compensation expenses and legal, audit and supervisory exam fees will increase significantly over current levels.

I want to invite you to read our entire annual report and I hope that after reading it, you are as proud of your Corporation as we are. I want to again close by thanking our employees, customers and shareholders for making Home Loan Financial Corporation the successful company that it is.

Sincerely,

Robert C. Hamilton
Chairman of the Board and President

                                                                              3.

BUSINESS OF HOME LOAN FINANCIAL CORPORATION

Home Loan Financial Corporation ("HLFC"), a unitary thrift holding company incorporated under the laws of the State of Ohio, owns all of the issued and outstanding common shares of The Home Loan Savings Bank ("Bank"), a savings bank incorporated under the laws of the State of Ohio. On March 25, 1998, HLFC acquired all of the common shares issued by the Bank upon its conversion from a mutual savings and loan association to a stock savings and loan association ("Conversion"). Effective July 1, 2004, the Bank converted to a state savings bank. HLFC also owns Home Loan Financial Services, Inc. and a 33% interest in Coshocton County Title Agency, LLC ("CCTA"). These entities are together referred to as the Corporation.

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

Home Loan Financial Services, Inc. is an Ohio corporation that was formed in 2002 to sell life insurance, annuities, long-term care insurance, and investment products. Its earnings have not been significant to the overall Corporation. CCTA was started in June 2002 and is a full service title insurance agency. The Corporation's earnings from CCTA totaled $221,000 in 2004 and $223,000 in 2003.

HLFC is subject to regulation, examination and oversight by the Office of Thrift Supervision of the United States Department of the Treasury ("OTS") because the Bank elected to be treated as a savings and loan for holding company purposes. The Bank is subject to regulation, examination and oversight by the FDIC and the State of Ohio Division of Financial Institutions. HLFC and the Bank are also subject to the provisions of the Ohio Revised Code generally applicable to corporations.

4.

MARKET PRICE OF THE CORPORATION'S COMMON SHARES AND RELATED SHAREHOLDER MATTERS

The Corporation had 1,688,907 common shares outstanding on August 27, 2004, held of record by approximately 639 shareholders. Price information with respect to the Corporation's common shares is quoted on The NASDAQ Stock Market, Inc. (Nasdaq). The high and low daily closing prices for the common shares of the Corporation from July 1, 2002 to June 30, 2004, as quoted by NASDAQ, and cash dividends paid by quarter are shown below.

                                                          Quarter ended
                                 September 30,    December 31,      March 31,       June 30,
                                     2003             2003            2004            2004
                                 ------------     ------------    ------------     -----------
High                             $     17.489     $    21.190     $     20.550     $    21.210
Low                                    14.851          16.500           18.300          18.600
Cash Dividends                          0.275           0.180            0.185           0.190

                                                          Quarter ended
                                 September 30,    December 31,      March 31,       June 30,
                                     2002             2002            2003            2003
                                 ------------     ------------    ------------     -----------
High                             $     13.210     $    13.910     $     14.500     $    15.490
Low                                    12.850          12.900           13.190          14.000
Cash Dividends                          0.135           0.150            0.160           0.165

Because the Corporation continues to be regulated by the OTS, the Bank must file an application with the OTS before it can declare and pay a dividend (1) if the proposed distribution would cause total distributions for that calendar year to exceed net income for that year to date plus retained net income for the preceding two years; (2) if the Bank will not be at least adequately capitalized following the capital distribution; or (3) if the proposed distribution would violate a prohibition contained in any applicable statute, regulation or agreement between the Bank and the OTS or the FDIC, or a condition imposed on the Bank in an OTS-approved application or notice. If the Bank is not required to file an application, it must file a notice with the OTS.

                                                                              5.

SELECTED CONSOLIDATED FINANCIAL INFORMATION AND OTHER DATA

The following tables set forth certain information concerning the consolidated financial condition, earnings and other data regarding the Corporation at the dates and for the periods indicated.

Selected Financial Condition and Other Data:

                                                                        At June 30,
                                         --------------------------------------------------------------------------
                                             2004           2003            2002           2001            2000
                                         ------------   -------------    -----------   ------------    ------------
                                                                (Dollars in thousands)
Assets                                   $    160,030   $     147,783   $    132,281   $    122,398    $    113,871
Cash and cash equivalents                       3,275           4,012          2,932          2,598           2,376
Securities available for sale                   7,106           7,537          4,414          2,535           3,418
Mortgage-backed securities
  available for sale                           10,322           9,850          9,739         12,192          18,423
FHLB stock                                      2,251           2,163          1,927          1,826           1,564
Bank owned life insurance                       3,017              --             --             --              --
Loans, net (1)                                131,550         121,760        111,017        101,307          85,853
Deposits                                       87,854          85,953         79,773         71,172          64,951
FHLB advances                                  48,756          38,720         28,802         30,925          28,625
Shareholders' equity                           22,309          21,710         20,145         19,332          19,449
Number of full-service offices                      3               3              3              3               3

Selected Operations Data:

                                                                    Year ended June 30,
                                         --------------------------------------------------------------------------
                                             2004           2003            2002           2001            2000
                                         ------------   -------------    -----------   ------------    ------------
                                                   (Dollars in thousands, except per share amounts)
Interest income                          $      9,643   $       9,729   $      9,497   $      9,588    $      8,259
Interest expense                                3,633           3,973          4,256          4,822           4,084
                                         ------------   -------------   ------------   ------------    ------------
Net interest income                             6,010           5,756          5,241          4,766           4,175
Provision for loan losses                         351             190            120            110             120
                                         ------------   -------------   ------------   ------------    ------------
Net interest income after
  provision for loan losses                     5,659           5,566          5,121          4,656           4,055
Noninterest income                                878             831            432            354             271
Noninterest expense                             3,777           3,560          3,290          2,870           2,717
                                         ------------   -------------   ------------   ------------    ------------
Income before income taxes                      2,760           2,837          2,263          2,140           1,609
Income tax expense                                975             963            788            738             578
                                         ------------   -------------   ------------   ------------    ------------
Net income                               $      1,785   $       1,874   $      1,475   $      1,402    $      1,031
                                         ============   =============   ============   ============    ============

Basic earnings per share                 $       1.13   $        1.25   $        .99   $        .87    $        .61
Diluted earnings per share               $       1.11   $        1.21   $        .96   $        .87    $        .60
Dividends per share                      $        .83   $         .61   $        .47   $        .41    $        .29

6.

Selected Financial Ratios and Other Data:

                                                                      At or for the year ended June 30,
                                                 --------------------------------------------------------------------------
                                                    2004              2003          2002              2001           2000
                                                 ----------         --------     ----------         --------       --------
Performance Ratios:
     Return on assets (ratio of net
       income to average total assets)                 1.17%            1.33%          1.17%            1.17%          0.95%
     Return on equity (ratio of net
       income to average equity)                       7.97             8.94           7.43             7.06           5.26
     Interest rate spread (2)                          3.63             3.70           3.55             3.16           2.97
     Net interest margin (3)                           4.11             4.28           4.29             4.11           3.97
     Noninterest expense to average
       assets                                          2.47             2.52           2.60             2.40           2.51
     Efficiency ratio (4)                             55.25            53.57          57.99            56.24          61.11
     Net interest income to
       noninterest expense (5)                       160.81           163.31         159.30           166.06         153.65
     Average interest-earning assets to
       average interest-bearing liabilities            1.20x            1.20x          1.21x            1.23x          1.25x

Equity Ratios:
     Average equity to average
       assets                                         14.64%           14.85%         15.70%           16.63%         18.12%
     Shareholders' equity to total
       assets at end of period                        13.94            14.69          15.23            15.79          17.08
     Dividend payout ratio (6)                        73.45            48.80          47.47            47.13          47.54

Asset Quality Ratios and Other Data:
     Nonperforming assets to average
       assets (7)                                      0.95             0.47           1.04             0.20           0.09
     Nonperforming assets to total
       assets at end of period (7)                     0.95             0.49           1.08             0.19           0.09
     Nonperforming loans to gross
       loans (8)                                       1.10             0.54           1.17             0.23           0.12
     Allowance for loan losses to
       gross loans (8)                                 0.43             0.45           0.45             0.45           0.47
     Allowance for loan losses to
       nonperforming loans                            39.51            83.36          38.10           197.61         404.89
     Net charge-offs to average loans                  0.25             0.12           0.08             0.06           0.05
     Total nonperforming loans                   $1,450,000         $658,000     $1,311,000         $234,000       $100,000
     Total nonperforming assets                  $1,514,000         $720,000     $1,433,000         $234,000       $100,000

(1) Loans are shown net of loans in process, net deferred loan fees and costs and the allowance for loan losses.

(2) The interest rate spread represents the difference between the weighted average tax equivalent yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(3) The net interest margin represents tax equivalent net interest income as a percent of average interest-earning assets.

(4) The efficiency ratio represents noninterest expense divided by the sum of tax equivalent net interest income and noninterest income, excluding security gains and losses.

(5) Net interest income includes tax equivalent adjustment of nontaxable securities.

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

                                                                              7.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

The following is management's analysis of the Corporation's consolidated financial condition and consolidated results of operations as of and for the year ended June 30, 2004, compared to prior years. This discussion is designed to provide a more comprehensive review of the operating results and financial position than could be obtained from an examination of the consolidated financial statements alone. This analysis should be read in conjunction with the consolidated financial statements and related footnotes and the selected financial data included elsewhere in this report.

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

The Corporation is not aware of any trends, events or uncertainties that will have or are reasonably likely to have a material effect on its liquidity, capital resources or operations except as discussed herein. The Corporation is not aware of any current recommendations by regulatory authorities that would have such an effect if implemented.

The Corporation does not undertake, and specifically disclaims, any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

FINANCIAL CONDITION

Total assets at June 30, 2004 were $160.0 million, compared to $147.8 million at June 30, 2003, an increase of $12.2 million, or 8.3%. The increase in total assets was primarily in loans, which were funded by an increase in deposits and borrowings from the Federal Home Loan Bank, and the purchase of Bank owned life insurance.

Securities available for sale decreased from $7.5 million at June 30, 2003 to $7.1 million at June 30, 2004. The majority of the available for sale securities portfolio remains invested in obligations of state and political subdivisions with an average taxable equivalent yield of 5.38%, which is favorable compared to the yields on other investment alternatives. Mortgage-backed securities, which totaled $10.3 million at June 30, 2004, increased $471,000.

8.

Loan growth, which totaled $9.8 million, occurred in several loan categories. The significant changes were one- to four-family residential real estate loans, which increased $2.4 million, or 3.0%, home equity loans, which increased $1.1 million or 21.6%, nonresidential real estate loans, which increased $4.3 million, or 32.9%, commercial loans, which increased $1.0 million, or 16.3%, and automobile loans, which increased $509,000 or 6.6%. These increases are reflective of competitive pricing in the marketplace , the current low interest rate environment, and continued marketing efforts within the communities the Corporation serves.

Bank owned life insurance increased $3.0 million due to a purchase of the insurance in May 2004. The noninterest income earned on the life insurance will help offset future employee benefit costs such as hospitalization and retirement plan expense.

Total deposits increased $1.9 million from $86.0 million at June 30, 2003 to $87.9 million at June 30, 2004. The Corporation had an increase in negotiable order of withdrawal ("NOW") and money market accounts of $4.5 million. This increase was partially offset by decreases of $2.0 million in certificates of deposit, $287,000 in noninterest-bearing demand account, and $277,000 in savings accounts. The increase in NOW and money market accounts resulted from the Corporation being more aggressive in its pricing of money market accounts compared to the local market. Generating deposit growth was a priority for the Corporation because it helped to fund the loan demand and to leverage its capital position. Certificates of deposit, as a percent of total deposits, decreased from 50.1% at June 30, 2003 to 46.7% at June 30, 2004. Almost all certificates of deposit issued by the Bank mature in less than five years.

Federal Home Loan Bank advances totaled $48.8 million at June 30, 2004, compared to $38.7 million at June 30, 2003. At June 30, 2004, Federal Home Loan Bank advances consisted of $4.0 million of short-term cash management advances, $17.0 million of long-term convertible fixed-rate advances, $17.7 million of fixed-rate advances, and $10.0 million of long-term amortizing select payment mortgage matched advances. The select pay mortgage-matched advances require monthly principal and interest payments and annual additional principal payments. The convertible long-term advances have a fixed rate for a specified number of years and then convert to an adjustable rate at the option of the Federal Home Loan Bank. If the convertible option is exercised, the advance may be prepaid at any time without penalty. The Corporation utilized the additional borrowings to help fund loan growth.

Total shareholders' equity increased from $21.7 million at June 30, 2003 to $22.3 million at June 30, 2004. The increase resulted primarily from the current year earnings retained, the increase in equity from the allocation of the employee stock ownership plan shares, the vesting of the recognition and retention plan shares, the exercise of stock options to acquire 49,762 shares, and was partially offset by dividends paid, repurchases of the Corporation's stock, and the decrease in market value of the Corporation's available-for-sale and mortgage-backed securities.

                                                                              9.

CONTRACTUAL OBLIGATIONS, COMMITMENTS, CONTINGENT LIABILITIES AND OFF-BALANCE SHEET ARRANGEMENTS

The following table presents, as of June 30, 2004, significant fixed and determinable contractual obligations by payment date. The payment amounts represent those amounts contractually due to the recipient and do not include any unamortized premiums or discounts, hedge basis adjustments, or other similar carrying value adjustments.

                                                             Year Ended June 30,
                                    2005         2006          2007         2008        2009      Thereafter
                                 ---------    ---------    ---------    ---------    ---------    ----------
                                                           (Dollars in thousands)
Deposits without maturity        $  46,839    $      --    $      --    $      --    $      --     $     --
Certificates of deposit             18,758        8,657        9,305        3,790          496            8
FHLB advances                        8,358        4,804        6,858        6,205        8,663       13,868

Note 13 to the consolidated financial statements discusses in greater detail other commitments and contingencies and the various obligations that exist under those agreements. Examples of these commitments and contingencies include commitments to extend credit to borrowers under lines of credit and employment agreements with certain executive officers.

At June 30, 2004, the Corporation had no unconsolidated subsidiaries other than its interest in CCTA, and no related special purpose entities, nor did the Corporation engage in derivatives or hedging contracts, such as interest rate swaps, that may expose the Corporation to liabilities greater than the amounts recorded on the consolidated balance sheet.

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

COMPARISON OF RESULTS OF OPERATIONS FOR THE YEARS ENDED JUNE 30, 2004 AND JUNE 30, 2003

NET INCOME. The Corporation's net income for the year ended June 30, 2004 was $1,785,000, compared to $1,874,000 for the year ended June 30, 2003, a decrease of $89,000 or 4.7%. The decrease in net income was primarily the result of increases in noninterest expense and the provision for loan losses, which were partially offset by an increase in net interest income and noninterest income.

NET INTEREST INCOME. Net interest income totaled $6,010,000 for the year ended June 30, 2004, compared to $5,755,000 for the year ended June 30, 2003, an increase of $255,000, or 4.4%. The change in net interest income is attributable to the growth in average interest-earning assets more than offsetting the decline in net interest margin. Yields on interest-earning assets and the cost of funding those assets are both down significantly due to the continued low interest rate environment.

10.

The increase in interest income was due primarily to a higher average balance of loans, partially offset by a decrease in the average yield earned on loans. The yield on loans declined 62 basis points from the 2003 yield.

Interest earned on securities totaled $648,000 for the year ended June 30, 2004, compared to $763,000 for the year ended June 30, 2003. The decrease was primarily the result of a decrease in the yield earned on securities.

Total interest expense decreased $341,000 for the year ended June 30, 2004, compared to the year ended June 30, 2003. This decrease was the result of a decrease in the average rate paid on deposits and Federal Home Loan Bank advances, partially offset by an increase in average balances of interest-bearing deposits and Federal Home Loan Bank advances. These liabilities were utilized primarily to fund loan growth during the year.

Interest paid on deposits decreased $392,000 for the year ended June 30, 2004, compared to the year ended June 30, 2003. The average interest rate paid on deposits declined 61 basis points from 2003 which more than offset the increase in the average balance of deposits. Interest on FHLB advances and other borrowings totaled $1,898,000 for the year ended June 30, 2004, compared to $1,847,000 for the year ended June 30, 2004, an increase of $51,000. The effect of the 63 basis point decline in the average rate on FHLB advances was more than offset by the increase in the average balance.

Interest rates, both longer-term and shorter-term rates, have begun to rise from their historic lows. In a rising interest rate environment, the Corporation does not expect any significant interest margin compression and intends to keep deposit rates competitively priced in relation to the market and utilize alternative sources of funds to help manage its interest rate risk.

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

The provision for loan losses for the years ended June 30, 2004 and June 30, 2003 totaled $351,000 and $190,000, respectively. The allowance for loan losses totaled $573,000, or 0.43% of gross loans, at June 30, 2004, compared to $549,000, which was 0.45% of gross loans, at June 30, 2003. Nonperforming loans have increased from $658,000 at June 30, 2003 to $1.5 million at June 30, 2004 primarily due to the addition of one large commercial business loan. Net charge-offs increased to 0.25% of average loans in 2004 but still remain at modest levels. The Corporation experienced a charge-off of $112,000 for the year ended June 30, 2004, related to a commercial loan in bankruptcy. The Corporation has generally experienced a low charge-off history which is the product of a variety of factors, including the Corporation's underwriting guidelines, which generally require a loan-to-value or projected completed value ratio of 80% for purchase or construction of one- to four-family residential properties and 75% for commercial real estate and land loans, established income information and defined ratios of debt to income.

                                                                             11.

NONINTEREST INCOME. Noninterest income includes service fees, securities gains and losses, loan sale gains, earnings from CCTA and other miscellaneous income. For the year ended June 30, 2004, noninterest income totaled $878,000 compared to $831,000 for the year ended June 30, 2003. The Corporation recognized gains of $48,000 associated with the sale of $1.8 million in mortgage loans to the Federal Home Loan Mortgage Corporation. Selling loans on the secondary market enables the Corporation to manage interest rate risk by reducing the Corporation's investment in long-term fixed-rate mortgages while still providing this product to its customers. The Corporation recognized $221,000 of distributed earnings from its 33% ownership of CCTA in 2004 as a result of the refinancing boom that continued through most of 2004. If interest rates continue to rise, refinancings may decrease, which will likely result in reduced income to the Corporation from CCTA. During the year, the Corporation recognized gains of $114,000 from the sale of mortgage-backed securities. The mortgage-backed securities were sold to capture gains in the portfolio that would decline as interest rates increased. The proceeds from the sale were reinvested in mortgage-backed securities with similar average lives.

NONINTEREST EXPENSE. Noninterest expense increased $217,000, or 6.1%, for the year ended June 30, 2004, compared to the year ended June 30, 2003. The increase in noninterest expense was mostly due to an increase in salaries and employee benefits, computer processing and other expenses.

Salaries and employee benefits expense increased $135,000, or 6.2%. The increase was the result of normal annual merit increases and additional staff, and additional expense recognized for the Corporation's ESOP of $141,000 because of the increase in the Corporation's average stock price compared to the prior year. The majority of the awarded RRP shares became fully vested in the early part of fiscal 2004 and resulted in less expense in 2004 and mitigated some of the other increases to salaries and employee benefits. The increase in computer processing was due to the addition of online banking in the fall 2003. This new delivery channel to customers has been successful with more than 10% of demand deposit customers signing up for the service which is being offered currently with no monthly service charge for online banking only. Other expense increased in 2004 primarily due to increases in ATM usage fees and advertising costs. Noninterest expenses such as salaries and employee benefits, office occupancy and data processing will see future increases in conjunction with the opening of the new branch in Mount Vernon as well as normal growth of the Corporation.

INCOME TAX EXPENSE. The volatility of income tax expense is primarily attributable to the change in income before income taxes. Income tax expense totaled $975,000 for the year ended June 30, 2004, compared to $964,000 for the year ended June 30, 2003. The effective tax rate was 35.3% for the year ended June 30, 2004, compared to 34.0% for the year ended June 30, 2003. The increase in the effective rate is primarily due to the impact of the Corporation's higher average stock price on the Corporation's stock-based benefits plans.

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

NET INTEREST INCOME. Net interest income totaled $5,755,000 for the year ended June 30, 2003, compared to $5,241,000 for the year ended June 30, 2002, an increase of $514,000, or 9.8%. The change in net interest income is attributable to maintaining a relatively stable net interest margin and an increase in average interest-earning assets. Due to the downward trend in interest rates which began in January 2001, yields on interest-earning assets and the cost of funding those assets were both down significantly.

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

ALLOWANCE AND PROVISION FOR LOAN LOSSES. The provision for loan losses for the years ended June 30, 2003 and June 30, 2002 totaled $190,000 and $120,000, respectively. The allowance for loan losses totaled $549,000, or 0.45% of gross loans, at June 30, 2003, compared to $499,000, which was also 0.45% of gross loans, at June 30, 2002. Nonperforming loans have decreased from $1.3 million at June 30, 2002 to $658,000. Net charge-offs increased to 0.12% of average loans in 2003 but still remained at modest levels.

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

                                                                             13.

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

                                                                             Year ended June 30,
                                     ---------------------------------------------------------------------------------------------
                                                     2004                           2003                           2002
                                     ------------------------------  -----------------------------  ------------------------------
                                       Average     Interest            Average    Interest            Average    Interest
                                     outstanding   earned/   Yield/  outstanding   earned/  Yield/  outstanding   earned/  Yield/
                                       balance       paid     rate     balance      paid     rate     balance      paid     rate
                                     -----------   --------  ------  -----------  --------  ------  -----------  --------  -------
                                                                       (Dollars in thousands)
Interest-earning assets:
   Loans (1)                         $   128,901   $  8,907    6.91% $ 117,843    $ 8,875     7.53% $   107,002  $  8,582     8.02%
   Securities available for sale(2)        1,971         54    2.78      2,051         68     3.37        2,303       128     5.60
   Mortgage-backed securities
     available for sale(2)                 9,333        383    4.15      9,007        499     5.74       10,996       686     6.33
   Nontaxable securities available
     for sale(2)                           5,312        273    5.38      5,129        254     5.12           --        --       --
   FHLB stock and other                    2,530         88    3.46      2,408         90     3.75        2,089       101     4.86
                                     -----------   --------          ---------    -------           -----------  --------
   Total interest-earning assets         148,047      9,705    6.57    136,438      9,786     7.20      122,390     9,497     7.77
                                                   --------                       -------                        --------
Noninterest-earning assets                 4,935                         4,685                            4,161
                                     -----------                     ---------                      -----------
     Total assets                    $   152,982                     $ 141,123                      $   126,551
                                     ===========                     =========                      ===========

Interest-bearing liabilities:
   Demand deposits                   $    23,650        217    0.92% $  21,960        332     1.51  $    19,739       418     2.12
   Savings accounts                       13,161        102    0.78     12,915        155     1.20       12,107       219     1.81
   Certificates of deposit                42,673      1,415    3.32     41,378      1,639     3.96       38,118     2,010     5.27
                                     -----------   --------          ---------    -------           -----------  --------
     Total deposits                       79,484      1,734    2.18     76,253      2,126     2.79       69,964     2,647     3.78

   FHLB advances and
     other borrowings                     44,087      1,898    4.31     37,352      1,847     4.94       30,817     1,609     5.22
                                     -----------   --------          ---------    -------           -----------  --------

     Total interest-bearing
       liabilities                       123,571      3,632    2.94    113,605      3,973     3.50      100,781     4,256     4.22
                                                   --------                       -------                        --------
Noninterest-bearing liabilities            7,020                         6,562                            5,902
                                     -----------                     ---------                      -----------
     Total liabilities                   130,591                       120,167                          106,683
Equity                                    22,391                        20,956                           19,868
                                     -----------                     ---------                      -----------
     Total liabilities and equity    $   152,982                     $ 141,123                      $   126,551
                                     ===========                     =========                      ===========

Net interest income;
  interest-rate spread(3)                          $  6,073    3.63%              $ 5,813     3.70%              $  5,241     3.55%
                                                   ========  ======               =======   ======               ========  =======

Net earning assets                   $    24,476                     $  22,833                      $    21,609
                                     ===========                     =========                      ===========

Net interest margin(4)                                         4.11%                          4.28%                           4.29%
                                                             ======                         ======                         =======

Average interest-earning assets
  to interest-bearing liabilities           1.20x                         1.20x                            1.21x
                                     ===========                     =========                      ===========

---------
(1) Net of net deferred loan fees and costs and loans in process. Nonaccruing loans have been included in the table as loans carrying a zero yield.

(2) Includes unrealized gains and losses. Yield is based on amortized cost. The yield on nontaxable securities has been computed on a fully tax equivalent basis. As a result, interest income on nontaxable securities has been increased by $63 from the financial statement balance.

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

                                                                           Year ended June 30,
                                                 ---------------------------------------------------------------
                                                         2004 vs. 2003                     2003 vs. 2002
                                                 ------------------------------    -----------------------------
                                                      Increase                         Increase
                                                      (decrease)                       (decrease)
                                                        due to                           due to
                                                 ------------------                -----------------
                                                 Volume       Rate       Total      Volume     Rate       Total
                                                 ------      ------     -------    -------   -------    --------
                                                                           (In thousands)
Interest income attributable to:
     Loans                                       $  796      $ (764)    $    32    $   836   $  (543)   $    293
     Securities available for sale                   (2)        (12)        (14)       (13)      (47)        (60)
     Mortgage-backed securities
       available for sale                            30        (146)       (116)      (128)      (59)       (187)
     Tax-exempt securities                            6          13          19        254        --         254
     FHLB stock and other                             4          (6)         (2)        14       (25)        (11)
                                                 ------      ------     -------    -------   -------    --------

         Total interest-earning assets           $  834      $ (915)        (81)   $   963   $  (674)        289
                                                 ======      ======                =======   =======

Interest expense attributable to:
     Demand deposits                             $   24      $ (139)       (115)   $    43   $  (129)        (86)
     Savings accounts                                 3         (56)        (53)        14       (78)        (64)
     Certificates of deposit                         50        (274)       (224)       161      (532)       (371)
     FHLB advances and
       other borrowings                             308        (257)         51        327       (89)        238
                                                 ------      ------     -------    -------   -------    --------

         Total interest-bearing liabilities      $  385      $ (726)       (341)   $   545   $  (828)       (283)
                                                 ======      ======     -------    =======   =======    --------

Net interest income                                                     $   260                         $    572
                                                                        =======                         ========

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

Presented below, as of June 30, 2004, is an analysis of the Bank's interest rate risk as measured by changes in NPV for instantaneous and sustained parallel shifts of 100 basis points in market interest rates. As illustrated in the table, the Bank's NPV is more sensitive to an increasing interest rate environment. The result principally occurs because, as rates rise, borrowers typically do not prepay loans as quickly as they do when interest rates are declining. Thus, in a rising interest-rate environment, the amount of interest the Bank would receive on its loans would increase relatively slowly as loans are repaid and new loans are made at higher rates. However, the interest the Bank would pay on its deposit products would increase more rapidly because the deposit portfolio generally has shorter periods to repricing. The Bank also is negatively impacted with a 100 basis point decline in interest rates. Although the Bank's interest-bearing liabilities would reprice sooner than interest-earning assets, with interest rates being at historical lows, some interest-bearing liabilities can not decline by a full 100 basis points because they are currently paying less than 1.00%.

                                                                             NPV as % of
                                                                          Portfolio Value
                                   Net Portfolio Value                       Of Assets
                     -------------------------------------------      --------------------------
 Change                                                                              Basis Point
in Rates             $ Amount         $ Change          % Change      NPV Ratio        Change
--------             --------         --------          --------      ---------        ------
(Dollars in thousands)
 300                 $21,125          $(2,986)           (12.0)%        13.26%        (114) bp
 200                  22,716           (1,394)            (6.0)         13.98          (42)
 100                  23,768             (343)            (1.0)         14.39           (1)
Static                24,110               --               --          14.40           --
(100)                 23,520             (590)            (2.0)         13.92          (48)

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

                                                                             17.

LIQUIDITY AND CAPITAL RESOURCES

The Corporation's liquidity, primarily represented by cash and cash equivalents, is a result of its operating, investing and financing activities. These activities are summarized below for the last three fiscal years.

                                                                                    Year Ended June 30,
                                                                   ------------------------------------------------
                                                                        2004              2003             2002
                                                                   -------------     ------------      ------------
                                                                                  (Dollars in thousands)
Net income                                                         $       1,785     $      1,874      $      1,475
Adjustments to reconcile net income to net
  cash from operating activities                                           1,208              620               782
                                                                   -------------     ------------      ------------
Net cash from operating activities                                         2,993            2,494             2,257
Net cash from investing activities                                       (14,362)         (16,360)           (7,088)
Net cash from financing activities                                        10,632           14,946             5,165
                                                                   -------------     ------------      ------------
Net change in cash and cash equivalents                                     (737)           1,080               334
Cash and cash equivalents at beginning of period                           4,012            2,932             2,598
                                                                   -------------     ------------      ------------
Cash and cash equivalents at end of period                         $       3,275     $      4,012      $      2,932
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

The Bank is required by regulations to meet certain minimum capital requirements. Current capital requirements call for tangible capital of 1.5% of adjusted total assets, core capital (which, for the Bank, consists solely of tangible capital) of 3.0% to 4.0% of adjusted total assets (depending on the Bank's examination rating) and risk-based capital (which, for the Bank, consists of core capital and general valuation allowances) of 8.0% of risk-weighted assets (assets are weighted at percentage levels ranging from 0% to 100% depending on their relative risk). See note 14 to the financial statements.

The following table summarizes regulatory capital requirements and the Bank's actual capital at June 30, 2004.

                                                                              Excess of Actual
                                                                                Capital Over
                                                                                   Current
                              Actual Capital          Current Requirement        Requirement
                          ----------------------  -----------------------    ------------------    Applicable
                           Amount      Percent      Amount      Percent      Amount     Percent    Asset Total
                         ----------    -------     -------      -------      -------    -------    -----------
                                                             (Dollars in thousands)
Tangible capital         $   17,591     11.0%      $ 2,402        1.5%       $15,189      9.5%       $ 160,151
Core capital                 17,591     11.0         6,406        4.0         11,185      7.0          160,151
Core risk-based capital      17,591     17.2         4,086        4.0         13,505     13.2          102,155
Total risk-based
  capital                    18,164     17.8         8,172        8.0          9,992      9.8          102,155

18.

IMPACT OF NEW ACCOUNTING STANDARDS

In April 2003, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities". This Statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities. This Statement is effective for contracts entered into or modified after June 30, 2003, with certain exceptions, and for hedging relationships designated after June 30, 2003. The adoption of this statement did not have an impact on the Corporation's financial statements since it does not have any of these types of instruments.

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

In December 2003, FASB issued FASB Interpretation ("FIN") 45, "Grantors Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." This Interpretation requires recognizing the fair value of guarantees made and information about the maximum potential payments that might be required, as well as the collateral or other recourse obtainable. Interpretation 45 covers guarantees such as standby letters of credit, performance guarantees, and direct or indirect guarantees of the indebtedness of others, but not guarantees of funding. The adoption of this Statement did not have an impact on the Corporation's financial statements since it does not have any of these types of instruments.

In December 2003, FASB issued FIN 46, "Consolidation of Variable Interest Entities." This Interpretation, as revised in December 2003, changes the accounting model for consolidation from one based on consideration of control through voting interests. Whether to consolidate an entity will now also consider whether that entity has sufficient equity at risk to enable it to operate without additional financial support, whether the equity owners in that entity lack the obligation to absorb expected losses or the right to receive residual returns of the entity, or whether voting rights in the entity are not proportional to the equity interest and substantially all the entity's activities are conducted for an investor with few voting rights. The adoption of this Statement did not have an impact on the Corporation's financial statements.

In November 2003, the updated Emerging Issues Task Force ("EITF") Issue 03-1, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments" to require additional numerical and narrative disclosures for debt and marketable equity securities that have unrealized losses. The Corporation included the disclosures in the 2004 consolidated financial statements.

This consensus also addresses the issue of determining the meaning of other-than-temporary impairment and its application to investments classified as either available-for-sale or held-to-maturity and investments accounted for under the cost method or the equity method. For equity securities (including cost method investments), and for debt securities that can contractually be prepaid or otherwise settled in such a way that the investor would not recover substantially all of its cost, an impairment is other-than-temporary unless the investor has the ability and intent to hold an investment for a reasonable period of time sufficient for a forecasted recovery of fair value up to (or beyond) the cost of the investment, and evidence indicating that the cost of the investment is recoverable within a reasonable period of time

                                                                             19.

outweighs evidence to the contrary. For all other debt securities, an impairment shall be deemed other than temporary if the investor does not have the ability and intent to hold an investment until a forecasted recovery of fair value up to (or beyond) the cost of the investment, which in certain cases may mean until maturity, or it is probable that the investor will be unable to collect all amounts due according to the contractual terms of the debt security.

If the impairment is other than temporary, the investor should recognize impairment equal to the difference between the investment's cost and its fair value. The impairment loss should be recognized in earnings equal to the difference between cost and fair value of the investment at the end of the reporting period. The fair value becomes the new cost basis of the investment and should not be adjusted for subsequent recoveries in fair value.

Beginning with interim periods starting July 1, 2004 and thereafter, EITF 03-01 has been further updated and states that "Although not presumptive, a pattern of selling investments at a loss prior to the forecasted recovery of fair value may call into question the investor's intent" to hold the securities until they recover from their loss position. Thus, such an investor may not be able to demonstrate that it has the ability and intent to hold other available for sale securities in a loss position until their fair value recovers.

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

20.

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders
Home Loan Financial Corporation
Coshocton, Ohio

We have audited the accompanying consolidated balance sheets of Home Loan Financial Corporation as of June 30, 2004 and 2003, and the related consolidated statements of income, comprehensive income, changes in shareholders' equity and cash flows for each of the three years in the period ended June 30, 2004. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Home Loan Financial Corporation as of June 30, 2004 and 2003, and the results of its operations and its cash flows for each of the three years in the period ended June 30, 2004 in conformity with U.S. generally accepted accounting principles.

                                                    Crowe Chizek and Company LLC

Columbus, Ohio
July 29, 2004

                                                                             21.

                         HOME LOAN FINANCIAL CORPORATION
                           CONSOLIDATED BALANCE SHEETS
                             June 30, 2004 and 2003

                                                                                       2004              2003
                                                                                -----------------    --------------
ASSETS
Cash and due from financial institutions                                        $     3,034,819    $      3,751,220
Interest-bearing deposits in other financial institutions                               240,366             261,177
                                                                                ---------------    ----------------
     Total cash and cash equivalents                                                  3,275,185           4,012,397
Securities available for sale                                                         7,105,703           7,536,746
Mortgage-backed securities available for sale                                        10,321,735           9,850,287
Federal Home Loan Bank stock                                                          2,250,700           2,162,900
Loans, net of allowance of $573,115 and $548,543
  in 2004 and 2003                                                                  131,549,778         121,759,596
Premises and equipment, net                                                           1,380,927           1,218,370
Accrued interest receivable                                                             719,141             738,357
Bank owned life insurance                                                             3,016,864                  --
Other assets                                                                            410,239             504,077
                                                                                ---------------    ----------------

         Total assets                                                           $   160,030,272    $    147,782,730
                                                                                ===============    ================

LIABILITIES
Deposits                                                                        $    87,853,639    $     85,953,036
Federal Home Loan Bank advances                                                      48,756,389          38,720,382
Accrued interest payable                                                                503,994             580,142
Accrued expenses and other liabilities                                                  606,824             818,719
                                                                                ---------------    ----------------
     Total liabilities                                                              137,720,846         126,072,279

SHAREHOLDERS' EQUITY
Preferred stock, no par value, 500,000 shares authorized,
  none issued                                                                                --                  --
Common stock, no par value, 9,500,000 shares authorized,
  2,248,250 shares issued                                                                    --                  --
Additional paid-in capital                                                           14,508,999          14,166,911
Retained earnings                                                                    14,722,513          14,514,056
Unearned employee stock ownership plan shares                                          (773,982)         (1,067,434)
Unearned recognition and retention plan shares                                         (189,779)           (256,212)
Treasury stock, at cost, 566,543 shares in 2004 and
  596,305 shares in 2003                                                             (5,818,102)         (6,090,975)
Accumulated other comprehensive income (loss)                                          (140,223)            444,105
                                                                                ---------------    ----------------
     Total shareholders' equity                                                      22,309,426          21,710,451
                                                                                ---------------    ----------------

         Total liabilities and shareholders' equity                             $   160,030,272    $    147,782,730
                                                                                ===============    ================

          See accompanying notes to consolidated financial statements.

22.

                         HOME LOAN FINANCIAL CORPORATION
                        CONSOLIDATED STATEMENTS OF INCOME
                    Years ended June 30, 2004, 2003 and 2002

                                                                        2004             2003             2002
                                                                  --------------    -------------    --------------
Interest income
     Loans, including fees                                        $    8,906,834    $   8,875,069    $    8,582,051
     Taxable securities                                                  437,892          566,463           813,718
     Nontaxable securities                                               210,212          196,924                --
     Dividends on Federal Home Loan Bank stock and other                  87,944           90,349           101,569
                                                                  --------------    -------------    --------------
         Total interest income                                         9,642,882        9,728,805         9,497,338

Interest expense
     Deposits                                                          1,734,469        2,126,418         2,646,862
     Federal Home Loan Bank advances                                   1,898,129        1,846,922         1,609,344
                                                                  --------------    -------------    --------------
         Total interest expense                                        3,632,598        3,973,340         4,256,206
                                                                  --------------    -------------    --------------

Net interest income                                                    6,010,284        5,755,465         5,241,132

Provision for loan losses                                                351,000          190,000           120,000
                                                                  --------------    -------------    --------------

Net interest income after provision for loan losses                    5,659,284        5,565,465         5,121,132

Noninterest income
     Service charges and other fees                                      392,075          308,223           298,168
     Securities gains, net                                               114,843               --                --
     Net gains on sales of loans                                          47,930          192,388            29,216
     Earnings from Coshocton County Title Agency                         221,166          222,691                --
     Other                                                               101,733          107,891           104,537
                                                                  --------------    -------------    --------------
         Total noninterest income                                        877,747          831,193           431,921

Noninterest expense
     Salaries and employee benefits                                    2,312,352        2,177,710         1,949,039
     Occupancy and equipment                                             301,917          315,273           269,299
     State franchise taxes                                               173,910          171,483           147,511
     Computer processing                                                 244,411          204,317           185,248
     Legal, audit and supervisory exam fees                              184,339          188,252           190,364
     Director fees                                                        92,274           87,690            86,960
     Other                                                               467,579          414,676           461,618
                                                                  --------------    -------------    --------------
         Total noninterest expense                                     3,776,782        3,559,401         3,290,039
                                                                  --------------    -------------    --------------

Income before income taxes                                             2,760,249        2,837,257         2,263,014

Income tax expense                                                       974,821          963,600           787,600
                                                                  --------------    -------------    --------------

Net income                                                        $    1,785,428    $   1,873,657    $    1,475,414
                                                                  ==============    =============    ==============

Basic earnings per common share                                   $         1.13    $        1.25    $          .99
                                                                  ==============    =============    ==============

Diluted earnings per common share                                 $         1.11    $        1.21    $          .96
                                                                  ==============    =============    ==============

          See accompanying notes to consolidated financial statements.

                                                                             23.

                         HOME LOAN FINANCIAL CORPORATION
                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                    Years ended June 30, 2004, 2003 and 2002

                                                                       2004              2003             2002
                                                                  --------------    -------------    --------------
Net income                                                        $    1,785,428    $   1,873,657    $    1,475,414

Other comprehensive income
     Unrealized holding gains and (losses) on securities
       available for sale                                               (770,502)         388,624           266,224
     Less reclassification adjustment for gains
       later recognized in income                                       (114,843)              --                --
                                                                  --------------    -------------    --------------
     Net unrealized gains and (losses)                                  (885,345)         388,624           266,224
     Tax effect                                                          301,017         (132,132)          (90,516)
                                                                  --------------    -------------    --------------
         Total other comprehensive income                               (584,328)         256,492           175,708
                                                                  --------------    -------------    --------------

Comprehensive income                                              $    1,201,100    $   2,130,149    $    1,651,122
                                                                  ==============    =============    ==============

          See accompanying notes to consolidated financial statements.

24.

                        HOME LOAN FINANCIAL CORPORATION
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                    Years ended June 30, 2004, 2003 and 2002

                                                                                                           Accumulated
                                           Additional                Unearned    Unearned                    Other
                                            Paid-In     Retained       ESOP        RRP        Treasury    Comprehensive
                                            Capital     Earnings      Shares      Shares       Shares     Income (Loss)    Total
                                          ----------- -----------  -----------  ----------  ------------  ------------- -----------
Balance at July 1, 2001                   $14,083,151 $13,314,599  $(1,619,532) $ (616,545) $ (5,841,263) $      11,905 $19,332,315

Net income                                         --   1,475,414           --          --            --             --   1,475,414

Cash dividend - $ 0.47 per share                   --    (716,017)          --          --            --             --    (716,017)

Commitment to release 25,120
  ESOP shares                                      --      12,794      265,526          --            --             --     278,320

Compensation expense and
  tax benefit with respect
  to RRP                                       14,317      (3,694)          --     181,853            --             --     192,476

Purchase of 80,971 treasury shares                 --          --           --          --      (912,715)            --    (912,715)

Exercise of 41,040 stock options
  and related tax benefit                       3,402    (252,084)          --          --       567,682             --     319,000

Change in fair value of securities
  available for sale, net of tax effects           --          --           --          --            --        175,708     175,708
                                          ----------- -----------  -----------  ----------  ------------  ------------- -----------

Balance at June 30, 2002                  $14,100,870 $13,831,012  $(1,354,006) $ (434,692) $ (6,186,296) $     187,613 $20,144,501
                                          =========== ===========  ===========  ==========  ============  ============= ===========

                                   (Continued)

                                                                             25.

                        HOME LOAN FINANCIAL CORPORATION
     CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (continued)
                    Years ended June 30, 2004, 2003 and 2002

                                                                                                           Accumulated
                                           Additional                Unearned    Unearned                     Other
                                            Paid-In     Retained       ESOP        RRP        Treasury    Comprehensive
                                            Capital     Earnings      Shares      Shares       Shares     Income (Loss)    Total
                                          ----------- -----------  -----------  ----------  ------------  ------------- -----------
Balance at July 1, 2002                   $14,100,870 $13,831,012  $(1,354,006) $ (434,692) $ (6,186,296) $     187,613 $20,144,501

Net income                                         --   1,873,657           --          --            --             --   1,873,657

Cash dividend - $ 0.61 per share                   --    (926,309)          --          --            --             --    (926,309)

Commitment to release 27,110
  ESOP shares                                  25,541      59,728      286,572          --            --             --     371,841

Compensation expense and
  tax benefit with respect
  to RRP                                       28,558      (3,692)          --     178,480            --             --     203,346

Purchase of 44,697 treasury shares                 --          --           --          --      (592,160)            --    (592,160)

Exercise of 47,580 stock options
  and related tax benefit                      11,942    (320,340)          --          --       687,481             --     379,083

Change in fair value of securities
  available for sale, net of tax effects           --          --           --          --            --        256,492     256,492
                                          ----------- -----------  -----------  ----------  ------------  ------------- -----------

Balance at June 30, 2003                  $14,166,911 $14,514,056  $(1,067,434) $ (256,212) $ (6,090,975) $     444,105 $21,710,451
                                          =========== ===========  ===========  ==========  ============  ============= ===========

                                   (Continued)

26.

                        HOME LOAN FINANCIAL CORPORATION
     CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (continued)
                    Years ended June 30, 2004, 2003 and 2002

                                                                                                          Accumulated
                                          Additional               Unearned      Unearned                    Other
                                           Paid-In     Retained      ESOP          RRP       Treasury    Comprehensive
                                           Capital     Earnings     Shares        Shares      Shares     Income (Loss)      Total
                                         ----------- -----------  -----------  ----------  ------------  -------------  -----------
Balance at July 1, 2003                  $14,166,911 $14,514,056  $(1,067,434) $ (256,212) $ (6,090,975) $     444,105  $21,710,451

Net income                                        --   1,785,428           --          --            --             --    1,785,428

Cash dividend - $0.83 per share                   --  (1,309,537)          --          --            --             --   (1,309,537)

Commitment to release 27,761
  ESOP shares                                219,571          --      293,452          --            --             --      513,023

Compensation expense and
  tax benefit with respect
  to RRP                                      51,242         202           --      66,433            --             --      117,877

Purchase of 20,000 treasury shares                --          --           --          --      (377,533)            --     (377,533)

Exercise of 49,762 stock options
  and related tax benefit                     71,275    (267,636)          --          --       650,406             --      454,045

Change in fair value of securities
  available for sale, net of tax effects          --          --           --          --            --       (584,328)    (584,328)
                                         ----------- -----------  -----------  ----------  ------------  -------------  -----------

Balance at June 30, 2004                 $14,508,999 $14,722,513  $  (773,982) $ (189,779) $ (5,818,102) $    (140,223) $22,309,426
                                         =========== ===========  ===========  ==========  ============  =============  ===========

          See accompanying notes to consolidated financial statements.

                                                                             27.

                         HOME LOAN FINANCIAL CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                    Years ended June 30, 2004, 2003 and 2002

                                                                       2004              2003             2002
                                                                  --------------    -------------    --------------
Cash flows from operating activities
     Net income                                                   $    1,785,428    $   1,873,657    $    1,475,414
     Adjustments to reconcile net income to net cash
       from operating activities:
         Depreciation                                                    164,115          154,650           134,568
         Securities amortization and accretion                            84,122           18,203            (4,715)
         Provision for loan losses                                       351,000          190,000           120,000
         FHLB stock dividends                                            (87,800)         (89,100)         (101,300)
         Securities gains                                               (114,843)              --                --
         Loss on disposal of premises and equipment                           --           16,523                --
         Gain on sale of real estate owned                                    --           (2,860)               --
         Increase in cash surrender value of
           Bank owned life insurance                                     (16,864)              --                --
         Compensation expense on ESOP shares                             513,023          371,841           278,320
         Compensation expense on RRP shares                               66,635          174,788           178,159
         Deferred taxes                                                   43,010           81,619            13,067
         Net change in:
              Accrued interest receivable and other assets               235,028         (287,889)           60,722
              Accrued expenses and other liabilities                     (30,036)          15,903            97,770
              Deferred loan fees                                             (14)         (22,918)            4,672
                                                                  --------------    -------------    --------------
                  Net cash from operating activities                   2,992,804        2,494,417         2,256,677

Cash flows from investing activities
     Securities available for sale:
         Proceeds from maturities                                      2,000,000               --         2,500,000
         Purchases                                                    (2,000,400)      (5,095,835)       (2,001,113)
     Mortgage-backed securities available for sale:
         Proceeds from maturities and principal paydowns               4,075,508        4,981,911         2,737,830
         Proceeds from sale                                            2,403,772               --                --
         Purchases                                                    (7,373,909)      (5,142,188)               --
     Net change in loans                                             (10,154,338)     (10,972,411)       (9,994,758)
     Purchase of FHLB stock                                                   --         (146,700)               --
     Proceeds from disposition of premises and equipment                      --           34,187                --
     Premises and equipment expenditures                                (326,672)        (145,138)         (329,726)
     Proceeds from sale of real estate owned                              13,713          125,701                --
     Purchase of Bank owned life insurance                            (3,000,000)              --                --
                                                                  --------------    -------------    --------------
              Net cash from investing activities                     (14,362,326)     (16,360,473)       (7,087,767)

Cash flows from financing activities
     Net change in deposits                                            1,900,603        6,179,949         8,600,606
     Net change in short-term FHLB advances                            3,950,000               --        (4,925,000)
     Proceeds from long-term FHLB advances                            17,000,000       14,527,000         4,865,000
     Maturities and repayments of long-term FHLB advances            (10,913,993)      (4,608,953)       (2,062,665)
     Cash dividends paid                                              (1,309,537)        (926,309)         (716,017)
     Proceeds from exercise of stock options                             382,770          367,141           315,598
     Purchase of treasury shares                                        (377,533)        (592,160)         (912,715)
                                                                  --------------    -------------    --------------
         Net cash from financing activities                           10,632,310       14,946,668         5,164,807
                                                                  --------------    -------------    --------------

Net change in cash and cash equivalents                                 (737,212)       1,080,612           333,717
Cash and cash equivalents at beginning of year                         4,012,397        2,931,785         2,598,068
                                                                  --------------    -------------    --------------

Cash and cash equivalents at end of year                          $    3,275,185    $   4,012,397    $    2,931,785
                                                                  ==============    =============    ==============

          See accompanying notes to consolidated financial statements.

28.

                         HOME LOAN FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2004, 2003 and 2002

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations and Principles of Consolidation: The consolidated financial statements include the accounts of Home Loan Financial Corporation ("HLFC") and its wholly-owned subsidiaries, The Home Loan Savings Bank ("Bank"), a state chartered savings bank, and Home Loan Financial Services, Inc., an Ohio corporation providing insurance and investment services. HLFC also owns a 33% interest in Coshocton County Title Agency, LLC which is accounted for under the equity method of accounting. These entities are together referred to as the Corporation. Intercompany accounts and transactions have been eliminated in consolidation.

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

Use of Estimates: To prepare financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and actual results could differ. The allowance for loan losses and fair values of financial instruments are particularly subject to change.

Cash Flows: Cash and cash equivalents include cash, due from banks, overnight deposits and federal funds sold. Net cash flows are reported for customer loan and deposit transactions, interest-bearing deposits with other banks and short-term borrowings with original maturities of 90 days or less.

The Corporation paid interest of $3,708,746, $3,983,779 and $4,278,848 and income taxes of $670,000, $1,000,000 and $745,978 in 2004, 2003 and 2002,
respectively. Noncash transfers from loans to other real estate owned totaled $13,170 in 2004, $62,813 in 2003, and $160,221 in 2002. In 2002, the Bank
financed the purchase of $2,392,006 of available for sale securities in a noncash transaction resulting in a liability to the broker.

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

                                   (Continued)

                                                                             29.

                         HOME LOAN FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2004, 2003 and 2002

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loans: Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of net deferred loan fees and costs, the allowance for loan losses and loans in process. Loans held for sale are reported at the lower of cost or market, on an aggregate basis. There were no loans held for sale at June 30, 2004 or 2003.

Interest income is reported on the interest method and includes amortization of net deferred loan fees and costs over the loan term. Interest income on loans is discontinued at the time the loan is 90 days delinquent unless the loan is well secured and in the process of collection. In all cases, loans are placed on non-accrual or charged-off at an earlier date if collection of principal and interest is considered doubtful.

All interest accrued but not received for loans placed on nonaccrual is reversed against interest income. Interest received on such loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowance for Loan Losses: The allowance for loan losses is a valuation allowance for probable incurred credit losses. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management's judgment, should be charged-off.

The allowance consists of specific and general components. The specific component relates to loans that are individually classified as impaired or loans otherwise classified as substandard or doubtful. The general component covers non-classified loans and is based on historical loss experience adjusted for current factors.

A loan is impaired when full payment under the loan terms is not expected. Commercial and commercial real estate loans are individually evaluated for impairment. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan's existing rate or at the fair value of collateral if repayment is expected solely from the collateral. Large groups of smaller balance homogeneous loans, such as consumer and residential real estate loans, are collectively evaluated for impairment, and accordingly, they are not separately identified for impairment disclosures.

Foreclosed Assets: Assets acquired through or instead of loan foreclosure are initially recorded at fair value when acquired, establishing a new cost basis. Any reduction to fair value from the carrying value of the related loan at the time the property is acquired is accounted for as a loan charge-off. After acquisition, if fair value declines, a valuation allowance is recorded through expense. Costs after acquisition are expensed. Other real estate owned at June 30, 2004 and 2003 was $63,055 and $62,387, respectively.

                                   (Continued)

30.

                         HOME LOAN FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2004, 2003 and 2002

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

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

Servicing Assets: Servicing assets represent the allocated value of retained servicing rights on loans sold. Servicing assets are expensed in proportion to, and over the period of, estimated net servicing revenues. Impairment is evaluated based on the fair value of the assets, using groupings of the underlying loans as to interest rates and then, secondarily, as to geographic and prepayment characteristics. Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions. Any impairment of a grouping is reported as a valuation allowance, to the extent that fair value is less than the capitalized amount for a grouping. Mortgage servicing rights at June 30, 2004 and 2003 totaled $57,137 and $57,828, respectively. Loans serviced for others were $7,532,000 and $6,803,000 at June 30, 2004 and 2003.

Bank Owned Life Insurance: The Corporation has purchased life insurance policies on certain key executives. Bank owned life insurance is recorded at its cash surrender value, or the amount that can be realized.

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

Financial Instruments: Financial instruments include off-balance sheet credit instruments, such as commitments to make loans issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

Comprehensive Income: Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available for sale, which are also recognized as a separate component of equity.

                                   (Continued)

                                                                             31.

                         HOME LOAN FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2004, 2003 and 2002

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

Stock-Based Compensation: Employee compensation expense under stock options is reported using the intrinsic value method. No stock-based compensation cost is reflected in net income, as all options granted had an exercise price equal to or greater than the market price of the underlying common stock at the date of grant. The following table illustrates the effect on net income and earnings per share if expense were measured using the fair value recognition provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation.

                                                     2004             2003              2002
                                                 -------------   --------------    --------------
Net income as reported                           $   1,785,428   $    1,873,657    $    1,475,414
Deduct: Stock-based compensation
  reported under the fair value method                  55,905          140,632           154,956
                                                 -------------   --------------    --------------

Pro forma net income                             $   1,729,523   $    1,733,025    $    1,320,458
                                                 =============   ==============    ==============

Basic earnings per share as reported             $        1.13   $         1.25    $          .99
Pro forma basic earnings per share                        1.10             1.16               .89

Diluted earnings per share as reported           $        1.11   $         1.21    $          .96
Pro forma diluted earnings per share                      1.08             1.12               .86

                                   (Continued)

32.

                         HOME LOAN FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2004, 2003 and 2002

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The pro forma effects are computed using option pricing models, using the following weighted-average assumptions as of grant date.

                                    2004
                                 ---------
Risk-free interest rate               4.27%
Expected option life              10 years
Expected stock price volatility      17.70%
Dividend yield                        3.61%

There were no stock options granted during 2003 or 2002.

Reclassifications: Reclassifications of certain amounts in the 2003 and 2002 consolidated financial statements have been made to conform to the 2004 presentation.

NOTE 2 - SECURITIES

The fair value of available for sale securities and the related gross unrealized gains and losses recognized in accumulated other comprehensive income were as follows.

                                                        Gross            Gross
                                       Fair           Unrealized       Unrealized
                                       Value            Gains            Losses
                                  --------------   ---------------   --------------
June 30, 2004
Securities available for sale
     U.S. Government agencies     $    1,993,440   $            --   $       (7,289)
     Obligations of state and
      political subdivisions           5,112,263            33,451               --
                                  --------------   ---------------   --------------

                                  $    7,105,703   $        33,451   $       (7,289)
                                  ==============   ===============   ==============
Mortgage-backed securities
  available for sale
     U.S. Government agencies     $   10,321,735   $         3,331   $     (241,952)
                                  ==============   ===============   ==============
June 30, 2003
Securities available for sale
     U.S. Government agencies     $    2,031,560   $        30,603   $           --
     Obligations of state and
     political subdivisions            5,505,186           418,714               --
                                  --------------   ---------------   --------------

                                  $    7,536,746   $       449,317   $           --
                                  ==============   ===============   ==============
Mortgage-backed securities
  available for sale
     U.S. Government agencies     $    9,850,287   $       223,569   $           --
                                  ==============   ===============   ==============

                                   (Continued)

                                                                             33.

                         HOME LOAN FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2004, 2003 and 2002

NOTE 2 - SECURITIES (Continued)

Proceeds from the sale of securities available for sale totaled $2,403,772 for 2004. A gross gain of $114,843 was realized on this sale in 2004. There were no sales of securities in 2003 or 2002.

The fair value of securities at year end 2004 by contractual maturity were as follows. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Securities not due at a single maturity date, primarily mortgage-backed securities, are shown separately.

                                                  Fair
                                                  Value
                                             --------------
Due in one year or less                      $           --
Due after one year through five years             1,993,440
Due after five years through ten years            5,112,263
Due after ten years                                      --
Mortgage-backed securities                       10,321,735
                                             --------------

                                             $   17,427,438
                                             ==============

At June 30, 2004 and 2003, securities with a carrying value of $968,302 and $1,211,667 were pledged to secure public funds.

Securities with unrealized losses at June 30, 2004 aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position are as follows.

                                  Less than 12 Months            12 Months or More                 Total
                              -------------------------    -------------------------     -------------------------
                                 Fair       Unrealized        Fair        Unrealized        Fair       Unrealized
Description of Securities        Value         Loss           Value          Loss           Value         Loss
--------------------------    -----------   -----------    ----------    -----------     -----------   -----------
U.S. Government agencies      $ 1,993,440   $    (7,289)   $       --    $        --     $ 1,993,440   $    (7,289)
Mortgage backed securities     10,254,118      (241,952)           --             --      10,254,118      (241,952)
                              -----------   -----------    ----------    -----------     -----------   -----------

Total temporarily impaired    $12,247,558   $  (249,241)   $       --    $        --     $12,247,558   $  (249,241)
                              ===========   ===========    ==========    ===========     ===========   ===========

Unrealized losses on securities have not been recognized into income because the issuers' securities are of high credit quality, management has the intent and ability to hold for the foreseeable future, and the decline in fair value is largely due to increases in market interest rates.

                                   (Continued)

34.

                         HOME LOAN FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2004, 2003 and 2002

NOTE 3 - LOANS

Year-end loans were as follows.

                                                                    2004              2003
                                                               --------------    --------------
Residential real estate loans:
     1 - 4 family                                              $   84,778,104    $   82,345,831
     Multi family                                                     157,126           168,922
     Home equity                                                    6,012,561         4,946,547
Nonresidential real estate                                         17,562,389        13,215,845
Real estate construction                                            1,487,960         2,062,167
Land                                                                2,741,730         1,558,929
                                                               --------------    --------------
         Total real estate loans                                  112,739,870       104,298,241
Commercial                                                          7,444,256         6,403,141
Consumer and other loans
     Automobile                                                     8,266,756         7,757,527
     Deposit                                                          196,934           252,522
     Credit card                                                      564,852           522,535
     Other                                                          3,056,599         3,220,561
                                                               --------------    --------------
         Total consumer and other                                  12,085,141        11,753,145
                                                               --------------    --------------
Total loans                                                       132,269,267       122,454,527
Less:
     Allowance for loan losses                                       (573,115)         (548,543)
     Net deferred loan fees and costs                                (146,374)         (146,388)
                                                               --------------    --------------

                                                               $  131,549,778    $  121,759,596
                                                               ==============    ==============

                                   (Continued)

                                                                             35.

                         HOME LOAN FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2004, 2003 and 2002

NOTE 3 - LOANS (Continued)

Activity in the allowance for loan losses was as follows.

                                                   2004              2003             2002
                                             ---------------   --------------    --------------
Beginning balance                            $       548,543   $      499,467    $      462,292
Provision for losses                                 351,000          190,000           120,000
Loans charged-off                                   (356,109)        (158,232)          (96,670)
Recoveries of previous charge-offs                    29,681           17,308            13,845
                                             ---------------   --------------    --------------

Ending balance                               $       573,115   $      548,543    $      499,467
                                             ===============   ==============    ==============

Impaired loans were as follows.

                                                                               2004               2003
                                                                          --------------    ---------------
Period-end impaired loans with no allowance for loan losses allocated     $           --    $            --
Period-end impaired loans with allowance for loan losses allocated             1,030,000            449,000
Amount of the allowance allocated to impaired loans                               10,000              4,000

Average of impaired loans during the year                                        626,000             74,000
Interest income recognized during the year                                        57,000                 --
Cash-basis interest income recognized                                             57,000                 --

Impaired loans for the year ended June 30, 2002 were not material.

Nonperforming loans were as follows.

                                                                               2004               2003
                                                                          --------------    ---------------
Loans past due over 90 days still on accrual                              $       13,000    $       141,000
Loans on nonaccrual                                                            1,437,000            517,000

Nonperforming loans include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans.

                                   (Continued)

36.

                         HOME LOAN FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2004, 2003 and 2002

NOTE 3 - LOANS (Continued)

Certain directors, executive officers and companies with which they are affiliated were loan customers during the year ended June 30, 2004. The following is an analysis of such loans, excluding credit card loans. Credit limits may not exceed $5,500 on credit card loans to directors and officers.

Balance July 1, 2003   $      397,880
New loans                     242,422
Repayments                   (194,353)
                       --------------

Balance June 30, 2004  $      445,949
                       ==============

NOTE 4 - ACCRUED INTEREST RECEIVABLE

Year-end accrued interest receivable was as follows.

                     2004              2003
                --------------    --------------
Loans           $      610,581    $      603,220
Securities             108,560           135,137
                --------------    --------------

                $      719,141    $      738,357
                ==============    ==============

NOTE 5 - PREMISES AND EQUIPMENT

Year-end premises and equipment were as follows.

                                    2004              2003
                               --------------    --------------
Land                           $      426,087    $      174,884
Buildings and improvements          1,224,556         1,221,446
Furniture and equipment             1,201,735         1,129,376
                               --------------    --------------
     Total cost                     2,852,378         2,525,706
Accumulated depreciation           (1,471,451)       (1,307,336)
                               --------------    --------------

                               $    1,380,927    $    1,218,370
                               ==============    ==============

                                   (Continued)

                                                                             37.

                         HOME LOAN FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2004, 2003 and 2002

NOTE 6 - DEPOSITS

Year-end deposits consisted of the following.

                                             2004              2003
                                        --------------    --------------
Noninterest-bearing demand deposits     $    6,339,553    $    6,626,300
NOW and money market accounts               27,704,333        23,197,109
Savings accounts                            12,795,413        13,072,368
Certificates of deposit                     41,014,340        43,057,259
                                        --------------    --------------

                                        $   87,853,639    $   85,953,036
                                        ==============    ==============

The aggregate amounts of certificates of deposit with balances of $100,000 or more at June 30, 2004 and 2003 were $7,734,570 and $7,751,323, respectively.

At June 30, 2004, the scheduled maturities of certificates of deposit were as follows.

Year ending June 30,  2005           $   18,757,855
                      2006                8,656,711
                      2007                9,304,998
                      2008                3,790,487
                      2009                  496,304
                      Thereafter              7,985
                                     --------------

                                     $   41,014,340
                                     ==============

                                   (Continued)

38.

                         HOME LOAN FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2004, 2003 and 2002

NOTE 7 - FHLB ADVANCES

At June 30, 2004, the Bank had a cash management line of credit enabling it to borrow up to $15,000,000 from the Federal Home Loan Bank of Cincinnati ("FHLB"). The line of credit must be renewed on an annual basis. The line of credit had an outstanding balance of $3,950,000 at June 30, 2004 while there were no borrowings as of June 20, 2003. As a member of the FHLB system and based upon the Bank's current FHLB stock ownership, the Bank has the ability to obtain borrowings up to a total of $60,963,000, including the line of credit. However, the Bank can obtain advances up to the lower of 50% of the Bank's total assets or 80% of the Bank's pledgeable residential mortgage loan portfolio by purchasing more FHLB stock. Based upon the 50% of total assets limitation, management estimates the maximum borrowing capacity from the FHLB to be approximately $78,650,000 at June 30, 2004 with the purchase of more FHLB stock.

Advances under the borrowing agreements are collateralized by the Bank's FHLB stock and $65,821,125 of qualifying mortgage loans. The interest rates on the convertible fixed-rate advances are fixed for a specified number of years, then convertible at the option of the FHLB. If the convertible option is exercised, the advance may be prepaid without penalty.

At year-end, advances from the FHLB were as follows.

                                                               Interest
                                                             Rate Ranges       2004
                                                             -----------  --------------
Cash management line of credit                                      1.65% $    3,950,000
Fixed rate advances, final maturities
  ranging from January 2005 to January 2010                    1.56-4.32%     17,730,000
Convertible, fixed-rate advances, final
  maturities ranging from June 2008
  to July 2012                                                 4.39-6.23%     17,000,000
Select payment mortgage matched
  advances, final maturities ranging
  from January 2012 to July 2022                               2.84-5.50%     10,076,389
                                                                          --------------

                                                                          $   48,756,389
                                                                          ==============

                                                               Interest
                                                             Rate Ranges       2003
                                                             -----------  --------------
Fixed rate advances, final maturities
  ranging from May 2006 to July 2018                           2.28-3.62% $    5,027,000
Convertible, fixed-rate advances, final
  maturities ranging from March 2004
  to July 2012                                                 4.39-6.23%     27,000,000
Select payment mortgage matched
  advances, final maturities ranging
  from January 2012 to July 2022                               3.32-5.50%      6,693,382
                                                                          --------------

                                                                          $   38,720,382
                                                                          ==============

                                   (Continued)

                                                                             39.

                         HOME LOAN FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2004, 2003 and 2002

NOTE 7 - FHLB ADVANCES (Continued)

At year-end, the scheduled maturities of advances from the FHLB were as follows.

Year ended June 30,  2005            $    8,357,934
                     2006                 4,804,302
                     2007                 6,857,846
                     2008                 6,204,587
                     2009                 8,663,487
                     thereafter          13,868,233
                                     --------------

                                     $   48,756,389
                                     ==============

NOTE 8 - INCOME TAXES

Income tax expense was as follows.

                                                   2004             2003              2002
                                             ---------------   --------------    --------------
Current tax expense                          $       809,294   $      841,481    $      756,814
Tax effect of exercise of stock options
 and vesting of RRP shares                           122,517           40,500            17,719
Deferred tax expense                                  43,010           81,619            13,067
                                             ---------------   --------------    --------------

                                             $       974,821   $      963,600    $      787,600
                                             ===============   ==============    ==============

Year-end sources of gross deferred tax assets and gross deferred tax liabilities were as follows.

                                                                      2004              2003
                                                                 --------------    --------------
Deferred tax assets:
     Allowance for loan losses                                   $      194,859    $      186,505
     Deferred loan fees                                                  67,258            66,269
     Accrued benefits                                                    17,703            55,858
     Unrealized loss on securities available for sale                    72,236                --
     Reserve for delinquent interest                                     18,769                --
                                                                 --------------    --------------
Total deferred tax assets                                               370,825           308,632
                                                                 --------------    --------------

Deferred tax liabilities:
     Depreciation                                                       (60,019)          (45,584)
     FHLB stock                                                        (264,091)         (234,239)
     Deferred dealer reserve                                            (17,491)          (16,497)
     Security discount accretion                                           (737)             (501)
     Mortgage servicing rights                                          (19,427)          (19,662)
     Earnings from Coshocton County Title Agency                        (20,784)          (33,099)
     Unrealized gain on securities available for sale                        --          (228,781)
                                                                 --------------    --------------
         Total deferred tax liabilities                                (382,549)         (578,363)
                                                                 --------------    --------------

         Net deferred tax liability                              $      (11,724)   $     (269,731)
                                                                 ==============    ==============

                                   (Continued)

40.

                         HOME LOAN FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2004, 2003 and 2002

NOTE 8 - INCOME TAXES (Continued)

Effective tax rates differ from federal statutory rate of 34% applied to financial statement income due to the following.

                                                     2004              2003             2002
                                               ---------------   --------------    --------------
Income taxes computed at the statutory
  tax rate on pretax income                    $       938,484   $      964,667    $      769,425
Tax effect of:
     ESOP                                              103,143           56,816            30,128
     Tax exempt interest                               (63,202)         (57,252)               --
     Bank owned life insurance                          (5,733)              --                --
     Nondeductible expenses and other                    2,129             (631)          (11,953)
                                               ---------------   --------------    --------------

                                               $       974,821   $      963,600    $      787,600
                                               ===============   ==============    ==============

Effective tax rate                                        35.3%            34.0%             34.8%
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

NOTE 9 - BENEFIT PLANS

The Corporation has a profit-sharing plan covering officers of the Corporation. Annual awards are based upon pre-established performance criteria of the Corporation and the individual officers. Awards are discretionary. The plan's expense amounted to $209,000, $188,983 and $186,048 for the years ended June 30, 2004, 2003 and 2002.

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

                                   (Continued)

                                                                             41.

                         HOME LOAN FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2004, 2003 and 2002

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

ESOP compensation expense was $513,023, $371,841 and $278,320 for the years ended June 30, 2004, 2003 and 2002. Year-end ESOP shares were as follows.

                                                                       2004             2003
                                                                 --------------    --------------
Allocated shares                                                        133,694           106,584
Shares committed to be released for allocation                           27,761            27,110
Unreleased shares                                                        72,811           100,572
                                                                 --------------    --------------
Total ESOP shares                                                       234,266           234,266
                                                                 ==============    ==============

Fair value of unreleased shares at year-end                      $    1,492,626    $    1,538,752
                                                                 ==============    ==============

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

Options outstanding at year-end 2004 were as follows.

                                                                Weighted Average        Options
 Grant Date          Exercise Price              Options         Remaining Life       Exercisable
------------         --------------           ------------     -----------------      -----------
October 1998         $         7.69                 28,767            4.29 years           28,767
January 2000                   8.19                  7,800            5.54 years            5,700
January 2004                  19.95                 20,000            9.54 years               --
                                              ------------                            -----------

                                                    56,567            6.32 years           34,467
                                              ============                            ===========

                                   (Continued)

42.

                         HOME LOAN FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2004, 2003 and 2002

NOTE 11 - STOCK OPTION AND INCENTIVE PLAN (Continued)

Information about options granted was as follows.

                                  2004                       2003                          2002
                        -----------------------    ------------------------      -------------------------
                                      Weighted-                   Weighted-                     Weighted-
                                       Average                     Average                       Average
                         Number of    Exercise       Number of    Exercise         Number of    Exercise
                          Options       Price         Options       Price           Options       Price
                        -----------   ---------    -------------  ---------      ------------  -----------
Outstanding at
  beginning of year          86,509   $    7.74          141,433  $    7.73           187,470  $      7.72
Granted                      20,000       19.95               --         --                --           --
Forfeited                      (180)       7.69           (7,344)      7.69            (4,997)        7.69
Exercised                   (49,762)       7.69          (47,580)      7.72           (41,040)        7.69
                        -----------                -------------                 ------------
Outstanding at
  end of year                56,567       12.09           86,509       7.74           141,433         7.73
                        ===========                =============                 ============
Options exercisable
  at year-end                34,467        7.77           50,963       7.73            72,242         7.72
Remaining shares
  available for grant        29,876                       49,696                       42,352

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

In conjunction with the adoption of the RRP on October 13, 1998, the Board of Directors awarded 72,866 shares to certain directors, officers and employees of the Corporation. The Board of Directors awarded an additional 4,000 shares in January 2000 and an additional 6,000 shares in January 2004. One-fifth of such shares will be earned and nonforfeitable on each of the first five anniversaries of the date of the award. In the event of the death or disability of a participant, however, the participant's shares will be deemed earned and nonforfeitable upon such date. During the year ended June 30, 2002, 1,798 shares were forfeited. No shares had previously been forfeited. At June 30, 2004, 74,268 shares had vested. At June 30, 2004, there were 8,862 shares reserved for future awards. Compensation expense related to RRP shares is based on the fair value of the shares at the date of grant. For the year ended June 30, 2004, 2003 and 2002, compensation expense totaled $66,635, $174,788 and $178,159.

                                   (Continued)

                                                                             43.

                         HOME LOAN FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2004, 2003 and 2002

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

A summary of the notional or contractual amounts of financial instruments with off-balance sheet risk at year-end follows.

                                                                        2004             2003
                                                                   -------------    -------------
Lines of credit - variable rate                                    $   5,636,000    $   5,743,000
1-4 family residential real estate - variable rate                       691,000        1,187,000
1-4 family residential real estate - fixed rate                          123,000        1,249,000
Commercial real estate - variable rate                                        --          145,000
Credit card arrangements - fixed rate                                  1,486,000        1,452,000

The interest rates on fixed-rate commitments ranged from 6.50% to 13.90% at June 30, 2004 and 4.75% to 13.90% at June 30, 2003.

The Bank has entered into employment agreements with officers of HLFC and the Bank. The agreements provide for a term of one to three years and a salary and performance review by the Board of Directors not less often than annually, as well as inclusion of the employee in any formally established employee benefit, bonus, pension and profit-sharing plans for which senior management personnel are eligible. The agreements provide for extensions for a period of one year on each anniversary date, subject to review and approval of the extension by disinterested members of the Board of Directors of the Bank. The employment agreements also provide for vacation and sick leave in accordance with the Bank's prevailing policies and include change in control provisions.

                                   (Continued)

44.

                         HOME LOAN FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2004, 2003 and 2002

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

At June 30, 2004 and 2003, management believes the Bank complied with all regulatory capital requirements. Based on the computed regulatory capital ratios, the Bank was considered well capitalized under the Federal Deposit Insurance Act at June 30, 2004 and 2003. Management believes no conditions or events have occurred subsequent to last notification by regulators that would cause the Bank's capital category to change.

At year-end 2004 and 2003, the Bank's actual capital levels and minimum required levels were as follows.

                                                                                                       To Be
                                                                                                 Well Capitalized
                                                                                                   Under Prompt
                                                                           For Capital              Corrective
                                                   Actual              Adequacy Purposes        Action Regulations
                                             ------------------        -----------------        ------------------
                                               Amount     Ratio          Amount    Ratio          Amount     Ratio
                                             ---------    -----        ---------   -----        ---------   ------
                                                                     (Dollars in thousands)
JUNE 30, 2004
Total capital (to risk-weighted assets)      $  18,164     17.8%       $   8,172     8.0%       $  10,216     10.0%
Tier 1 (core) capital (to
  risk-weighted assets)                         17,591     17.2            4,086     4.0            6,129      6.0
Tier 1 (core) capital (to adjusted
  total assets)                                 17,591     11.0            6,406     4.0            8,008      5.0
Tangible capital (to adjusted total assets)     17,591     11.0            2,402     1.5              N/A

JUNE 30, 2003
Total capital (to risk-weighted assets)      $  15,683     17.2%       $   7,307     8.0%       $   9,134     10.0%
Tier 1 (core) capital (to
  risk-weighted assets)                         15,134     16.6            3,654     4.0            5,481      6.0
Tier 1 (core) capital (to adjusted
  total assets)                                 15,134     10.3            5,879     4.0            7,349      5.0
Tangible capital (to adjusted total assets)     15,134     10.3            2,205     1.5              N/A

                                   (Continued)

                                                                             45.

                         HOME LOAN FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2004, 2003 and 2002

NOTE 14 - REGULATORY MATTERS (Continued)

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

Banking regulations limit capital distributions by financial institutions. Generally, capital distributions are limited to the current year to date undistributed net income and prior two years' undistributed net income, as long as the institution remains well capitalized after the proposed distribution. In addition to current year earnings, approximately $116,000 is available to pay dividends to the holding company during the year ended June 30, 2005 without prior regulatory approval.

NOTE 15 - FAIR VALUES OF FINANCIAL INSTRUMENTS

Carrying amounts and estimated fair values of financial instruments at year-end were as follows.

                                                   2004                                2003
                                      --------------------------------   -------------------------------
                                         Carrying         Estimated         Carrying        Estimated
                                          Amount          Fair Value         Amount         Fair Value
                                      --------------   ---------------   --------------   --------------
Financial assets:
     Cash and cash equivalents        $    3,275,185   $     3,275,185   $    4,012,397   $    4,012,397
     Securities available for sale         7,105,703         7,105,703        7,536,746        7,536,746
     Mortgage-backed securities
       available for sale                 10,321,735        10,321,735        9,850,287        9,850,287
     Loans, net of allowance for
       loan losses                       131,549,778       132,356,303      121,759,596      123,549,284
     FHLB stock                            2,250,700         2,250,700        2,162,900        2,162,900
     Accrued interest receivable             719,141           719,141          738,357          738,357

Financial liabilities:
     Demand, savings and money
       market deposit accounts        $  (46,839,299)  $   (46,839,299)  $  (42,895,777)  $  (42,895,777)
     Certificates of deposit             (41,014,340)      (42,213,794)     (43,057,259)     (44,769,843)
     FHLB advances                       (48,756,389)      (49,183,694)     (38,720,382)     (41,613,668)
     Accrued interest payable               (503,994)         (503,994)        (580,142)        (580,142)

                                   (Continued)

46.

                         HOME LOAN FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2004, 2003 and 2002

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

NOTE 16 - EARNINGS PER SHARE

The factors used in the earnings per share computation were as follows.

                                                             2004              2003             2002
                                                        --------------   ---------------   --------------
Basic
    Net income                                          $    1,785,428   $     1,873,657   $    1,475,414
                                                        ==============   ===============   ==============
    Weighted average common
      shares outstanding                                     1,676,917         1,637,466        1,666,750
    Less: Average unallocated ESOP shares                      (86,692)         (114,127)        (140,246)
    Less: Average nonvested RRP shares                         (16,119)          (26,846)         (40,851)
                                                        --------------   ---------------   --------------
    Average shares                                           1,574,106         1,496,493        1,485,653
                                                        ==============   ===============   ==============

    Basic earnings per common share                     $         1.13   $         1.25    $         0.99
                                                        ==============   ==============    ==============

                                                              2004             2003              2002
                                                        --------------   ---------------   --------------
Diluted
    Net income                                          $    1,785,428   $     1,873,657   $    1,475,414
                                                        ==============   ===============   ==============
    Weighted average common
      shares outstanding for basic
      earnings per common share                              1,574,106         1,496,493        1,485,653
    Add: Dilutive effects of assumed exercises of
       stock options                                            30,557            47,865           46,594
    Add: Dilutive efforts of average nonvested
      RRP shares                                                 1,453             1,154               --
                                                        --------------   ---------------   --------------
    Average shares and dilutive potential
      common shares                                          1,606,116         1,545,512        1,532,247
                                                        ==============   ===============   ==============

    Diluted earnings per common share                   $         1.11   $         1.21    $         0.96
                                                        ==============   ==============    ==============

20,000 stock options were not considered in computing diluted earnings per share for the year ended June 30, 2004 because they were antidilutive. Unearned RRP shares did not have a dilutive effect on EPS for the year ended June 30, 2002 as the fair value of the RRP shares on the date of grant was greater than the average market price for the period.

                                   (Continued)

                                                                             47.

                         HOME LOAN FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2004, 2003 and 2002

NOTE 17 - PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION

Condensed financial information of HLFC as of June 30, 2004 and 2003, and for the years ended June 30, 2004, 2003 and 2002 was as follows.

                            CONDENSED BALANCE SHEETS
                             June 30, 2004 and 2003

                                                              2004              2003
                                                        ---------------   --------------
ASSETS
    Cash and cash equivalents                           $     4,173,979   $    5,218,502
    Investment in banking subsidiary                         17,451,221       15,577,613
    Investment in non-banking subsidiary                         10,886            3,422
    Loan receivable                                             594,756          807,433
    Other assets                                                 99,367          136,601
                                                        ---------------   --------------

    Total assets                                        $    22,330,209   $   21,743,571
                                                        ===============   ==============
Liabilities
    Deferred federal income tax                         $        20,783   $       33,120

Shareholders' equity                                         22,309,426       21,710,451
                                                        ---------------   --------------

    Total liabilities and shareholders' equity          $    22,330,209   $   21,743,571
                                                        ===============   ==============

                         CONDENSED STATEMENTS OF INCOME
                    Years ended June 30, 2004, 2003 and 2002

                                                             2004             2003              2002
                                                        --------------   ---------------   --------------
Dividends from banking subsidiary                       $           --   $     3,300,000   $           --
Interest on loan                                                47,881            59,455           70,065
Other income                                                   221,166           228,691               --
                                                        --------------   ---------------   --------------
         Total interest income                                 269,047         3,588,146           70,065
Operating expenses                                             108,930           102,226           89,750
                                                        --------------   ---------------   --------------
Income before income taxes and equity in
  undistributed earnings of subsidiary                         160,117         3,485,920          (19,685)
Income tax expense                                              54,440            59,700               --
                                                        --------------   ---------------   --------------
Income before equity in undistributed
  earnings of subsidiaries                                     105,677         3,426,220          (19,685)
Equity in undistributed earnings (distributions
  in excess of earnings) of banking subsidiary               1,672,287        (1,555,985)       1,495,099
Equity in undistributed earnings of
  non-banking subsidiary                                         7,464             3,422               --
                                                        --------------   ---------------   --------------

Net income                                              $    1,785,428   $     1,873,657   $    1,475,414
                                                        ==============   ===============   ==============

                                   (Continued)

48.

                         HOME LOAN FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2004, 2003 and 2002

NOTE 17 - PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION (Continued)

                       CONDENSED STATEMENTS OF CASH FLOWS
                    Years ended June 30, 2004, 2003 and 2002

                                                             2004              2003             2002
                                                        --------------   ---------------   --------------
Cash flows from operating activities
Net income                                              $    1,785,428   $     1,873,657   $    1,475,414
Adjustments to reconcile net income
  to cash provided by operations:
    (Equity in undistributed income) distributions
      in excess of earnings of subsidiaries                 (1,679,751)        1,552,563       (1,495,099)
    Net changes in other assets                                 37,234           (33,420)          (9,933)
    Deferred taxes                                             (12,337)           33,120               --
                                                        --------------   ---------------   --------------
         Net cash from operating activities                    130,574         3,425,920          (29,618)

Cash flows from investing activities
Proceeds from loan principal repayments                        212,677           195,175          178,922
                                                        --------------   ---------------   --------------
    Net cash from investing activities                         212,677           195,175          178,922

Cash flows from financing activities
Cash dividends paid                                         (1,309,537)         (926,309)        (716,017)
Proceeds from exercise of stock options                        382,770           367,141          315,598
Purchase of treasury shares                                   (377,533)         (592,160)        (912,715)
Dividends on unallocated ESOP shares                           (83,474)          (77,447)         (71,479)
                                                        --------------   ---------------   --------------
    Net cash from financing activities                      (1,387,774)       (1,228,775)      (1,384,613)
                                                        --------------   ---------------   --------------

Net change in cash and cash equivalents                     (1,044,523)        2,392,320       (1,235,309)
Cash and cash equivalents at beginning of period             5,218,502         2,826,182        4,061,491
                                                        --------------   ---------------   --------------

Cash and cash equivalents at end of year                $    4,173,979   $     5,218,502   $    2,826,182
                                                        ==============   ===============   ==============

                                                                             49.

                         HOME LOAN FINANCIAL CORPORATION
                             SHAREHOLDER INFORMATION

ANNUAL MEETING

The Annual Meeting of Shareholders will be held at 4:30 p.m., local time, on October 12, 2004 at the main office of the Bank at 401 Main Street, Coshocton, Ohio.

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

ANNUAL REPORT ON FORM 10-KSB

A copy of Home Loan Financial Corporation's Annual Report on Form 10-KSB for the year ended June 30, 2004, to be filed with the Securities and Exchange Commission, may be obtained by a shareholder without charge by submitting a written request to Preston W. Bair, Chief Financial Officer, Home Loan Financial Corporation, 401 Main Street, Coshocton, Ohio 43812-1580.

50.

                         HOME LOAN FINANCIAL CORPORATION
                              CORPORATE INFORMATION

CORPORATION AND BANK LOCATIONS

Corporate and Main Office
401 Main Street                                   Telephone: (740) 622-0444
Coshocton, OH 43812-1580                          Fax:       (740) 622-5389

Branch Offices
590 Walnut Street                                 Telephone: (740) 622-9417
Coshocton, OH 43812-1632

503 West Main Street                              Telephone: (740) 545-0227
West Lafayette, OH 43845-1134


DIRECTORS OF THE CORPORATION AND THE BANK

Robert C. Hamilton (Chairman of the Board)  Neal J. Caldwell
  President and Chief Executive Officer of    Owner and Operator of a Veterinary
  The Home Loan Savings Bank and Home Loan    Consulting Practice
  Financial Corporation

Robert D. Mauch                             Marion M. Sutton
  Owner of Robert D. Mauch CPA, a private     Chairperson of the Jones Metal
  practice accounting firm                    Products Company

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

Officers of the Corporation and the Bank

Robert C. Hamilton, President and Chief Executive Officer of the Corporation and the Bank

Kyle R. Hamilton, Vice President of the Corporation and Executive Vice President of the Bank

Preston W. Bair, Secretary, Treasurer and Chief Financial Officer of the
  Corporation and the Bank and Vice President of the Bank

David L. Smailes, Vice President of the Bank, Rebecca R. Porteus, Vice President of the Bank

Thomas R. Conidi, Vice President of the Bank

Laura L. Miller, Assistant Vice President of the Bank

Paula K. Carpenter, Assistant Vice President of the Bank

Christopher L. Harstine, Assistant Vice President of the Bank,

Maryann Carpenter, Loan Officer of the Bank

D. Sharlynn Smith, Loan Officer of the Bank, Jason R. Starcher, Banking Officer

Special Counsel                                 Independent Auditors

Vorys, Sater, Seymour and Pease LLP             Crowe Chizek and Company LLC
221 East Fourth Street, Suite 2000              One Columbus
Cincinnati, OH 45202                            10 West Broad Street
                                                Columbus, OH 43215

                                                                             51.