Form 10KSB/A, Exhibit 13
period 2004-06-30
HOME LOAN FINANCIAL CORP
filed 2005-05-13
CIK 1050894

                                                                      EXHIBIT 13






                         HOME LOAN FINANCIAL CORPORATION
                                Coshocton, Ohio

                                  ANNUAL REPORT
                                  June 30, 2004

                        HOME LOAN FINANCIAL CORPORATION
                                Coshocton, Ohio

                                 ANNUAL REPORT
                                 June 30, 2004

                                    CONTENTS



LETTER TO SHAREHOLDERS ....................................................  2

BUSINESS OF HOME LOAN FINANCIAL CORPORATION ...............................  4

MARKET PRICE OF THE CORPORATION'S COMMON SHARES AND
  RELATED SHAREHOLDER MATTERS .............................................  5

SELECTED CONSOLIDATED FINANCIAL INFORMATION AND
  OTHER DATA ..............................................................  6

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS .....................................  8

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ................... 21

CONSOLIDATED FINANCIAL STATEMENTS

      Consolidated Balance Sheets ......................................... 22

      Consolidated Statements of Income ................................... 23

      Consolidated Statements of Comprehensive Income ..................... 24

      Consolidated Statements of Changes in Shareholders' Equity .......... 25

      Consolidated Statements of Cash Flows ............................... 28

      Notes to Consolidated Financial Statements .......................... 29

SHAREHOLDER INFORMATION ................................................... 50

CORPORATE INFORMATION ..................................................... 51


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


[GRAPH]                                 [GRAPH]

                                        [GRAPH]

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

[GRAPH]

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

                                                                   Quarter ended
                                           September 30,   December 31,       March 31,       June 30,
                                               2003            2003             2004            2004
                                          ------------     ------------    ------------     ------------

         High                             $     17.489     $    21.190     $     20.550     $    21.210
         Low                                    14.851          16.500           18.300          18.600
         Cash Dividends                          0.275           0.180            0.185           0.190

                                                                   Quarter ended
                                           September 30,   December 31,       March 31,       June 30,
                                               2002            2002             2003            2003
                                          ------------     ------------    ------------     ------------

         High                             $     13.210     $    13.910     $     14.500     $    15.490
         Low                                    12.850          12.900           13.190          14.000
         Cash Dividends                          0.135           0.150            0.160           0.165


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

Selected Financial Condition                                            At June 30,
----------------------------             --------------------------------------------------------------------------
  and Other Data:                             2004          2003            2002            2001           2000
  --------------                         ------------   -------------    -----------   ------------    --------
                                                                (Dollars in thousands)

Assets                                   $    160,030   $     147,783   $    132,281   $    122,398    $    113,871
Cash and cash equivalents                       3,275           4,012          2,932          2,598           2,376
Securities available for sale                   7,106           7,537          4,414          2,535           3,418
Mortgage-backed securities
  available for sale                           10,322           9,850          9,739         12,192          18,423
FHLB stock                                      2,251           2,163          1,927          1,826           1,564
Bank owned life insurance                       3,017              --             --             --              --
Loans, net (1)                                131,550         121,760        111,017        101,307          85,853
Deposits                                       87,854          85,953         79,773         71,172          64,951
FHLB advances                                  48,756          38,720         28,802         30,925          28,625
Shareholders' equity                           22,309          21,710         20,145         19,332          19,449
Number of full-service offices                      3               3              3              3               3

                                                                    Year ended June 30,
                                         --------------------------------------------------------------------------
Selected Operations Data:                     2004          2003            2002            2001           2000
------------------------                 ------------   -------------    -----------   ------------    ------------
                                                   (Dollars in thousands, except per share amounts)

Interest income                          $      9,643   $       9,729   $      9,497   $      9,588    $      8,259
Interest expense                                3,633           3,973          4,256          4,822           4,084
                                         ------------   -------------   ------------   ------------    ------------
Net interest income                             6,010           5,756          5,241          4,766           4,175
Provision for loan losses                         351             190            120            110             120
                                         ------------   -------------   ------------   ------------    ------------
Net interest income after
  provision for loan losses                     5,659           5,566          5,121          4,656           4,055
Noninterest income                                878             831            432            354             271
Noninterest expense                             3,777           3,560          3,290          2,870           2,717
                                         ------------   -------------   ------------   ------------    ------------
Income before income taxes                      2,760           2,837          2,263          2,140           1,609
Income tax expense                                975             963            788            738             578
                                         ------------   -------------   ------------   ------------    ------------
Net income                               $      1,785   $       1,874   $      1,475   $      1,402    $      1,031
                                         ============   =============   ============   ============    ============

Basic earnings per share                 $       1.13   $       1.25    $        .99   $        .87    $       .61
Diluted earnings per share               $       1.11   $       1.21    $        .96   $        .87    $       .60
Dividends per share                      $        .83   $        .61    $        .47   $        .41    $       .29



                                       6.

Selected Financial Ratios and                                At or for the year ended June 30,
-----------------------------            --------------------------------------------------------------------------
  Other Data:                                 2004          2003            2002            2001           2000
  ----------                             ------------   -------------    -----------   ------------    ------------

Performance Ratios:
     Return on assets (ratio of net
       income to average total assets)         1.17%         1.33%           1.17%           1.17%         0.95%
     Return on equity (ratio of net
       income to average equity)               7.97          8.94            7.43            7.06          5.26
     Interest rate spread (2)                  3.63          3.70            3.55            3.16          2.97
     Net interest margin (3)                   4.11          4.28            4.29            4.11          3.97
     Noninterest expense to average
       assets                                  2.47          2.52            2.60            2.40          2.51
     Efficiency ratio (4)                     55.25         53.57           57.99           56.24         61.11
     Net interest income to
       noninterest expense (5)               160.81        163.31          159.30          166.06        153.65
     Average interest-earning assets to
       average interest-bearing liabilities    1.20x         1.20x           1.21x           1.23x         1.25x

Equity Ratios:
     Average equity to average
       assets                                 14.64%        14.85%          15.70%          16.63%        18.12%
     Shareholders' equity to total
       assets at end of period                13.94         14.69           15.23           15.79         17.08
     Dividend payout ratio (6)                73.45         48.80           47.47           47.13         47.54

Asset Quality Ratios and Other Data:
     Nonperforming assets to average
       assets (7)                              0.95          0.47            1.04            0.20          0.09
     Nonperforming assets to total
       assets at end of period (7)             0.95          0.49            1.08            0.19          0.09
     Nonperforming loans to gross
       loans (8)                               1.10          0.54            1.17            0.23          0.12
     Allowance for loan losses to
       gross loans (8)                         0.43          0.45            0.45            0.45          0.47
     Allowance for loan losses to
       nonperforming loans                    39.51         83.36           38.10          197.61        404.89
     Net charge-offs to average loans          0.25          0.12            0.08            0.06          0.05
     Total nonperforming loans          $ 1,450,000   $   658,000     $ 1,311,000     $   234,000    $  100,000
     Total nonperforming assets         $ 1,514,000   $   720,000     $ 1,433,000     $   234,000    $  100,000

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


                                       8.

Loan growth, which totaled $9.8 million, occurred in several loan categories. The significant changes were one- to four-family residential real estate loans, which increased $2.4 million, or 3.0%, home equity loans, which increased $1.1 million or 21.6%, nonresidential real estate loans, which increased $4.3 million, or 32.9%, commercial loans, which increased $1.0 million, or 16.3%, and automobile loans, which increased $509,000 or 6.6%. These increases are reflective of competitive pricing in the marketplace, the current low interest rate environment, and continued marketing efforts within the communities the Corporation serves.

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

                                                                  Year Ended June 30,
                                        2005         2006          2007         2008         2009      Thereafter
                                        ----         ----          ----         ----         ----      ----------
                                                                (Dollars in thousands)

Deposits without maturity             $  46,839    $      --    $      --    $      --    $      --     $     --
Certificates of deposit                  18,758        8,657        9,305        3,790          496            8
FHLB advances                             8,358        4,804        6,858        6,205        8,663       13,868

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

                                                                              Year ended June 30,
                                     ----------------------------------------------------------------------------------------------
                                                    2004                           2003                            2002
                                     -----------------------------  -------------------------------  ------------------------------
                                       Average    Interest            Average      Interest            Average    Interest
                                     outstanding   earned/   Yield/ outstanding    earned/   Yield/  outstanding   earned/    Yield/
                                       balance      paid      rate     balance      paid     rate     balance       paid      rate
                                     -----------   -------   ------ -----------    -------   ------  -----------   -------    ------
                                                                           (Dollars in thousands)
Interest-earning assets:
   Loans (1)                           $128,901    $ 8,907    6.91%  $ 117,843    $ 8,875     7.53%    $ 107,002   $ 8,582    8.02%
Securities available for sale(2)          1,971         54    2.78       2,051         68     3.37         2,303       128    5.60
   Mortgage-backed securities
     available for sale(2)                9,333        383    4.15       9,007        499     5.74        10,996       686    6.33
   Nontaxable securities available
     for sale(2)                          5,312        273    5.38       5,129        254     5.12            --        --      --
   FHLB stock and other                   2,530         88    3.46       2,408         90     3.75         2,089       101    4.86
                                      ---------    -------           ---------    -------              ---------   -------
   Total interest-earning assets        148,047      9,705    6.57     136,438      9,786     7.20       122,390     9,497    7.77
                                                   -------                        -------                          -------

Noninterest-earning assets                4,935                          4,685                             4,161
                                      ---------                      ---------                         --------
     Total assets                     $ 152,982                      $ 141,123                         $ 126,551
                                      =========                      =========                         =========

Interest-bearing liabilities:
   Demand deposits                    $  23,650        217    0.92%  $  21,960        332     1.51     $  19,739       418    2.12
   Savings accounts                      13,161        102    0.78      12,915        155     1.20        12,107       219    1.81
   Certificates of deposit               42,673      1,415    3.32      41,378      1,639     3.96        38,118     2,010    5.27
                                      ---------    -------           ---------    -------              ---------   -------
     Total deposits                      79,484      1,734    2.18      76,253      2,126     2.79        69,964     2,647    3.78

   FHLB advances and
     other borrowings                    44,087      1,898    4.31      37,352      1,847     4.94        30,817     1,609    5.22
                                      ---------    -------           ---------    -------              ---------   -------

     Total interest-bearing
       liabilities                      123,571      3,632    2.94     113,605      3,973     3.50       100,781     4,256    4.22
                                                   -------                        -------                          -------

Noninterest-bearing liabilities           7,020                          6,562                             5,902
                                      ---------                      ---------                         ---------
     Total liabilities                  130,591                        120,167                           106,683
Equity                                   22,391                         20,956                            19,868
                                      ---------                      ---------                         ---------
     Total liabilities and equity     $ 152,982                      $ 141,123                         $ 126,551
                                      =========                      =========                         =========

Net interest income;
  interest-rate spread(3)                          $ 6,073    3.63%               $ 5,813     3.70%                $ 5,241    3.55%
                                                   =======    ====                =======     ====                 =======    ====

Net earning assets                    $  24,476                      $  22,833                     $     21,609
                                      =========                      =========                     =   ========

Net interest margin(4)                                        4.11%                           4.28%                           4.29%
                                                              ====                            ====                            ====

Average interest-earning assets
  to interest-bearing liabilities          1.20x                          1.20x                          1.21x
                                           ====                           ====                           ====

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

                                                                         Year ended June 30,
                                                --------------------------------------------------------------
                                                       2004 vs. 2003                     2003 vs. 2002
                                                ----------------------------    ------------------------------
                                                    Increase                        Increase
                                                   (decrease)                      (decrease)
                                                     due to                           due to
                                                ----------------                 -----------------
                                                Volume      Rate      Total      Volume     Rate       Total
                                                -----      -----      -----      -----      -----      -----
                                                                           (In thousands)
Interest income attributable to:
     Loans                                      $ 796      $(764)     $  32      $ 836      $(543)     $ 293
     Securities available for sale                 (2)       (12)       (14)       (13)       (47)       (60)
     Mortgage-backed securities
       available for sale                          30       (146)      (116)      (128)       (59)      (187)
     Tax-exempt securities                          6         13         19        254         --        254
     FHLB stock and other                           4         (6)        (2)        14        (25)       (11)
                                                -----      -----      -----      -----      -----      -----

         Total interest-earning assets          $ 834      $(915)       (81)     $ 963      $(674)       289
                                                =====      =====                 =====      =====

Interest expense attributable to:
     Demand deposits                            $  24      $(139)      (115)     $  43      $(129)       (86)
     Savings accounts                               3        (56)       (53)        14        (78)       (64)
     Certificates of deposit                       50       (274)      (224)       161       (532)      (371)
     FHLB advances and
       other borrowings                           308       (257)        51        327        (89)       238
                                                -----      -----      -----      -----      -----      -----

         Total interest-bearing liabilities     $ 385      $(726)      (341)     $ 545      $(828)      (283)
                                                =====      =====      -----      =====      =====      -----

Net interest income                                                   $ 260                            $ 572
                                                                      =====                            =====


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

                                                                                          NPV as % of
                                                                                        Portfolio Value
                                        Net Portfolio Value                                Of Assets
                            --------------------------------------------       -------------------------------
  Change                                                                                           Basis Point
  in Rates                 $ Amount         $ Change           % Change           NPV Ratio          Change
  --------                 --------         --------           --------           ---------          ------
  (Dollars in thousands)
   300                     $21,125          $(2,986)             (12.0)%            13.26%             (114) bp
   200                      22,716           (1,394)              (6.0)             13.98               (42)
   100                      23,768             (343)              (1.0)             14.39                (1)
  Static                    24,110               --                 --              14.40                --
  (100)                     23,520             (590)              (2.0)             13.92               (48)

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

                                                                                  Excess of Actual
                                                                                    Capital Over
                                                                                       Current
                              Actual Capital          Current Requirement            Requirement
                          ----------------------  -----------------------     ------------------------     Applicable
                           Amount      Percent      Amount      Percent          Amount      Percent      Asset Total
                           ------      -------      ------      -------          ------      -------      -----------
                                                             (Dollars in thousands)

Tangible capital         $   17,591     11.0%      $   2,402      1.5%          $  15,189       9.5%      $   160,151
Core capital                 17,591     11.0           6,406      4.0              11,185       7.0           160,151
Core risk-based capital      17,591     17.2           4,086      4.0              13,505      13.2           102,155
Total risk-based
  capital                    18,164     17.8           8,172      8.0               9,992       9.8           102,155


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



                                      /s/ Crowe Chizek and Company LLC
                                      Crowe Chizek and Company LLC

Columbus, Ohio
July 29, 2004


                                      21.

                         HOME LOAN FINANCIAL CORPORATION
                           CONSOLIDATED BALANCE SHEETS
                             June 30, 2004 and 2003

                                                                   2004               2003
                                                              -------------      -------------
ASSETS
Cash and due from financial institutions                      $   3,034,819      $   3,751,220
Interest-bearing deposits in other financial institutions           240,366            261,177
                                                              -------------      -------------
     Total cash and cash equivalents                              3,275,185          4,012,397
Securities available for sale                                     7,105,703          7,536,746
Mortgage-backed securities available for sale                    10,321,735          9,850,287
Federal Home Loan Bank stock                                      2,250,700          2,162,900
Loans, net of allowance of $573,115 and $548,543
  in 2004 and 2003                                              131,549,778        121,759,596
Premises and equipment, net                                       1,380,927          1,218,370
Accrued interest receivable                                         719,141            738,357
Bank owned life insurance                                         3,016,864                 --
Other assets                                                        410,239            504,077
                                                              -------------      -------------

         Total assets                                         $ 160,030,272      $ 147,782,730
                                                              =============      =============


LIABILITIES
Deposits                                                      $  87,853,639      $  85,953,036
Federal Home Loan Bank advances                                  48,756,389         38,720,382
Accrued interest payable                                            503,994            580,142
Accrued expenses and other liabilities                              606,824            818,719
                                                              -------------      -------------
     Total liabilities                                          137,720,846        126,072,279

SHAREHOLDERS' EQUITY
Preferred stock, no par value, 500,000 shares authorized,
  none issued                                                            --                 --
Common stock, no par value, 9,500,000 shares authorized,
 2,248,250 shares issued                                                 --                 --
Additional paid-in capital                                       14,508,999         14,166,911
Retained earnings                                                14,722,513         14,514,056
Unearned employee stock ownership plan shares                      (773,982)        (1,067,434)
Unearned recognition and retention plan shares                     (189,779)          (256,212)
Treasury stock, at cost, 566,543 shares in 2004 and
  596,305 shares in 2003                                         (5,818,102)        (6,090,975)
Accumulated other comprehensive income (loss)                      (140,223)           444,105
                                                              -------------      -------------
     Total shareholders' equity                                  22,309,426         21,710,451
                                                              -------------      -------------

         Total liabilities and shareholders' equity           $ 160,030,272      $ 147,782,730
                                                              =============      =============

          See accompanying notes to consolidated financial statements.


                                      22.

                         HOME LOAN FINANCIAL CORPORATION
                        CONSOLIDATED STATEMENTS OF INCOME
                    Years ended June 30, 2004, 2003 and 2002


                                                                 2004           2003           2002
                                                             ----------     ----------     ----------
Interest income
     Loans, including fees                                   $8,906,834     $8,875,069     $8,582,051
     Taxable securities                                         437,892        566,463        813,718
     Nontaxable securities                                      210,212        196,924             --
     Dividends on Federal Home Loan Bank stock and other         87,944         90,349        101,569
                                                             ----------     ----------     ----------
         Total interest income                                9,642,882      9,728,805      9,497,338

Interest expense
     Deposits                                                 1,734,469      2,126,418      2,646,862
     Federal Home Loan Bank advances                          1,898,129      1,846,922      1,609,344
                                                             ----------     ----------     ----------
         Total interest expense                               3,632,598      3,973,340      4,256,206
                                                             ----------     ----------     ----------

Net interest income                                           6,010,284      5,755,465      5,241,132

Provision for loan losses                                       351,000        190,000        120,000
                                                             ----------     ----------     ----------

Net interest income after provision for loan losses           5,659,284      5,565,465      5,121,132

Noninterest income
     Service charges and other fees                             392,075        308,223        298,168
     Securities gains, net                                      114,843             --             --
     Net gains on sales of loans                                 47,930        192,388         29,216
     Earnings from Coshocton County Title Agency                221,166        222,691             --
     Other                                                      101,733        107,891        104,537
                                                             ----------     ----------     ----------
         Total noninterest income                               877,747        831,193        431,921

Noninterest expense
     Salaries and employee benefits                           2,312,352      2,177,710      1,949,039
     Occupancy and equipment                                    301,917        315,273        269,299
     State franchise taxes                                      173,910        171,483        147,511
     Computer processing                                        244,411        204,317        185,248
     Legal, audit and supervisory exam fees                     184,339        188,252        190,364
     Director fees                                               92,274         87,690         86,960
     Other                                                      467,579        414,676        461,618
                                                             ----------     ----------     ----------
         Total noninterest expense                            3,776,782      3,559,401      3,290,039
                                                             ----------     ----------     ----------

Income before income taxes                                    2,760,249      2,837,257      2,263,014

Income tax expense                                              974,821        963,600        787,600
                                                             ----------     ----------     ----------

Net income                                                   $1,785,428     $1,873,657     $1,475,414
                                                             ==========     ==========     ==========

Basic earnings per common share                              $     1.13     $     1.25     $      .99
                                                             ==========     ==========     ==========

Diluted earnings per common share                            $     1.11     $     1.21     $      .96
                                                             ==========     ==========     ==========


          See accompanying notes to consolidated financial statements.


                                      23.

                         HOME LOAN FINANCIAL CORPORATION
                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                    Years ended June 30, 2004, 2003 and 2002




                                                                 2004             2003             2002
                                                             -----------      -----------      -----------

Net income                                                   $ 1,785,428      $ 1,873,657      $ 1,475,414

Other comprehensive income
     Unrealized holding gains and (losses) on securities
       available for sale                                       (770,502)         388,624          266,224
     Less reclassification adjustment for gains
       later recognized in income                               (114,843)              --               --
                                                             -----------      -----------      -----------
     Net unrealized gains and (losses)                          (885,345)         388,624          266,224
     Tax effect                                                  301,017         (132,132)         (90,516)
                                                             -----------      -----------      -----------
         Total other comprehensive income                       (584,328)         256,492          175,708
                                                             -----------      -----------      -----------

Comprehensive income                                         $ 1,201,100      $ 2,130,149      $ 1,651,122
                                                             ===========      ===========      ===========



         See accompanying notes to consolidated financial statements.


                                      24.

                         HOME LOAN FINANCIAL CORPORATION
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                    Years ended June 30, 2004, 2003 and 2002


                                                                                                         Accumulated
                         Additional                       Unearned        Unearned                           Other
                           Paid-In       Retained           ESOP             RRP         Treasury        Comprehensive
                           Capital       Earnings          Shares          Shares         Shares         Income (Loss)      Total
                         ------------   ------------    ------------    ------------    ------------    ------------   ------------
Balance at
  July 1, 2001           $ 14,083,151   $ 13,314,599    $ (1,619,532)   $   (616,545)   $ (5,841,263)   $     11,905   $ 19,332,315

Net income                         --      1,475,414              --              --              --              --      1,475,414

Cash dividend - $ 0.47
  per share                        --       (716,017)             --              --              --              --       (716,017)

Commitment to
  release 25,120
  ESOP shares                      --         12,794         265,526              --              --              --        278,320

Compensation expense
  and tax benefit
  with respect to RRP          14,317         (3,694)             --         181,853              --              --        192,476

Purchase of 80,971
  treasury shares                  --             --              --              --        (912,715)             --       (912,715)

Exercise of 41,040
  stock options
  and related tax
  benefit                       3,402       (252,084)             --              --         567,682              --        319,000

Change in fair value
  of securities
  available for sale,
  net of tax effects               --             --              --              --              --         175,708        175,708
                         ------------   ------------    ------------    ------------    ------------    ------------   ------------

Balance at
  June 30, 2002          $ 14,100,870   $ 13,831,012    $ (1,354,006)   $   (434,692)   $ (6,186,296)   $    187,613   $ 20,144,501
                         ============   ============    ============    ============    ============    ============   ============


                                  (Continued)

                                      25.

                         HOME LOAN FINANCIAL CORPORATION
     CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (Continued)
                    Years ended June 30, 2004, 2003 and 2002


                                                                                                       Accumulated
                         Additional                     Unearned         Unearned                         Other
                           Paid-In       Retained         ESOP              RRP          Treasury     Comprehensive
                           Capital       Earnings        Shares           Shares          Shares       Income (Loss)      Total
                        ------------   ------------    ------------    ------------    ------------    ------------   ------------
Balance at
  July 1, 2002          $ 14,100,870   $ 13,831,012    $ (1,354,006)   $   (434,692)   $ (6,186,296)   $    187,613   $ 20,144,501

Net income                        --      1,873,657              --              --              --              --      1,873,657

Cash dividend
  - $ 0.61 per share              --       (926,309)             --              --              --              --       (926,309)

Commitment to
  release 27,110
  ESOP shares                 25,541         59,728         286,572              --              --              --        371,841

Compensation
  expense and
  tax benefit
  with respect
  to RRP                      28,558         (3,692)             --         178,480              --              --        203,346

Purchase of 44,697
  treasury shares                 --             --              --              --        (592,160)             --       (592,160)

Exercise of 47,580
  stock options
  and related
  tax benefit                 11,942       (320,340)             --              --         687,481              --        379,083

Change in fair
  value of securities
  available for sale,
  net of tax effects              --             --              --              --              --         256,492        256,492
                        ------------   ------------    ------------    ------------    ------------    ------------   ------------

Balance at
  June 30, 2003         $ 14,166,911   $ 14,514,056    $ (1,067,434)   $   (256,212)   $ (6,090,975)   $    444,105   $ 21,710,451
                        ============   ============    ============    ============    ============    ============   ============


                                   (Continued)


                                      26.

                         HOME LOAN FINANCIAL CORPORATION
     CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (Continued)
                    Years ended June 30, 2004, 2003 and 2002



                                                                                                       Accumulated
                       Additional                     Unearned         Unearned                           Other
                         Paid-In       Retained         ESOP              RRP         Treasury        Comprehensive
                         Capital       Earnings        Shares           Shares         Shares         Income (Loss)      Total
                      ------------   ------------    ------------    ------------    ------------    ------------    ------------
Balance at
  July 1, 2003        $ 14,166,911   $ 14,514,056    $ (1,067,434)   $   (256,212)   $ (6,090,975)   $    444,105    $ 21,710,451

Net income                      --      1,785,428              --              --              --              --       1,785,428

Cash dividend
  - $0.83 per share             --     (1,309,537)             --              --              --              --      (1,309,537)

Commitment to
  release 27,761           219,571             --         293,452              --              --              --         513,023
  ESOP shares

Compensation
  expense and
  tax benefit
  with respect
   to RRP                   51,242            202              --          66,433              --              --         117,877

Purchase of
  20,000 treasury
  shares                        --             --              --              --        (377,533)             --        (377,533)

Exercise of
  49,762 stock
  options and
  related tax
  benefit                   71,275       (267,636)             --              --         650,406              --         454,045

Change in fair
  value of
  securities
  available for
  sale, net of
  tax effects                   --             --              --              --              --        (584,328)       (584,328)
                      ------------   ------------    ------------    ------------    ------------    ------------    ------------

Balance at
  June 30, 2004       $ 14,508,999   $ 14,722,513    $   (773,982)   $   (189,779)   $ (5,818,102)   $   (140,223)   $ 22,309,426
                      ============   ============    ============    ============    ============    ============    ============



          See accompanying notes to consolidated financial statements.


                                      27.

                         HOME LOAN FINANCIAL CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                    Years ended June 30, 2004, 2003 and 2002



                                                                    2004              2003              2002
                                                               ------------      ------------      ------------
Cash flows from operating activities
     Net income                                                $  1,785,428      $  1,873,657      $  1,475,414
     Adjustments to reconcile net income to net cash
       from operating activities:
         Depreciation                                               164,115           154,650           134,568
         Securities amortization and accretion                       84,122            18,203            (4,715)
         Provision for loan losses                                  351,000           190,000           120,000
         FHLB stock dividends                                       (87,800)          (89,100)         (101,300)
         Securities gains                                          (114,843)               --                --
         Loss on disposal of premises and equipment                      --            16,523                --
         Gain on sale of real estate owned                               --            (2,860)               --
         Increase in cash surrender value of
           Bank owned life insurance                                (16,864)               --                --
         Compensation expense on ESOP shares                        513,023           371,841           278,320
         Compensation expense on RRP shares                          66,635           174,788           178,159
         Deferred taxes                                              43,010            81,619            13,067
         Net change in:
              Accrued interest receivable and other assets          235,028          (287,889)           60,722
              Accrued expenses and other liabilities                (30,036)           15,903            97,770
              Deferred loan fees                                        (14)          (22,918)            4,672
                                                               ------------      ------------      ------------
                  Net cash from operating activities              2,992,804         2,494,417         2,256,677

Cash flows from investing activities
     Securities available for sale:
         Proceeds from maturities                                 2,000,000                --         2,500,000
         Purchases                                               (2,000,400)       (5,095,835)       (2,001,113)
     Mortgage-backed securities available for sale:
         Proceeds from maturities and principal paydowns          4,075,508         4,981,911         2,737,830
         Proceeds from sale                                       2,403,772                --                --
         Purchases                                               (7,373,909)       (5,142,188)               --
     Net change in loans                                        (10,154,338)      (10,972,411)       (9,994,758)
     Purchase of FHLB stock                                              --          (146,700)               --
     Proceeds from disposition of premises and equipment                 --            34,187                --
     Premises and equipment expenditures                           (326,672)         (145,138)         (329,726)
     Proceeds from sale of real estate owned                         13,713           125,701                --
     Purchase of Bank owned life insurance                       (3,000,000)               --                --
                                                               ------------      ------------      ------------
              Net cash from investing activities                (14,362,326)      (16,360,473)       (7,087,767)

Cash flows from financing activities
     Net change in deposits                                       1,900,603         6,179,949         8,600,606
     Net change in short-term FHLB advances                       3,950,000                --        (4,925,000)
     Proceeds from long-term FHLB advances                       17,000,000        14,527,000         4,865,000
     Maturities and repayments of long-term FHLB advances       (10,913,993)       (4,608,953)       (2,062,665)
     Cash dividends paid                                         (1,309,537)         (926,309)         (716,017)
     Proceeds from exercise of stock options                        382,770           367,141           315,598
     Purchase of treasury shares                                   (377,533)         (592,160)         (912,715)
                                                               ------------      ------------      ------------
         Net cash from financing activities                      10,632,310        14,946,668         5,164,807
                                                               ------------      ------------      ------------

Net change in cash and cash equivalents                            (737,212)        1,080,612           333,717
Cash and cash equivalents at beginning of year                    4,012,397         2,931,785         2,598,068
                                                               ------------      ------------      ------------

Cash and cash equivalents at end of year                       $  3,275,185      $  4,012,397      $  2,931,785
                                                               ============      ============      ============


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


NOTE 1- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The pro forma effects are computed using option pricing models, using the following weighted-average assumptions as of grant date.


                                                        2004
                                                        ----
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

                                                                       Gross            Gross
                                                     Fair           Unrealized       Unrealized
                                                    Value              Gains           Losses
                                                --------------   ---------------   --------------
June 30, 2004
-------------
Securities available for sale
     U.S. Government agencies                   $    1,993,440   $            --   $       (7,289)
     Obligations of state and
      political subdivisions                         5,112,263            33,451               --
                                                --------------   ---------------   --------------

                                                $    7,105,703   $        33,451   $       (7,289)
                                                ==============   ===============   ==============
Mortgage-backed securities
  available for sale
     U.S. Government agencies                   $   10,321,735   $         3,331   $     (241,952)
                                                ==============   ===============   ==============

June 30, 2003
-------------
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

-------------------------------------------------------------------------------

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

                                    Less than 12 Months          12 Months or More                Total
                              -------------------------    -------------------------     -----------------------
                                   Fair       Unrealized       Fair        Unrealized       Fair       Unrealized
Description of Securities          Value         Loss          Value          Loss          Value         Loss
-------------------------     -----------   -----------    ----------    -----------     -----------   ---------

U.S. Government agencies      $ 1,993,440   $    (7,289)   $       --    $        --     $ 1,993,440   $  (7,289)
Mortgage backed securities     10,254,118      (241,952)           --             --      10,254,118    (241,952)
                              -----------   -----------    ----------    -----------     -----------   ---------

Total temporarily impaired    $12,247,558   $  (249,241)   $       --    $        --     $12,247,558   $(249,241)
                              ===========   ===========    ==========    ===========     ===========   =========

Unrealized losses on securities have not been recognized into income because the issuers' securities are of high credit quality, management has the intent and ability to hold for the foreseeable future, and the decline in fair value is largely due to increases in market interest rates.

-------------------------------------------------------------------------------

                                  (Continued)


                                      34.

                         HOME LOAN FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2004, 2003 and 2002


NOTE 3 - LOANS

Year-end loans were as follows.

                                                          2004                  2003
                                                      -------------        -------------
          Residential real estate loans:
               1 - 4 family                           $  84,778,104        $  82,345,831
               Multi family                                 157,126              168,922
               Home equity                                6,012,561            4,946,547
          Nonresidential real estate                     17,562,389           13,215,845
          Real estate construction                        1,487,960            2,062,167
          Land                                            2,741,730            1,558,929
                                                      -------------        -------------
                   Total real estate loans              112,739,870          104,298,241
          Commercial                                      7,444,256            6,403,141
          Consumer and other loans
               Automobile                                 8,266,756            7,757,527
               Deposit                                      196,934              252,522
               Credit card                                  564,852              522,535
               Other                                      3,056,599            3,220,561
                                                      -------------        -------------
                   Total consumer and other              12,085,141           11,753,145
                                                      -------------        -------------
          Total loans                                   132,269,267          122,454,527
          Less:
               Allowance for loan losses                   (573,115)            (548,543)
               Net deferred loan fees and costs            (146,374)            (146,388)
                                                      -------------        -------------

                                                      $ 131,549,778        $ 121,759,596
                                                      =============        =============



                                   (Continued)

                                      35.

                         HOME LOAN FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2004, 2003 and 2002



NOTE 3 - LOANS (Continued)

Activity in the allowance for loan losses was as follows.

                                                              2004              2003             2002
                                                        ---------------   --------------    --------------

           Beginning balance                            $       548,543   $      499,467    $      462,292
           Provision for losses                                 351,000          190,000           120,000
           Loans charged-off                                   (356,109)        (158,232)          (96,670)
           Recoveries of previous charge-offs                    29,681           17,308            13,845
                                                        ---------------   --------------    --------------

           Ending balance                               $       573,115   $      548,543    $      499,467
                                                        ===============   ==============    ==============

Impaired loans were as follows.


                                                                                       2004               2003
                                                                                       ----               ----
Period-end impaired loans with no allowance for loan losses allocated             $           --    $            --
Period-end impaired loans with allowance for loan losses allocated                     1,030,000            449,000
Amount of the allowance allocated to impaired loans                                       10,000              4,000

Average of impaired loans during the year                                                626,000             74,000
Interest income recognized during the year                                                57,000                 --
Cash-basis interest income recognized                                                     57,000                 --

Impaired loans for the year ended June 30, 2002 were not material.


Nonperforming loans were as follows.


                                                                                       2004               2003
                                                                                       ----               ----
Loans past due over 90 days still on accrual                                      $       13,000    $       141,000
Loans on nonaccrual                                                                    1,437,000            517,000

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

         Balance July 1, 2003                                                               $      397,880
         New loans                                                                                 242,422
         Repayments                                                                               (194,353)
                                                                                            --------------

         Balance June 30, 2004                                                              $      445,949
                                                                                            ==============


NOTE 4 - ACCRUED INTEREST RECEIVABLE

Year-end accrued interest receivable was as follows.

                                                                                2004             2003
                                                                                ----             ----

         Loans                                                            $      610,581    $      603,220
         Securities                                                              108,560           135,137
                                                                          --------------    --------------

                                                                          $      719,141    $      738,357
                                                                          ==============    ==============


NOTE 5 - PREMISES AND EQUIPMENT

Year-end premises and equipment were as follows.


                                                                                2004             2003
                                                                                ----             ----
           Land                                                           $      426,087      $    174,884
           Buildings and improvements                                          1,224,556         1,221,446
           Furniture and equipment                                             1,201,735         1,129,376
                                                                          --------------    --------------
                Total cost                                                     2,852,378         2,525,706
           Accumulated depreciation                                           (1,471,451)       (1,307,336)
                                                                          --------------    --------------

                                                                          $    1,380,927    $    1,218,370
                                                                          ==============    ==============

                                  (Continued)

                                       37.

                         HOME LOAN FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2004, 2003 and 2002


NOTE 6 - DEPOSITS

Year-end deposits consisted of the following.

                                                                                2004             2003
                                                                                ----             ----

         Noninterest-bearing demand deposits                              $    6,339,553    $    6,626,300
         NOW and money market accounts                                        27,704,333        23,197,109
         Savings accounts                                                     12,795,413        13,072,368
         Certificates of deposit                                              41,014,340        43,057,259
                                                                          --------------    --------------

                                                                          $   87,853,639    $   85,953,036
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

At year-end, advances from the FHLB were as follows.


                                                                      Interest
                                                                    Rate Ranges                   2004
                                                                    -----------                   ----

     Cash management line of credit                                     1.65%               $    3,950,000
     Fixed rate advances, final maturities
       ranging from January 2005 to January 2010                    1.56-4.32%                  17,730,000
     Convertible, fixed-rate advances, final
       maturities ranging from June 2008
       to July 2012                                                 4.39-6.23%                  17,000,000
     Select payment mortgage matched
       advances, final maturities ranging
       from January 2012 to July 2022                               2.84-5.50%                  10,076,389
                                                                                            --------------

                                                                                            $   48,756,389
                                                                                            ==============


                                                                      Interest
                                                                    Rate Ranges                   2003
                                                                    -----------                   ----
     Fixed rate advances, final maturities
       ranging from May 2006 to July 2018                           2.28-3.62%              $    5,027,000
     Convertible, fixed-rate advances, final
       maturities ranging from March 2004
       to July 2012                                                 4.39-6.23%                  27,000,000
     Select payment mortgage matched
       advances, final maturities ranging
       from January 2012 to July 2022                               3.32-5.50%                   6,693,382
                                                                                            --------------

                                                                                            $   38,720,382
                                                                                            ==============

                                  (Continued)

                                      39.

                         HOME LOAN FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2004, 2003 and 2002


NOTE 7 - FHLB ADVANCES (Continued)

At year-end, the scheduled maturities of advances from the FHLB were as follows.

         Year ended June 30,        2005                                  $    8,357,934
                                    2006                                       4,804,302
                                    2007                                       6,857,846
                                    2008                                       6,204,587
                                    2009                                       8,663,487
                                    thereafter                                13,868,233
                                                                          --------------

                                                                          $   48,756,389
                                                                          ==============


NOTE 8 - INCOME TAXES

Income tax expense was as follows.

                                                              2004              2003             2002
                                                              ----              ----             ----

           Current tax expense                          $       809,294   $      841,481    $      756,814
           Tax effect of exercise of stock options
            and vesting of RRP shares                           122,517           40,500            17,719
           Deferred tax expense                                  43,010           81,619            13,067
                                                        ---------------   --------------    --------------

                                                        $       974,821   $      963,600    $      787,600
                                                        ===============   ==============    ==============

Year-end sources of gross deferred tax assets and gross deferred tax liabilities were as follows.


                                                                                2004             2003
                                                                                ----             ----
         Deferred tax assets:
              Allowance for loan losses                                   $      194,859    $      186,505
              Deferred loan fees                                                  67,258            66,269
              Accrued benefits                                                    17,703            55,858
              Unrealized loss on securities available for sale                    72,236                --
              Reserve for delinquent interest                                     18,769                --
                                                                          --------------    --------------
         Total deferred tax assets                                               370,825           308,632
                                                                          --------------    --------------

         Deferred tax liabilities:
              Depreciation                                                       (60,019)          (45,584)
              FHLB stock                                                        (264,091)         (234,239)
              Deferred dealer reserve                                            (17,491)          (16,497)
              Security discount accretion                                           (737)             (501)
              Mortgage servicing rights                                          (19,427)          (19,662)
              Earnings from Coshocton County Title Agency                        (20,784)          (33,099)
              Unrealized gain on securities available for sale                        --          (228,781)
                                                                          --------------    --------------
                  Total deferred tax liabilities                                (382,549)         (578,363)
                                                                          --------------    --------------

                  Net deferred tax liability                              $      (11,724)   $     (269,731)
                                                                          ==============    ==============

                                  (Continued)

                                      40.

                         HOME LOAN FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2004, 2003 and 2002


NOTE 8 - INCOME TAXES (Continued)

Effective tax rates differ from federal statutory rate of 34% applied to financial statement income due to the following.

                                                                 2004              2003             2002
                                                                 ----              ----             ----
         Income taxes computed at the statutory
           tax rate on pretax income                    $       938,484   $      964,667    $      769,425
         Tax effect of:
              ESOP                                              103,143           56,816            30,128
              Tax exempt interest                               (63,202)         (57,252)               --
              Bank owned life insurance                          (5,733)              --                --
              Nondeductible expenses and other                    2,129             (631)          (11,953)
                                                        ---------------   --------------    --------------

                                                        $       974,821   $      963,600    $      787,600
                                                        ===============   ==============    ==============

         Effective tax rate                                        35.3%            34.0%             34.8%
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

ESOP compensation expense was $513,023, $371,841 and $278,320 for the years ended June 30, 2004, 2003 and 2002. Year-end ESOP shares were as follows.

                                                                                2004             2003
                                                                                ----             ----

         Allocated shares                                                        133,694           106,584
         Shares committed to be released for allocation                           27,761            27,110
         Unreleased shares                                                        72,811           100,572
                                                                          --------------    --------------
         Total ESOP shares                                                       234,266           234,266
                                                                          ==============    ==============

         Fair value of unreleased shares at year-end                      $    1,492,626    $    1,538,752
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

Options outstanding at year-end 2004 were as follows.


                                                                        Weighted Average         Options
          Grant Date          Exercise Price               Options       Remaining Life         Exercisable
          ----------          --------------               -------       --------------         -----------
         October 1998          $     7.69                    28,767            4.29 years           28,767
         January 2000                8.19                     7,800            5.54 years            5,700
         January 2004               19.95                    20,000            9.54 years               --
                                                       ------------                            -----------

                                                             56,567            6.32 years           34,467
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

                                      42.

                                  (Continued)

                                      41.

                         HOME LOAN FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2004, 2003 and 2002




NOTE 11 - STOCK OPTION AND INCENTIVE PLAN (Continued)

Information about options granted was as follows.


                                       2004                        2003                            2002
                             ----------------------     -------------------------     -----------------------------
                                             Weighted-                   Weighted-                     Weighted-
                                              Average                     Average                       Average
                                Number of    Exercise       Number of    Exercise         Number of    Exercise
                                 Options       Price         Options       Price           Options       Price
                                 -------       -----         -------       -----           -------       -----
     Outstanding at
       beginning of year          86,509   $    7.74          141,433    $  7.73           187,470     $   7.72
     Granted                      20,000       19.95               --          --               --          --
     Forfeited                      (180)       7.69           (7,344)      7.69            (4,997)        7.69
     Exercised                   (49,762)       7.69          (47,580)      7.72           (41,040)        7.69
                             -----------                -------------                 ------------
     Outstanding at
       end of year                56,567       12.09           86,509       7.74           141,433         7.73
                             ===========                =============                 ============
     Options exercisable
       at year-end                34,467        7.77           50,963       7.73            72,242         7.72
     Remaining shares
       available for grant        29,876                       49,696                       42,352


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

A summary of the notional or contractual amounts of financial instruments with off-balance sheet risk at year-end follows.

                                                                                2004              2003
                                                                             -----------      -----------
        Lines of credit - variable rate                                      $ 5,636,000      $ 5,743,000
        1-4 family residential real estate - variable rate                       691,000        1,187,000
        1-4 family residential real estate - fixed rate                          123,000        1,249,000
        Commercial real estate - variable rate                                        --          145,000
        Credit card arrangements - fixed rate                                  1,486,000        1,452,000

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

                                                                                                              To Be
                                                                                                         Well Capitalized
                                                                                                           Under Prompt
                                                                                   For Capital              Corrective
                                                              Actual             Adequacy Purposes       Action Regulations
                                                        ------------------      ------------------      -------------------
                                                         Amount      Ratio       Amount      Ratio       Amount      Ratio
                                                        -------      -----      -------      -----      -------      -----
                                                                              (Dollars in thousands)
JUNE 30, 2004
Total capital (to risk- weighted assets)                $18,164      17.8%      $ 8,172       8.0%      $10,216      10.0%
Tier 1 (core) capital (to
  risk-weighted assets)                                  17,591      17.2         4,086       4.0         6,129       6.0
Tier 1 (core) capital (to adjusted
  total assets)                                          17,591      11.0         6,406       4.0         8,008       5.0
Tangible capital (to adjusted total assets)              17,591      11.0         2,402       1.5           N/A

JUNE 30, 2003
Total capital (to risk-weighted assets)                 $15,683      17.2%      $ 7,307       8.0%      $ 9,134      10.0%
Tier 1 (core) capital (to
  risk-weighted assets)                                  15,134      16.6         3,654       4.0         5,481       6.0
Tier 1 (core) capital (to adjusted
  total assets)                                          15,134      10.3         5,879       4.0         7,349       5.0
Tangible capital (to adjusted total assets)              15,134      10.3         2,205       1.5           N/A


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

NOTE 15 - FAIR VALUES OF FINANCIAL INSTRUMENTS

Carrying amounts and estimated fair values of financial instruments at year-end were as follows.

                                                                 2004                                    2003
                                                  ---------------------------------      -----------------------------------
                                                     Carrying           Estimated           Carrying            Estimated
                                                      Amount           Fair Value            Amount             Fair Value
                                                  -------------       -------------      -------------        --------------
Financial assets:
     Cash and cash equivalents                    $   3,275,185       $   3,275,185      $   4,012,397        $    4,012,397
     Securities available for sale                    7,105,703           7,105,703          7,536,746             7,536,746
     Mortgage-backed securities
       available for sale                            10,321,735          10,321,735          9,850,287             9,850,287
     Loans, net of allowance for
       loan losses                                  131,549,778         132,356,303        121,759,596           123,549,284
     FHLB stock                                       2,250,700           2,250,700          2,162,900             2,162,900
     Accrued interest receivable                        719,141             719,141            738,357               738,357

Financial liabilities:
     Demand, savings and money
       market deposit accounts                    $ (46,839,299)      $ (46,839,299)     $ (42,895,777)       $  (42,895,777)
     Certificates of deposit                        (41,014,340)        (42,213,794)       (43,057,259)          (44,769,843)
     FHLB advances                                  (48,756,389)        (49,183,694)       (38,720,382)          (41,613,668)
     Accrued interest payable                          (503,994)           (503,994)          (580,142)             (580,142)


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


NOTE 16 - EARNINGS PER SHARE

The factors used in the earnings per share computation were as follows.

                                                                   2004             2003              2002
                                                                   ----             ----              ----
     Basic
         Net income                                           $  1,785,428       $  1,873,657       $  1,475,414
                                                              ============       ============       ============

         Weighted average common
           shares outstanding                                    1,676,917          1,637,466          1,666,750
         Less:  Average unallocated ESOP shares                    (86,692)          (114,127)          (140,246)
         Less:  Average nonvested RRP shares                       (16,119)           (26,846)           (40,851)
                                                              ------------       ------------       ------------
         Average shares                                          1,574,106          1,496,493          1,485,653
                                                              ============       ============       ============

         Basic earnings per common share                      $       1.13       $       1.25       $       0.99
                                                              ============       ============       ============


                                                                   2004             2003              2002
                                                                   ----             ----              ----
     Diluted
         Net income                                          $    1,785,428   $     1,873,657   $    1,475,414
                                                             ==============   ===============   ==============

         Weighted average common
           shares outstanding for basic
           earnings per common share                              1,574,106         1,496,493        1,485,653
         Add:  Dilutive effects of assumed exercises of
            stock options                                            30,557            47,865           46,594
         Add:  Dilutive efforts of average nonvested
           RRP shares                                                 1,453             1,154               --
                                                             --------------   ---------------   --------------
         Average shares and dilutive potential
           common shares                                          1,606,116         1,545,512        1,532,247
                                                             ==============   ===============   ==============

         Diluted earnings per common share                   $         1.11   $         1.21    $         0.96
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


                                  (Continued)


                                       47.

                        HOME LOAN FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 2004, 2003 and 2002


NOTE 17 - PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION

Condensed financial information of HLFC as of June 30, 2004 and 2003, and for the years ended June 30, 2004, 2003 and 2002 was as follows.

CONDENSED BALANCE SHEETS
June 30, 2004 and 2003

                                                                                    2004              2003
                                                                                    ----              ----
     ASSETS
         Cash and cash equivalents                                            $     4,173,979   $    5,218,502
         Investment in banking subsidiary                                          17,451,221       15,577,613
         Investment in non-banking subsidiary                                          10,886            3,422
         Loan receivable                                                              594,756          807,433
         Other assets                                                                  99,367          136,601
                                                                              ---------------   --------------

         Total assets                                                         $    22,330,209   $   21,743,571
                                                                              ===============   ==============

     Liabilities
         Deferred federal income tax                                          $        20,783   $       33,120

     Shareholders' equity                                                          22,309,426       21,710,451
                                                                              ---------------   --------------

         Total liabilities and shareholders' equity                           $    22,330,209   $   21,743,571
                                                                              ===============   ==============


CONDENSED STATEMENTS OF INCOME
Years ended June 30, 2004, 2003 and 2002

                                                                   2004             2003              2002
                                                             --------------   ---------------   --------------
     Dividends from banking subsidiary                       $           --   $     3,300,000   $           --
     Interest on loan                                                47,881            59,455           70,065
     Other income                                                   221,166           228,691               --
                                                             --------------   ---------------   --------------
              Total interest income                                 269,047         3,588,146           70,065
     Operating expenses                                             108,930           102,226           89,750
                                                             --------------   ---------------   --------------
     Income before income taxes and equity in
       undistributed earnings of subsidiary                         160,117         3,485,920          (19,685)
     Income tax expense                                              54,440            59,700               --
                                                             --------------   ---------------   --------------
     Income before equity in undistributed
       earnings of subsidiaries                                     105,677         3,426,220          (19,685)
     Equity in undistributed earnings (distributions
       in excess of earnings) of banking subsidiary               1,672,287        (1,555,985)       1,495,099
     Equity in undistributed earnings of
      non-banking subsidiary                                          7,464             3,422               --
                                                             --------------   ---------------   --------------
     Net income                                              $    1,785,428   $     1,873,657   $    1,475,414
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


                                  (Continued)


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
West Lafayette, OH 43845-1134


DIRECTORS OF THE CORPORATION AND THE BANK

Robert C. Hamilton (Chairman of the Board)                  Neal J. Caldwell
     President and Chief Executive Officer of                   Owner and Operator of a Veterinary Consulting
     The Home Loan Savings Bank and Home Loan                   Practice
     Financial Corporation

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

Special Counsel                                 Independent Auditors
---------------                                 --------------------

Vorys, Sater, Seymour and Pease LLP             Crowe Chizek and Company LLC
221 East Fourth Street, Suite 2000              One Columbus
Cincinnati, OH  45202                           10 West Broad Street
                                                Columbus, OH  43215


                                       51.